As filed with the Securities and Exchange Commission on November 5, 2012

Registration No. 333-183162

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SunCoke Energy Partners, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3312	35-2451470
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1011 Warrenville Road, Suite 600 Lisle, Illinois 60532

(630) 824-1000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Denise R. Cade, Esq.

Senior Vice President, General Counsel and Corporate Secretary

1011 Warrenville Road, Suite 600 Lisle, Illinois 60532

(630) 824-1000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mike Rosenwasser Michael Swidler Vinson & Elkins L.L.P. 666 Fifth Avenue New York, New York 10103 Tel: (212) 237-0000 Fax: (212) 237-0100	Sean T. Wheeler Divakar Gupta Latham & Watkins LLP 811 Main Street Suite 3700 Houston, Texas 77002 Tel: (713) 546-5400 Fax: (713) 546-5401

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated                 , 2012

PR	OSPECTUS

SunCoke Energy Partners, L.P.

             Common Units

Representing Limited Partner Interests

This is the initial public offering of our common units representing limited partner interests. We are offering          common units. Prior to this offering, there has been no public market for our common units. We currently expect the initial public offering price to be between $         and $         per common unit. We have applied to list our common units on the New York Stock Exchange under the symbol “SXCP.”

Investing in our common units involves risks. Please read “Risk Factors” beginning on page 20.

These risks include the following:

•

We may not generate sufficient earnings from operations to enable us to pay the minimum quarterly distribution to our unitholders. We would not have generated sufficient earnings on a pro forma basis to have paid the minimum quarterly distribution on all of our units for the year ended December 31, 2011 or the twelve months ended September 30, 2012.

•

All of our sales are generated at two facilities. Any adverse developments at either facility could have a material adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

•

All of our coke sales are made under long-term contracts with two customers. Any adverse developments with either of these customers could have a material adverse effect on our cash flows, financial position and results of operations.

•	Excess capacity in the global steel industry, including in China, may weaken demand for steel produced by our customers, which, in turn, may reduce demand for our coke.

•

SunCoke Energy, Inc. owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including SunCoke Energy, Inc., have conflicts of interest with us and limited duties, and they may favor their own interests to the detriment of us and our unitholders.

•	Unitholders will experience immediate and substantial dilution of $ per common unit.

•

Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation for federal income tax purposes or we were to become subject to material additional amounts of entity-level taxation for state tax purposes, then our results of operations and therefore our ability to distribute cash to unitholders could be substantially reduced.

•

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and unitholders could lose all or part of their investment.

In addition, we qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933 and, as such, are allowed to provide in this prospectus more limited disclosures than an issuer that would not so qualify. Furthermore, for so long as we remain an emerging growth company, we will qualify for certain limited exceptions from investor protection laws such as the Sarbanes Oxley Act of 2002 and the Investor Protection and Securities Reform Act of 2010. Please read “Risk Factors” and “Summary—Emerging Growth Company Status.”

	Per Common Unit	Total
Public Offering Price	$	$
Underwriting Discount(1)	$	$
Proceeds to SunCoke Energy Partners, L.P. (before expenses)	$	$

(1)	Excludes a structuring fee of % of the gross proceeds of this offering payable to Barclays Capital Inc. and Evercore Group L.L.C. Please read “Underwriting.”

The underwriters may purchase up to an additional                 common units from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Barclays expects to deliver the common units to purchasers on or about                 , 2012 through the book-entry facilities of The Depository Trust Company.

Barclays	BofA Merrill Lynch	Citigroup

Credit Suisse	J.P. Morgan

Evercore Partners	Goldman, Sachs & Co.	RBC Capital Markets	UBS Investment Bank

Prospectus dated                 , 2012

i

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by or on behalf of us or any other information to which we have referred you in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy our common units in any circumstances under which the offer or solicitation is unlawful.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus, including, among others, in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry Overview” and “Business.” Such forward-looking statements are based on management’s beliefs and assumptions and on information currently available. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and may be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. In particular, statements in this prospectus concerning future distributions are subject to approval by our board of directors and will be based upon circumstances then existing.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update any forward-looking statement (or its associated cautionary language), whether as a result of new information or future events, after the date of this prospectus, except as required by applicable law.

The risk factors discussed in “Risk Factors” could cause our results to differ materially from those expressed in forward-looking statements. There may also be other risks that we are unable to predict at this time. All forward-looking statements included in this prospectus are expressly qualified in their entirety by the foregoing cautionary statements.

v

SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the historical and pro forma financial statements and the notes to those financial statements, before investing in our common units. The information presented in this prospectus assumes an initial public offering price of $         per common unit (the mid-point of the price range set forth on the cover page of this prospectus) and, unless otherwise indicated, that the underwriters’ option to purchase additional common units is not exercised and that the common units otherwise issuable upon the exercise of such option are instead issued to our sponsor, SunCoke Energy, Inc. You should read “Risk Factors” for information about important risks that you should consider before buying our common units.

SunCoke Energy Partners, L.P. has been recently formed to acquire, at the closing of this offering, an interest in each of two entities that own two cokemaking facilities and related assets from SunCoke Energy, Inc., who we refer to as “our sponsor”, which will result in us owning a 65% interest in each of these entities. Throughout this document we often refer to ourselves as if we currently operate these two facilities. Following this offering, our sponsor will control our operations and will own our general partner and approximately         % of our limited partner interests and all of our incentive distribution rights. Our financial statements have been prepared by carving out the financial statements relating to these two cokemaking facilities and related assets from the financial statements of our sponsor. As a result, a number of allocations and estimates were required in preparing our financial statements which may not be reflective of our actual operations following completion of this offering.

Unless the context otherwise requires, references in this prospectus to “the Predecessor,” “we,” “our,” “us,” or like terms, when used in a historical context refer to the cokemaking operations and related assets of our sponsor’s Haverhill Coke Company LLC facility located in Franklin Furnace, Ohio, or Haverhill, and Middletown Coke Company, LLC facility located in Middletown, Ohio, or Middletown. We refer to Haverhill Coke Company LLC and Middletown Coke Company, LLC as our “operating subsidiaries.” SunCoke Energy Partners, L.P. does not have any employees, and we are managed by our general partner, the executive officers of which are employees of our sponsor. Unless the context otherwise requires, references in this prospectus to “our employees” refer to employees of our sponsor, and references to “our officers” and “our directors” refer to the officers and directors of our general partner. We have included a glossary of industry terms in Appendix A and a glossary of limited partnership agreement terms in Appendix B.

Our Company

We have been recently formed to acquire, at the closing of this offering, an interest in each of two entities that own our sponsor’s Haverhill and Middletown cokemaking facilities and related assets, which will result in us owning a 65% interest in each of these entities. The Haverhill and Middletown facilities have a combined 300 cokemaking ovens with an aggregate capacity of approximately 1.7 million tons per year and an average age of four years. We currently operate at full capacity and expect to sell an aggregate of approximately 1.7 million tons of coke per year to two primary customers: AK Steel Corporation, or AK Steel, and ArcelorMittal USA, Inc., or ArcelorMittal. All of our coke sales are made pursuant to long-term take-or-pay agreements. These coke sales agreements have an average remaining term of approximately 13 years and contain pass-through provisions for costs we incur in the cokemaking process, including coal procurement costs, subject to meeting contractual coal-to-coke yields, operating and maintenance expenses, costs related to the transportation of coke to our customers, taxes (other than income taxes) and costs associated with changes in regulation.

Coke is a principal raw material in the blast furnace steelmaking process. Coke is generally produced by heating metallurgical coals in a refractory oven to approximately 2,000 degrees Fahrenheit, which releases certain volatile components from the coal, thus transforming the coal into coke. Our cokemaking ovens utilize efficient, modern heat recovery technology designed to combust the coal’s volatile components liberated during the cokemaking process and use the resulting heat to create steam or electricity for sale. This differs from by-product cokemaking which seeks to repurpose the coal’s liberated volatile components for other uses.

According to CRU International, Ltd., or CRU, a leading publisher of industry market research, coke demand in the United States and Canada was an estimated 19.5 million tons in 2011. Approximately 90% of demand, or 17.5 million tons, was for blast furnace steelmaking operations and the remaining 10% was for foundry and other non-steelmaking operations. CRU expects blast furnace steelmaking coke demand in the United States and Canada to grow by 2 million tons, or 11% by 2016 driven by a recovery in steel demand over the same time period.

Our core business model is predicated on providing steelmakers an alternative to investing capital in their own captive coke production facilities. We direct our marketing efforts principally towards steelmaking customers that require coke for use in their blast furnaces. According to CRU, there is approximately 14.4 million tons of captive cokemaking capacity in the United States and Canada. The average age of capacity at these captive facilities is 36 years, with 24% of capacity coming from facilities over 40 years old. As these cokemaking facilities continue to age, they will require replacement, providing us with investment opportunities. In addition, we believe that we may have opportunities to acquire steelmakers’ captive facilities as well as merchant coke producers’ facilities. Our sponsor has agreed to provide us preferential rights with respect to growth opportunities in the United States and Canada.

Our sponsor is the largest independent producer of coke in the Americas, as measured by tons of coke produced each year, and, in our opinion, is the technological leader in the cokemaking process with 50 years of coke production experience. Our sponsor designed, developed and built, and currently owns and operates five cokemaking facilities in the United States (including Haverhill and Middletown) and designed and operates one cokemaking facility in Brazil. Our sponsor has constructed the only greenfield cokemaking facilities in the United States in the last 25 years and is the only North American coke producer that utilizes heat recovery technology in the cokemaking process. We believe that heat recovery technology has several advantages over the alternative by-product cokemaking process, including producing higher quality coke, using waste heat to generate steam or electricity for sale and reducing environmental impact. We will license this advanced heat recovery cokemaking process from our sponsor.

The first phase of our Haverhill facility, or Haverhill 1, includes a process steam plant which uses hot flue gas from the cokemaking process to produce low-pressure steam. The low-pressure steam is sold to a third-party pursuant to a steam supply and purchase agreement. Our Middletown facility and the second phase of our Haverhill facility, or Haverhill 2, include cogeneration plants that use the hot flue gas created by the cokemaking process to generate electricity. The electricity is either sold into the regional power market or to AK Steel pursuant to energy sales agreements.

For the year ended December 31, 2011, our total revenues, net income and Adjusted EBITDA were approximately $449.8 million, $30.8 million and $61.9 million, respectively. For the nine months ended September 30, 2012, our total revenues, net income and Adjusted EBITDA were approximately $554.0 million, $41.5 million and $93.8 million, respectively. For the definition of Adjusted EBITDA and a presentation of net income (loss) calculated in accordance with generally accepted accounting principles, or GAAP, and a reconciliation to our Adjusted EBITDA, see “—Summary Historical and Pro Forma Financial and Operating Data.”

Competitive Strengths

•	Long-term take-or-pay agreements with leading steelmakers containing cost pass-through features. We sell substantially all of our coke pursuant to long-term coke sales agreements with

AK Steel and ArcelorMittal, which are two of the largest blast furnace steelmakers in North America. These coke sales agreements have an average remaining term of approximately 13 years and contain take-or-pay provisions. Our coke sales agreements effectively provide for the pass-through of coal procurement costs, subject to meeting contractual coal-to-coke yields, operating and maintenance costs, costs related to the transportation of coke to our customers, taxes (other than income taxes) and costs associated with changes in regulation. In addition, our sponsor has agreed, for a five year period following the closing of this offering, to purchase all of our coke production not taken by our customers in the event of a customer’s default or exercise of certain termination rights, under the same terms as those currently provided for in the coke sales agreements with our customers.

•

Modern facilities with long remaining lives. Our cokemaking facilities commenced operations in 2005 (Haverhill 1), 2008 (Haverhill 2) and 2011 (Middletown). Our facilities were designed for a minimum 30-year life and, consequently, have an average expected remaining life of at least 26 years. In addition, we expect our facilities will require only nominal ongoing capital expenditures to maintain reliable operations over time.

•

Strong sponsor with proven technology and operational expertise. Our cokemaking technology has been developed for over 50 years through our sponsor’s operational experience and research and development efforts. As a result, we believe that we possess the most advanced cokemaking technology in the industry.

•

Preferential rights to growth opportunities. Our sponsor has agreed to grant us certain preferential rights to growth projects and acquisition opportunities in the United States and Canada. If our sponsor chooses to divest any of its existing cokemaking facilities or to purchase other existing cokemaking facilities, we also have a right of first offer for those facilities. We believe there is an opportunity to continue to develop new cokemaking facilities as a result of aging existing cokemaking capacity, tightening environmental standards and the continued reliance on imported coke in the United States and Canada. Our sponsor is currently seeking permits for a new facility with 660,000 tons of cokemaking capacity in Kentucky, and we will have the option to acquire our sponsor’s interest in this facility if it is constructed.

•

Highly experienced management team. We believe that our senior management team’s knowledge in coal and steel related industries, average of 27 years of experience in major manufacturing operations and experience in developing large fixed asset projects provide a strong leadership foundation for our future growth.

Business Strategies

Our primary business objective is to increase our cash distributions per unit over time. We intend to accomplish this objective by executing the following strategies:

•

Maintain our focus on operational excellence. Operating our cokemaking facilities reliably and at low cost while consistently producing high quality coke is critical to maintaining the satisfaction of our existing customers and our ability to secure new customers and projects. We have instituted standardized processes, procedures and management systems to drive the reliable, cost-efficient, safe and environmentally-compliant operation of our facilities.

•

Focus on stable, long-term, take-or-pay contracts. A key component of our business model is our contracting strategy, which seeks to secure a high percentage of our cash flows under long-term, take-or-pay contracts, while also staggering the expiration of our contracts. As current contracts expire, we intend to seek to renew these contracts or seek to pursue similar long-term contracts with our current customers and other leading steelmakers. As we add new cokemaking capacity, we will pursue similar long-term contracts as well as merchant coke contracts.

•

Leverage our relationship with our sponsor to grow our cokemaking business. We believe the combination of steel industry reliance on imported coke and aging cokemaking capacity presents an attractive opportunity for our growth in the United States and Canada. According to CRU, blast furnace steelmakers in the United States and Canada have imported between one and five million tons of coke per year from 2005 to 2011. In addition, approximately 24% of the cokemaking capacity in the United States and Canada, representing 4.9 million tons per year of capacity, comes from facilities that are over 40 years old, which we believe will require replacement in the coming decade. In order to capitalize on these opportunities, we plan to leverage our sponsor’s advanced technology, knowledge of the market, relationships with the largest blast furnace steelmakers in North America and proven ability to develop, permit, construct, and reliably operate new facilities.

•

Pursue selective opportunities with respect to existing cokemaking facilities in the United States and Canada. We may acquire, make investments in or enter into commercial arrangements with respect to existing cokemaking facilities in order to opportunistically capture market share. According to CRU, in 2011, there was approximately 16 million tons of cokemaking capacity in the United States and Canada unaffiliated with our sponsor, of which 89% was owned by steel producers and 11% was owned by merchant providers. We believe that our operating efficiencies, our anticipated lower cost of capital as a result of our partnership structure and our proven ability to provide a reliable supply of coke make us well suited to pursue opportunities with respect to facilities currently operated by third parties.

•

Maintain liquidity and financial flexibility to facilitate growth. Our growth strategies may require significant capital investment. We intend to maintain liquidity and capital resources at levels that will permit us to continue to finance additional growth projects and acquisitions.

Risk Factors

An investment in our common units involves risks. You should carefully consider the risks described in “Risk Factors” and the other information in this prospectus, before deciding whether to invest in our common units.

Our Management

We are managed and operated by the board of directors and executive officers of our general partner, SunCoke Energy Partners GP LLC, a wholly-owned subsidiary of our sponsor. As a result of owning our general partner, our sponsor will have the right to appoint all members of the board of directors of our general partner, including at least three directors meeting the independence standards established by the New York Stock Exchange, or NYSE. At least one of our independent directors will be appointed prior to the date our common units are listed for trading on the NYSE. Our unitholders will not be entitled to appoint our general partner or its directors or otherwise directly participate in our management or operations. For more information about the executive officers and directors of our general partner, please read “Management.”

Our Sponsor

SunCoke Energy, Inc. is the largest independent producer of coke in the Americas, as measured by tons of coke produced each year, and has 50 years of coke production experience. Our sponsor has designed, developed and built, and owns and operates, five cokemaking facilities in the United States, including our Haverhill and Middletown facilities, and designed and operates one cokemaking facility in Brazil under licensing and operating agreements on behalf of a customer. Upon the closing of this offering, our sponsor will convey to us an interest in the entities that own the Haverhill and Middletown facilities, which will result in us owning a 65% interest in each of these entities. Our sponsor’s total U.S. cokemaking capacity has increased from approximately

3.7 million tons of coke per year in 2010 to approximately 4.2 million tons of coke per year in 2011 due to the addition of the Middletown facility. The cokemaking facility that our sponsor operates in Brazil has cokemaking capacity of approximately 1.7 million tons of coke per year.

Our sponsor also owns and operates coal mining operations in Virginia and West Virginia which sold approximately 1.4 million tons of metallurgical coal in 2011.

Incorporated in Delaware in 2010 and headquartered in Lisle, Illinois, our sponsor became a publicly-traded company in 2011, and completed its two-step separation from Sunoco, Inc., or Sunoco, in 2012. Our sponsor’s stock is listed on the NYSE under the symbol “SXC.”

After this offering, our sponsor will own             % of our common units (            % if the underwriters exercise their option to purchase additional common units in full), all of our subordinated units, all of our incentive distribution rights and our general partner. Our sponsor will appoint all of our directors and officers and manage our day-to-day operations. We will reimburse our sponsor for all of the costs it and its affiliates incur on our behalf. Our sponsor has agreed to share with us its cokemaking technology and to provide us preferential rights with respect to growth opportunities in the United States and Canada.

Summary of Conflicts of Interest and Fiduciary Duties

Our general partner has a legal duty to manage us in a manner it believes is in our best interest. However, the officers and directors of our general partner also have fiduciary duties to manage our general partner in a manner beneficial to our sponsor, the owner of our general partner. As a result, conflicts of interest may arise in the future between us or our unitholders, on the one hand, and our sponsor and our general partner, on the other hand.

Our partnership agreement limits the liability of and replaces the duties owed by our general partner to our unitholders. Our partnership agreement also restricts the remedies available to our unitholders for actions that might otherwise constitute a breach of our general partner’s duties. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement, and each unitholder is treated as having consented to various actions and potential conflicts of interest contemplated in the partnership agreement that might otherwise be considered a breach of fiduciary or other duties under Delaware law.

For a more detailed description of the conflicts of interest and duties of our general partner, please read “Conflicts of Interest and Fiduciary Duties.” For a description of other relationships with our affiliates, please read “Certain Relationships and Related Party Transactions.”

Principal Executive Offices

Our principal executive offices are located at 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532 and our telephone number is (630) 824-1000. Our website address will be www.                     . We intend to make our periodic reports and other information filed with or furnished to the U.S. Securities and Exchange Commission, or SEC, available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Emerging Growth Company Status

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we are an emerging growth company, unlike other public companies, we will not be required to:

•

provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

•	comply with certain new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB;

•	comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise;

•	provide certain disclosure regarding executive compensation required of larger public companies; or

•	obtain unitholder approval of any golden parachute payments not previously approved.

We will cease to be an emerging growth company upon the earliest of:

•	when we have $1.0 billion or more in annual revenues;

•	when we have at least $700 million in market value of our common units held by non-affiliates;

•	when we issue more than $1.0 billion of non-convertible debt over a three-year period; or

•	the last day of the fiscal year following the fifth anniversary of our initial public offering.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Proposed Concurrent Financing Transactions

Concurrent with the closing of this offering, we expect to enter into a new $100.0 million revolving credit facility, or the new revolving credit facility, which we anticipate will be undrawn at the closing of this offering. We also expect to issue $150.0 million aggregate principal amount of senior notes, or the senior notes. Completion of this offering is contingent upon the issuance of the senior notes and the entry into the revolving credit facility. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Formation Transactions and Partnership Structure

We are a Delaware limited partnership formed in July 2012 by our sponsor to own interests in certain entities and to operate certain of the businesses that have historically been conducted by our sponsor. In addition, prior to the closing of this offering, we will cause Haverhill Coke Company LLC and Middletown Coke Company, LLC to contribute their energy producing assets to their respective wholly-owned subsidiaries.

In connection with the closing of this offering, the following will occur:

•

our sponsor will contribute to us an interest in each of Haverhill Coke Company LLC and Middletown Coke Company, LLC, the entities that own its Haverhill and Middletown cokemaking facilities and related assets, which will result in us owning a 65% interest in each of these entities;

•	SunCoke Energy Partners GP LLC, our general partner and a wholly-owned subsidiary of our sponsor, will receive a 2.0% general partner interest in us;

•

we will issue to our general partner the incentive distribution rights, which entitle the holder to increasing percentages, up to a maximum of 48.0%, of the cash we distribute in excess of our minimum quarterly distribution of $         per unit per quarter, as described under “Cash Distribution Policy and Restrictions on Distributions”;

•

we will issue         common units to the public and will use the net proceeds from this offering, together with the net proceeds from our expected concurrent offering of senior notes, as described under “Use of Proceeds”;

•	we will issue to our sponsor an aggregate of common units ( common units if the underwriters exercise their option to purchase additional common units in full) and subordinated units;

•

we will enter into an omnibus agreement with our sponsor and our general partner, as described in “Certain Relationships and Related Party Transactions—Agreements with Affiliates in Connection with the Transactions”;

•	we will assume and promptly repay, with the net proceeds of this offering and our concurrent senior notes offering, $225.0 million of debt under our sponsor’s term loan;

•

as partial consideration for the interest in Haverhill Coke Company LLC and Middletown Coke Company, LLC conveyed to us by our sponsor, we will pay, with the net proceeds of this offering, 100% (i.e., not merely our 65% proportionate share) of the following requirements of our 65% owned subsidiaries: (a) $67.0 million for identified environmental capital expenditures, (b) approximately $12.4 million to pay sales discounts related to tax credits owed to our customers and (c) $49.3 million to replenish our working capital;

•	we will enter into a new $100.0 million revolving credit facility which we anticipate will be undrawn at the closing of this offering; and

•	we expect to issue approximately $150.0 million aggregate principal amount of senior notes.

Completion of this offering is contingent upon the issuance of the senior notes and the entry into the revolving credit facility.

Please read “Certain Relationships and Related Party Transactions—Agreements with Affiliates in Connection with the Transactions.”

Organizational Structure

The following is a simplified diagram of our ownership structure after giving effect to this offering and the related transactions.

SunCoke Energy, Inc.
(NYSE: SXC)
Sun Coal & Coke LLC
Common Units
Subordinated Units
Public
Unitholders
Common Units
100%
35%
35%
SunCoke Energy
Partners GP LLC
%
limited partner
interest(1)
%
limited partner
interest(1)
2.0% general partner interest
Incentive distribution rights
SunCoke
Energy Partners, L.P.
(MLP)
(NYSE: SXCP)
65%
65%
Haverhill
Coke Company LLC
Middletown
Coke Company, LLC
Haverhill
Cogeneration
Company LLC
Middletown
Cogeneration
Company LLC

(1)	Assumes the underwriters do not exercise their option to purchase additional common units, which would instead be issued to Sun Coal & Coke LLC upon the option’s expiration. If and to the extent the underwriters exercise their option to purchase additional common units, the units purchased pursuant to such exercise will be issued to the public and the remainder, if any, will be issued to Sun Coal & Coke LLC. Accordingly, the exercise of the underwriters’ option will not affect the total number of units outstanding. If the underwriters’ option is exercised in full, then Sun Coal & Coke LLC would own % of the common units and the public would own % of the common units.

The Offering

Common units offered to the public	common units.

common units if the underwriters exercise their option to purchase additional common units in full.

Units outstanding after this offering	common units and subordinated units for a total of limited partner units. If and to the extent the underwriters exercise their option to purchase up to additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the underwriters and the remainder, if any, will be issued to our sponsor. Any such units issued to our sponsor will be issued for no additional consideration. If the underwriters do not exercise their option to purchase additional common units, we will issue common units to our sponsor upon the option’s expiration for no additional consideration. Accordingly, the exercise of the underwriters’ option will not affect the total number of common units outstanding. In addition, our general partner will own a 2.0% general partner interest in us.

Use of proceeds	We expect to receive estimated net proceeds of approximately $272.5 million from this offering (based on an assumed initial offering price of $ per common unit, the mid-point of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discount and offering expenses. We expect to receive estimated net proceeds of approximately $147.0 million from our offering of $150.0 million aggregate principal amount of senior notes concurrently with the closing of this offering. We intend to use approximately $63.8 million of the proceeds received to make a distribution to our sponsor which will in effect reimburse our sponsor for expenditures made by our sponsor during the two-year period prior to this offering for the expansion and improvement of the Haverhill and Middletown facilities; for federal income tax purposes, our sponsor is treated as having been the party that made such expenditures. We also intend to use approximately $225.0 million to repay term loan debt bearing a floating rate of interest based on LIBOR plus 3.00% per annum and maturing in June 2018 assumed from our sponsor and approximately $2.0 million to pay expenses related to our new revolving credit facility. As partial consideration for the interest in our operating subsidiaries conveyed to us by our sponsor, we will pay, with the net proceeds of this offering, 100% (i.e., not merely our 65% proportionate share) of the following requirements of our operating subsidiaries: (a) $67.0 million for identified environmental capital expenditures, (b) approximately $12.4 million to pay sales discounts related to tax credits owed to our customers and (c) $49.3 million to replenish our working capital.

If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds to us would be approximately $ million (and the total net proceeds to us from this offering would be approximately $ million), in each case assuming an initial public offering price per common unit of $ (based upon the mid-point of the price range set forth on the cover page of this prospectus). The net proceeds from any exercise of such option will be paid as a special distribution to our sponsor. If the underwriters do not exercise their option to purchase additional common units, we will issue common units to our sponsor upon the expiration of the option for no additional consideration. Please read “Use of Proceeds.”

Cash distributions	We expect to make a minimum quarterly distribution of $ per common unit and subordinated unit ($ per common unit and subordinated unit on an annualized basis). However, since it will be our policy to set our distributions based on the level of success of our operations, the actual amount of cash we will distribute on our common and subordinated units will depend principally on the amount of earnings we can generate from our operations. Our ability to pay the distributions is also subject to various restrictions and other factors described in more detail under the caption “Cash Distribution Policy and Restrictions on Distributions.”

For the first quarter that we are publicly-traded, we will pay a prorated distribution covering the period from the completion of this offering through , 2012, based on the actual length of that period.

Our partnership agreement generally provides that we will make our distribution, if any, each quarter in the following manner:

•	first, 98.0% to the holders of common units and 2.0% to our general partner, until each common unit has received the minimum quarterly distribution of $ plus any arrearages from prior quarters;

•	second, 98.0% to the holders of subordinated units and 2.0% to our general partner, until each subordinated unit has received the minimum quarterly distribution of $ ; and

•	third, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unit has received a distribution of $ .

If cash distributions to our unitholders exceed $         per unit in any quarter, our general partner will receive, in addition to distributions on its 2.0% general partner interest, increasing percentages, up to 48.0%, of the cash we distribute in excess of that amount. The additional increasing distributions to our general partner are referred to herein as incentive distributions. In certain circumstances, our general partner, as the initial holder of our incentive distribution rights, will have the right to reset the minimum quarterly distribution and the target distribution levels at which the incentive distributions receive increasing percentages of the cash we distribute to higher levels based on our cash distributions at the time of the exercise of this reset election. Please read “How We Make Distributions To Our Partners—General Partner Interest and Incentive Distribution Rights.”

We may not generate sufficient earnings from operations to pay the minimum quarterly distribution on our common units. We would not have generated sufficient earnings on a pro forma basis to have paid any distributions on our common or subordinated units for the year ended December 31, 2011 or the twelve months ended September 30, 2012.

We believe, based on our financial forecast and related assumptions included in “Cash Distribution Policy and Restrictions on Distributions,” that we will generate sufficient earnings to pay the minimum quarterly distribution of $ per unit on all of our common units and subordinated units and the corresponding distributions on our general partner’s 2.0% interest for each quarter for the twelve months ending December 31, 2013. However, we do not have a legal or contractual obligation to pay quarterly distributions at our minimum quarterly distribution rate or at any other rate, and there is no guarantee that we will pay distributions to our unitholders in any quarter. Please read “Cash Distribution Policy and Restrictions on Distributions.”

Subordinated units	Our sponsor will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.

Conversion of subordinated units	The subordination period will end on the first business day after we have earned and paid at least (1) $ (the minimum quarterly distribution on an annualized basis) on each outstanding common unit and subordinated unit and the corresponding distribution on our general partner’s 2.0% interest for each of three consecutive, non-overlapping four quarter periods ending on or after December 31, 2015 or (2) $ (150.0% of the annualized minimum quarterly distribution) on each outstanding common unit and subordinated unit and the corresponding distributions on our general partner’s 2.0% interest and the related distribution on the incentive distribution rights for a four-quarter period ending on or after December 31, 2013, in each case provided there are no arrearages on our common units at that time.

The subordination period also will end upon the removal of our general partner other than for cause if no subordinated units or common units held by the holder(s) of subordinated units or their affiliates are voted in favor of that removal.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and all common units thereafter will no longer be entitled to arrearages.

General partner’s right to reset the target distribution levels	Our general partner, as the initial holder of our incentive distribution rights, has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48.0%) for the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distributions at the time of the exercise of the reset election. If our general partner transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. Following a reset election, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution as the current target distribution levels.

If our general partner elects to reset the target distribution levels, it will be entitled to receive a number of common units and to maintain its general partner interest. The number of common units to be issued to our general partner will equal the number of common units that would have entitled the holder to an average aggregate quarterly cash distribution in the two prior quarters equal to the average of the distributions to our general partner on the incentive distribution rights in the prior two quarters. Please read “How We Make Distributions To Our Partners—General Partner’s Right to Reset Incentive Distribution Levels.”

Issuance of additional units	Our partnership agreement authorizes us to issue an unlimited number of additional units without the approval of our unitholders. Please read “Units Eligible for Future Sale” and “The Partnership Agreement—Issuance of Additional Interests.”

Limited voting rights

Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business. Our unitholders will have no right to appoint our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, our sponsor will own an aggregate of         % of our outstanding units (or         % of our outstanding units, if the underwriters exercise their option to purchase additional common units in full). This will give our sponsor the ability to prevent the removal of our general partner. Please read “The Partnership Agreement—Voting Rights.”

Limited call right	If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. Please read “The Partnership Agreement—Limited Call Right.”

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2015, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than % of the cash distributed to you with respect to that period. Thereafter, the ratio of allocable taxable income to cash distributions to you could substantially increase. Please read “Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership.”

Material federal income tax consequences	Subject to the discussion under “Material U.S. Federal Income Tax Consequences—Taxation of the Partnership—Partnership Status” and the limitations set forth therein, it is the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for U.S. federal income tax purposes. As a result, we generally will not be liable for U.S. federal income taxes. Instead, each of our unitholders will take into account its share of our income, gains, losses and deductions in computing its U.S. federal income tax liability as if it had earned such income directly, even if we do not make cash distributions to that unitholder. Consequently, a unitholder may be liable for U.S. federal income taxes as a result of ownership of our units even if that unitholder has not received a cash distribution from us. Cash distributions by us to a unitholder generally will not give rise to income or gain.

For a discussion of the material U.S. federal income tax consequences that may be relevant to prospective unitholders, you should read “Material U.S. Federal Income Tax Consequences.”

Exchange listing	We intend to apply to list our common units on the NYSE, under the symbol “SXCP.”

Summary Historical and Pro Forma Financial and Operating Data

The following table sets forth certain of our summary historical and pro forma financial and operating data. We derived our summary historical financial data as of December 31, 2011 and 2010, and for the years ended December 31, 2011, 2010 and 2009 from our audited historical Combined Financial Statements included elsewhere in this prospectus. We derived our summary historical financial data as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011 from our unaudited historical Combined Financial Statements included elsewhere in this prospectus. We derived our summary historical financial data as of September 30, 2011 and December 31, 2009 from our unaudited historical Combined Financial Statements not included in this prospectus.

Our Combined Financial Statements include amounts allocated from our sponsor for general corporate overhead costs attributable to our operations. The general corporate overhead expenses incurred by our sponsor include costs from certain corporate and shared services functions provided by our sponsor. The amounts reflected include (i) charges that were incurred by our sponsor that were specifically identified as being attributable to us and (ii) an allocation of all of our sponsor’s remaining general corporate overhead costs based on the proportional level of effort attributable to the operation of our facilities. These costs include legal, accounting, tax, treasury, engineering, information technology, insurance, employee benefit costs, communications, human resources, and procurement. All corporate costs that were specifically identifiable to a particular operating facility of our sponsor have been allocated to that facility, including our operating facilities. Where specific identification of charges to a particular operating facility was not practicable, a reasonable method of allocation was applied to all remaining general corporate overhead costs. The allocation methodology for all remaining corporate overhead costs is based on management’s estimate of the proportional level of effort devoted by corporate resources that is attributable to each of our sponsor’s operating facilities, including our operating facilities.

The Combined Financial Statements included in this prospectus may not necessarily reflect our financial position, results of operations and cash flows as if we had operated as a stand-alone public company during the periods presented. Accordingly, our historical results should not be relied upon as an indicator of our future performance.

At the closing of this offering we will own a 65% interest in the entity that owns the Haverhill cokemaking facility and related assets and a 65% interest in the entity that owns the Middletown cokemaking facility and related assets. The unaudited pro forma Combined Financial Statements reflect the acquisition of our interests in these entities. Our unaudited pro forma Combined Financial Statements will show these entities as consolidated and, as a result, our sponsor’s remaining 35% interest in each of these entities will be reflected as a noncontrolling equity interest.

The summary pro forma combined financial data for the year ended December 31, 2011 and as of and for the nine months ended September 30, 2012 are derived from our unaudited pro forma Combined Financial Statements included elsewhere in this prospectus.

The unaudited pro forma Combined Financial Statements have been prepared as if certain transactions to be effected at the completion of this offering had taken place on September 30, 2012 in the case of the pro forma Combined Balance Sheet, or as of January 1, 2011 in the case of the pro forma Combined Statement of Operations for the year ended December 31, 2011 and the nine months ended September 30, 2012. Our unaudited pro forma Combined Financial Statements give effect to the following:

•

the issuance (i) to our general partner of a 2.0% general partner interest in us and all of our incentive distribution rights and (ii) to our sponsor of              million common units and              million subordinated units, representing an aggregate             % limited partner interest in us;

•	the issuance of million common units to the public in this offering, representing a % limited partner interest in us at an initial public offering price of $ per unit;

•

$100.0 million of available undrawn borrowing capacity under the new revolving credit facility and the issuance of $150.0 million aggregate principal amount of senior notes, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”;

•	the payment of expenses related to this offering of $27.5 million and debt financing fees of $5.0 million;

•	the application of the net proceeds of this offering, together with the net proceeds from the senior notes offering, as described in “Use of Proceeds”;

•	a reduction in the parent net equity for tax credits and net operating loss carryforwards generated by the Predecessor which were used by Sunoco; and

•	the change in tax status of the Predecessor to a non-taxable entity.

The unaudited pro forma Combined Financial Statements do not necessarily reflect what our financial position and results of operations would have been if we had operated as an independent, publicly-traded partnership during the periods shown. In addition, the unaudited pro forma Combined Financial Statements are not necessarily indicative of our future results of operations or financial condition. The assumptions and adjustments give effect to pro forma events that are (i) directly attributable to the offering, (ii) factually supportable and (iii) with respect to the pro forma combined statements of operations, expected to have a continuing impact on the partnership. The pro forma combined financial data do not give effect to the estimated $2.5 million in incremental annual general and administrative expenses we expect to incur as a result of being a separate publicly-traded partnership. Additionally, if the omnibus agreement had been in effect during the year ended December 31, 2011 and the nine months ended September 30, 2012, then the corporate overhead allocated to us would have been lower by approximately $6.4 million and $5.1 million in such periods, respectively.

The following table includes the non-GAAP financial measures, EBITDA and Adjusted EBITDA, which we use to evaluate our operating performance. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net income as determined by GAAP, and our calculations thereof may not be comparable to those reported by other companies. We believe Adjusted EBITDA is an important measure of operating performance and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. Adjusted EBITDA, as presented herein, is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. We use non-GAAP financial measures as supplements to our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business. Adjusted EBITDA is a measure of operating performance that is not defined by GAAP and should not be considered a substitute for net (loss) income as determined in accordance with GAAP.

Set forth below is additional detail as to how we use Adjusted EBITDA as a measure of operating performance, as well as a discussion of the limitations of Adjusted EBITDA as an analytical tool.

Operating Performance. Our management uses Adjusted EBITDA in a number of ways to assess our combined financial and operating performance, and we believe this measure is helpful to management and investors in identifying trends in our performance. Adjusted EBITDA helps management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance. Accordingly, we believe this metric measures our financial performance based on operational factors that management can impact in the short-term, namely our cost structure and expenses.

Limitations. Other companies may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Adjusted EBITDA also has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include that Adjusted EBITDA:

•	does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect our interest expense, or the cash requirements necessary to service interest on or principal payments of our debt;

•	does not reflect certain other non-cash income and expenses; and

•	excludes income taxes that may represent a reduction in available cash.

We explain EBITDA and Adjusted EBITDA and reconcile these non-GAAP financial measures to our net income, which is its most directly comparable financial measure calculated and presented in accordance with GAAP.

The information below should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Certain Relationships and Related Party Transactions,” our audited historical Combined Financial Statements and related notes and our unaudited pro forma Combined Financial Statements and related notes included elsewhere in this prospectus.

	Historical					Pro Forma
	Years Ended December 31,			Nine Months Ended September 30,		Year Ended December 31, 2011		Nine Months Ended September 30, 2012
	2011	2010	2009	2012	2011
	(Dollars in millions, except per unit and per ton data)
Income Statement Data:
Revenues
Sales and other operating revenue	$449.8	$360.7	$308.7	$554.0	$309.7		$449.8		$554.0

Costs and operating expenses
Cost of products sold and operating expenses	367.2	308.9	317.5	446.4	249.7		367.2		446.4
Selling, general and administrative expenses	25.7	11.7	8.4	16.5	17.6		25.7		16.5
Depreciation expense	18.6	17.2	13.7	24.4	12.7		18.6		24.4

Total costs and operating expenses	411.5	337.8	339.6	487.3	280.0		411.5		487.3

Operating income (loss)	38.3	22.9	(30.9)	66.7	29.7		38.3		66.7

Interest expense	4.7	—	—	7.8	2.1		14.1		10.6

Income (loss) before income tax expense (benefit)	33.6	22.9	(30.9)	58.9	27.6		24.2		56.1
Income tax expense (benefit)	2.8	(1.1)	(24.4)	17.4	4.1		—		—

Net income (loss)	$30.8	$24.0	$(6.5)	$41.5	$23.5		24.2		56.1

Less: Net income attributable to noncontrolling interests							13.4		23.3

Net income attributable to SunCoke Energy Partners, L.P.							$10.8		$32.8

General partner’s interest in net income
Common unitholders’ interest in net income						$		$
Subordinated unitholders’ interest in net income						$		$
Pro forma net income (loss) per common unit
Pro forma net income (loss) per subordinated unit

Cash Flow Data:
Net cash provided by (used in) operating activities	$23.5	$77.7	$(34.9)	$30.7	$3.0
Net cash used in investing activities	$(175.7)	$(180.9)	$(46.9)	$(8.1)	$(149.0)
Net cash provided by (used in) financing activities	$152.2	$103.2	$81.8	$(22.6)	$146.0

Capital expenditures:
Ongoing capital	6.3	12.9	6.1	8.1	3.6
Expansion capital	169.4	169.7	40.8	—	145.4

Total	$175.7	$182.6	$46.9	$8.1	$149.0

Balance Sheet Data (at period end):
Properties, plants and equipment, net	$783.8	$626.2	$460.7	$768.0	$762.7				$768.0
Total assets	$928.7	$728.4	$567.2	$922.1	$891.9				$973.2
Total liabilities	$305.5	$63.2	$29.2	$280.0	$282.2				$205.0
Total parent net equity/ partners’ capital attributable to SunCoke Energy Partners, L.P.	$623.2	$665.2	$538.0	$642.1	$609.7				$572.4

Coke Operating Data:
Capacity utilization (%)(1)	102	100	84	107	101
Coke production volume (thousands of tons)(2)	1,192	1,103	928	1,323	834
Coke sales volumes (thousands of tons)(3)	1,203	1,130	894	1,318	843		1,203		1,318

Other Financial Data:
Adjusted EBITDA(4)	$61.9	$44.8	$(10.1)	$93.8	$46.1		$40.2		$61.0
Adjusted EBITDA/ton(5)	$51.45	$39.65	$(11.30)	$71.17	$54.69		$51.41		$71.20

(1)	Periods prior to 2012 exclude capacity utilization for Middletown, which commenced operations in October 2011.

(2)	Includes Middletown production volumes of approximately 449,000 and approximately 68,000 tons for the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively.
(3)	Includes Middletown sales volumes of approximately 446,000 and approximately 68,000 tons for the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively.
(4)	EBITDA represents earnings before interest, taxes, depreciation and amortization. Our EBITDA for all periods presented reflects sales discounts included as a reduction in sales and other operating revenue in our Combined Statements of Operations. These sales discounts represent the sharing with our customers of a portion of nonconventional fuel tax credits, which reduce our sponsor’s income tax expense. However, we believe that our Adjusted EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit which is not included in EBITDA. Accordingly, in computing our Adjusted EBITDA, we have added back these sales discounts. Moreover, the eligibility to generate these tax credits has expired. Therefore, our future results of operations will not reflect any of these sales discounts. Our Adjusted EBITDA also reflects the deduction of Adjusted EBITDA attributable to noncontrolling interests. As a result of these adjustments, our Adjusted EBITDA may not be comparable to EBITDA or similarly titled measures of other entities as other entities may not calculate EBITDA in the same manner as we do. Adjusted EBITDA does not represent and should not be considered an alternative to net income under GAAP. The following table (unaudited) reconciles net income to EBITDA and Adjusted EBITDA:

	Historical					Pro Forma
	Years Ended December 31,			Nine Months Ended September 30,		Year Ended December 31,	Nine Months Ended September 30,
	2011	2010	2009	2012	2011	2011	2012
	(Dollars in millions)
Net income (loss)	$30.8	$24.0	$(6.5)	$41.5	$23.5	$24.2	$56.1
Add: Depreciation	18.6	17.2	13.7	24.4	12.7	18.6	24.4
Add: Interest expense	4.7	—	—	7.8	2.1	14.1	10.6
Add: Income tax expense (benefit)	2.8	(1.1)	(24.4)	17.4	4.1	—	—

EBITDA	56.9	40.1	(17.2)	91.1	42.4	56.9	91.1
Add: Sales discounts provided to customers due to sharing of nonconventional fuel tax credits	5.0	4.7	7.1	2.7	3.7	5.0	2.7

Adjusted EBITDA attributable to controlling and noncontrolling interests	61.9	44.8	(10.1)	93.8	46.1	61.9	93.8
Subtract: Adjusted EBITDA attributable to noncontrolling interests						21.7	32.8

Adjusted EBITDA	$61.9	$44.8	$(10.1)	$93.8	$46.1	$40.2	$61.0

(5)	Adjusted EBITDA per ton is calculated as Adjusted EBITDA divided by total coke sales volumes for historical periods and 65% of coke sales volumes for pro forma periods.

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

If any of the following risks were to occur, our business, financial condition, results of operations and therefore our ability to distribute cash could be materially adversely affected. In that case, we might not be able to make distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment.

Risks Inherent in Our Business and Industry

We may not generate sufficient earnings from operations to enable us to pay the minimum quarterly distribution to unitholders.

We may not have sufficient earnings each quarter to pay the full amount of our minimum quarterly distribution of $         per unit, or $         per unit per year, which will require us to have cash available for distribution of approximately $         million per quarter, or $         million per year, based on the number of common units, subordinated units and the 2.0% general partner interest that will be outstanding after the completion of this offering. The amount of earnings we can distribute on our common and subordinated units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on the following factors, some of which are beyond our control:

•

severe financial hardship or bankruptcy of one or more of our major customers, or the occurrence of other events affecting our ability to collect payments from our customers, including our customers’ default;

•	volatility and cyclical downturns in the steel industry and other industries in which our customers operate;

•	the exercise by AK Steel of its early termination rights under its coke sales agreement and its energy sales agreement at our Haverhill facility;

•	our sponsor’s inability to perform under the omnibus agreement;

•

age of, and changes in the reliability, efficiency and capacity of the various equipment and operating facilities used in our cokemaking operations, and in the operations of our major customers, business partners and/or suppliers;

•	the cost of environmental remediation at our cokemaking facilities;

•	changes in the expected operating levels of our assets;

•	our ability to meet minimum volume requirements, coal-to-coke yield standards and coke quality requirements in our coke sales agreements;

•	our ability to enter into new, or renew existing, long-term agreements for the supply of coke to domestic steel producers under terms similar or more favorable than those currently in place;

•	our ability to enter into new, or renew existing, agreements for the sale of steam and electricity generated by our facilities under terms similar or more favorable than those currently in place;

•

changes in the marketplace that may affect supply and demand for our coke, including increased exports of coke from China related to reduced export duties and export quotas and increasing competition from alternative steelmaking and cokemaking technologies that have the potential to reduce or eliminate the use of coke;

•	our relationships with, and other conditions affecting, our customers;

•	changes in levels of production, production capacity, pricing and/or margins for coke;

•	our ability to secure new coal supply agreements or to renew existing coal supply agreements;

•	variation in availability, quality and supply of metallurgical coal used in the cokemaking process, including as a result of nonperformance by our suppliers;

•	effects of railroad, barge, truck and other transportation performance and costs, including any transportation disruptions;

•	cost of labor;

•	risks related to employees and workplace safety;

•

effects of adverse events relating to the operation of our facilities and to the transportation and storage of hazardous materials (including equipment malfunction, explosions, fires, spills, and the effects of severe weather conditions);

•	changes in product specifications for the coke that we produce;

•	changes in credit terms required by our suppliers;

•	changes in insurance markets and the level, types and costs of coverage available, and the financial ability of our insurers to meet their obligations;

•	changes in, or new, statutes, regulations or governmental policies by federal, state and local authorities with respect to protection of the environment;

•	changes in accounting rules and/or tax laws or their interpretations, including the method of accounting for inventories and leases;

•	nonperformance or force majeure by, or disputes with or changes in contract terms with, major customers, suppliers, dealers, distributors or other business partners; and

•	changes in, or new, statutes, regulations, governmental policies and taxes, or their interpretations.

In addition, the actual amount of cash we will have available for distribution will depend on other factors, some of which are beyond our control, including:

•	the level of capital expenditures we make;

•	the cost of acquisitions;

•	our debt service requirements and other liabilities;

•	fluctuations in our working capital needs;

•	our ability to borrow funds and access capital markets;

•	restrictions contained in debt agreements to which we are a party; and

•	the amount of cash reserves established by our general partner.

For a description of additional restrictions and factors that may affect our ability to pay cash distributions, please read “Cash Distribution Policy and Restrictions on Distributions.”

On a pro forma basis we would not have generated sufficient earnings to pay the full minimum quarterly distribution on all units for the twelve months ended September 30, 2012.

The amount of cash we need to pay the minimum quarterly distribution for four quarters on the common units, subordinated units and 2.0% general partner interest to be outstanding immediately after this offering is approximately $         million. Our pro forma earnings generated during the twelve months ended September 30, 2012 would have

been sufficient to allow us to pay         % of the aggregate minimum quarterly distribution on our common units during that period, and we would have been unable to pay any distributions on our subordinated units for such period. For a calculation of our ability to make distributions to unitholders based on our pro forma results for the twelve months ended September 30, 2012, please read “Cash Distribution Policy and Restrictions on Distributions.”

The assumptions underlying our forecast of earnings included in “Cash Distribution Policy and Restrictions on Distributions” are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause our ability to distribute cash to differ materially from those estimates.

The forecast of earnings set forth in “Cash Distribution Policy and Restrictions on Distributions” includes our forecast of our results of operations and our ability to distribute cash for the twelve months ending December 31, 2013. Our ability to pay the full minimum quarterly distribution in the forecast period is based on a number of assumptions that may not prove to be correct, which are discussed in “Cash Distribution Policy and Restrictions on Distributions.”

Our forecast of earnings has been prepared by management, and we have not received an opinion or report on it from any independent registered public accountants. The assumptions underlying our forecast of earnings are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause our ability to distribute cash to differ materially from that which is forecasted. If we do not achieve our forecasted results, we may not be able to pay the minimum quarterly distribution or any amount on our common units or subordinated units or the corresponding distribution on our general partner’s 2.0% interest, in which event the market price of our common units may decline materially. Please read “Cash Distribution Policy and Restrictions on Distributions.”

All of our sales are generated at two facilities. Any adverse developments at either facility could have a material adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

Our operations are subject to significant hazards and risks inherent in cokemaking operations and in related steam and electricity production. These hazards and risks include, but are not limited to, equipment malfunction, explosions, fires and the effects of severe weather conditions, any of which could result in production and transportation difficulties and disruptions, pollution, personal injury or wrongful death claims and other damage to our properties and the property of others. There is also risk of mechanical failure of our ovens and other equipment both in the normal course of operations and following unforeseen events. To the extent a disruption leads to our failure to maintain the temperature inside our coke oven batteries, we would not be able to continue operation of such coke ovens, which could adversely affect our ability to meet our customers’ requirements for coke. Any adverse developments at either facility could have a material adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

Because all of our sales are generated at two facilities, any of such events at either facility could significantly disrupt our coke, steam and electricity production and our ability to supply our coke, steam and electricity to our customers. Any sustained disruption in our ability to meet our supply obligations under our coke sales agreements, energy sales agreements or steam supply purchase agreement could have a material adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

All of our coke sales are made under long-term contracts with two customers. Any adverse developments with either of these customers could have a material adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

All of our coke sales are currently made under long-term contracts with ArcelorMittal and AK Steel. For the year ended December 31, 2011, ArcelorMittal and AK Steel accounted for approximately 46% and 48%, respectively, of our total revenues. For the nine months ended September 30, 2012, ArcelorMittal and AK Steel accounted for approximately 28% and 66%, respectively, of our total revenues. We expect these two customers to continue to account for a significant portion of our revenues for the foreseeable future. If either of these customers were to significantly reduce its purchases of coke from us, or default on its agreements with us, or terminate or fail to renew its agreements with us, or if we were unable to sell coke to either of these customers on terms as favorable to us as the terms under our current agreements, our results of operations and therefore our ability to distribute cash to unitholders could be materially and adversely affected.

The coke sales agreement and the energy sales agreement with AK Steel at our Haverhill facility are subject to early termination under certain circumstances and any such termination could have a material adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

The coke sales agreement and the energy sales agreement with AK Steel at Haverhill 2, or the Haverhill AK Steel Contracts, are subject to early termination by AK Steel under certain circumstances and any such termination could have a material adverse effect on our business. For the year ended December 31, 2011, the Haverhill AK Steel Contracts accounted for approximately $187.1 million, or 42%, of our total revenues. For the nine months ended September 30, 2012, the Haverhill AK Steel Contracts accounted for approximately $163.6 million, or 30%, of our total revenues. The Haverhill coke sales agreement with AK Steel expires on January 1, 2022, with two automatic, successive five-year renewal periods. The Haverhill energy sales agreement with AK Steel runs concurrently with the term of the coke sales agreement, including any renewals, and automatically terminates upon the termination of the related coke sales agreement. The coke sales agreement may be terminated by AK Steel at any time on or after January 1, 2014 upon two years prior written notice if AK Steel (i) permanently shuts down iron production operations at its steel plant works in Ashland, Kentucky, or the Ashland Plant; and (ii) has not acquired or begun construction of a new blast furnace in the United States to replace, in whole or in part, the Ashland Plant’s iron production capacity. If such termination occurs at any time prior to January 1, 2018, AK Steel will be required to pay a significant termination fee.

If AK Steel were to terminate the Haverhill AK Steel Contracts, we may be unable to enter into similar long-term contracts with replacement customers for all or any portion of the coke previously purchased by AK Steel. Similarly, we may be forced to sell some or all of the previously contracted coke in the spot market, which could be at prices lower than we have currently contracted for and could subject us to significant price volatility. If AK Steel elects to terminate the Haverhill AK Steel Contracts, our results of operations and therefore our ability to distribute cash to unitholders could be materially and adversely affected.

Certain provisions in our long-term coke agreements may result in economic penalties to us, or may result in termination of our coke sales agreements for failure to meet minimum volume requirements or other required specifications, and certain provisions in these agreements and our energy sales agreements may permit our customers to suspend performance.

All of our coke sales agreements and our steam supply and purchase agreement contain provisions requiring us to supply minimum volumes of our products to our customers. To the extent we do not meet these minimum volumes, we are generally required under the terms of our coke sales agreements to procure replacement supply to our customers at the applicable contract price or potentially be subject to cover damages for any shortfall. If future shortfalls occur, we will work with our customer to identify possible other supply sources while we implement operating improvements at the facility, but we may not be successful in identifying alternative supplies and may be subject to paying the contract price for any shortfall or to cover damages, either of which could increase our costs and therefore adversely affect our results of operations and therefore our ability to distribute cash to unitholders. Our coke sales agreements also contain provisions requiring us to deliver coke that meets certain quality thresholds. Failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries or termination of our agreements.

Our coke and energy sales agreements contain force majeure provisions allowing temporary suspension of performance by our customers for the duration of specified events beyond the control of our customers.

Declaration of force majeure, coupled with a lengthy suspension of performance under one or more coke or energy sales agreements, may materially and adversely affect our results of operations and therefore our ability to distribute cash to unitholders.

Unfavorable economic conditions resulting from the ongoing U.S. and worldwide financial and credit crisis, and potential further deteriorating conditions in the United States and globally, may cause a reduction in the demand for our products, which could adversely affect our results of operations.

Continued volatility and disruption in worldwide capital and credit markets and potential further deteriorating conditions in the United States and globally could cause reduced demand for our products. Additionally, unfavorable economic conditions, including the reduced availability of credit, may cause a reduction in the demand for steel products, which, in turn, could adversely affect demand for our products. Such conditions could have an adverse effect on our results of operations.

We are exposed to the credit risk, and certain other risks, of our major customers, and any material nonpayment or nonperformance by our major customers, or the failure of our customers to continue to purchase coke from us at similar prices under similar arrangements, may have a material adverse effect on our results of operations and therefore our ability to distribute cash to our unitholders.

We are subject to the credit risk of our two major customers. Our credit procedures and policies may not be adequate to fully eliminate customer credit risk. If we fail to adequately assess the creditworthiness of existing or future customers or unanticipated deterioration of their creditworthiness, any resulting increase in nonpayment or nonperformance by them could have a material adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

We are subject to the risk of loss resulting from nonpayment or nonperformance by our customers, whose operations are concentrated in a single industry, the steel industry. We sell coke to these customers pursuant to long-term take-or-pay agreements that require that our customers either purchase all of our coke production or a specified tonnage maximum greater than our stated capacity, as applicable, or pay the contract price for any such coke they elect not to accept. Our customers experience significant fluctuations in demand for steel products because of economic conditions, consumer demand, raw material and energy costs, and decisions by the U.S. federal and state governments to fund or not fund infrastructure projects, such as highways, bridges, schools, energy plants, railroads and transportation facilities. During periods of weak demand for steel, our customers may experience significant reductions in their operations, or substantial declines in the prices of the steel they sell. These and other factors may lead some customers to seek renegotiation or cancellation of their existing long-term coke purchase commitments to us, which could have a material adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

If a substantial portion of our agreements to supply coke and electricity are modified or terminated, our results of operations may be adversely affected if we are not able to replace such agreements, or if we are not able to enter into new agreements at the same level of profitability.

We sell substantially all of our coke and electricity to two customers under long-term agreements. If a substantial portion of these agreements are modified or terminated or if force majeure is exercised, our results of operations may be adversely affected if we are not able to replace such agreements, or if we are not able to enter into new agreements at the same level of profitability. The profitability of our long-term coke and energy sales agreements depends on a variety of factors that vary from agreement to agreement and fluctuate during the agreement term. We may not be able to obtain long-term agreements at favorable prices, compared either to market conditions or to our cost structure. Price changes provided in long-term supply agreements may not reflect actual increases in production costs. As a result, such cost increases may reduce profit margins on our long-term coke and energy sales agreements. In addition, contractual provisions for adjustment or renegotiation of prices and other provisions may increase our exposure to short-term price volatility.

From time to time, we discuss the extension of existing agreements and enter into new long-term agreements for the supply of coke and energy to our customers, but these negotiations may not be successful and these customers may not continue to purchase coke or electricity from us under long-term agreements. If any one or more of these customers were to significantly reduce their purchases of coke or electricity from us, or if we were unable to sell coke or electricity to them on terms as favorable to us as the terms under our current agreements, our results of operations and therefore our ability to distribute cash to unitholders may be materially and adversely affected.

Further, because of certain technological design constraints, which are discussed in more detail in “Business—Our Cokemaking Technology,” we do not have the ability to shut down our cokemaking operations if we do not have adequate customer demand. If a customer refuses to take or pay for our coke, we must continuously operate our coke ovens even though we may not be able to sell our coke immediately and may incur significant additional costs for natural gas to maintain the temperature inside our coke oven batteries, which may have a material and adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

We are exposed to the credit risk of our sponsor, and our sponsor’s inability to perform under the omnibus agreement could adversely affect our business and our ability to distribute cash to unitholders.

Our sponsor has agreed, for the five-year period after the closing of this offering, to make us whole to the extent our customers fail to fully satisfy their existing obligations to purchase and pay for coke, under certain circumstances. Our sponsor is rated Ba3/BB- by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, respectively. Any deterioration of our sponsor’s creditworthiness, and any resulting change in support from our sponsor or inability to perform under the omnibus agreement, could have a material adverse effect on our business, financial condition, results of operations and ability to distribute cash to unitholders.

We are subject to extensive laws and regulations, which may increase our cost of doing business and have an adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

Our operations are subject to increasingly strict regulation by federal, state and local authorities with respect to protection of the environment and health and safety matters, including those legal requirements pursuant to the Clean Air Act and other laws that govern discharges of substances into the air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites, the protection of groundwater quality and availability, plant and wildlife protection, the installation of various safety equipment in our facilities, and the protection of employee health and safety. Complying with these requirements, including the terms of our permits, can be costly and time-consuming.

Failure to comply with these regulations or permits may result in the assessment of administrative, civil and criminal penalties, the imposition of cleanup and site restoration costs and liens, the issuance of injunctions to limit or cease operations, the suspension or revocation of permits and other enforcement measures that could limit or materially increase the cost of our operations. For instance, as more fully discussed herein, our Haverhill cokemaking facility has been issued Notices of Violation for alleged violations of air emission limits, the resolution of which will likely cause us to undertake capital projects and may require payment of a penalty. We may not have been, or may not be, at all times, in complete compliance with all of these requirements, and we may incur material costs or liabilities in connection with these requirements, or in connection with remediation at sites we own, or third-party sites where it has been alleged that we have liability, in excess of the amounts we have accrued. In addition, these requirements are complex, change frequently and have become more stringent over time. These requirements may change in the future in a manner that could have a material adverse effect on our business. For a description of certain environmental laws and matters applicable to us, see “Business—Legal and Regulatory Requirements.”

In addition, our facilities are currently subject to federal greenhouse gas, or GHG regulations, including the obligation to report annual GHG emissions for the preceding year. Any modifications to our facilities could be subject to the EPA’s Tailoring Rule, which could place additional permitting and other implementation requirements on GHG emissions. The U.S. Congress has considered “cap and trade” legislation that would establish an economy-wide cap on emissions of GHGs and require most sources of GHGs to obtain greenhouse gas emission “allowances” corresponding to their annual emissions of GHGs. Additional climate change regulation could result in increased costs to operate or maintain our facilities, increased capital expenditures to install new emission controls on our facilities, increased costs to administer and manage any potential GHG emissions regulations or carbon trading or tax programs, and reduce demand for our coke. Any such federal or state regulations requiring us, or our customers, to employ expensive technology to capture and sequester carbon dioxide could likewise adversely affect our future results of operations and our future ability to distribute cash to unitholders.

Excess capacity in the global steel industry, including in China, may weaken demand for steel produced by our customers, which, in turn, may reduce demand for our coke.

In some countries, such as China, steelmaking capacity exceeds demand for steel products. Rather than reducing employment by matching production capacity to consumption, steel manufacturers in these countries (often with local government assistance or subsidies in various forms) may export steel at prices that are significantly below their home market prices and that may not reflect their costs of production or capital. The availability of this steel at such prices may negatively affect our steelmaking customers, who may not be able to increase and may have to decrease, the prices that they charge for steel as the supply of steel increases. Our customers may also reduce their steel output in response to this increased supply, which would correspondingly reduce their demand for coke and make it more likely that they may seek to renegotiate their contracts with us or fail to pay for the coke they are required to take under our contracts. As a result, the profitability and financial position of our steelmaking customers may be adversely affected, which in turn, could adversely affect the certainty of our long-term relationships with those customers and our own results of operations.

Increased exports of coke from China related to reduced export duties and export quotas may weaken our customers’ demand for coke capacity.

An appeals panel of the World Trade Organization, or the WTO, ruled in early 2012 that China’s export duties and export quotas on certain raw materials, including coke, violated global trade rules. The WTO’s dispute-settlement body recently adopted the appeals panel report. Accordingly, China is required to put measures in place to comply with the ruling. While we do not know the nature or timing of such measures, they could result in increased exports of coke from China. Increased exports of coke from China could reduce our customers’ demand for coke capacity, which would limit our ability to construct a potential new plant in the United States or Canada and to enter into new, or renew existing, commercial arrangements with our customers and materially and adversely affect our results of operations and therefore our ability to distribute cash to unitholders.

We face increasing competition both from alternative steelmaking and cokemaking technologies that have the potential to reduce or completely eliminate the use of coke, which may reduce the demand for the coke we produce and which could have an adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

Historically, coke has been used as a main input in the production of steel in blast furnaces. However, some blast furnace operators have reduced the amount of coke per ton of hot metal through alternative injectants, such as natural gas and pulverized coal injectant, and the use of these coke substitutes could increase in the future, particularly in light of current low natural gas prices. Many steelmakers also are exploring alternatives to blast furnace technology that require less or no use of coke. For example, electric arc furnace technology is a commercially proven process widely used in the United States. As these alternative processes for production of steel become more widespread, the demand for coke, including the coke we produce, may be significantly reduced, and this reduction could have a material and adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

We also face competition from alternative cokemaking technologies, including both by-product and heat recovery technologies. As these technologies improve and as new technologies are developed, we anticipate that competition in the cokemaking industry will intensify. Such increased competition may adversely affect our results of operations and therefore our ability to distribute cash to unitholders.

To the extent we do not meet coal-to-coke yield standards in our coke sales agreements, we are responsible for the cost of the excess coal used in the cokemaking process, which could adversely impact our results of operations and therefore our ability to distribute cash to unitholders.

Our ability to pass through our coal costs to our customers under our coke sales agreements is generally subject to our ability to meet some form of coal-to-coke yield standard. To the extent that we do not meet the yield standard in the contract, we are responsible for the cost of the excess coal used in the cokemaking process. We may not be able to meet the yield standards at all times, and as a result we may suffer lower margins on our coke sales and our results of operations and therefore our ability to distribute cash to unitholders could be adversely affected.

Equipment upgrades, equipment failures and deterioration of assets may lead to production curtailments, shutdowns or additional expenditures.

Our operations depend upon critical pieces of equipment that occasionally may be out of service for scheduled upgrades or maintenance or as a result of unanticipated failures. Our facilities are subject to equipment failures and the risk of catastrophic loss due to unanticipated events such as fires, accidents or violent weather conditions. As a result, we may experience interruptions in our processing and production capabilities, which could have a material adverse effect on our results of operations.

In addition, assets critical to our cokemaking operations may deteriorate materially sooner than we currently estimate. Such deterioration of assets may result in additional maintenance spending or additional capital expenditures. If these assets do not generate the amount of future cash flows that we expect, and we are not able to procure replacement assets in an economically feasible manner, our future results of operations may be materially and adversely affected.

We are also required to perform impairment tests on our assets whenever events or changes in circumstances lead to a reduction of the estimated useful life or estimated future cash flows that would indicate that the carrying amount may not be recoverable or whenever management’s plans change with respect to those assets. If we are required to incur impairment charges in the future, our results of operations in the period taken could be materially and adversely affected.

We may be unable to obtain, maintain or renew permits or leases necessary for our operations, which could impair our ability to conduct our operations and limit our ability to make distributions to unitholders.

Our facilities and operations require us to obtain a number of permits that impose strict regulations on various environmental and operational matters in connection with cokemaking (including our generation of electricity). These include permits issued by various federal, state and local agencies and regulatory bodies. The permitting rules, and the interpretations of these rules, are complex, change frequently, and are often subject to discretionary interpretations by our regulators, all of which may make compliance more difficult or impractical, and may possibly impair the continuance of ongoing operations or the development of future cokemaking facilities. The public, including non-governmental organizations, environmental groups and individuals, have certain statutory rights to comment upon and submit objections to requested permits and environmental impact statements prepared in connection with applicable regulatory processes, and otherwise engage in the permitting process, including bringing citizen’s lawsuits to challenge the issuance of permits, the validity of environmental impact statements or performance of cokemaking activities. If any permits or leases are not issued or renewed in a timely fashion or at all, or if permits issued or renewed are conditioned in a manner that restricts our ability to efficiently and economically conduct our cokemaking operations, our cash flows may be reduced, which could limit our ability to make distributions to unitholders.

Our businesses are subject to inherent risks, some of which are self-insured. We may incur losses and be subject to liability claims that could have a material adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

We are currently covered by insurance policies maintained by our sponsor and we currently maintain our own directors’ and officers’ liability insurance policy. These insurance policies provide limited coverage for some, but not all, of the potential risks and liabilities associated with our businesses. For some risks, we may not obtain insurance or be covered by our sponsor’s policies if we believe the cost of available insurance is excessive relative to the risks presented. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. As a result, we and our sponsor may not be able to renew our or its existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all. In addition, certain environmental and pollution risks generally are not fully insurable. Even where insurance coverage applies, insurers may contest their obligations to make payments. Further, with the exception of directors’ and officers’ liability, for which we maintain our own insurance policy, our coverage under our sponsor’s insurance policies is our sole source of insurance for risks related to our business. Our sponsor’s insurance coverage may not be adequate to cover us against losses we incur and coverage under these policies may be depleted or may not be available to us to the extent that our sponsor exhausts the coverage limits. Our results of operations and therefore our ability to distribute cash to unitholders could be materially and adversely affected by losses and liabilities from un-insured or under-insured events, as well as by delays in the payment of insurance proceeds, or the failure by insurers to make payments.

We also may incur costs and liabilities resulting from claims for damages to property or injury to persons arising from our operations. We must compensate employees for work-related injuries. If we do not make adequate provision for our workers’ compensation liabilities, it could harm our future operating results. If we are required to pay for these sanctions, costs and liabilities, our operations and therefore our ability to distribute cash to unitholders could be adversely affected.

We may be subject to litigation, the disposition of which could have a material adverse effect on our results of operations.

The nature of our operations exposes us to possible litigation claims, including disputes relating to our operations and commercial and contractual arrangements. We will contest these matters vigorously and have made insurance claims where appropriate, but because of the uncertain nature of litigation and coverage decisions, we cannot predict the outcome of these matters. Litigation is very costly, and the costs associated with prosecuting and defending litigation matters could have a material adverse effect on our results of operations. We are also subject to significant environmental and other government regulation, which sometimes results in various administrative and judicial proceedings.

We may not be able to successfully implement our growth strategy to develop, design, construct, start up, or operate new cokemaking facilities.

A portion of our strategy to grow our business and increase distributions to unitholders is dependent on our ability to construct and operate new cokemaking facilities that result in an increase in our earning per unit. We may not be able to complete construction of, or efficiently operate, cokemaking facilities that we develop in the future. Further development of future cokemaking facilities may not be within the expected time line or budget. In addition, we may not derive the financial returns we expect on our investment in new cokemaking facilities or such operations may not be profitable at all. We cannot predict the effect that any failed expansion may have on our core business. Regardless of whether we are successful in constructing and/or operating additional cokemaking facilities, the negotiations for development of such facilities could disrupt our ongoing business, distract management and increase our expenses. If we are not able to successfully execute our plans for the development and expansion of our cokemaking operations, whether as a result of unfavorable market conditions in the steel industry or otherwise, our future results of operations could be materially and adversely affected.

The failure to consummate or integrate acquisitions of other businesses and assets in a timely and cost-effective manner could have an adverse effect on our results of operations.

The acquisition of assets or businesses that expand our cokemaking operations is an important component of our business strategy. We believe that acquisition opportunities may arise from time to time, and any such acquisitions could be significant. Any acquisition could involve the payment by us of a substantial amount of cash, the incurrence of a substantial amount of debt or the issuance of a substantial amount of equity. Certain acquisition and investment opportunities may not result in the consummation of a transaction. In addition, we may not be able to obtain acceptable terms for the required financing for any such acquisition or investment that arises. We cannot predict the effect, if any, that any announcement or consummation of an acquisition would have on the trading price of our common units. Our future acquisitions could present a number of risks, including the risk of incorrect assumptions regarding the future results of acquired operations or assets or expected cost reductions or other synergies expected to be realized as a result of acquiring operations or assets, the risk of failing to successfully and timely integrate the operations or management of any acquired businesses or assets and the risk of diverting management’s attention from existing operations or other priorities. If we fail to consummate and integrate our acquisitions in a timely and cost-effective manner, our results of operations could be materially and adversely affected.

Failure to maintain effective quality control systems at our cokemaking facilities could have a material adverse effect on our results of operations.

The quality of our coke is critical to the success of our business. For instance, our coke sales agreements contain provisions requiring us to deliver coke that meets certain quality thresholds. If our coke fails to meet such specifications, we could be subject to significant contractual damages or contract terminations, and our sales could be negatively affected. The quality of our coke depends significantly on the effectiveness of our quality control systems, which, in turn, depends on a number of factors, including the design of our quality control systems, our quality-training program and our ability to ensure that our employees adhere to our quality control policies and guidelines. Any significant failure or deterioration of our quality control systems could have a material adverse effect on our results of operations.

Disruptions to our supply of coal and coal blending services may reduce the amount of coke we produce and deliver and, if we are not able to cover the shortfall in coal supply or obtain replacement blending services from other providers, our results of operations could be adversely affected.

The metallurgical coal used to produce coke at our cokemaking facilities is generally purchased from third parties under one- to two-year contracts. We cannot assure that there will continue to be an ample supply of metallurgical coal available or that we will be able to supply these facilities without any significant disruption in coke production, as economic, environmental, and other conditions outside of our control may reduce our ability to source sufficient amounts of coal for our forecasted operational needs. The failure of our coal suppliers to meet their supply commitments could materially and adversely impact our results of operations if we are not able to make up the shortfalls resulting from such supply failures through purchases of coal from other sources.

We rely on third parties to blend coals that we have purchased into coal blends that we use to produce coke. We have entered into long-term agreements with coal blending service providers that are co-terminous with our coke sales agreements. Generally, we store an inventory of blended coal at or near our cokemaking facilities to cover approximately 15 to 30 days of coke production. There are limited alternative providers of coal blending services and disruptions from our current service providers could materially and adversely impact our results of operations.

Limitations on the availability and reliability of transportation, and increases in transportation costs, particularly rail systems, could materially and adversely affect our ability to obtain a supply of coal and deliver coke to our customers.

Our ability to obtain coal depends primarily on third-party rail systems and to a lesser extent river barges. If we are unable to obtain rail or other transportation services, or are unable to do so on a cost-effective basis, our results of operations could be adversely affected. Alternative transportation and delivery systems are generally inadequate and not suitable to handle the quantity of our shipments or to ensure timely delivery. The loss of access to rail capacity could create temporary disruption until the access is restored, significantly impairing our ability to receive coal and resulting in materially decreased revenues. Our ability to open new cokemaking facilities may also be affected by the availability and cost of rail or other transportation systems available for servicing these facilities.

Our arrangements with ArcelorMittal at our Haverhill cokemaking facility require us to deliver coke to ArcelorMittal via railcar. We have entered into a long-term rail transportation agreement to meet this obligation. Disruption of these transportation services because of weather-related problems, mechanical difficulties, train derailments, infrastructure damage, strikes, lock-outs, lack of fuel or maintenance items, fuel costs, transportation delays, accidents, terrorism, domestic catastrophe or other events could temporarily or over the long term impair our ability to produce coke, and therefore, could materially and adversely affect our results of operations. In addition, if our rail transportation agreement is terminated, we may have to pay higher rates to access rail lines or make alternative transportation arrangements.

Labor disputes with the unionized portion of our workforce could adversely affect us.

As of September 30, 2012, we have approximately 252 employees. Approximately 120, or 48% of our employees are currently represented by the United Steelworkers under various contracts. When these agreements expire or terminate, we may not be able to negotiate the agreements on the same or more favorable terms as the current agreements, or at all, and without production interruptions, including labor stoppages. The collective bargaining agreement with respect to our Haverhill cokemaking facility was set to expire on November 1, 2012 but we have exercised our right to a thirty day extension of the agreement while we continue discussions with the union regarding the terms of a new agreement. Either party may unilaterally exercise up to three additional thirty day extensions. If we are unable to negotiate a new collective bargaining agreement before the expiration date, our operations and our profitability could be adversely affected. A prolonged labor dispute, which could include a work stoppage, could adversely affect our ability to satisfy our customers’ orders and, as a result, adversely affect our production and results of operations.

If we fail to maintain satisfactory labor relations, we may be adversely affected. Union represented labor creates an increased risk of work stoppages and higher labor costs.

We rely, at one or more of our facilities, on unionized labor, and there is always the possibility that the employing entity will be unable to reach agreement on terms and conditions of employment or renewal of a collective bargaining agreement. Any labor disputes, work stoppages, or increased labor costs could adversely affect operations, the stability of production and reduce our future revenues, profitability, or our ability to pay cash distributions to our unitholders. It is also possible that, in the future, additional employee groups may choose to be represented by a labor union.

We expect to enter into a new revolving credit facility and an indenture in connection with this offering, each of which will likely contain restrictions and financial covenants that may restrict our business and financing activities.

The new revolving credit facility that we expect to enter into and the indenture that will govern the senior notes that we expect to issue in connection with this offering, and any other future financing agreements that we may enter into will likely contain, operating and financial restrictions and covenants that may restrict our ability to finance future operations or capital needs, to engage in, expand or pursue our business activities or to make distributions to our unitholders.

Our ability to comply with any such restrictions and covenants is uncertain and will be affected by the levels of cash flow from our operations and events or circumstances beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any of the restrictions, covenants, ratios or tests in the new revolving credit facility or the indenture, a significant portion of our indebtedness may become immediately due and payable and our lenders’ commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments.

Restrictions in the agreements governing our indebtedness could limit our ability to make distributions to our unitholders.

The indenture governing the senior notes that we expect to issue in connection with this offering and the new revolving credit facility that we expect to enter into may, subject to certain exceptions, prohibit us from making distributions to unitholders if certain defaults exist. In addition, both the indenture and new revolving credit facility may contain additional restrictions limiting our ability to pay distributions to unitholders. Accordingly, we may be restricted by our debt agreements from distributing all of our available cash to our unitholders. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Our level of indebtedness may increase, reducing our financial flexibility.

In the future, we may incur significant indebtedness in order to make future acquisitions or to develop or expand our facilities. Our level of indebtedness could affect our operations in several ways, including the following:

•	a significant portion of our cash flows could be used to service our indebtedness;

•	a high level of debt would increase our vulnerability to general adverse economic and industry conditions;

•	the covenants contained in the agreements governing our outstanding indebtedness will limit our ability to borrow additional funds, dispose of assets, pay distributions and make certain investments;

•

a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged, and therefore may be able to take advantage of opportunities that our indebtedness would prevent us from pursuing;

•	our debt covenants may also affect our flexibility in planning for, and reacting to, changes in the economy and our industry; and

•

a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, distributions or for general corporate or other purposes.

A high level of indebtedness increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flows to pay the interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our units or a refinancing of our debt include financial market conditions, the value of our assets and our performance at the time we need capital.

Risks Inherent in an Investment in Us

Our sponsor owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including our sponsor, have conflicts of interest with us and limited duties, and they may favor their own interests to the detriment of us and our unitholders.

Following the offering, our sponsor will own and control our general partner and will appoint all of the directors of our general partner. Although our general partner has a duty to manage us in a manner it believes to be in our best interests, the executive officers and directors of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to our sponsor. Therefore, conflicts of interest may arise between our sponsor or any of its affiliates, including our general partner, on the one hand, and us or any of our unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of its affiliates over the interests of our common unitholders. These conflicts include the following situations, among others:

•

our general partner is allowed to take into account the interests of parties other than us, such as our sponsor, in exercising certain rights under our partnership agreement, which has the effect of limiting its duty to our unitholders;

•	neither our partnership agreement nor any other agreement requires our sponsor to pursue a business strategy that favors us;

•

our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties, limits our general partner’s liabilities and restricts the remedies available to our unitholders for actions that, without such limitations, might constitute breaches of fiduciary duty;

•	except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

•

our general partner determines the amount and timing of asset purchases and sales, borrowings, issuances of additional partnership securities and the level of reserves, each of which can affect the amount of cash that is distributed to our unitholders;

•

our general partner determines the amount and timing of any capital expenditure and whether a capital expenditure is classified as an ongoing capital expenditure, which reduces operating surplus, or a replacement capital expenditure, which does not reduce operating surplus. Please read “How We Make Distributions to Our Partners—Capital Expenditures” for a discussion on when a capital expenditure constitutes an ongoing capital expenditure or a replacement capital expenditure. This determination can affect the amount of cash that is distributed to our unitholders which, in turn, may affect the ability of the subordinated units to convert. Please read “How We Make Distributions to Our Partners—Subordination Period”;

•

our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period;

•

our partnership agreement permits us to distribute up to $         million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or the incentive distribution rights;

•	our general partner determines which costs incurred by it and its affiliates are reimbursable by us;

•

our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with its affiliates on our behalf;

•	our general partner intends to limit its liability regarding our contractual and other obligations;

•	our general partner may exercise its right to call and purchase common units if it and its affiliates own more than 80% of the common units;

•	our general partner controls the enforcement of obligations that it and its affiliates owe to us;

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us; and

•

our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner’s incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or the unitholders. This election may result in lower distributions to the common unitholders in certain situations.

In addition, we may compete directly with our sponsor for acquisition opportunities. Please read “—Our sponsor and other affiliates of our general partner may compete with us.” and “Conflicts of Interest and Fiduciary Duties.”

We expect to distribute substantially all of our available cash, which could limit our ability to grow and make acquisitions.

We expect that we will distribute substantially all of our available cash to our unitholders and will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. As a result, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow.

In addition, because we distribute substantially all of our available cash, we may not grow as quickly as businesses that reinvest their cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, may impact the cash that we have available to distribute to our unitholders.

Our preferential right over our sponsor to pursue certain growth opportunities and our right of first offer to acquire certain of our sponsor’s assets are subject to risks and uncertainties, and ultimately we may not pursue those opportunities or acquire any of those assets.

Our omnibus agreement will provide us with preferential rights to pursue certain growth opportunities in the United States and Canada identified by our sponsor and a right of first offer to acquire certain of our sponsor’s cokemaking assets located in the United States and Canada for so long as our sponsor or its controlled affiliate controls our general partner. The consummation and timing of any future acquisitions of such assets will depend upon, among other things, our sponsor’s ability to identify such growth opportunities, our sponsor’s willingness to offer such assets for sale, our ability to negotiate acceptable customer contracts and other agreements with respect to such assets and our ability to obtain financing on acceptable terms. We can offer no assurance that we will be able to successfully consummate any future acquisitions pursuant to our rights under the omnibus agreement, and our sponsor is under no obligation to identify growth opportunities or to sell any assets that would be subject to our right of first offer. For these or a variety of other reasons, we may decide not to exercise our preferential right to pursue growth opportunities or our right of first offer when any opportunities are identified or assets are offered for sale, and our decision will not be subject to unitholder approval. Please read “Certain Relationships and Related Party Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement.”

While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended.

While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended. Our partnership agreement generally may not be amended during the subordination period without the approval of our public common unitholders. However, our partnership agreement can be amended with the consent of our general partner and the approval of a majority of the outstanding common units (including common units held by affiliates of our general partner) after the subordination period has ended. At the closing of this offering, affiliates of our general partner will own, directly or indirectly, approximately         % of the outstanding common units and all of our outstanding subordinated units. Please read “The Partnership Agreement—Amendment of Our Partnership Agreement.”

Our partnership agreement replaces our general partner’s fiduciary duties to holders of our units.

Our partnership agreement contains provisions that eliminate and replace the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, or otherwise free of fiduciary duties to us and our unitholders. This entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples of decisions that our general partner may make in its individual capacity include:

•	how to allocate business opportunities among us and its affiliates;

•	whether to exercise its call right;

•	how to exercise its voting rights with respect to the units it owns;

•	whether to exercise its registration rights;

•	whether to elect to reset target distribution levels; and

•	whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement.

By purchasing a common unit, a unitholder is treated as having consented to the provisions in the partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Fiduciary Duties—Fiduciary Duties.”

Our partnership agreement restricts the remedies available to holders of our units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement provides that:

•

whenever our general partner makes a determination or takes, or declines to take, any other action in its capacity as our general partner, our general partner is required to make such determination, or take or decline to take such other action, in good faith, and will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

•

our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning that it believed that the decision was in the best interest of our partnership;

•

our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers and directors, as the case may be, acted in bad faith or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•

our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our limited partners if a transaction with an affiliate or the resolution of a conflict of interest is:

•	approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval; or

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner and its affiliates.

In connection with a situation involving a transaction with an affiliate or a conflict of interest, any determination by our general partner must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our common unitholders or the conflicts committee then it will be presumed that, in making its decision, taking any action or failing to act, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read “Conflicts of Interest and Fiduciary Duties.”

Our sponsor and other affiliates of our general partner may compete with us.

Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner or any of its affiliates, including its executive officers and directors and our sponsor. Except as described under “Certain Relationships and Related Party Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement” any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. This may create actual and potential conflicts of interest between us and affiliates of our general partner and result in less than favorable treatment of us and our unitholders. Please read “Conflicts of Interest and Fiduciary Duties.”

Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to its incentive distribution rights, without the approval of the conflicts committee of its board of directors or the holders of our common units. This could result in lower distributions to holders of our common units.

Our general partner has the right, as the initial holder of our incentive distribution rights, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48.0%) for the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our distributions at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

If our general partner elects to reset the target distribution levels, it will be entitled to receive a number of common units. The number of common units to be issued to our general partner will equal the number of common units that would have entitled the holder to an aggregate quarterly cash distribution in the two-quarter period prior to the reset election equal to the distribution to our general partner on the incentive distribution rights in the quarter prior to the reset election. Our general partner’s general partner interest in us (currently 2.0%) will be maintained at the percentage that existed immediately prior to the reset election. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion. It is possible, however, that our general partner could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may, therefore, desire to be issued common units rather than retain the right to receive incentive distributions based on the initial target distribution levels. This risk could be elevated if our incentive distribution rights have been transferred to a third-party. As a result, a reset election may cause our common unitholders to experience a reduction in the amount of cash distributions that our common unitholders would have otherwise received had we not issued new common units to our general partner in connection with resetting the target distribution levels. Please read “How We Make Distributions to Our Partners—General Partner’s Right to Reset Incentive Distribution Levels.”

Holders of our common units have limited voting rights and are not entitled to appoint our general partner or its directors, which could reduce the price at which our common units will trade.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will have no right on an annual or ongoing basis to appoint our general partner or its board of directors. The board of directors of our general partner, including the independent directors, is chosen entirely by our sponsor, as a result of it owning our general partner, and not by our unitholders. Please read “Management—Management of SunCoke Energy Partners, L.P.” and “Certain Relationships and Related Party Transactions.” Unlike publicly-traded corporations, we will not conduct annual meetings of our unitholders to appoint directors or conduct other matters routinely conducted at annual meetings of stockholders of corporations.

Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without its consent.

If our unitholders are dissatisfied with the performance of our general partner, they will have limited ability to remove our general partner. Unitholders initially will be unable to remove our general partner without its consent because our general partner and its affiliates will own sufficient units upon the completion of this offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding common and subordinated units voting together as a single class is required to remove our general partner. Following the closing of this offering, our sponsor will own an aggregate of     % of our common and subordinated units (or     % of our common and subordinated units, if the underwriters exercise their option to purchase additional common units in full). Also, if our general partner is removed without cause during the subordination period and no units held by the holders of the subordinated units or their affiliates are voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. Cause is narrowly defined in our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business.

Unitholders will experience immediate and substantial dilution of $         per common unit.

The assumed initial public offering price of $         per common unit (the mid-point of the price range set forth on the cover page of this prospectus) exceeds our pro forma net tangible book value of $         per common unit. Based on the assumed initial public offering price of $         per common unit, unitholders will incur immediate and substantial dilution of $         per common unit. This dilution results primarily because the assets contributed to us by affiliates of our general partner are recorded at their historical cost in accordance with GAAP, and not their fair value. Please read “Dilution.”

Our general partner interest or the control of our general partner may be transferred to a third-party without unitholder consent.

Our general partner may transfer its general partner interest to a third-party in a merger or in a sale of all or substantially all of its assets without the consent of our unitholders. Furthermore, our partnership agreement does not restrict the ability of the members of our general partner to transfer their respective membership interests in our general partner to a third-party. The new members of our general partner would then be in a position to replace the board of directors and executive officers of our general partner with their own designees and thereby exert significant control over the decisions taken by the board of directors and executive officers of our general partner. This effectively permits a “change of control” without the vote or consent of the unitholders.

The incentive distribution rights held by our general partner, or indirectly held by our sponsor, may be transferred to a third-party without unitholder consent.

Our general partner or our sponsor may transfer the incentive distribution rights to a third-party at any time without the consent of our unitholders. If our sponsor transfers the incentive distribution rights to a third-party but retains its ownership interest in our general partner, our general partner may not have the same incentive to grow our partnership and increase quarterly distributions to unitholders over time as it would if our sponsor had retained ownership of the incentive distribution rights. For example, a transfer of incentive distribution rights by our sponsor could reduce the likelihood of our sponsor accepting offers made by us relating to assets owned by it, as it would have less of an economic incentive to grow our business, which in turn would impact our ability to grow our asset base.

Our general partner has a call right that may require unitholders to sell their common units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. As a result, unitholders may be required to sell their common units at an undesirable time or price and may receive no return or a negative return on their investment. Unitholders may also incur a tax liability upon a sale of their units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. If our general partner exercised its limited call right, the effect would be to take us private and, if the units were subsequently deregistered, we would no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. Upon consummation of this offering, and assuming no exercise of the underwriters’ option to purchase additional common units, our sponsor will own an aggregate of         % of our common and subordinated units. At the end of the subordination period, assuming no additional issuances of units (other than upon the conversion of the subordinated units), our sponsor will own         % of our common units. For additional information about the limited call right, please read “The Partnership Agreement—Limited Call Right.”

We may issue additional units without unitholder approval, which would dilute existing unitholder ownership interests.

Our partnership agreement does not limit the number of additional limited partner interests we may issue at any time without the approval of our unitholders. The issuance of additional common units or other equity interests of equal or senior rank will have the following effects:

•	our existing unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•

because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

There are no limitations in our partnership agreement on our ability to issue units ranking senior to the common units.

In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional partnership interests that are senior to the common units in right of distribution, liquidation and voting. The issuance by us of units of senior rank may reduce or eliminate the amount of cash available for distribution to our common unitholders, diminish the relative voting strength of the total common units outstanding as a class, or subordinate the claims of the common unitholders to our assets in the event of our liquidation.

The market price of our common units could be adversely affected by sales of substantial amounts of our common units in the public or private markets, including sales by our sponsor or other large holders.

After this offering, we will have         common units and         subordinated units outstanding, which includes the         common units we are selling in this offering that may be resold in the public market immediately. All of the subordinated units will convert into common units on a one-for-one basis at the end of the subordination period. All of the         common units (         if the underwriters do not exercise their option to purchase additional common units) that are issued to our sponsor will be subject to resale restrictions under a 180-day lock-up agreement with the underwriters. Each of the lock-up agreements with the underwriters may be waived at the discretion of Barclays Capital Inc. Sales by our sponsor or other large holders of a substantial number of our common units in the public markets following this offering, or the perception that such sales might occur, could have a material adverse effect on the price of our common units or could impair our ability to obtain capital through an offering of equity securities. In addition, we have agreed to provide registration rights to our sponsor. Under our agreement, our general partner and its affiliates have registration rights relating to the offer and sale of any units that they hold, subject to certain limitations. Please read “Units Eligible for Future Sale.”

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Our partnership agreement restricts unitholders’ voting rights by providing that any units held by a person or group that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter.

Cost reimbursements due to our general partner and its affiliates for services provided to us or on our behalf will reduce our earnings and therefore our ability to distribute cash to our unitholders. The amount and timing of such reimbursements will be determined by our general partner.

Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates for all expenses they incur and payments they make on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce our earnings and therefore our ability to distribute cash to our unitholders. Please read “Cash Distribution Policy and Restrictions on Distributions.”

The amount of estimated replacement capital expenditures our general partner is required to deduct from operating surplus each quarter could increase in the future, resulting in a decrease in available cash from operating surplus that could be distributed to our unitholders.

Our partnership agreement requires our general partner to deduct from operating surplus each quarter estimated replacement capital expenditures as opposed to actual replacement capital expenditures in order to reduce disparities in operating surplus caused by fluctuating replacement capital expenditures, which are capital expenditures required to replace our major capital assets. Our annual estimated replacement capital expenditures for purposes of calculating operating surplus is $5.7 million for the twelve months ending December 31, 2013. This amount is based on our current estimates of the amounts of expenditures we will be required to make in the future to replace our major capital assets, including all or a major portion of a plant or other facility, at the end of their working lives, which we believe to be reasonable. Our partnership agreement does not cap the amount of estimated replacement capital expenditures that our general partner may designate. The amount of our estimated replacement capital expenditures may be more than our actual replacement capital expenditures, which will reduce the amount of available cash from operating surplus that we would otherwise have available for distribution to unitholders. The amount of estimated replacement capital expenditures deducted from operating surplus is subject to review and change by the board of directors of our general partner at least once a year, with any change approved by the conflicts committee.

The amount of cash we have available for distribution to holders of our units depends primarily on our cash flow and not solely on profitability, which may prevent us from making cash distributions during periods when we record net income.

The amount of cash we have available for distribution depends primarily upon our cash flow, including cash flow from reserves and working capital or other borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may pay cash distributions during periods when we record net losses for financial accounting purposes and may not pay cash distributions during periods when we record net income.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and unitholders could lose all or part of their investment.

Prior to this offering, there has been no public market for the common units. After this offering, there will be only                     publicly-traded common units. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Unitholders may not be able to resell their common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

The initial public offering price for our common units will be determined by negotiations between us and the representative of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

•	our quarterly distributions;

•	our quarterly or annual earnings;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic conditions;

•	the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

•	future sales of our common units; and

•	the other factors described in these “Risk Factors.”

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law, and we conduct business in Ohio. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some jurisdictions. You could be liable for our obligations as if you were a general partner if a court or government agency were to determine that:

•	we were conducting business in a state but had not complied with that particular state’s partnership statute; or

•

your right to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute “control” of our business.

Please read “The Partnership Agreement—Limited Liability” for a discussion of the implications of the limitations of liability on a unitholder.

Unitholders may have liability to repay distributions and in certain circumstances may be personally liable for the obligations of the partnership.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

The JOBS Act was signed into law in April 2012. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for emerging growth companies, including certain requirements relating to accounting standards and compensation disclosure. We are classified as an emerging growth company. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act of 2002, (2) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, (4) provide certain disclosure regarding executive compensation required of larger public companies or (5) hold unitholder advisory votes on executive compensation. We are choosing to “opt out” of the extended transition period for complying with new or revised accounting standards, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common units less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and we may take advantage of certain temporary exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict if investors will find our common units less attractive if we rely on this exemption. If some investors find our common units less attractive as a result, there may be a less active trading market for our common units and our common unit price may be more volatile.

Our sponsor has a limited operating history as a separate public company, and its historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly-traded company and may not be a reliable indicator of our future results.

Our financial statements have been prepared by carving out from the financial statements of our sponsor the financial statements relating to our interest in the entities that own our sponsor’s two cokemaking facilities. Our sponsor’s historical and pro forma financial information for the periods ended prior to our sponsor’s separation from Sunoco, Inc., is derived from the consolidated financial statements and accounting records of Sunoco. Accordingly, the historical and pro forma financial information included here do not necessarily reflect the results of operations, financial position and cash flows that we or our sponsor would have achieved if our sponsor had been a separate, publicly-traded company during the periods presented or those that we will achieve in the future.

If we fail to establish and maintain effective internal control over financial reporting, our ability to accurately report our financial results could be adversely affected.

We are in the early phases of evaluating the design and operation of our internal control over financial reporting and will not complete our review until after this offering is completed. We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes Oxley Act of 2002, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a publicly-traded partnership, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes Oxley Act of 2002, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose material changes made to our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. To comply with the requirements of being a publicly-traded partnership, we will need to implement additional internal controls, reporting systems and procedures and hire additional accounting, finance and legal staff. Furthermore, while we generally must comply with Section 404 of the Sarbanes Oxley Act of 2002 for our fiscal year ending December 31, 2013, we are not required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our first annual report subsequent to our ceasing to be an emerging growth company within the meaning of Section 2(a)(19) of the Securities Act. Accordingly, we may not be required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our annual report for the fiscal year ending December 31, 2017. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed.

If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential unitholders could lose confidence in our financial reporting, which would harm our business and the trading price of our units.

Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We cannot be certain that our efforts to develop and maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes Oxley Act of 2002. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our units.

The NYSE does not require a publicly-traded partnership like us to comply with certain of its corporate governance requirements.

We intend to apply to list our common units on the NYSE. Because we will be a publicly-traded partnership, the NYSE will not require that we have a majority of independent directors on our general partner’s board of directors or compensation and nominating and corporate governance committees. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements. Please read “Management—Management of SunCoke Energy Partners, L.P.”

We will incur increased costs as a result of being a publicly-traded partnership.

We have no history operating as a publicly-traded partnership. As a publicly-traded partnership, we will incur significant legal, accounting and other expenses that we did not incur prior to this offering. In addition, the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and the NYSE, require publicly-traded entities to adopt various corporate governance practices that will further increase our costs. Before we are able to make distributions to our unitholders, we must first pay or reserve cash for our expenses, including the costs of being a publicly-traded partnership. As a result, the amount of cash we have available for distribution to our unitholders will be affected by the costs associated with being a public company.

Prior to this offering, we have not filed reports with the SEC. Following this offering, we will become subject to the public reporting requirements of the Exchange Act. We expect these rules and regulations to increase certain of our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a publicly-traded partnership, we are required to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our SEC reporting requirements.

We also expect to incur significant expense in order to obtain director and officer liability insurance. Because of the limitations in coverage for directors, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

We estimate that we will incur approximately $2.5 million of incremental costs per year associated with being a publicly-traded partnership; however, it is possible that our actual incremental costs of being a publicly-traded partnership will be higher than we currently estimate.

Tax Risks to Common Unitholders

In addition to reading the following risk factors, please read “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation for federal income tax purposes or we were to become subject to material additional amounts of entity-level taxation for state tax purposes, then our ability to distribute cash to you could be substantially reduced.

The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes.

Despite the fact that we are organized as a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. Although we do not believe, based upon our current operations and on an opinion of counsel, that we will be so treated, the IRS could disagree with positions we take or a change in our business (or a change in current law) could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits recognized by us would flow through to you. Because tax would be imposed upon us as a corporation, our after tax earnings and therefore our ability to distribute cash to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

The tax treatment of publicly-traded partnerships or an investment in our units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present federal income tax treatment of publicly-traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial changes or differing interpretations at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly-traded partnerships. Currently, one such legislative proposal would eliminate the qualifying income exemption upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any of these changes, or other proposals will be reintroduced or will ultimately be enacted. Any modification to the federal income tax laws may be applied retroactively and could make it more difficult or impossible to meet the exception for certain publicly-traded partnerships to be treated as partnerships for federal income tax purposes. Any such changes could negatively impact the value of an investment in our common units.

You will be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

Because our unitholders will be treated as partners to whom we will allocate taxable income that could be different in amount than the cash we distribute, you will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from that income.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have terminated as a partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Immediately following this offering, our sponsor will directly and indirectly own more than 50% of the total interests in our capital and profits. Therefore, a transfer by our sponsor of all or a portion of its interests in us could result in a termination of us as a partnership for federal income tax purposes. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead, after our termination we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units—Constructive Termination” for a discussion of the consequences of our termination for federal income tax purposes.

Tax gain or loss on the disposition of our common units could be more or less than expected.

If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our net taxable income result in a decrease in your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the units you sell will, in effect, become taxable income to you if you sell such units at a price greater than your tax basis in those units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture of depreciation deductions and certain other items. In addition, because the amount realized includes a unitholder’s share of our liabilities, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units—Recognition of Gain or Loss” for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investments in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (or “IRAs”), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes, and non-U.S. persons will be required to file federal tax returns and pay tax on their shares of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our earnings and therefore our ability to distribute cash to you.

The IRS may adopt positions that differ from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not agree with some or all of the positions we take. Any contest by the IRS may materially and adversely impact the market for our common units and the price at which they trade. Our costs of any contest by the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our earnings and therefore our ability to distribute cash.

We will treat each purchaser of our common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read “Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election” for a further discussion of the effect of the depreciation and amortization positions we adopt.

We will prorate our items of income, gain, loss and deduction between transferors and transferees of our units based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We generally prorate our items of income, gain, loss and deduction between transferors and transferees of our common units based upon the ownership of our common units on the first day of each month, instead of on the basis of the date a particular common unit is transferred. Nonetheless, we allocate certain deductions for depreciation of capital additions based upon the date the underlying property is placed in service. The use of this proration method may not be permitted under existing Treasury Regulations, and although the U.S. Treasury Department issued proposed Treasury Regulations allowing a similar monthly simplifying convention, such regulations are not final and do not specifically authorize the use of the proration method we have adopted. Accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to successfully challenge our proration method, we may be required to change the allocation of items of income, gain, loss, and deduction among our unitholders.

A unitholder whose common units are the subject of a securities loan (e.g., a loan to a “short seller” to cover a short sale of common units) may be considered as having disposed of those common units. If so, he would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

Because there is no tax concept of loaning a partnership interest, a unitholder whose common units are the subject of a securities loan may be considered as having disposed of the loaned units. In that case, he may no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units.

You will likely be subject to state and local taxes and return filing requirements in states where you do not live as a result of investing in our common units.

In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes in the state of Ohio where we will initially own assets and conduct business, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or own property now or in the future, even if you do not live in any of those jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. As we make acquisitions or expand our business, we may own assets or conduct business in additional states or foreign jurisdictions that impose a personal income tax. It is your responsibility to file all U.S. federal, foreign, state and local tax returns. Our counsel has not rendered an opinion on the foreign, state or local tax consequences of an investment in our common units.

USE OF PROCEEDS

We expect to receive estimated net proceeds of approximately $272.5 million from this offering (based on an assumed initial offering price of $         per common unit, the mid-point of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discount and offering expenses. We expect to receive estimated net proceeds of approximately $147.0 million from our offering of $150.0 million aggregate principal amount of senior notes concurrently with the closing of this offering. We intend to use approximately $63.8 million of the proceeds received to make a distribution to our sponsor which will in effect reimburse our sponsor for expenditures made by our sponsor during the two-year period prior to this offering for the expansion and improvement of Haverhill and Middletown; for federal income tax purposes, our sponsor is treated as having been the party that made such expenditures with respect to Haverhill and Middletown. We also intend to use approximately $225.0 million to repay term loan debt bearing a floating rate of interest based on LIBOR plus 3.00% per annum and maturing in June 2018 assumed from our sponsor and approximately $2.0 million to pay expenses related to our new revolving credit facility. As partial consideration for the interest in our operating subsidiaries conveyed to us by our sponsor, we will pay, with the net proceeds of this offering, 100% (i.e., not merely our 65% proportionate share) of the following requirements of our operating subsidiaries: (a) $67.0 million for identified environmental capital expenditures, (b) approximately $12.4 million to pay sales discounts related to tax credits owed to our customers and (c) $49.3 million to replenish our working capital.

If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds to us would be approximately $         million (and the total net proceeds to us from this offering would be approximately $         million), in each case assuming an initial public offering price per common unit of $ (based upon the mid-point of the price range set forth on the cover page of this prospectus). The net proceeds from any exercise of such option will be paid as a special distribution to our sponsor. If the underwriters do not exercise their option to purchase additional common units, we will issue         common units to our sponsor upon the expiration of the option for no additional consideration. Accordingly, the exercise of the underwriters’ option will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Please read “Underwriting.”

A $1.00 increase or decrease in the assumed initial public offering price of $         per common unit would cause the net proceeds from this offering, after deducting the estimated underwriting discount and offering expenses payable by us, to increase or decrease, respectively, by approximately $         million. In addition, we may also increase or decrease the number of common units we are offering. Each increase of one million common units offered by us, together with a concomitant $1.00 increase in the assumed public offering price to $         per common unit, would increase net proceeds to us from this offering by approximately $         million. Similarly, each decrease of one million common units offered by us, together with a concomitant $1.00 decrease in the assumed initial offering price to $         per common unit, would decrease the net proceeds to us from this offering by approximately $         million.

CAPITALIZATION

The following table shows cash and cash equivalents and capitalization as of September 30, 2012:

•	on a historical basis; and

•

on an as adjusted basis after giving effect to the offering and other formation transactions described under “Summary—Formation Transactions and Partnership Structure,” including the application of the net proceeds from this offering and the concurrent senior notes offering as described under “Use of Proceeds.”

This table is derived from, should be read in conjunction with and is qualified in its entirety by reference to, our audited and unaudited historical Combined Financial Statements and unaudited pro forma Combined Financial Statements, and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2012
	Historical	Partnership as Adjusted
	(Dollars in millions)
Cash and cash equivalents	$—	$128.7
Long-term debt (1)(2)	225.0	150.0
Parent net equity	642.1
Common units—public		272.5
Common units / Subordinated units / General partner interest—parent		299.9

Total parent net equity / partners’ capital attributable to SunCoke Energy Partners, L.P.	642.1	572.4
Noncontrolling interest in the partners’ capital of SunCoke Energy Partners, L.P.		195.8

Total parent net equity / partners’ capital	642.1	768.2

Total capitalization	$867.1	$1,046.9

(1)	In connection with the completion of this offering, we will enter into the new revolving credit facility, under which we may borrow up to $100.0 million. We do not expect to have any borrowings outstanding under the new revolving credit facility at the completion of this offering. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Revolving Credit Facility.”
(2)	In connection with the completion of this offering, we will issue approximately $150.0 million aggregate principal amount of senior notes. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Senior Notes.”

DILUTION

Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the pro forma net tangible book value per unit after the offering. On a pro forma basis as of September 30, 2012, our net tangible book value was $         million, or $         per unit. Purchasers of common units in this offering will experience immediate and substantial dilution in net tangible book value per unit for financial accounting purposes, as illustrated in the following table:

Assumed initial public offering price per common unit		$
Pro forma net tangible book value per unit before the offering(1)	$
Increase in pro forma net tangible book value per unit attributable to purchasers in the offering
Less: Pro forma net tangible book value per unit after the offering(2)
Immediate dilution in pro forma net tangible book value per unit attributable to new investors(3)(4)		$

(1)	Determined by dividing the number of units (common units, subordinated units and units representing the 2.0% general partner interest) to be issued to our sponsor and its affiliates for its contribution of assets and liabilities to us into the pro forma net tangible book value of the contributed assets and liabilities.
(2)	Determined by dividing the total number of units to be outstanding after the offering (common units, subordinated units and units representing the 2.0% general partner interest) into our pro forma net tangible book value, after giving effect to the application of the net proceeds from this offering.
(3)	If the initial public offering price were to increase or decrease by $1.00 per common unit and the number of units to be offered remains the same, then dilution in net tangible book value per common unit would equal $ and $ , respectively.
(4)	Because the total number of units outstanding following this offering will not be impacted by any exercise of the underwriters’ option to purchase additional common units and any net proceeds from such exercise will not be retained by us, there will be no change to the dilution in net tangible book value per common unit to purchasers in the offering due to any such exercise of the option.

The following table sets forth the number of units that we will issue and the total consideration contributed to us by our general partner and its affiliates and by the purchasers of common units in this offering upon completion of the transactions contemplated by this prospectus:

	Units Acquired		Total Consideration
	Number	Percent	Amount	Percent
General partner and its affiliates (1)(2)(3)
New investors
Total		100.0%		100.0%

(1)	The units acquired by our general partner and its affiliates consist of common units, subordinated units and the 2.0% general partner interest.
(2)	Assumes the underwriters’ option to purchase additional common units is not exercised.
(3)	The assets contributed by the general partner and its affiliates were recorded at historical cost in accordance with GAAP. Book value consideration provided by the general partner and its affiliates, as of September 30, 2012, after giving effect to the application of net proceeds from this offering, is as follows:

Book value of net assets contributed
Less: Liability assumed
Less: Reimbursement and distribution to Sun Coal & Coke LLC from net proceeds from this offering
Total consideration

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy in conjunction with the specific assumptions included in this section. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

For additional information regarding our historical and pro forma results of operations, you should refer to our historical and pro forma Combined Financial Statements and the notes to those financial statements included elsewhere in this prospectus.

General

Rationale for Our Cash Distribution Policy

It is our intent to distribute at least the minimum quarterly distribution of $         per unit ($         per unit on an annualized basis) on all of our units to the extent we generate sufficient earnings. Furthermore, we expect that if we are successful in executing our business strategy, we will grow our business in a steady and sustainable manner and distribute to our unitholders a portion of any increase in our earnings resulting from such growth. Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing rather than retaining a substantial amount of the cash derived from our earnings. However, since it will be our policy to set our distributions based on the level of success of our operations, the actual amount of cash we distribute on our common and subordinated units will depend principally on the amount of earnings we can generate from our operations. In addition, as we discuss below, our ability to pay distributions is subject to various restrictions, as well as other factors.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that we will distribute quarterly cash distributions to our unitholders. We do not have a legal or contractual obligation to pay quarterly distributions at our minimum quarterly distribution rate or at any other rate. Our cash distribution policy is subject to certain restrictions and may be changed at any time. The reasons for such uncertainties in our stated cash distribution policy include the following factors:

•

Our cash distribution policy will be subject to restrictions on distributions under the senior notes we expect to issue concurrently with this offering and new revolving credit facility that we expect to enter into in connection with this offering, which will contain financial tests and covenants that we must satisfy. These financial tests and covenants are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” Should we be unable to satisfy these restrictions or if we are otherwise in default under the indenture governing the senior notes or under our new revolving credit facility, we will be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy.

•

Our general partner will have the authority to establish cash reserves for the prudent conduct of our business, including for future cash distributions to our unitholders, and the establishment of or increase in those reserves could result in a reduction in cash distributions from levels we currently anticipate pursuant to our stated cash distribution policy. Our partnership agreement does not set a limit on the amount of cash reserves that our general partner may establish. Any decision to establish cash reserves made by our general partner in good faith will be binding on our unitholders.

•

Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates for all direct and indirect expenses they incur on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses may include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce our ability to pay distributions to our unitholders.

•

Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner.

•	Under Section 17-607 of the Delaware Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

•

We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or general and administrative expenses, principal and interest payments on our outstanding debt, tax expenses, working capital requirements and anticipated cash needs.

•

If we make distributions out of capital surplus, as opposed to operating surplus, any such distributions would constitute a return of capital and would result in a reduction in the minimum quarterly distribution and the target distribution levels. Please read “How We Make Distributions To Our Partners—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels.” We do not anticipate that we will make any distributions from capital surplus.

•

Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of future indebtedness, applicable state limited liability company laws and other laws and regulations.

Our Ability to Grow may be Dependent on Our Ability to Access External Expansion Capital

We expect to generally distribute a significant percentage of our cash from operations to our unitholders on a quarterly basis, after the establishment of cash reserves and payment of our expenses. Therefore, our growth may not be as fast as businesses that reinvest most or all of their cash to expand ongoing operations. Moreover, our future growth may be slower than our historical growth. We expect that we will rely primarily upon external financing sources, including bank borrowings and issuances of debt and equity interests, to fund our expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow.

Our Minimum Quarterly Distribution

Pursuant to our distribution policy, we intend upon completion of this offering to declare a minimum quarterly distribution of $         per unit for each complete quarter, or $         per unit on an annualized basis. Quarterly distributions, if any, will be made on or about the last day of each of February, May, August and November to holders of record on or about the 15th day of each such month. The payment of the full minimum quarterly distribution on all of the common units and subordinated units and the 2.0% general partner interest to be outstanding after completion of this offering would require us to have earnings providing cash available for distribution of approximately $         million per quarter, or $         million per year. Our ability to make cash distributions at the minimum quarterly distribution rate will be subject to the factors described above under “—General—Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.”

The table below sets forth the amount of common units, subordinated units and general partner interest that will be outstanding immediately after the closing of this offering, assuming the underwriters do not exercise their option to purchase additional common units, and the earnings needed to pay the aggregate minimum quarterly distribution on all of such units for a single fiscal quarter and a four quarter period:

Distributions
	Number of Units	One Quarter	Annualized
Publicly held common units		$	$
Common units held by SunCoke Energy, Inc.
Subordinated units held by SunCoke Energy, Inc.

General partner interest held by SunCoke Energy Partners GP LLC

Total		$	$

If the underwriters do not exercise their option to purchase additional common units, we will issue common units to our sponsor at the expiration of the option period. If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the underwriters and the remainder, if any, will be issued to our sponsor. Any such units issued to our sponsor will be issued for no additional consideration. Accordingly, the exercise of the underwriters’ option will not affect the total number of units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Please read “Underwriting.”

Initially, our general partner will be entitled to 2.0% of all distributions that we make prior to our liquidation. In the future, our general partner’s initial 2.0% interest in these distributions may be reduced if we issue additional units and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest. Our general partner will also be the initial holder of the incentive distribution rights, which entitle the holder to increasing percentages, up to a maximum of 48.0%, of the cash we distribute in excess of $         per unit per quarter.

We expect to pay our distributions on or about the last day of each of February, May, August and November to holders of record on or about the 15th day of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date. We will adjust the quarterly distribution for the period after the closing of this offering through                 , 2012 based on the actual length of the period.

Subordinated Units

Our sponsor will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages. When the subordination period ends, all of the subordinated units will convert into an equal number of common units.

To the extent we do not pay the minimum quarterly distribution on our common units, our common unitholders will not be entitled to receive such payments in the future except during the subordination period. To the extent we have earnings in any future quarter during the subordination period in excess of the amount necessary to pay the minimum quarterly distribution to holders of our common units, we will use this excess earnings to pay any distribution arrearages on common units related to prior quarters before any cash distribution is made to holders of subordinated units. Please read “How We Make Distributions To Our Partners—Subordination Period.”

Pro Forma Cash Available for Distribution for the Year Ended December 31, 2011 and the Twelve Months Ended September 30, 2012

We expect to use a concept we refer to as “cash available for distribution,” which we describe below, to assist us in determining whether our earnings are adequate to allow us to pay cash distributions at a specified level. If we had completed the transactions contemplated in this prospectus on January 1, 2011, our pro forma cash available for distribution for the year ended December 31, 2011 would have been approximately $(15.0) million, and if we had completed the transactions contemplated in this prospectus on October 1, 2011, our pro forma cash available for the twelve months ended September 30, 2012 would have been approximately $(12.4) million. As a result, on a pro forma basis, we would not have generated available cash to pay any distribution on our common or subordinated units. Our pro forma results are primarily attributable to three facts. First, the year ended December 31, 2011 and the twelve months ended September 30, 2012 included only two months and eleven months, respectively, of operations from our Middletown facility, which did not commence operations until October 2011 and did not reach full production until the end of first quarter 2012. Second, there were material expansion capital expenditures related to Middletown even after it commenced operations on October 2011 that were funded internally from operations. Finally, there were increases in working capital requirements that were also funded internally from operations.

The unaudited pro forma Combined Financial Statements, upon which pro forma cash available for distribution is based, do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the date indicated. Furthermore, cash available for distribution is a cash accounting concept, while our unaudited pro forma Combined Financial Statements have been prepared on an accrual basis. As a result, the amount of pro forma cash available for distribution should only be viewed as a general indication of the amount of cash available for distribution that we might have generated from operations had we been formed in an earlier period.

Following the completion of this offering, we estimate that we will incur $2.5 million of incremental annual selling, general and administrative expenses as a result of operating as a publicly-traded partnership. These incremental selling, general and administrative expenses are not reflected in our unaudited pro forma Combined Financial Statements and consist of expenses that we expect to incur as a result of operating as a publicly-traded partnership, such as expenses associated with annual and quarterly reporting, tax return preparation, Schedule K-1 preparation and distribution expenses, Sarbanes-Oxley compliance expenses, expenses associated with listing on the NYSE, independent auditor fees, legal fees, investor relations expenses, registrar and transfer agent fees, director and officer insurance expenses and director compensation expenses. Additionally, indirect corporate overhead attributable to our operations will be allocated pursuant to the omnibus agreement. We estimate that such allocation will result in an overall reduction of allocated corporate overhead costs of $6.4 million and $4.8 million for the year ended December 31, 2011 and the twelve months ended September 30, 2012, respectively. This reduction in selling, general and administrative expenses is not reflected in our unaudited pro forma Combined Financial Statements.

Our unaudited pro forma Combined Financial Statements are derived from the audited and unaudited historical Combined Financial Statements included elsewhere in this prospectus. Our unaudited pro forma Combined Financial Statements should be read together with “Selected Historical and Pro Forma Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited historical Combined Financial Statements and unaudited pro forma Combined Financial Statements and the accompanying notes included elsewhere in this prospectus.

The following table illustrates, on a pro forma basis for the year ended December 31, 2011 and the twelve months ended September 30, 2012, the amount of cash that would have been available for distribution to our unitholders, assuming that the transactions contemplated in this prospectus had been consummated on January 1, 2011 and October 1, 2011, respectively. Certain of the adjustments reflected or presented below are explained in the footnotes to such adjustments.

SunCoke Energy Partners, L.P.

Unaudited Pro Forma Cash Available for Distribution

	Twelve Months Ended December 31, 2011	Three Months Ended(1)				Twelve Months Ended September 30, 2012(1)
		December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012
	(Dollars in millions, except per unit data)
Coke sales volume (thousands of tons)	1,203	360	425	429	464	1,678
Revenues
Sales and other operating revenue	$449.8	140.1	176.7	182.1	195.2	$694.1
Cost of products sold and operating expenses	367.2	117.5	143.5	147.6	155.3	563.9
Selling, general and administrative expenses	25.7	8.1	5.1	6.2	5.2	24.6
Depreciation expense	18.6	5.9	7.8	8.9	7.7	30.3
Interest expense(2)	14.1	3.5	3.6	3.5	3.5	14.1

Net income attributable to the controlling and the noncontrolling interests	$24.2	5.1	16.7	15.9	23.5	$61.2

Plus:
Depreciation expense	18.6	5.9	7.8	8.9	7.7	30.3
Interest expense(2)	14.1	3.5	3.6	3.5	3.5	14.1
Adjustment to allocated corporate expense(3)	8.5	0.4	2.0	2.2	2.5	7.1
Non-recurring net transfer from/(to) parent	152.2	6.2	(4.9)	(26.8)	9.1	(16.4)

Less:
Ongoing capital expenditures(4)	6.3	2.7	3.2	2.3	2.6	10.8
Expansion capital expenditures(5)	169.4	24.0	—	—	—	24.0
Accrual for replacement capital expenditures(6)	5.7	1.4	1.4	1.4	1.5	5.7
Increased working capital and other(7)	28.7	(8.6)	17.4	(3.5)	38.7	44.0
Cash interest expenses	13.3	3.3	3.3	3.3	3.4	13.3
Incremental selling, general and administrative expenses(8)	4.6	1.2	1.2	1.2	1.2	4.8
Distributions to noncontrolling interest(9)	4.6	1.1	1.6	1.7	1.7	6.1
Estimated cash available for distribution(10)(11)	(15.0)	(4.0)	(2.9)	(2.7)	(2.8)	(12.4)
Minimum annual distribution
Minimum annual distribution per unit (based on a minimum quarterly distribution rate of $ per unit)
Annual distributions to:
Public common unitholders
General partner interest held by our general partner
SunCoke Energy Inc.:
Common Units
Subordinated Units
Total distributions to SunCoke Energy, Inc.
Total distributions to our unitholders at the minimum distribution rate
Shortfall

(1)	Reflects our pro forma operating results for the periods indicated, derived from or prepared on a basis consistent with our unaudited pro forma Combined Financial Statements.
(2)	Reflects:
(i)	fees of $0.5 million related to the new $100.0 million revolving credit facility;

(ii)	interest expense related to the issuance of $150.0 million aggregate principal amount of senior notes;
(iii)	amortization of $0.4 million associated with the capitalized arrangement fee recognized over the associated term of the new revolving credit facility; and
(iv)	the amortization of $0.4 million associated with the debt financing fee amortized over the life of the senior notes.
(3)	Reflects an estimated reduction in corporate expenses allocated to us as a result of a change in allocation methodology. Upon completion of the offering, corporate expenses will be allocated to us pursuant to the omnibus agreement which will employ a different methodology than that used in our unaudited pro forma Combined Financial Statements. For more information, please see the discussion in Note 1 of the Unaudited Pro Forma Combined Financial Statements contained elsewhere in this prospectus.
(4)	Ongoing capital expenditures are those capital expenditures made to maintain the existing operating capacity of our assets and/or to extend their useful lives. Ongoing capital expenditures also include new equipment that improves the efficiency, reliability or effectiveness of existing assets. Ongoing capital expenditures do not include normal repairs and maintenance, which are expensed as incurred, or significant replacement capital expenditures. Please read “—Estimated Net Income and Cash Available for Distribution for the Twelve Months Ending December 31, 2013—Capital Expenditures.”
(5)	Our sponsor substantially funded through capital contributions our expansion capital expenditures of $169.4 million during the year ended December 31, 2011, and $24.0 million during the twelve months ended September 30, 2012.
(6)	Reflects the annual accrual necessary to fund our share of the estimated cost to replace or rebuild our facilities at the end of their working lives. Please read “—How We Make Distributions to Our Partners—Capital Expenditures.”
(7)	Reflects working capital increases, gains/losses on asset disposals, and changes in other assets and long-term liabilities.
(8)	Reflects $2.5 million of incremental selling, general and administrative expenses that we expect to incur as a result of operating as a publicly-traded partnership and $2.1 million of corporate expenses for the twelve months ended December 31, 2011, and $2.3 million for the twelve months ended September 30, 2012, allocated to us pursuant to the omnibus agreement due to the increased level of effort from corporate departments to support the partnership. These costs are not reflected in our unaudited pro forma Combined Financial Statements.
(9)	Distributions to noncontrolling interest represents distributions made from Haverhill Coke Company LLC and Middletown Coke Company, LLC to a subsidiary of our sponsor. Distributions by Haverhill and Middletown will be made 65% to us and 35% to a subsidiary of our sponsor. Distributions to noncontrolling interest is determined prior to deductions incurred by us but not incurred by Haverhill or Middletown. The deductions in the table above that are incurred by us and not incurred by Haverhill and Middletown are as follows:
•	accrual for replacement capital,
•	cash interest expense, and
•	incremental selling, general and administrative expense

Since we have deductions which Haverhill and Middletown do not have, Haverhill and Middletown may be able to make distributions to us and to the subsidiary of our sponsor when we are unable to make distributors to our equityholders.

The amount of “distribution to noncontrolling interest” for each period in the table above can be determined by adding back to “cash available for distribution” for each period the following amounts shown for each period and then multiplying the sum by 35%:

•	distribution to noncontrolling interest
•	cash interest
•	incremental selling, general and administrative expense
•	accrual for replacement capital expenditures

As stated above, 35% is the share of distributions from Haverhill and Middletown going to the subsidiary of our sponsor. Our share is 65%.

(10)	Our partnership agreement provides that any distributions we make will be characterized as made from “operating surplus” or “capital surplus.” Distributions from operating surplus are made differently than cash distributions that we would make from capital surplus. Our partnership agreement requires that we treat all cash distributed as coming from operating surplus until the sum of all cash distributed since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus. We believe that in the future, the cash available for distribution generated during a period will be substantially the same as the operating surplus generated during the same period. This belief is based on our plan to fund expansion capital expenditures primarily with external financing (debt and/or equity) and working capital needs from our working capital facility. Under our limited partnership agreement, operating surplus is not reduced by expansion capital expenditures or increases in working capital funded from a working capital facility. Since, in the table above, a substantial portion of the expansion capital expenditures and working capital increases was funded internally and therefore reduced cash available for distributions (the same amounts not reducing operating surplus), operating surplus generated during those periods would have been substantially greater than the cash available for distribution shown in the table above. For more information, please see “How We Make Distributions to Our Partners—Operating Surplus and Capital Surplus.”
(11)	Pro forma cash available for distribution is a non-GAAP financial measure of performance. We believe the most directly comparable GAAP measure for pro forma cash available for distribution is pro forma net income. Since cash available for distribution takes into account debt costs and sustaining capital expenditure requirements (ongoing capital expenditures and estimated replacement capital expenditures), we believe it may provide us and investors with a longer term perspective than other non-GAAP financial measures of performance. Cash available for distribution, as in the case of other non-GAAP financial measures, has a number of limitations and should not be relied on as a substitute for GAAP measures. See “Selected Historical and Pro Forma Financial and Operating Data.”

Estimated Net Income and Cash Available for Distribution for the Twelve Months Ending December 31, 2013

Set forth below is a statement of estimated net income and cash available for distribution that reflects a forecast of our ability to generate sufficient earnings to make the minimum quarterly distribution on all of our outstanding common units, subordinated units and the general partner interest for the twelve months ending December 31, 2013, based on assumptions we believe to be reasonable.

Our estimates reflect our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the twelve months ending December 31, 2013. The assumptions disclosed under “—Assumptions and Considerations” below are those that we believe are significant to our estimates. We believe our actual results of operations for the twelve months ending December 31, 2013 will be sufficient to generate our estimated net income and cash available for distribution for such period; however, we can give you no assurance that such estimates will be achieved. There will likely be differences between our estimated net income and cash available for distribution for the twelve months ending December 31, 2013 and our actual results for such period and those differences could be material. If we fail to reach our estimates for the twelve months ending December 31, 2013, we may not be able to pay cash distributions on all the common units, subordinated units and general partner interest at the minimum quarterly distribution rate or at any rate.

We do not, as a matter of course, make public projections as to future operations, earnings or other results. However, management has prepared the estimates set forth below to support our belief that we will have generated sufficient earnings from operations to provide a basis to make the minimum quarterly distribution on all our common units, subordinated units and the general partner interest for the twelve months ending December 31, 2013. This prospective financial information was prepared on a reasonable basis, reflects the best currently available estimates and judgments and presents, to the best of management’s knowledge and belief, the assumptions on which we base our belief that we can generate the estimated earnings necessary for us to have sufficient cash available for distribution to pay the full minimum quarterly distribution on all of our common units, subordinated units and the general partner interest for the twelve months ending December 31, 2013. However, this information is not historical fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information. The prospective financial information included in this offering document has been prepared by, and is the responsibility of, our management. Ernst & Young LLP has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report included in this offering document relates to our historical financial information. It does not extend to the prospective financial information and should not be read to do so.

When considering the estimated net income and cash available for distribution set forth below you should keep in mind the risk factors and other cautionary statements under “Risk Factors.” Any of the risks discussed in this prospectus could cause our actual results of operations to vary significantly from those supporting such estimated available cash. Accordingly, there can be no assurance that the forecast is indicative of our future performance. Inclusion of the forecast in this prospectus is not a representation by any person, including us or the underwriters, that the results in the forecast will be achieved.

We are providing the estimates and related assumptions for the twelve months ending December 31, 2013 to supplement our pro forma and historical financial statements in support of our belief that we will have sufficient earnings and therefore sufficient available cash to allow us to pay cash distributions on all of our outstanding common and subordinated units and the corresponding distribution on our general partner’s 2.0% interest for each quarter in the twelve-month period ending December 31, 2013 at our stated minimum quarterly distribution rate. Please read below under “—Assumptions and Considerations” for further information as to the assumptions we have made for the preparation of the estimated earnings set forth below. The narrative descriptions of our assumptions in “—Assumptions and Considerations” generally compare our estimated earnings for the twelve months ending December 31, 2013 with the unaudited pro forma cash available for distribution for the year ended December 31, 2011 and the twelve months ended September 30, 2012 presented under “—Pro Forma Cash Available for Distribution for the Year Ended December 31, 2011 and the Twelve Months Ended September 30, 2012.”

SunCoke Energy Partners, L.P.

Estimated Net Income and Cash Available for Distribution

	Three Months Ending				Twelve Months Ending December 31, 2013
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
	(Dollars in millions, except per unit data)
Coke sales volume (thousands of tons)	420	435	450	435	1,740
Revenues
Sales and other operating revenue	$159.9	$165.0	$168.1	$164.3	$657.3
Cost of products sold and operating expenses	122.4	127.8	127.6	125.3	503.1
Selling, general and administrative expenses(1)	4.9	4.9	4.9	4.9	19.6
Depreciation expense	7.6	7.8	7.9	8.0	31.3
Interest expense(2)	3.5	3.5	3.5	3.6	14.1
Income tax expense	—	—	—	—	—
Net income attributable to the controlling and the noncontrolling interests	$21.5	$21.0	$24.2	$22.5	$89.2
Plus:
Depreciation expense	7.6	7.8	7.9	8.0	31.3
Interest expense(2)	3.5	3.5	3.5	3.6	14.1
Income tax expense	—	—	—	—	—
Cash Retained from Offering for environmental remediation and accrued sales discounts(3)	2.6	3.9	8.8	21.5	36.8
Less:
Ongoing capital expenditures(4)	3.5	3.5	3.5	3.5	14.0
Expansion capital expenditures	—	—	—	—	—
Accrual for replacement capital expenditure(5)	1.4	1.4	1.4	1.5	5.7
Cash interest expense	3.3	3.3	3.3	3.4	13.3
Cash outlays for environmental remediation and accrued sales discounts(3)	2.6	3.9	8.8	21.5	36.8
Distribution to non-controlling interest(6)	10.6	10.5	11.7	11.2	44.0
Estimated Cash Available for Distribution(7)	$13.8	$13.6	$15.7	$14.5	$57.6
Minimum annual distribution
Minimum annual distribution per unit (based on minimum quarterly distribution rate of $ per unit)
Distributions to public common unitholders
Distributions to SunCoke Energy, Inc. – common units
Distributions to SunCoke Energy, Inc. – subordinated units
Distributions to SunCoke Energy Partners GP LLC – general partner interest
Total distributions
Excess of cash available for distribution over aggregate annualized minimum quarterly cash distributions

(1)	Includes $2.5 million of incremental selling, general and administrative expenses that we expect to incur as a result of operating as a publicly-traded partnership and $2.4 million of allocated corporate expenses pursuant to the omnibus agreement due to the increased level of effort from corporate departments to support the partnership.
(2)	Reflects:
(i)	fees of $0.5 million related to the new $100.0 million revolving credit facility;
(ii)	interest expense related to the issuance of $150.0 million aggregate principal amount of senior notes;
(iii)	amortization of $0.4 million associated with the capitalized arrangement fee recognized over the associated term of the new revolving credit facility; and
(iv)	the amortization of $0.4 million associated with the debt financing fee amortized over the life of the senior notes.
(3)	Reflects the portion of the $67.0 million retained from the net proceeds of this offering for identified environmental capital expenditures that we expect to expend during the forecast period, and the $12.4 million retained from the net proceeds of this offering to pay sales discounts related to tax credits owed to our customers.
(4)	Ongoing capital expenditures were determined by our general partner. Ongoing capital expenditures are those capital expenditures made to maintain the existing operating capacity of our assets and/or to extend their useful lives. Ongoing capital expenditures also include new equipment that improves the efficiency, reliability or effectiveness of existing assets. Ongoing capital expenditures do not include normal repairs and maintenance, which are expensed as incurred, or significant replacement capital expenditures. Please read “—Estimated Net Income and Cash Available for Distribution for the Twelve Months Ending December 31, 2012—Capital Expenditures.”
(5)	Reflects an annual accrual necessary to fund our share of the estimated cost to replace or rebuild our facilities at the end of their working lives. Please read “—Estimated Net Income and Cash Available for Distribution for the Twelve Months Ending December 31, 2012—Capital Expenditures.”
(6)	Distributions to noncontrolling interest represents distributions made from Haverhill Coke Company LLC and Middletown Coke Company, LLC to a subsidiary of our sponsor. Distributions by Haverhill and Middletown will be made 65% to us and 35% to a subsidiary of our sponsor. Distributions to noncontrolling interest is determined prior to deductions incurred by us but not incurred by Haverhill or Middletown. The deductions in the table above that are incurred by us and not incurred by Haverhill and Middletown are as follows:
•	accrual for replacement capital,
•	cash interest expense, and
•	incremental selling, general and administrative expense

Since we have deductions which Haverhill and Middletown do not have, Haverhill and Middletown may be able to make distributions to us and to the subsidiary of our sponsor when we are unable to make distributors to our equityholders.

The amount of “distribution to non-controlling interest” for each period in the table above can be determined by adding back to “cash available for distribution” for each period the following amounts shown for each period and then multiplying the sum by 35%:

•	distribution to non-controlling interest
•	cash interest
•	incremental selling, general and administrative expense
•	accrual for replacement capital expenditures

As stated above, 35% is the share of distributions from Haverhill and Middletown going to the subsidiary of our sponsor. Our share is 65%.

(7)	We believe that our estimated cash available for distribution is substantially equivalent to pro forma operating surplus generated during the same period. For more information, please see “How We Make Distributions to Our Partners—Operating Surplus and Capital Surplus.”

Assumptions and Considerations

Generally, our forecast for the twelve months ending December 31, 2013 is based on the following assumptions:

•	Our coke production and sales volumes will be at or in excess of our stated cokemaking capacity, but at or below the contract maximum production levels in our coke sales agreements.

•	We will meet or exceed our contractual coal-to-coke yields allowing us to pass-through substantially all coal costs to our customers according to the provisions of our coke sales agreements.

•

We will operate within targeted operating expense levels allowing us to pass-through substantially all operating and maintenance costs, through annual budgets agreed to with our customers or index-adjusted operating fees according to the provisions of our coke sales agreements.

Given the pass-through provisions in our coke sales agreements, increases in our major costs of production generally lead to approximately equal increases in our revenues if we achieve targeted coal-to-coke yields and production levels. As a result, our profitability (on an absolute basis or a per ton of coke sold basis) is generally not affected by changes in market prices for coal or other inputs.

Additionally, our Middletown facility commenced operations in the fourth quarter of 2011 and did not operate at full capacity until the end of the first quarter of 2012. The startup impacts the comparability of the forecast period ending December 31, 2013 and the twelve months ended September 30, 2012 and December 31, 2011 on a pro forma basis.

Coke Sales and Production Volumes. Our coke sales volumes for the twelve months ending December 31, 2013 are projected to be approximately 1,740,000 tons as compared to approximately 1,678,000 tons for the twelve months ended September 30, 2012. Our Middletown facility is expected to operate at full capacity for the entire forecast period, producing an additional 86,000 tons as compared to the twelve months ended September 30, 2012 and an additional 532,000 tons as compared to the twelve months ended December 31, 2011. Generally, our sales volumes and production volumes differ by immaterial amounts for any given period. Consequently, we assume that our sales and production volumes will be equal in the forecast period. However, because we sell coke to ArcelorMittal on a delivered basis from Haverhill, coke inventory can fluctuate based on the train delivery timing with the customer and therefore sales and production volumes may differ from time to time.

Sales and Other Operating Revenue. Total sales revenues, net of sales discounts, are projected to be approximately $657.3 million for the twelve months ending December 31, 2013, as compared to $694.1 million for the twelve months ended September 30, 2012 on a pro forma basis and $449.8 million for the twelve months ended December 31, 2011 on a pro forma basis. We expect total sales to decrease from the twelve months ended September 30, 2012 primarily due to a decrease in coal pass-through costs per ton at both Haverhill and Middletown, partially offset by higher volumes at Middletown. We expect total sales to increase over the twelve months ended December 31, 2011 primarily from the startup of our Middletown facility, which will operate at full capacity for all twelve months ending December 31, 2013.

•

Coke Sales Revenue. Our coke sales for the twelve months ending December 31, 2013 are projected to be approximately $610.3 million as compared to $655.7 million for the twelve months ended September 30, 2012 on a pro forma basis and $422.0 million for the twelve months ended December 31, 2011 on a pro forma basis. As compared to the twelve months ended September 30, 2012, we expect coke sales revenue to decrease due to lower coal pass-through costs per ton at both Middletown and Haverhill, partially offset by higher volumes at Middletown. Coal procurement costs per ton, which are passed through to our customers, are projected to be lower during the twelve months ending December 31, 2013 as a result of decreased market prices since the first quarter of 2012. As compared to the twelve months ended December 31, 2011, we expect increased volume at Middletown, partially offset by lower coal pass-through costs per ton at both Middletown and Haverhill, to drive higher revenues.

Additionally, sales price discounts of $4.0 million and $5.0 million were provided to our customers in connection with the sharing of nonconventional fuel tax credits for the twelve months ended September 30, 2012 and December 31, 2011, respectively. Sales price discounts are no longer applicable in the forecast period.

•

Energy Sales Revenue. Our energy sales for the twelve months ending December 31, 2013 are projected to be approximately $47.0 million as compared to approximately $38.4 million for the twelve months ended September 30, 2012 on a pro forma basis and $27.8 million for the twelve months ended December 31, 2011 on a pro forma basis. Increased energy production at our Middletown facility is expected to drive higher revenues as the facility is expected to operate at full capacity for the entire twelve-month forecast period. In the forecast period, we expect approximately 85% of our energy revenues to be derived from steam and electricity sales under fixed pricing provisions with our customers and 15% of energy revenues to be derived from sales of electricity into wholesale electricity markets at prevailing prices. We have estimated pricing for these market-based electricity sales based on recent settlements of NYMEX futures prices for electricity delivered to the PJM-West market hub adjusted for location differences to our facilities.

Cost of Products Sold and Operating Expenses. Cost of products sold and operating expenses are projected to be approximately $503.1 million for the twelve months ending December 31, 2013, as compared to $563.9 million for the twelve months ended September 30, 2012 on a pro forma basis and $367.2 million for the twelve months ended December 31, 2011 on a pro forma basis. As compared to the twelve months ended September 30, 2012, the decrease in cost of products sold and operating expenses is expected to be driven by lower purchased coal costs, partially offset by higher coke production volumes from the startup of our Middletown facility. As compared to the twelve months ended December 31, 2011, the increase in cost of products sold and operating expenses is expected to be driven by higher coke production volumes from the startup of our Middletown facility, partially offset by lower purchased coal costs.

Selling, General and Administrative Expenses (“SG&A”). SG&A is projected to be approximately $19.6 million for the twelve months ending December 31, 2013, as compared to $24.6 million for the twelve months ended September 30, 2012 on a pro forma basis and $25.7 million for the twelve months ended December 31, 2011 on a pro forma basis. SG&A in the prior periods is not comparable as it includes start-up costs and legal expenses at Middletown that we do not expect to incur in the future. Additionally, indirect corporate overhead attributable to the operations of the Partnership will be allocated pursuant to the omnibus agreement. We estimate that such allocation will result in a reduction of allocated corporate overhead costs as compared to the allocations in our historical financial statements.

Depreciation Expense. Depreciation expense is projected to be approximately $31.3 million for the twelve months ending December 31, 2013, as compared to $30.3 million for the twelve months ended September 30, 2012 and $18.6 million for the twelve months ended December 31, 2011 on a pro forma basis. Depreciation expense is projected to increase due to a full year of depreciation related to our Middletown facility and the depreciation of ongoing capital expenditures placed in service after September 30, 2012.

Interest Expense. Interest expense for the twelve months ending December 31, 2013 is expected to be unchanged versus the twelve months ended September 30, 2012 and December 31, 2011, respectively, on a pro forma basis at approximately $14.1 million.

Cash Interest. Cash interest for the twelve months ending December 31, 2013 is expected to be unchanged versus the twelve months ended September 30, 2012 and December 31, 2011, respectively, on a pro forma basis at approximately $13.3 million.

Income Tax Expense. We expect to incur no income tax expense for the twelve months ending December 31, 2013. We expect our energy producing subsidiaries to be disregarded entities for federal income tax purposes in the forecast period. Because the income earned by our process steam and power generation subsidiaries may not be qualifying income for U.S. federal income tax purposes, if the income generated by these subsidiaries increases as a percentage of our total gross income, we may choose to have one or both of these subsidiaries treated as a corporation for U.S. federal income tax purposes. For a discussion of qualifying income, please read “Material U.S. Federal Income Tax Consequences—Taxation of the Partnership—Partnership Status.”

Ongoing Capital Expenditures. Ongoing capital expenditures are expected to be approximately $14.0 million for the twelve months ending December 31, 2013, as compared to $10.8 million and $6.3 million for the twelve months ended September 30, 2012 and December 31, 2011, respectively, on a pro forma basis. Ongoing capital expenditures are expected to increase due to the startup of our Middletown facility, which will require ongoing capital expenditures as an operating facility. Additionally, ongoing capital expenditures at Haverhill are expected to be higher versus the prior periods due to timing of ongoing capital projects.

Increased Working Capital and Other. We do not expect to require additional working capital for the twelve months ending December 31, 2013. During the twelve months ended September 30, 2012, we incurred $44.0 million in additional working capital, primarily due to receipt of a customer payment one day subsequent to period end as the month of September ended on a Sunday as well as the completion of coal inventory stocking at Middletown. During the twelve months ended December 31, 2011, we incurred $28.7 million in additional working capital, primarily due to the initial build of coal inventory for the startup of Middletown. We do not expect similar requirements in the forecast period, including any net material changes to the combination of our accounts receivable, inventories, accounts payable and other accrued assets and liabilities.

Cash Income Taxes. We expect to incur no cash income taxes for the twelve months ending December 31, 2013. We expect our energy producing subsidiaries to be disregarded entities in the forecast period.

Our Regulatory, Industry and Economic Factors

Our forecast of our results of operations for the twelve months ending December 31, 2013 is based on the following assumptions related to regulatory, industry and economic factors:

•

There will not be any new federal, state or local regulations affecting our operations or those of our customers, or any new interpretations of existing regulations, that will be materially adverse to our business during the twelve months ending December 31, 2013.

•	There will not be any major adverse changes affecting our operations or those of our customers during the twelve months ending December 31, 2013.

•	There will not be any material accidents, weather-related incidents, unscheduled downtime or similar unanticipated events with respect to our facilities or those of third parties on which we depend.

•	Industry, insurance and overall economic conditions will not change substantially during the twelve months ending December 31, 2013.

•	There will not be any material nonperformance by our customers.

Capital Expenditures

We distinguish between ongoing capital expenditures and estimated replacement capital expenditures. Ongoing capital expenditures are capital expenditures made to maintain the existing operating capacity of our assets and/or to extend their useful lives. Ongoing capital expenditures also include new equipment that improves the efficiency, reliability or effectiveness of existing assets. Ongoing capital expenditures do not include normal repairs and maintenance, which are expensed as incurred, or significant replacement capital expenditures, as described more fully in the next paragraph. Examples of ongoing capital expenditures include expenditures associated with the replacement of coke ovens and other equipment and maintaining the integrity and safety of our coke ovens to comply with environmental regulations. Given the nature of our business, we expect that our ongoing capital expenditures will be reasonably predictable, and we do not expect the amount of our actual ongoing capital expenditures to differ substantially from period to period.

Estimated replacement capital expenditures represent an annual accrual necessary to fund our share of the estimated cost to replace or rebuild our facilities at the end of their working lives. Actual replacement capital expenditures may also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or a portion of the construction to replace a major capital asset during a construction period. Because our replacement capital expenditures will be irregular, the amount of our actual replacement capital expenditures will likely differ substantially from period to period, which would cause fluctuations in operating surplus if we subtracted actual replacement capital expenditures from operating surplus. Accordingly, to eliminate the effect on operating surplus of these fluctuations, our partnership agreement will require that an amount equal to the average quarterly estimated replacement capital expenditures that we will incur over the long term to replace our major capital assets at the end of their working lives be subtracted from operating surplus each quarter, as opposed to any amount actually spent.

Our partnership agreement requires that, on a quarterly basis, we subtract from operating surplus (i) our actual ongoing capital expenditures, and (ii) an amount equal to the average quarterly estimated replacement capital expenditures that we will incur over the long term to replace our major capital assets at the end of their working lives. The portion of estimated replacement capital expenditures being deducted from operating surplus will be subject to review and prospective change by our general partner at least once a year, provided that any change is approved by our conflicts committee. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our replacement capital expenditures, such as a major acquisition. Our partnership agreement does not cap the amount of replacement capital expenditures that our general partner may estimate. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only.

HOW WE MAKE DISTRIBUTIONS TO OUR PARTNERS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

General

Intent to Distribute the Minimum Quarterly Distribution

Beginning with the quarter ending                 , 2012, on or about the last day of each of February, May, August and November, we intend to distribute to the holders of record of common and subordinated units on or about the 15th day of each such month at least the minimum quarterly distribution of $         per unit, or $         on an annualized basis, to the extent we have sufficient cash after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. We will adjust the minimum quarterly distribution for the period after the closing of the offering through                 , 2012.

Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner. Our partnership agreement does not contain a requirement for us to pay distributions to our unitholders, and there is no guarantee that we will pay the minimum quarterly distribution, or any distribution, on the units in any quarter. However, it does contain provisions intended to motivate our general partner to make steady, increasing and sustainable distributions over time.

General Partner Interest and Incentive Distribution Rights

Initially, our general partner will be entitled to 2.0% of all quarterly distributions since our inception that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute up to a proportionate amount of capital to us to maintain its current general partner interest. The general partner’s initial 2.0% interest in these distributions will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest.

Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 48.0%, of the cash we distribute from operating surplus (as defined below) in excess of $         per unit per quarter. The maximum distribution of 48.0% does not include any distributions that our general partner may receive on common units or subordinated units that it owns or on its general partner interest.

Operating Surplus and Capital Surplus

General

Any distributions we make will be characterized as made from “operating surplus” or “capital surplus.” Distributions from operating surplus are made differently than cash distributions that we would make from capital surplus. Operating surplus distributions will be made to our unitholders and, if we make quarterly distributions above the first target distribution level described below, to the holder of our incentive distribution rights. We do not anticipate that we will make any distributions from capital surplus. In such an event, however, any capital surplus distribution would be made pro rata to all unitholders, but the holder of the incentive distribution rights would generally not participate in any capital surplus distributions with respect to those rights.

In determining operating surplus and capital surplus, we will only take into account our proportionate share of our consolidated subsidiaries, provided they are not wholly owned, and our proportionate share of entities accounted for under the equity method.

Operating Surplus

We define operating surplus as:

•	$ million (as described below); plus

•

all of our cash receipts after the closing of this offering, including amounts received by us from our sponsor under the omnibus agreement to the extent such amounts offset operating expenditures or lost revenue, and excluding cash from interim capital transactions (as defined below); plus

•	working capital borrowings made after the end of a period but on or before the date of determination of operating surplus for the period; plus

•

cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights), other than equity issued on the closing date of this offering, to finance all or a portion of expansion capital expenditures in respect of the period from such financing until the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•

cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case, in respect of the period from such financing until the earlier to occur of the date the capital asset is placed in service and the date that it is abandoned or disposed of; less

•	all of our operating expenditures (as defined below) after the closing of this offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve-month period with the proceeds of additional working capital borrowings; less

•	any loss realized on disposition of an investment capital expenditure.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes a basket of $         million that will enable us, if we choose, to distribute as operating surplus cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

We define operating expenditures in our partnership agreement, which generally means all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner or its affiliates, payments made under interest rate hedge agreements or commodity hedge agreements (provided that (1) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (2) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer compensation, repayment of working capital borrowings, debt service payments and ongoing capital expenditures and estimated replacement capital expenditures (as discussed in further detail below), provided that operating expenditures will not include:

•	repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

•

payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures;

•	actual replacement capital expenditures (as discussed in further detail below);

•	investment capital expenditures;

•	payment of transaction expenses relating to interim capital transactions;

•	distributions to our partners (including distributions in respect of our incentive distribution rights); or

•	repurchases of equity interests except to fund obligations under employee benefit plans.

Environmental remediation expenditures to be funded from the proceeds of this offering, as and to the extent described under “Use of Proceeds,” will not be treated as an operating expenditure or otherwise deducted in determining operating surplus. In addition, $12.4 million will be retained from the net proceeds of this offering to offset discounts related to tax credits owed to our customers, as described under “Use of Proceeds.” The $12.4 million retained proceeds will be included in operating surplus when and to the extent such discounts are provided to customers, and will be limited to our allocable share (which as of the time of the offering is 65%) of customer revenues. If not for the inclusion of such proceeds in operating surplus, our operating surplus would be reduced by our allocable share (which as of the time of the offering is 65%) of the $12.4 million at the time the discounts are made available to our customers.

Capital Surplus

Capital surplus is defined in our partnership agreement as any cash distributed in excess of our operating surplus. Accordingly, capital surplus would generally be generated only by the following (which we refer to as “interim capital transactions”):

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities; and

•

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

Characterization of Cash Distributions

Our partnership agreement requires that we treat all cash distributed as coming from operating surplus until the sum of all cash distributed since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as distributions of capital surplus. As described above, operating surplus includes up to $         million, which does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to this amount that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

We distinguish between ongoing capital expenditures and estimated replacement capital expenditures. Ongoing capital expenditures are capital expenditures made to maintain the existing operating capacity of our assets and/or to extend their useful lives. Ongoing capital expenditures also include new equipment that improves the efficiency, reliability or effectiveness of existing assets. Ongoing capital expenditures do not include normal repairs and maintenance, which are expensed as incurred, or significant replacement capital expenditures, as described in detail in the next paragraph. Examples of ongoing capital expenditures include expenditures associated with the replacement of coke ovens and other equipment and maintaining the integrity and safety of our coke ovens to comply with environmental regulations. Given the nature of our business, we expect that our ongoing capital expenditures will be reasonably predictable, and we do not expect the amount of our actual ongoing capital expenditures to differ substantially from period to period.

Estimated replacement capital expenditures represent an annual accrual necessary to fund our share of the estimated cost to replace or rebuild our facilities at the end of their working lives. Actual replacement capital expenditures may also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or a portion of the construction of a major capital asset during a construction period. Because our replacement capital expenditures will be irregular, the amount of our actual replacement capital expenditures will likely differ substantially from period to period, which would cause fluctuations in operating surplus if we subtracted actual replacement capital expenditures from operating surplus. Accordingly, to eliminate the effect on operating surplus of these fluctuations, our partnership agreement will require that an amount equal to the average quarterly estimated replacement capital expenditures that we will incur over the long term to replace our major capital assets at the end of their working lives be subtracted from operating surplus each quarter, as opposed to any amount actually spent.

Our partnership agreement requires that, on a quarterly basis, we subtract from operating surplus (i) our actual ongoing capital expenditures, and (ii) a pro rata portion of the current estimate of the cost which would be required to replace our major capital assets at the end of their working lives. The portion of estimated replacement capital expenditures being deducted from operating surplus will be subject to review and prospective change by our general partner at least once a year, provided that any change is approved by our conflicts committee. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our replacement capital expenditures, such as a major acquisition. Our partnership agreement does not cap the amount of replacement capital expenditures that our general partner may estimate. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only.

The use of estimated replacement capital expenditures in calculating operating surplus will have the following effects:

•

the amount of actual replacement capital expenditures in any quarter will not directly reduce operating surplus but will instead be factored into the estimate of the average replacement capital expenditures. This may result in the subordinated units converting into common units when the use of actual replacement capital expenditures would result in lower operating surplus during the subordination period and potentially result in the tests for conversion of the subordinated units not being satisfied;

•	it may increase our ability to distribute as operating surplus cash we receive from non-operating sources; and

•	it may be more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions on the incentive distribution rights held by our general partner.

Expansion capital expenditures are those capital expenditures that we expect will increase our operating capacity over the long term. Examples of expansion capital expenditures include the acquisition and/or construction of complementary assets to grow our business and to expand existing facilities, such as projects that increase coke production from existing facilities, to the extent such capital expenditures are expected to expand our long-term operating capacity. Expansion capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of the construction of such capital improvement in respect of the period that commences when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital improvement commences commercial service and the date that it is disposed of or abandoned. Capital expenditures made solely for investment purposes will not be considered expansion capital expenditures.

Investment capital expenditures are those capital expenditures that are not ongoing capital expenditures, replacement capital expenditures or expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of assets that are in excess of the maintenance of our existing operating capacity, but which are not expected to expand, for more than the short term, our operating capacity.

As described below, neither investment capital expenditures nor expansion capital expenditures are included in operating expenditures, and thus will not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of the construction of a capital asset in respect of a period that begins when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital asset commences commercial service and the date that it is abandoned or disposed of, such interest payments also do not reduce operating surplus. Losses on disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

Capital expenditures that are made in part for ongoing capital purposes, replacement capital purposes, investment capital purposes and/or expansion capital purposes will be allocated as ongoing capital expenditures, replacement capital expenditures, investment capital expenditures or expansion capital expenditures by our general partner.

Subordination Period

General

Our partnership agreement provides that, during the subordination period (which we describe below), the common units will have the right to receive distributions from operating surplus each quarter in an amount equal to $         per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions from operating surplus until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be sufficient cash from operating surplus to pay the minimum quarterly distribution on the common units.

Determination of Subordination Period

Our sponsor will initially own all of our subordinated units. Except as described below, the subordination period will begin on the closing date of this offering and expire on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending December 31, 2015, if each of the following has occurred:

•

distributions from operating surplus on each of the outstanding common units and subordinated units and the related distribution on the general partner interest equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•

the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common and subordinated units and the related distribution on the general partner interest during those periods on a fully diluted weighted average basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Early Termination of Subordination Period

Notwithstanding the foregoing, the subordination period will automatically terminate, and all of the subordinated units will convert into common units on a one-for-one basis, on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending December 31, 2013, if each of the following has occurred:

•

distributions from operating surplus exceeded $         (150.0% of the annualized minimum quarterly distribution) on all outstanding common units and subordinated units and the related distribution on the general partner interest, plus the related distributions on the incentive distribution rights for a four-quarter period immediately preceding that date;

•

the “adjusted operating surplus” (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of $         (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units and the related distributions on the general partner interest during that period on a fully diluted weighted average basis, plus the related distribution on the incentive distribution rights; and

•	there are no arrearages in payment of the minimum quarterly distributions on the common units.

Expiration Upon Removal of the General Partner

In addition, if the unitholders remove our general partner other than for cause:

•

the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (1) neither such person nor any of its affiliates voted any of its units in favor of the removal and (2) such person is not an affiliate of the successor general partner;

•	if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Expiration of the Subordination Period

When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will then participate pro-rata with the other common units in distributions.

Adjusted Operating Surplus

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus consists of:

•

operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under “—Operating Surplus and Capital Surplus—Operating Surplus” above); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

•

any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

Distributions from Operating Surplus During the Subordination Period

If we make a distribution from operating surplus for any quarter during the subordination period, our partnership agreement requires that we make the distribution in the following manner:

•	first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter;

•

second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•

third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Distributions from Operating Surplus After the Subordination Period

If we make distributions of cash from operating surplus for any quarter after the subordination period, our partnership agreement requires that we make the distribution in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

General Partner Interest and Incentive Distribution Rights

Our partnership agreement provides that our general partner initially will be entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute up to a proportionate amount of capital to us in order to maintain its 2.0% general partner interest if we issue additional units. Our general partner’s 2.0% interest, and the percentage of our cash distributions to which it is entitled from such 2.0% interest, will be proportionately reduced if we issue additional units in the future (other than the issuance of common units upon exercise by the underwriters of their option to purchase additional common units or upon the expiration of such option, the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest. Our partnership agreement does not require that our general partner fund its capital contribution with cash. It may instead fund its capital contribution by the contribution to us of common units or other property.

Incentive distribution rights represent the right to receive increasing percentages (13.0%, 23.0% and 48.0%) of quarterly distributions from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in our partnership agreement.

The following discussion assumes that our general partner maintains its 2.0% general partner interest and that our general partner continues to own the incentive distribution rights.

If for any quarter:

•	we have distributed cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then we will make additional distributions from operating surplus for that quarter among the unitholders and the general partner in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $ per unit for that quarter (the “first target distribution”);

•	second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives a total of $ per unit for that quarter (the “second target distribution”);

•	third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives a total of $ per unit for that quarter (the “third target distribution”); and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

Percentage Allocations of Distributions from Operating Surplus

The following table illustrates the percentage allocations of distributions from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under the column heading “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any distributions from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution per Unit Target Amount.” The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2.0% general partner interest and assume that our general partner has contributed any additional capital necessary to maintain its 2.0% general partner interest, our general partner has not transferred its incentive distribution rights and there are no arrearages on common units.

	Total Quarterly Distribution per Unit Target Amount		Marginal Percentage Interest in Distributions
			Unitholders	General Partner
Minimum Quarterly Distribution	$		98.0%	2.0%
First Target Distribution	above $	up to $	98.0%	2.0%
Second Target Distribution	above $	up to $	85.0%	15.0%
Third Target Distribution	above $	up to $	75.0%	25.0%
Thereafter	above $		50.0%	50.0%

General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the initial holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. Our general partner’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions are payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for the prior four consecutive fiscal quarters and the amount of each such distribution did not exceed adjusted operating surplus for such quarter, respectively. If our general partner and its affiliates are not the holders of a majority of the incentive distribution rights at the time an election is made to reset the minimum quarterly distribution amount and the target distribution levels, then the proposed reset will be subject to the prior written concurrence of the general partner that the conditions described above have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and target distribution levels prior to the reset such that our general partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

In connection with the resetting of the minimum quarterly distribution amount and target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the cash distribution per common unit during such two-quarter period. Our general partner’s general partner interest in us (currently 2.0%) will be maintained at the percentage immediately prior to the reset election.

The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the amount of cash distributions received by our general partner in respect of its incentive distribution rights for the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the amount of cash distributed per common unit during each of these two quarters.

Following a reset election, a baseline minimum quarterly distribution amount will be calculated as an amount equal to the cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•

first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives an amount per unit equal to 115.0% of the reset minimum quarterly distribution for that quarter;

•

second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

•

third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

Because a reset election can only occur after the subordination period expires, the reset minimum quarterly distribution will have no significance except as a baseline for the target distribution levels.

The following table illustrates the percentage allocation of distributions of available cash from operating surplus between the unitholders and our general partner at various distribution levels (1) pursuant to the distribution provisions of our partnership agreement in effect at the closing of this offering, as well as (2) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly distribution amount per common unit during the two fiscal quarter immediately preceding the reset election was $        .

			Marginal Percentage Interest in Distributions
	Quarterly Distribution per Unit Prior to Reset		Unitholders	General Partner	Quarterly Distribution Per Unit Following Hypothetical Reset
Minimum Quarterly Distribution	$		98.0%	2.0%	$
First Target Distribution	up to $		98.0%	2.0%	above $	up to $	(1)
Second Target Distribution	above $	up to $	85.0%	15.0%	above $	up to $	(2)
Third Target Distribution	above $	up to $	75.0%	25.0%	above $	up to $	(3)
Thereafter	above $		50.0%	50.0%	above $

(1)	This amount is 115.0% of the hypothetical reset minimum quarterly distribution.
(2)	This amount is 125.0% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 150.0% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of distributions from operating surplus that would be distributed to the unitholders and our general partner, including in respect of its incentive distribution rights, or IDRs, based on an average of the amounts distributed for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be         common units outstanding, our general

partner’s 2.0% interest has been maintained and the average distribution to each common unit would be $         per quarter for the two consecutive non-overlapping quarters prior to the reset.

Prior to Reset
General Partner Cash Distributions
	Quarterly Distribution per Unit		Common Unitholders Cash Distribution	Common Units	2.0% General Partner Interest	IDRs	Total	Total Distribution
Minimum Quarterly Distribution	$		$	$	$	$	$	$
First Target Distribution	above $	up to $
Second Target Distribution	above $	up to $
Third Target Distribution	above $	up to $

Thereafter	above $		$	$	$	$	$	$

The following table illustrates the total amount of distributions from operating surplus that would be distributed to the unitholders and our general partner, including in respect of its incentive distribution rights, with respect to the quarter after the reset occurs. The table reflects that as a result of the reset there would be          common units outstanding, our general partner has maintained its 2.0% general partner interest and that the average distribution to each common unit would be $            . The number of common units to be issued to our general partner upon the reset was calculated by dividing (1) the average of the amounts received by the general partner in respect of its incentive distribution rights for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, or $            , by (2) the average of the cash distributions made on each common unit per quarter for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, or $        .

After Reset
General Partner Cash Distributions
	Quarterly Distribution per Unit		Common Unitholders Cash Distribution	Common Units Issued as a Result of the Reset	2.0% General Partner Interest	IDRs	Total	Total Distribution
Minimum Quarterly Distribution	$		$	$	$	$	$	$
First Target Distribution	above $	up to $
Second Target Distribution	above $	up to $
Third Target Distribution	above $	up to $

Thereafter	above $		$	$	$	$	$	$

Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

Our partnership agreement requires that we make distributions from capital surplus, if any, in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until the minimum quarterly distribution is reduced to zero, as described below;

•

second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit an amount from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions from capital surplus as if they were from operating surplus.

Effect of a Distribution From Capital Surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and target distribution levels to zero. We will then make all future distributions from operating surplus, with 50.0% is paid to all unitholders, pro rata, and 2.0% to our general partner and 48.0% to the holder of our incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our common units into fewer common units or subdivide our common units into a greater number of common units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	the target distribution levels;

•	the unrecovered initial unit price; and

•	the per unit amount of any outstanding arrearages in payment of the minimum quarterly distribution.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50.0% of its initial level, and each subordination unit would be split into two subordination units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if as a result of a change in law or interpretation thereof, we or any of our subsidiaries are treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is cash for that quarter (after deducting our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholdings taxes payable by reason of such change in law or interpretation) and the denominator of which is the sum of (1) cash for that quarter, plus (2) our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain or loss upon our liquidation to achieve this goal and cash may be distributed to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will generally allocate any gain to the partners in the following manner:

•	first, to our general partner to the extent of any negative balance in its capital account;

•

second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

•

third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•

fourth, 98.0% to all common and subordinated unitholders, pro rata, and 2.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98.0% to the common and subordinated unitholders, pro rata, and 2.0% to our general partner, for each quarter of our existence;

•

fifth, 85.0% to all common and subordinated unitholders, pro rata, and 15.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the common and subordinated unitholders, pro rata, and 15.0% to our general partner for each quarter of our existence;

•

sixth, 75.0% to all common and subordinated unitholders, pro rata, and 25.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the common and subordinated unitholders, pro rata, and 25.0% to our general partner for each quarter of our existence; and

•	thereafter, 50.0% to all common and subordinated unitholders, pro rata, and 50.0% to our general partner.

The percentage interests set forth above are based on the assumption that our general partner has not transferred the incentive distribution rights and that we do not issue additional classes of equity securities.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the fourth bullet point above will no longer be applicable.

Manner of Adjustments for Losses

If our liquidation occurs before the end of the subordination period, after making allocations of loss to the general partner and the unitholders in a manner intended to offset in reverse order the allocations of gain that have previously been allocated, we will generally allocate any loss to our general partner and unitholders in the following manner:

•

first, 98.0% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

•

second, 98.0% to the holders of common units in proportion to the positive balances in their capital accounts, and 2.0% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100.0% to our general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for federal income tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the partners’ capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made. By contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. In the event we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

The following table sets forth certain of our selected historical and pro forma financial and operating data. We derived our selected historical financial data as of December 31, 2011 and 2010, and for the years ended December 31, 2011, 2010 and 2009 from our historical audited Combined Financial Statements included elsewhere in this prospectus. We derived our selected historical financial data as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011 from our historical unaudited Combined Financial Statements included elsewhere in this prospectus. We derived our selected historical financial data as of September 30, 2011 and December 31, 2009 from our unaudited historical Combined Financial Statements not included in this prospectus.

Our Combined Financial Statements include amounts allocated from our sponsor for general corporate overhead costs attributable to our operations. The general corporate overhead expenses incurred by our sponsor include costs from certain corporate and shared services functions provided by our sponsor. The amounts reflected include (i) charges that were incurred by our sponsor that were specifically identified as being attributable to us and (ii) an allocation of all of our sponsor’s remaining general corporate overhead costs based on the proportional level of effort attributable to the operation of our facilities. These costs include legal, accounting, tax, treasury, engineering, information technology, insurance, employee benefit costs, communications, human resources, and procurement. All corporate costs that were specifically identifiable to a particular operating facility of our sponsor have been allocated to that facility, including our operating facilities. Where specific identification of charges to a particular operating facility was not practicable, a reasonable method of allocation was applied to all remaining general corporate overhead costs. The allocation methodology for all remaining corporate overhead costs is based on management’s estimate of the proportional level of effort devoted by corporate resources that is attributable to each of our sponsor’s operating facilities, including our operating facilities.

The Combined Financial Statements included in this prospectus may not necessarily reflect our financial position, results of operations and cash flows as if we had operated as a stand-alone public company during the periods presented. Accordingly, our historical results should not be relied upon as an indicator of our future performance.

At the closing of this offering, we will own a 65% interest in the entity that owns the Haverhill cokemaking facility and related assets and a 65% interest in the entity that owns the Middletown cokemaking facility and related assets. The unaudited pro forma Combined Financial Statements reflect the acquisition of our interests in these entities. Our unaudited pro forma Combined Financial Statements will show these entities as consolidated and, as a result, our sponsor’s remaining 35% interest in each of these entities will be reflected as a noncontrolling equity interest.

The selected pro forma combined financial data for the year ended December 31, 2011 and as of and for the nine months ended September 30, 2012 are derived from our unaudited pro forma Combined Financial Statements included elsewhere in this prospectus.

The unaudited pro forma Combined Financial Statements do not necessarily reflect what our financial position and results of operations would have been if we had operated as an independent, publicly-traded partnership during the periods shown. In addition, the unaudited pro forma Combined Financial Statements are not necessarily indicative of our future results of operations or financial condition. The assumptions and adjustments give effect to pro forma events that are (i) directly attributable to the offering, (ii) factually supportable and (iii) with respect to the pro forma Combined Statements of Operations, expected to have a continuing impact on the partnership. The pro forma combined financial data do not give effect to the estimated $2.5 million in incremental annual general and administrative expenses we expect to incur as a result of being a separate publicly-traded partnership. Additionally, if the omnibus agreement had been in effect during the year ended December 31, 2011 and the nine months ended September 30, 2012, then the corporate overhead allocated to us would have been lower by approximately $6.4 million and $5.1 million in such periods, respectively.

The following table includes the non-GAAP financial measures, EBITDA and Adjusted EBITDA, which we use to evaluate our operating performance. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net income as determined by GAAP, and our calculations thereof may not be comparable to those reported by other companies. We believe Adjusted EBITDA is an important measure of operating performance and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. Adjusted EBITDA, as presented herein, is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. We use non-GAAP financial measures as supplements to our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business. Adjusted EBITDA is a measure of operating performance that is not defined by GAAP and should not be considered a substitute for net (loss) income as determined in accordance with GAAP

Set forth below is additional detail as to how we use Adjusted EBITDA as a measure of operating performance, as well as a discussion of the limitations of Adjusted EBITDA as an analytical tool.

Operating Performance. Our management uses Adjusted EBITDA in a number of ways to assess our combined financial and operating performance, and we believe this measure is helpful to management and investors in identifying trends in our performance. Adjusted EBITDA helps management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance while neutralizing the impact of capital structure on results. Accordingly, we believe this metric measures our financial performance based on operational factors that management can impact in the short-term, namely our cost structure and expenses.

Limitations. Other companies may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Adjusted EBITDA also has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include that Adjusted EBITDA:

•	does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect our interest expense, or the cash requirements necessary to service interest on or principal payments of our debt;

•	does not reflect certain other non-cash income and expenses; and

•	excludes income taxes that may represent a reduction in available cash.

We explain EBITDA and Adjusted EBITDA and reconcile these non-GAAP financial measures to our net income, which is its most directly comparable financial measure calculated and presented in accordance with GAAP.

The information below should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Certain Relationships and Related Party Transactions,” our audited historical Combined Financial Statements and related notes and our unaudited pro forma Combined Financial Statements and related notes included elsewhere in this prospectus.

	Historical					Pro Forma
	Years Ended December 31,			Nine Months Ended September 30,		Year Ended December 31, 2011		Nine Months Ended September 30, 2012
	2011	2010	2009	2012	2011
	(Dollars in millions, except per unit data)
Income Statement Data:
Revenues
Sales and other operating revenue	$449.8	$360.7	$308.7	$554.0	$309.7		$449.8		$554.0

Costs and operating expenses
Cost of products sold and operating expenses	367.2	308.9	317.5	446.4	249.7		367.2		446.4
Selling, general and administrative expenses	25.7	11.7	8.4	16.5	17.6		25.7		16.5
Depreciation expense	18.6	17.2	13.7	24.4	12.7		18.6		24.4

Total costs and operating expenses	411.5	337.8	339.6	487.3	280.0		411.5		487.3

Operating income (loss)	38.3	22.9	(30.9)	66.7	29.7		38.3		66.7

Interest expense	4.7	—	—	7.8	2.1		14.1		10.6

Income (loss) before income tax expense (benefit)	33.6	22.9	(30.9)	58.9	27.6		24.2		56.1
Income tax expense (benefit)	2.8	(1.1)	(24.4)	17.4	4.1		—		—

Net income (loss)	$30.8	$24.0	$(6.5)	$41.5	$23.5		$24.2		$56.1

Less: Net income attributable to noncontrolling interests							13.4		23.3

Net income attributable to SunCoke Energy Partners, L.P.							$10.8		$32.8

General partner’s interest in net income
Common unitholders’ interest in net income						$		$

	Historical					Pro Forma
	Years Ended December 31,			Nine Months Ended September 30,		Year Ended December 31, 2011		Nine Months Ended September 30, 2012
	2011	2010	2009	2012	2011
	(Dollars in millions, except per unit data)
Subordinated unitholders’ interest in net income						$		$
Pro forma net income (loss) per common unit
Pro forma net income (loss) per subordinated unit

Cash Flow Data:
Net cash provided by (used in) operating activities	$23.5	$77.7	$(34.9)	$30.7	$3.0
Net cash used in investing activities	$(175.7)	$(180.9)	$(46.9)	$(8.1)	$(149.0)
Net cash provided by (used in) financing activities	$152.2	$103.2	$81.8	$(22.6)	$146.0

Capital expenditures:
Ongoing capital	6.3	12.9	6.1	8.1	3.6
Expansion capital	169.4	169.7	40.8	—	145.4

Total	$175.7	$182.6	$46.9	$8.1	$149.0

Balance Sheet Data (at period end):
Properties, plants and equipment, net	$783.8	$626.2	$460.7	$768.0	$762.7				$768.0
Total assets	$928.7	$728.4	$567.2	$922.1	$891.9				$973.2
Total liabilities	$305.5	$63.2	$29.2	$280.0	$282.2				$205.0
Total parent net equity/ partners’ capital attributable to SunCoke Energy Partners, L.P.	$623.2	$665.2	$538.0	$642.1	$609.7				$572.4

Coke Operating Data:
Capacity utilization (%)(1)	102	100	84	107	101
Coke production volume (thousands of tons)(2)	1,192	1,103	928	1,323	834
Coke sales volumes (thousands of tons)(3)	1,203	1,130	894	1,318	843		1,203		1,318

Other Financial Data:
Adjusted EBITDA(4)	$61.9	$44.8	$(10.1)	$93.8	$46.1		$40.2		$61.0
Adjusted EBITDA/ton(5)	$51.45	$39.65	$(11.30)	$71.17	$54.69		$51.41		$71.20

(1)	Periods prior to 2012 exclude capacity utilization for Middletown, which commenced operations in October 2011.
(2)	Includes Middletown production volumes of approximately 449,000 and approximately 68,000 tons for the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively.
(3)	Includes Middletown sales volumes of approximately 446,000 and approximately 68,000 tons for the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively.
(4)

EBITDA represents earnings before interest, taxes, depreciation and amortization. Our EBITDA for all periods presented reflects sales discounts included as a reduction in sales and other operating revenue in our Combined Statements of Operations. These sales discounts represent the sharing with our customers of a portion of nonconventional fuel tax credits, which reduce our income tax expense. However, we believe that our Adjusted EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit which is not included in EBITDA. Accordingly, in computing our Adjusted EBITDA, we have added back these sales discounts because the eligibility to generate these tax credits has expired. Therefore, our future results of operations will not reflect any of these sales discounts. Our Adjusted EBITDA also reflects the deduction of Adjusted EBITDA attributable to noncontrolling interests. As a result of these adjustments, our Adjusted EBITDA may not be comparable to EBITDA or similarly titled measures of other entities as other entities may not calculate EBITDA in the same manner as we do. Adjusted EBITDA does not represent and should not be considered an alternative to net income under GAAP. The following table (unaudited) reconciles net income to EBITDA and Adjusted EBITDA:

	Historical					Pro Forma
	Years Ended December 31,			Nine Months Ended September 30,		Year Ended December 31, 2011	Nine Months Ended September 30, 2012
	2011	2010	2009	2012	2011
	(Dollars in millions)
Net income (loss)	$30.8	$24.0	$(6.5)	$41.5	$23.5	$24.2	$56.1
Add: Depreciation	18.6	17.2	13.7	24.4	12.7	18.6	24.4
Add: Interest expense	4.7	—	—	7.8	2.1	14.1	10.6
Add: Income tax expense (benefit)	2.8	(1.1)	(24.4)	17.4	4.1	—	—

EBITDA	56.9	40.1	(17.2)	91.1	42.4	56.9	91.1
Add: Sales discounts provided to customers due to sharing of nonconventional fuel tax credits	5.0	4.7	7.1	2.7	3.7	5.0	2.7

Adjusted EBITDA attributable to controlling and noncontrolling interests	$61.9	$44.8	$(10.1)	$93.8	$46.1	$61.9	$93.8
Subtract: Adjusted EBITDA attributable to noncontrolling interests						21.7	32.8

Adjusted EBITDA	$61.9	$44.8	$(10.1)	$93.8	$46.1	$40.2	$61.0

(5)	Adjusted EBITDA per ton is calculated as Adjusted EBITDA divided by total coke sales volumes for historical periods and 65% of coke sales volumes for pro forma periods.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of the historical financial condition and results of operations in conjunction with our historical Combined Financial Statements and accompanying notes and the other financial information included elsewhere in this prospectus. Among other things, those financial statements include more detailed information regarding the basis of presentation for the following information. The financial statements have been prepared in accordance with GAAP.

Some of the information contained in this discussion includes forward-looking statements based on assumptions about our future business that are subject to risks and uncertainties that may result in actual results differing from statements we make. Our future results and financial condition may differ materially from those contained in the forward-looking statements. Please read “Cautionary Statement Concerning Forward-Looking Statements” for more information. You should also review the “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements.

The following discussion assumes that our business was operated as a separate entity prior to its inception. The entities that own our cokemaking facilities have been or will have been acquired as a reorganization under common control and have therefore been recorded at historical cost. The historical Combined Financial Statements, whose results are discussed below, have been carved out of the consolidated financial statements of our sponsor, which operated the Haverhill and Middletown cokemaking facilities during the periods presented. Our sponsor’s cokemaking facilities and other assets, liabilities, revenues and expenses that do not relate to the cokemaking facilities acquired or to be acquired by us are not included in our financial statements. Our financial position, results of operations and cash flows reflected in our combined consolidated carve-out financial statements include all expenses allocable to our business, but may not be indicative of those that would have been achieved had we operated as a separate public entity for all periods presented or of future results. The following financial information has been derived from the historical Combined Financial Statements and accounting records of SunCoke Energy Partners Predecessor and reflects significant assumptions and allocations.

Overview

We have been recently formed as a Delaware limited partnership to acquire, at the closing of this offering, an interest in each of two entities that own our sponsor’s Haverhill and Middletown cokemaking facilities and related assets, which will result in us owning a 65% interest in each of these entities. The Haverhill and Middletown facilities have a combined 300 cokemaking ovens with an aggregate capacity of approximately 1.7 million tons per year and an average age of four years. We currently operate at full capacity and expect to sell an aggregate of approximately 1.7 million tons of coke per year to two primary customers: AK Steel and ArcelorMittal. These coke sales agreements have an average remaining term of approximately 13 years and contain pass-through provisions for costs we incur in the cokemaking process, including coal procurement costs, subject to meeting contractual coal-to-coke yields, operating and maintenance expenses, costs related to the transportation of coke to our customers, taxes (other than income taxes) and costs associated with changes in regulation.

Coke is a principal raw material in the blast furnace steelmaking process. Coke is generally produced by heating metallurgical coals in a refractory oven to approximately 2,000 degrees Fahrenheit, which releases certain volatile components from the coal, thus transforming the coal into coke. Our cokemaking ovens utilize efficient, modern heat recovery technology designed to combust the coal’s volatile components liberated during the cokemaking process and to use the resulting heat to create steam or electricity for sale. This differs from by-product cokemaking which seeks to repurpose the coal’s liberated volatile components for other uses.

Our core business model is predicated on providing steelmakers an alternative to investing capital in their own captive coke production facilities. We direct our marketing efforts toward steelmaking customers who require coke for their blast furnaces.

The following table sets forth information about our cokemaking facilities and our coke and energy sales agreements:

Facility	Location	Coke Customer	Year of Start Up	Contract Expiration	Number of Coke Ovens	Cokemaking Capacity (thousands of tons)	Use of Waste Heat
Haverhill 1	Franklin Furnace, Ohio	ArcelorMittal	2005	2020	100	550	Process steam
Haverhill 2	Franklin Furnace, Ohio	AK Steel	2008	2022	100	550	Power generation
Middletown(1)	Middletown, Ohio	AK Steel	2011	2032	100	550	Power generation

Total					300	1,650

(1)	Cokemaking capacity represents stated capacity for the production of blast furnace coke. The Middletown coke sales agreement provides for coke sales on a “run of oven” basis, which includes both blast furnace coke and small coke. Middletown capacity on a “run of oven” basis is approximately 578,000 tons per year.

Our coke sales are made pursuant to long-term contracts with an average remaining term of approximately 13 years and contain highly similar contract provisions. Specifically, each agreement includes:

•

Take-or-Pay Provisions. Substantially all of our current coke sales are under take-or-pay contracts that require us to produce the contracted volumes of coke and require the customer to purchase all of our coke production, in certain cases subject to a tonnage maximum in excess of our stated capacity. As a result, our ability to produce the contracted coke volume and performance by our customers are key determinants of our profitability. We do not have any significant spot coke sales; accordingly spot prices for coke do not generally affect our revenues.

•

Coal Cost Component with Pass-Through Provisions. The largest cost component of our coke is the cost of purchased coal, including any transportation or handling costs. Under our contracts, coal costs are a pass-through component of the coke price, provided that we realize certain targeted coal-to-coke yields. When targeted coal-to-coke yields are achieved, the price of coal is not a significant determining factor in profitability, although it does affect our revenue and cost of sales for these facilities in approximately equal amounts. However, to the extent that the actual coal-to-coke yields are less than the contractual standard, we are responsible for the cost of the additional coal used in the cokemaking process. Conversely, to the extent our actual coal-to-coke yields are higher than the contractual standard, we realize higher margins.

At Haverhill, we have achieved our coal-to-coke yields for all periods presented. At Middletown, our actual coal-to-coke yields were lower than the contractual standard in 2012 due to the start-up of operations, which lowered operating income by $1.4 million.

•

Operating Cost Component with Pass-Through or Inflation Adjustment Provisions. Our coke prices include an operating cost component. At Haverhill 1, under our coke sales agreement with ArcelorMittal, the operating cost component for our coke sales are fixed subject to an annual adjustment based on an inflation index. At Haverhill 2, operating costs under our coke sales agreement with AK Steel are passed through to the customer subject to an annually negotiated budget. We share any difference in costs from the budgeted amounts with our customer. Middletown has a contractually-based fixed operating cost fee, which does not reflect a full recovery of costs, for 2012. The recovery rate in 2013 will be adjusted and based on budgeted costs, which we believe will be more reflective of a full cost recovery. Accordingly, actual operating costs can have a significant impact on the profitability of our cokemaking facilities.

•

Fixed Fee Component. Our coke prices also include a per ton fixed fee component for each ton of coke sold to the customer in order to provide a return on capital, which was determined at the inception of the coke sales agreement and is effective for the term of each sales agreement.

•

Tax Component. Our coke sales agreements also contain provisions that generally permit the pass-through of all applicable taxes (other than income taxes) related to the production of coke at our facilities.

•

Coke Transportation Cost Component. Where we deliver coke to our customers via rail, our coke sales agreements also contain provisions that permit the pass-through of all applicable transportation costs related to the transportation of coke to our customers.

•

Use of Waste Heat. Haverhill 1 includes a process steam plant that uses hot flue gas from the cokemaking process to produce low-pressure steam. The low-pressure steam is sold to a third party pursuant to a steam supply and purchase agreement. Our Middletown facility and Haverhill 2 facility include cogeneration plants that use the hot flue gas generated by the cokemaking process to generate electricity. The electricity is either sold into the regional power market or to AK Steel pursuant to energy sales agreements.

Items Impacting Comparability

•

Ownership of the Haverhill and Middletown Facilities. We do not own all of the interests in the entities that own the Haverhill and Middletown facilities. As a result, our cash flow will not include distributions on our sponsor’s interest in these entities. Upon completion of this offering, we will own a 65% interest in each of two entities that own the Haverhill and Middletown facilities, and our sponsor will own (i) a 35% interest in each of these two entities, (ii) a         % limited partner interest in us, and (iii) a 100% interest in our general partner which owns our incentive distribution rights. Through its ownership of our general partner, our sponsor will control the operations of the two entities that own the Haverhill and Middletown facilities. The cash distribution policies of each of these two entities are to distribute all of their cash available for distribution each quarter. In determining the amount of cash available for distribution to us by these two entities and by us to our unitholders, our board of directors must approve the amount of cash reserves to be set aside, including reserves for future ongoing and replacement capital expenditures, working capital and other matters. Distributions by the entities that own the Haverhill and Middletown facilities to our sponsor in respect of our sponsor’s 35% ownership interest in these two entities will not be included in our cash flow in the future.

•

Resolution of Contract Disputes with ArcelorMittal. In January 2011, our sponsor participated in court ordered mediation with ArcelorMittal related to a commercial agreement at one of our sponsor’s cokemaking facilities other than Haverhill or Middletown. As a result of that mediation, among other things, the parties agreed to amend the Haverhill coke sales agreement effective January 1, 2011 to increase the operating cost and fixed fee components of the coke price under the agreement. The parties also agreed that the take-or-pay provisions of the coke sales agreement would remain in effect through December 2020. Prior to the settlement, these take-or-pay provisions were scheduled to change in the second half of 2012 into annually adjusted provisions that would have only required ArcelorMittal to purchase coke from us for its projected requirements above certain fixed thresholds. If the amendments to the coke supply agreement had been in place during 2010 and 2009, the pretax earnings of Haverhill would have been increased by approximately $18 million and $13 million, respectively.

•

Middletown Project Execution. We commenced operations at our Middletown, Ohio cokemaking facility in October 2011. Total costs of the project were approximately $410 million. The Middletown facility reached full production during the first quarter of 2012.

•

Corporate Support Services. Historically, our operating expenses have included allocations of certain general and administrative costs from our sponsor for services provided to us by our sponsor. Upon completion of the offering, we will reimburse our general partner and its affiliates for all expenses they incur and payments they make on our behalf in accordance with our partnership agreement. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed, and the amount of such charges could vary from historical amounts. Upon completion of this offering, we anticipate we will incur additional selling, general and administrative expenses of approximately $2.5 million per year as a result of being a publicly-traded partnership, such as expenses associated with annual and quarterly reporting, tax return preparation, Schedule K-1 preparation and distribution expenses, Sarbanes-Oxley compliance expenses, expenses associated with listing on the NYSE, independent auditor fees, legal fees, investor relations expenses, registrar and transfer agent fees, director and officer insurance expenses and director compensation expenses. Additionally, indirect corporate overhead attributable to our operations will be allocated pursuant to the omnibus agreement. We estimate that such allocation will result in a reduction of allocated corporate overhead costs. We estimate that if the omnibus agreement had been in effect during the year ended December 31, 2011 and the nine months ended September 30, 2012, then the corporate overhead allocated to us would have been lower by approximately $6.4 million and $5.1 million in such periods, respectively. This reduction in selling, general and administrative expenses is not reflected in our unaudited pro forma Combined Financial Statements.

•

Income Taxes. The historical Combined Financial Statements of our predecessor include U.S. federal income tax expenses calculated on a theoretical separate-return basis. Following our initial public offering we will not pay federal income taxes on the operating income generated by our cokemaking subsidiaries. Because the income earned by our process steam and power generation subsidiaries may not be qualifying income for U.S. federal income tax purposes, if the income generated by these subsidiaries increases as a percentage of our total gross income, such that we are at risk of exceeding the amount of nonqualifying income we can earn and still be classified as a partnership for federal tax purposes (the limitation is 10% of our gross income each year), we may file an election to have one or both of these subsidiaries treated as a corporation for U.S. federal income tax purposes. We currently estimate that approximately     % of our projected annual gross income is not qualifying income. For a discussion of qualifying income, please read “Material U.S. Federal Income Tax Consequences—Taxation of the Partnership—Partnership Status.” Should we be required to pay federal income tax on our process steam and power generation subsidiaries, approximately 94% of our pro forma revenues for each of the year ended December 31, 2011 and the nine months ended September 30, 2012 is attributable to our cokemaking operations and approximately 6% of our pro forma revenues for each of the year ended December 31, 2011 and nine months ended September 30, 2012 is attributable to our process steam and power generation subsidiaries.

•

Financing Arrangements. Historically, our primary source of liquidity has been cash from operations and contributions from our sponsor. Effective July 26, 2011, our sponsor allocated $225.0 million of debt and related debt issuance costs to us. In connection with this allocation, interest expense has also been allocated to us. Prior to July 26, 2011, our sponsor did not have any external debt, and no debt or interest expense was allocated to us. For the nine months ended September 30, 2012, September 30, 2011 and year ended December 31, 2011, the Combined Statement of Operations includes an allocation of interest expense of $7.8 million, $2.1 million and $4.7 million, respectively. There was no interest expense allocated for the years ended December 31, 2010 and 2009. The amount of consolidated debt attributed to the Combined Financial Statements may not be indicative of the actual amounts that we would have incurred had we been operating as an independent, publicly-traded partnership for the periods presented. In connection with the closing of this offering, we will assume and promptly repay, with the net proceeds of this offering and our concurrent senior notes offering, $225.0 million of our sponsor’s debt and we will enter into a $100.0 million revolving credit facility, which we anticipate will be undrawn at the closing of this offering, and will issue approximately $150.0 million aggregate principal amount of senior notes. Completion of this offering is contingent upon the issuance of the senior notes and the entry into the revolving credit facility.

Results of Operations

We operate in one industry, deriving revenues from cokemaking facilities located in Ohio. Our facilities have similar long-term economic characteristics, products, production processes, types and classes of customers and methods used to distribute their products. Accordingly, we have one reportable segment. The following table sets forth amounts from the Combined Statements of Operations and other operating data for the years ended December 31, 2011, 2010 and 2009, and the nine months ended September 30, 2012 and 2011.

	Years Ended December 31,			Nine Months Ended September 30,
	2011	2010	2009	2012	2011
	(Dollars in millions)
Revenues
Sales and other operating revenue	$449.8	$360.7	$308.7	$554.0	$309.7
Costs and operating expenses
Cost of products sold and operating expenses	367.2	308.9	317.5	446.4	249.7
Selling, general and administrative expenses	25.7	11.7	8.4	16.5	17.6
Depreciation expense	18.6	17.2	13.7	24.4	12.7

Total costs and operating expenses	$411.5	$337.8	$339.6	$487.3	$280.0
Operating income (loss)	$38.3	$22.9	$(30.9)	$66.7	$29.7
Interest expense	4.7	—	—	7.8	2.1

Income (loss) before income tax expense	$33.6	$22.9	$(30.9)	$58.9	$27.6
Income tax expense (benefit)	2.8	(1.1)	(24.4)	17.4	4.1

Net income (loss)	$30.8	$24.0	$(6.5)	$41.5	$23.5

Coke Operating Data:
Capacity utilization (%)(1)	102	100	84	107	101
Coke production volumes (thousands of tons)(2)	1,192	1,103	928	1,323	834
Coke sales volumes (thousands of tons)(3)	1,203	1,130	894	1,318	843

(1)	Periods prior to 2012 exclude capacity utilization for Middletown, which commenced operations in October 2011.
(2)	Includes Middletown production volumes of 449,000 and 68,000 tons for the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively.
(3)	Includes Middletown sales volumes of 446,000 and 68,000 tons for the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively.

Nine Months Ended September 30, 2012 compared to Nine Months Ended September 30, 2011

Revenues. Our total revenues, net of sales discounts, increased $244.3 million, or 79%, to $554.0 million for the nine months ended September 30, 2012 compared to $309.7 million for the corresponding period of 2011. Total revenues include energy revenues of $31.4 million and $20.7 million for the nine months ended September 30, 2012 and 2011, respectively. The increase in total revenues was primarily due to the start-up of operations at our Middletown facility, which contributed $217.2 million to the increase. The Haverhill facility contributed the remaining $27.1 million of the increase. Increased volumes at Haverhill of 28,000 tons, or 3.3%, contributed $9.6 million to the increase in revenues while the pass-through of higher coal costs contributed an additional $11.1 million. Additionally, $10.4 million of the increase was primarily attributable to the pass-through of higher transportation costs offset by decreased energy revenues of $4.0 million primarily due to decreased pricing.

Costs and Operating Expenses. Total operating expenses increased $207.3 million, or 74%, to $487.3 million for the nine months ended September 30, 2012 compared to $280.0 million for the corresponding period of 2011. The increase was primarily attributable to the start-up of operations at our Middletown facility, which contributed $185.1 million to the increase. Higher coal and transportation costs at our Haverhill facility contributed an additional $24.0 million to the increase. Selling, general and administrative expenses at Haverhill increased $1.2 million while depreciation expense increased $1.3 million. The increase in depreciation expense is primarily due to accelerated depreciation on certain assets due to a change in their estimated useful lives. These increases were partially offset by cost decreases of $4.3 million, primarily related to a favorable comparison to the prior year period which included costs associated with the relocation of our sponsor’s corporate headquarters.

Interest Expense. Interest expense was $7.8 million for the nine months ended September 30, 2012 compared to $2.1 million for the corresponding period of 2011. Comparability between periods is impacted by the financing activities discussed above.

Income Taxes. Income tax expense increased $13.3 million to $17.4 million for the nine months ended September 30, 2012 compared to $4.1 million for the corresponding period of 2011. Our effective tax rate, excluding tax credits, was 35.2 percent for the nine months ended September 30, 2012 compared to 35.1 percent for the corresponding period of 2011. Nonconventional fuel tax credits decreased $2.3 million to $3.3 million for the nine months ended September 30, 2012 period from $5.6 million in the same period of 2011 due to the expiration of the nonconventional fuel tax credits at our Haverhill 2 facility.

Year Ended December 31, 2011 compared to Year Ended December 31, 2010

Revenues. Our total revenues, net of sales discounts, increased $89.1 million, or 25%, to $449.8 million for the year ended December 31, 2011 compared to $ 360.7 million for the corresponding period of 2010. Total revenues include energy revenues of $27.8 million and $27.3 million for 2011 and 2010, respectively. The start-up of Middletown operations in the fourth quarter of 2011 contributed $28.6 million to the increase in sales.

Excluding Middletown, the increase in total revenues was mainly attributable to higher pricing driven by the pass-through of higher coal costs, which contributed to $32.5 million of the increase. Higher fixed fee revenue and fees for the reimbursement of operating costs contributed $31.1 million to total revenue. This increase from 2011 is directly related to the amendment of the coke sales agreement with ArcelorMittal on January 1, 2011 to increase the operating cost and fixed fee components of the coke price. Coke sales volumes also increased approximately 5,000 tons, or 1%, in 2011 compared to 2010, which contributed $1.4 million to the increase. Haverhill capacity utilization in 2011 and 2010 was 102% and 100%, respectively. These increases were partially offset by reductions to total revenues of approximately $5.0 million primarily related to lower transportation costs.

Costs and Operating Expenses. Total costs and operating expenses increased $73.7 million, or 22%, to $411.5 million for the year ended December 31, 2011 compared to $337.8 million for the corresponding period of 2010. The start-up of Middletown operations in the fourth quarter of 2011 contributed $30.3 million to the increase. Operations at Haverhill contributed to the remainder of the increase which was driven primarily by higher purchased coal costs of $38.1 million. Coke sales volumes at Haverhill also increased approximately 5,000 tons, which contributed an additional $1.7 million to the increase. Other costs at Haverhill increased $3.6 million in 2011, primarily due to higher corporate expenses allocated from our sponsor, which increased due to higher headcount and costs associated with our sponsor becoming a public company.

Interest Expense. Interest expense was $4.7 million for the year ended December 31, 2011 compared to zero for the corresponding period of 2010. Comparability between periods is impacted by the financing activities discussed above.

Income Taxes. Income tax expense (benefit) increased $3.9 million to expense of $2.8 million for the year ended December 31, 2011 compared to a benefit of $1.1 million for the corresponding period of 2010. Our effective tax rate, excluding nonconventional fuel tax credits, was 35.5% for the year ended December 31, 2011 compared to 35.0% for the corresponding period of 2010. The increase in our effective tax rate was largely due to nondeductible items related to fines and penalties. Nonconventional fuel tax credits were $9.1 million for the year ended December 31, 2011 and remained unchanged from $9.1 million in the same period of 2010.

Year Ended December 31, 2010 compared to Year Ended December 31, 2009

Revenues. Our total revenues, net of sales discounts, increased $52.0 million, or 17%, to $360.7 million for the year ended December 31, 2010 compared to $308.7 million for the corresponding period of 2009. Operational improvements at Haverhill increased capacity utilization from 84% in 2009 to 100% in 2010, which favorably impacted volumes and sales. Coke sales volumes increased 236,000 tons, or 26%, in 2010 compared to 2009 primarily due to the resolution of operating difficulties experienced in 2009. Energy revenues increased $8.9 million from $18.4 million in 2009 to $27.3 million in 2010. In August 2009, we terminated our coke sales agreements with OAO Severstal and entered into a coke sales agreement with AK Steel. Under the agreement with AK Steel, certain coal costs related to the OAO Severstal purchase contracts could not be recovered, which adversely impacted revenues in 2009. These changes contributed $39.7 million to the increase in revenue in 2010. Sales discounts decreased $3.4 million from 2009 to 2010 due to the expiration of the nonconventional fuel tax credit at our Haverhill 1 facility and further contributed to the increase in revenue.

Costs and Operating Expenses. Total costs and operating expenses decreased $1.8 million to $337.8 million for the year ended December 31, 2010 compared to $339.6 million for the corresponding period of 2009. The decrease in cost of products sold and operating expenses was primarily attributable to reduced operating and transportation costs of $10.4 million driven by the resolution of operating difficulties at Haverhill experienced in 2009 related to the start-up of the Haverhill 2 facility. This decrease was partially offset by a $2.5 million increase in coal costs. Additionally, selling, general and administrative expenses increased $2.6 million and depreciation expense increased $3.5 million as a result of the Haverhill 2 facility being completely operational in 2010.

Income Taxes. Income tax benefit decreased $23.3 million to $1.1 million for the year ended December 31, 2010 compared to $24.4 million for the corresponding period of 2009. Our effective tax rate, excluding nonconventional fuel tax credits, was 35.0% for the year ended December 31, 2010, which remained unchanged from the corresponding period of 2009. Nonconventional fuel tax credits decreased $4.5 million to $9.1 million for the year ended December 31, 2010 from $13.6 million in the same period of 2009 due to the expiration of the nonconventional fuel tax credits at our Haverhill 1 facility.

Liquidity and Capital Resources

Our operations have historically been funded from our operations and funding from our sponsor. Our cash receipts were historically deposited in our sponsor’s bank accounts and cash disbursements were made from those accounts. Consequently, our historical financial statements have reflected no cash balances. Cash transactions processed on our behalf by our sponsor were reflected in parent net equity as intercompany advances between us and our sponsor. Following the offering, we will maintain our own bank accounts.

We expect our sources of liquidity to include the retention of a portion of the proceeds from this offering and our concurrent offering of senior notes, cash generated from operations, borrowings under our new revolving credit facility and, from time to time, debt and equity offerings. We operate in a capital-intensive industry, and our primary liquidity needs are to finance the replacement of partially or fully depreciated assets and other capital expenditures, service our debt, fund investments, fund working capital, maintain cash reserves and pay distributions. We believe our current resources, including the potential borrowings under our new revolving credit facility discussed below, are sufficient to meet our working capital requirements for our current business for at least the next twelve months. Because it is our intent to distribute at least the minimum quarterly distribution on all of our units on a quarterly basis, we expect that we will rely upon external financing sources, including bank borrowings and the issuance of debt and equity securities, to fund acquisitions and other expansion capital expenditures.

Concurrently with the closing of this offering, we expect to enter into a new $100.0 million revolving credit facility, which we anticipate will be undrawn at the closing of this offering. Please read “—New Revolving Credit Facility.” We also expect to issue approximately $150.0 million aggregate principal amount of senior notes. Please read “—Senior Notes.”

Because we intend to distribute substantially all of our cash available for distribution, our growth may not be as fast as the growth of businesses that reinvest their available cash to expand ongoing operations. Moreover, our future growth may be slower than our historical growth. We expect that we will, in large part, rely upon external financing sources, including bank borrowings and issuances of debt and equity securities, to fund acquisitions and expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy could significantly impair our ability to grow. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. The incurrence of additional debt by us would result in increased interest expense, which in turn may also affect the amount of cash that we have available to distribute to our unitholders.

The following table sets forth a summary of the net cash provided by (used in) operating, investing and financing activities for the years ended December 31, 2011, 2010 and 2009 and nine months ended September 30, 2012 and 2011:

	Years Ended December 31,			Nine Months Ended September 30,
	2011	2010	2009	2012	2011
	(Dollars in millions)
Net cash provided by (used in) operating activities	$23.5	$77.7	$(34.9)	$30.7	$3.0
Net cash used in investing activities	(175.7)	(180.9)	(46.9)	(8.1)	(149.0)
Net cash provided by (used in) financing activities	152.2	103.2	81.8	(22.6)	146.0

Net change in cash and cash equivalents	$—	$—	$—	$—	$—

Cash Provided by (Used in) Operating Activities

Net cash provided by operating activities increased by $27.7 million for the nine months ended September 30, 2012 as compared to the corresponding period in 2011. The increase was primarily attributable to the contribution of the Middletown operations in the nine months ended September 30, 2012.

Net cash provided by operating activities decreased by $54.2 million for the year ended December 31, 2011 as compared to the corresponding period in 2010. The decrease was primarily attributable to increases in working capital in 2011 largely due to increased coal inventory levels related to the start-up of the Middletown facility in 2011.

Net cash provided by operating activities increased by $112.6 million for the year ended December 31, 2010 as compared to the corresponding period in 2009. The increase was primarily attributable to the results of operations and reductions in working capital in 2010 as compared to 2009. Working capital decreased due to the commencement of the Middletown construction in 2010 which increased payables by $21.4 million. Additionally, Haverhill purchased higher amounts of coal earlier in 2009 which resulted in lower payables at the end of 2009 as compared to 2010.

Cash Used in Investing Activities

Cash used in investing activities decreased by $140.9 million for the nine months ended September 30, 2012 as compared to the corresponding period in 2011. The decrease was primarily attributable to an absence of capital expenditures associated with the construction of the Middletown facility in 2011.

Cash used in investing activities decreased by $5.2 million for the year ended December 31, 2011 as compared to the corresponding period in 2010. The decrease was primarily attributable to lower ongoing capital expenditures at our Haverhill facility. Expansion capital expenditures at our Middletown facility were comparable in 2011 and 2010.

Cash used in investing activities increased by $134.0 million for the year ended December 31, 2010 as compared to the corresponding period in 2009. The increase was primarily attributable to capital expenditures associated with the construction of the Middletown facility.

Cash Provided by (Used in) Financing Activities

Our operations have historically been funded with cash from our operations and funding from our sponsor. As a result, none of our sponsor’s cash has been assigned to us in the Combined Financial Statements and the changes in cash flow from operating and investing activities are currently the only impacts on our cash flow from financing activities. Transfers of cash to and from SunCoke’s financing and cash management program are reflected as a component of parent net equity on the Combined Balance Sheets and directly impact our cash flow from financing activities. Following the offering, we will maintain our own bank accounts.

Net cash provided by (used in) financing activities changed by $168.6 million to $22.6 million used in financing activities for the nine months ended September 30, 2012 from $146.0 million provided by financing activities for the same prior year period. The change is due to a decreased contribution from our sponsor in 2012.

Net cash provided by financing activities increased by $49.0 million for the year ended December 31, 2011 as compared to the corresponding period in 2010 as a result of higher capital expenditures, partially offset by higher operating cash flow.

Net cash provided by financing activities increased by $21.4 million for the year ended December 31, 2010 as compared to the corresponding period in 2009 due to an increased contribution from our sponsor primarily to fund capital expenditures.

New Revolving Credit Facility

In connection with this offering, we intend to enter into a new $100.0 million revolving credit facility. The new revolving credit facility will mature in                 , and borrowings will bear interest at a variable rate per annum equal to the lesser of LIBOR or a base rate, as the case may be, plus an applicable margin. The new revolving credit facility will be available to fund working capital and for general corporate purposes. Immediately following the completion of this offering, we expect to have available undrawn borrowing capacity of $100.0 million under the new revolving credit facility.

The credit agreement that evidences our new revolving credit facility, or the credit agreement, will contain various covenants that may limit, among other things, our ability to grant liens, make certain loans or investments, incur additional indebtedness or guarantee other indebtedness, sell our assets, acquire or merge with another company or make distributions if any event of default exists or would result therefrom.

The credit agreement will also contain financial covenants that, among other things, will require us to maintain specified financial ratios. We expect that such ratios will include a maximum debt to EBITDA ratio of not more than                to 1.0 and a minimum EBITDA to interest expense ratio of not less than                to 1.0.

The credit agreement will contain customary events of default, the occurrence of which will allow the lenders to accelerate the maturity of the new revolving credit facility and exercise other rights and remedies.

In addition, the obligations under the revolving credit facility will be guaranteed by each direct and indirect, existing and future, domestic material restricted subsidiary, including our operating subsidiaries. The revolving credit facility is expected to be secured on a first priority basis by a perfected security interest in substantially all of our and each guarantor’s tangible and intangible assets.

Senior Notes

Concurrent with the closing of this offering, we expect to issue approximately $150.0 million aggregate principal amount of senior notes. The net proceeds from the senior notes offering, together with the net proceeds of this offering of our common units, will be used as described in “Use of Proceeds.” The indenture governing the notes will contain covenants, including, among other things, covenants that restrict our ability to make distributions, investments or other restricted payments if our fixed charge coverage ratio is less than         to 1.0, incur additional indebtedness if our fixed charge coverage ratio would be less than         to 1.0, create liens, sell assets, consolidate or merge with any other person or engage in transactions with affiliates. These covenants are subject to a number of important qualifications, limitations and exceptions. In addition, the indenture contains other customary terms, including certain events of default upon the occurrence of which, the notes may be declared immediately due and payable.

Starting on                 , we will be able to redeem some or all of the notes at a premium that will decrease over time, plus accrued and unpaid interest to the date of redemption. Prior to                 , we will be able, at our option, to redeem up to     % of the aggregate principal amount of the notes at a price of     % of the principal thereof, plus accrued and unpaid interest to the date of redemption, with the proceeds of certain equity offerings. In addition, at our option, prior to                 , we may redeem some or all of the notes by paying a “make whole” premium, plus accrued and unpaid interest to the date of redemption. If a change of control occurs, each holder of the senior notes may require us to repurchase all or a portion of its notes for cash at a price equal to 101% of the aggregate principal amount of such notes, plus any accrued and unpaid interest to the date of repurchase. Interest on the notes is payable in cash semi-annually in arrears, commencing on                 , through maturity.

Capital Requirements and Expenditures

Our cokemaking operations are capital intensive, requiring significant investment to upgrade or enhance existing operations and to meet environmental and operational regulations. Our capital requirements have consisted, and are expected to consist, primarily of:

•	ongoing capital expenditures required to maintain equipment reliability, ensure the integrity and safety of our coke ovens and steam generators and comply with environmental regulations;

•	environmental remediation capital expenditures required to implement design changes to ensure that our existing facilities operate in accordance with existing environmental permits; and

•	expansion capital expenditures to acquire and/or construct complementary assets to grow our business and to expand existing facilities in order to capture market share.

The following table summarizes ongoing and expansion capital expenditures for the years ended December 31, 2011, 2010 and 2009 and the nine months ended September 30, 2012 and 2011:

	Years Ended December 31,			Nine Months Ended September 30,
	2011	2010	2009	2012	2011
	(Dollars in millions)
Ongoing capital	$6.3	$12.9	$6.1	$8.1	$3.6
Expansion capital
Middletown	169.4	169.7	25.4	—	145.4
Haverhill	—	—	15.4	—	—

	169.4	169.7	40.8	—	145.4

Total	$175.7	$182.6	$46.9	$8.1	$149.0

Our capital expenditures for 2012 are expected to be approximately $17 million, of which ongoing capital expenditures are anticipated to be approximately $13 million. Ongoing capital expenditures are capital expenditures made to maintain the existing operating capacity of our assets and/or to extend their useful lives. Ongoing capital expenditures also include new equipment that improves the efficiency, reliability or effectiveness of existing assets. Ongoing capital expenditures do not include normal repairs and maintenance, which are expensed as incurred, or significant replacement capital expenditures. We will retain approximately $67 million of proceeds from this offering to pre-fund certain identified environmental capital expenditures. In 2012, we anticipate spending approximately $4 million in environmental remediation capital to comply with the expected terms of a consent decree negotiated with the EPA to resolve past NOVs with respect to our air permits. Our sponsor will indemnify us for certain environmental remediation costs, as described in “Certain

Relationships and Related Party Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement.” Environmental remediation capital expenditures in 2011, 2010 and 2009 were immaterial.

Our business is capital intensive, requiring capital to fund the construction or acquisition of assets and to maintain such assets. The level of future capital expenditures will depend on various factors, including market conditions and customer requirements, and may differ from current or anticipated levels. Material changes in capital expenditures levels may impact financial results, including but not limited to the amount of depreciation, interest expense and repair and maintenance expense.

Contractual Obligations

The following table summarizes our significant contractual obligations as of December 31, 2011:

		Payment Due Dates
	Total	2012	2013-2014	2015-2016	Thereafter
	(Dollars in millions)
Operating leases(1)	$5.4	$1.3	$2.6	$1.5	$—
Purchase obligations:
Coal	473.9	473.9	—	—	—
Transportation and coal handling(2)	601.2	48.6	87.1	89.6	375.9
Other(3)	9.2	9.2	—	—	—
Total debt(4):
Principal	225.0	—	—	—	225.0
Interest	60.3	9.2	18.4	18.4	14.3

Total	$1,375.0	$542.2	$108.1	$109.5	$615.2

(1)	Our operating leases include leases for office space, land, locomotives, office equipment and other property and equipment. Operating leases include all operating leases that have initial noncancelable terms in excess of one year.
(2)	Transportation and coal handling services consist primarily of railroad and terminal services attributable to delivery and handling of coke sales. Long-term commitments generally relate to locations for which limited transportation options exist and match the length of the related coke sales agreement.
(3)	Primarily represents open purchase orders for materials and supplies.
(4)	Upon closing of the offering, we will assume and promptly repay, with the net proceeds of this offering and our concurrent senior notes offering, $225.0 million of debt under our sponsor’s term loan.

A purchase obligation is an enforceable and legally binding agreement to purchase goods or services that specifies significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Our principal purchase obligations in the ordinary course of business consist of coal and transportation and coal handling services, including railroad services. Our coal purchase obligations are generally for terms of one or two years and are based on fixed prices. These purchase obligations generally include fixed or minimum volume requirements. Transportation and coal handling obligations also typically include required minimum volume commitments and are for long-term agreements. The purchase obligation amounts in the table above are based on the minimum quantities or services to be purchased at estimated prices to be paid based on current market conditions. Accordingly, the actual amounts may vary significantly from the estimates included in the table.

The table above excludes principal and interest payments attributable to advances from our sponsor. In connection with this offering, we expect to enter into debt financing transactions described under “—New Revolving Credit Facility” and “—Senior Notes” above. We also have excluded obligations with respect to our sponsor’s postretirement health care plans. For more details on these arrangements, see Note 8 to the Combined Financial Statements of SunCoke Energy Partners Predecessor located elsewhere in this prospectus.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Impact of Inflation

Although the impact of inflation has slowed in recent years, it is still a factor in the U.S. economy and may increase the cost to acquire or replace properties, plants, and equipment and may increase the costs of labor and supplies. To the extent permitted by competition, regulation and existing agreements, we have generally passed along increased costs to our customers in the form of higher fees and we expect to continue this practice.

New and Revised Financial Accounting Standards

We qualify as an emerging growth company under Section 109 of the JOBS Act. An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 108 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon the Combined Financial Statements of SunCoke Energy Partners Predecessor, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is a reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. Estimates and assumptions are evaluated on a regular basis. We and our predecessor base our respective estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which are not readily apparent from other sources. Actual results may differ from estimates and assumptions used in preparation of the Combined Financial Statements.

Upon closing of this offering, the historical Combined Financial Statements of SunCoke Energy Partners Predecessor will become the Combined Financial Statements of SunCoke Energy Partners, L.P. Consequently, the critical accounting policies and estimates of our predecessor will become our critical accounting policies and estimates. We believe these accounting policies reflect the more significant estimates and assumptions used in preparation of financial statements. Please read Note 2 to the SunCoke Energy Partners Predecessor audited historical Combined Financial Statements included elsewhere in this prospectus for a discussion of additional accounting policies, estimates and judgments made by its management.

Properties, Plants and Equipment

The cost of plants and equipment is generally depreciated on a straight-line basis over the estimated useful lives of the assets. Useful lives of assets which are depreciated on a straight-line basis are based on historical experience and are adjusted when changes in the expected physical life of the asset, its planned use, technological advances, or other factors show that a different life would be more appropriate. Changes in useful lives that do not result in the impairment of an asset are recognized prospectively.

Normal repairs and maintenance costs are expensed as incurred. Amounts incurred that extend an asset’s useful life, increase its productivity or add production capacity are capitalized. Direct costs, such as outside labor, materials, internal payroll and benefit costs, incurred during the construction of a new facility are capitalized; indirect costs are not capitalized. Repairs and maintenance costs were $23.6 million, $17.4 million and $13.4 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Long-lived assets, other than those held for sale, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Such events and circumstances include, among other factors: operating losses; unused capacity; market value declines; changes in the expected physical life of an asset; technological developments resulting in obsolescence; changes in demand for our products or in end-use goods manufactured by others utilizing our products as raw materials; changes in our business plans or those of our major customers, suppliers or other business partners; changes in competition and competitive practices; uncertainties associated with the United States and world economies; changes in the expected level of capital, operating or environmental remediation expenditures; and changes in governmental regulations or actions. Additional factors impacting the economic viability of long-lived assets are described under “Cautionary Statement Concerning Forward-Looking Statements.”

A long-lived asset that is not held for sale is considered to be impaired when the undiscounted net cash flows expected to be generated by the asset are less than its carrying amount. Such estimated future cash flows are highly subjective and are based on numerous assumptions about future operations and market conditions. The impairment recognized is the amount by which the carrying amount exceeds the fair market value of the impaired asset. It is also difficult to precisely estimate fair market value because quoted market prices for our long-lived assets may not be readily available. Therefore, fair market value is generally based on the present values of estimated future cash flows using discount rates commensurate with the risks associated with the assets being reviewed for impairment. We have had no significant asset impairments during the years ended December 31, 2011, 2010 and 2009 or in the nine months ended September 30, 2012.

Deferred Income Taxes

We and our sponsor were included in the consolidated federal and certain consolidated, combined and unitary state income tax returns filed by Sunoco and our sponsor for years prior to 2012. However, the provision for income taxes and deferred income tax amounts in the SunCoke Energy Partners Predecessor Combined Financial Statements have been determined on a theoretical separate-return basis. Accordingly, we recognize benefits in income and related deferred tax assets for tax credits and net operating loss carryforwards even when such benefits may have already been realized by Sunoco and our sponsor on their consolidated income tax returns. If necessary, we record a charge to income and a related valuation allowance to reduce our deferred tax assets to an amount that is more likely than not to be realized by us if we were a standalone company. Our Combined Balance Sheet as of December 31, 2011 and 2010 include deferred income tax assets attributable to tax credit and net operating loss carryforwards totaling $187.6 million and $124.9 million, respectively. We will not retain any of the federal income tax credits or net operating loss carryforwards that we have recorded as deferred income tax assets in connection with the offering as these deferred tax assets were used to reduce Sunoco’s tax liability in prior tax returns. Because we calculate the tax provision on a theoretical, separate-company stand alone basis, we regularly review the deferred tax asset accounts for a potential valuation allowance. We currently have determined that no valuation allowances are required because we believe that it is more likely than not that future taxable income on a theoretical separate-return basis would be sufficient to realize the benefits of the tax credit and net operating loss carryforwards.

Prior to June 2012, our sponsor received federal income tax credits for coke production from our Haverhill 1 and Haverhill 2 cokemaking facilities. These tax credits were earned for each ton of coke produced and sold during the four years after the initial coke production at each facility. The eligibility to generate tax credits for coke production expired in March 2009 and June 2012, respectively, for our Haverhill 1 and Haverhill 2 facilities. In 2011, 2010 and 2009, the value of these credits was approximately $14.83 per ton, $14.67 per ton and $14.55 per ton of coke produced, respectively. We shared with our customers a portion of the value of these credits, when utilized, through sales discounts to their respective coke prices. Sales discounts provided to our customers were $5.0 million, $4.7 million and $7.1 million in 2011, 2010 and 2009, respectively. Our sponsor has carried forward qualifying credits of approximately $58.5 million from the year ended December 31, 2011 and generated approximately $9.1 million in total qualifying credits for the year ended December 31, 2011. Our sponsor will not retain any of the federal income tax credits or carryforwards that it has recorded as deferred income tax assets in connection with the offering as these deferred tax assets were used to reduce Sunoco’s tax liability in prior tax returns.

Allocation of General Corporate Overhead Costs

The SunCoke Energy Partners Predecessor Combined Financial Statements include amounts allocated from our sponsor for general corporate overhead costs attributable to our operations. The general corporate overhead expenses incurred by our sponsor include costs from certain corporate and shared services functions provided by our sponsor. The amounts reflected include (i) charges that were incurred by our sponsor that were specifically identified as being attributable to us and (ii) an allocation of all of our sponsor’s remaining general corporate overhead costs based on the proportional level of effort attributable to the operation of our facilities. These costs include legal, accounting, tax, treasury, engineering, information technology, insurance, employee benefit costs, communications, human resources, and procurement. All corporate costs that were specifically identifiable to a particular operating facility of our sponsor have been allocated to that facility, including our operating facilities. Where specific identification of charges to a particular operating facility was not practicable, a reasonable method of allocation was applied to all remaining corporate overhead costs. The allocation method for all remaining general corporate overhead costs is based on management’s estimate of the proportional level of effort devoted by corporate resources that is attributable to each of our sponsor’s operating facilities, including our operating facilities.

Recent Accounting Standards

There are no recently issued accounting standards which are not yet effective that we believe would materially impact our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Our primary area of market risk relates to changes in the price of coal, which is the key raw material for our cokemaking business.

The largest component of the price of our coke is coal cost. However, under the coke sales agreements at all of our cokemaking facilities, coal costs are a pass-through component of the coke price, provided that we are able to realize certain targeted coal-to-coke yields. As such, when targeted coal-to-coke yields are achieved, the price of coal is not a significant determining factor in the profitability of these facilities.

The provisions of our coke sales agreements require us to meet minimum production levels and generally require us to secure replacement coke supplies at the prevailing contract price if we do not meet contractual minimum volumes. Because market prices for coke are generally highly correlated to market prices for metallurgical coal, to the extent any of our facilities are unable to produce their contractual minimum volumes, we are subject to market risk related to the procurement of replacement supplies.

We do not use derivatives to hedge any of our coal purchases. In addition, although we have not previously done so, we may enter into derivative financial instruments from time to time in the future to economically manage our exposure related to these market risks.

INDUSTRY OVERVIEW

Introduction

Coke, which is made from metallurgical coal, is primarily consumed by the steel industry. In the United States and Canada, approximately 90% of all coke produced is used in blast furnace steelmaking and other steelmaking-related processes. Consequently, the United States and Canada cokemaking industry is largely dependent on the outlook for steelmaking and particularly blast furnace steelmaking.

Steel Industry

Steelmaking Processes

To produce steel, steelmakers generally use one of two processes: (1) the integrated process, or blast furnace steelmaking, which is also known as the basic oxygen furnace, or BOF, process, and (2) the mini-mill process, which is also known as the Electric Arc Furnace, or EAF process. Each process utilizes different raw materials and technologies.

Blast furnace steel mills produce steel from iron ore, coke and lime, and typically supply a full range of products, with an emphasis on flat-rolled carbon steel, strip and plate products. These facilities make steel by processing iron ore and other raw materials in blast furnaces to make liquid iron, also called “hot metal.” The hot metal is then charged into a BOF along with some proportion of steel scrap to make molten steel, which is continuously cast into the primary shapes. These shapes are typically stockpiled and then reheated for secondary finishing steps. Secondary finishing includes all of the steps required to convert the semi-finished shapes to the final products offered for sale. These steps include some or all of the following: reheating, surface conditioning, hot rolling, cold rolling, heat treating, surface coating, cooling, cutting, coiling and sizing. Certain higher quality steel products must be produced in blast furnace steel mills because such steel products require fewer impurities in the inputs to the production process.

The blast furnace process is the dominant steelmaking technology globally, accounting for approximately 70% of the world’s total output of crude steel and approximately 40% of the total output of crude steel in the United States.

The primary application of an EAF is the re-melting of steel scrap; however, EAFs can use limited amounts of iron scrap, pig iron and direct reduced iron. Most EAF facilities make commodity steel products such as carbon steel bars, wire rods and light to medium structural steel products that are primarily sold to the construction industry. Scrap availability and quality characteristics have forced some EAF facility operators to consider increasing their pig iron consumption, thereby potentially increasing coke demand, given the utilization of coke in a blast furnace to make pig iron. EAFs make up approximately 30% of steelmaking globally and approximately 60% of the U.S. steelmaking market.

Supply and Demand for Steel in the United States and Canada

According to the World Steel Association, crude steel production in the United States and Canada has increased from 74 million tons in 2009 to more than 109 million tons in 2011. This growth represents a significant recovery in industry operating rates from a severe downturn following the global economic crisis in 2009. CRU expects United States and Canada crude steel production to grow by more than 3% per year from 2011 to 126 million tons by 2016. CRU also expects blast furnace steelmaking to generally maintain its 40% share of this growing production base, which in turn will require additional coke supplies.

Coke Usage in Steelmaking

Coke is used in blast furnace steelmaking facilities as a reductant, fuel source and burden support in a blast furnace. Coke is charged into a blast furnace along with iron ore to reduce the iron ore to nearly pure molten iron that is then used for steelmaking. Generally, approximately 0.3 to 0.6 tons of coke are used in a blast furnace to produce one ton of hot metal. The specific quality and properties of coke can have significant impacts on blast furnace productivity. Consequently, cokemaking processes seek to maximize coke quality for specific properties while minimizing the input cost of metallurgical coal, which is the principal raw material for coke.

Cokemaking Process

Coke is generally produced by heating particular coals of specific properties in a refractory oven to about 2,000 degrees Fahrenheit. As temperature increases inside the coal mass, it melts and becomes like plastic, fusing together as devolatilization occurs, and ultimately resolidifies and condenses into particles large enough for blast furnace use. During this process, much of the hydrogen, oxygen, nitrogen and sulfur are released as volatile by-products, leaving behind a poorly crystalline and porous carbon product, coke. Generally, 1.4 tons of metallurgical coal is required to produce one ton of coke, representing a typical coal-to-coke yield of 70%.

Coke is produced through one of two processes: (1) by-product, also commonly known as recovery cokemaking or (2) heat recovery cokemaking. In by-product cokemaking, coal is heated in a positive pressure environment in the absence of oxygen and the resulting usable by-product coal chemicals are repurposed into fuel for blast furnaces and for other uses. In heat recovery cokemaking, coal is heated in a negative pressure environment in which the resulting volatile matter is combusted, utilizing the heat generated by such combustion to create steam or electricity.

Coke Quality

The quality and properties of coke are inherited from the selected coals, and also are affected by how the coals are handled and carbonized in cokemaking facility operations. Coke producers use widely differing coals and employ a variety of procedures to enhance the quality of the coke and the coke oven productivity and battery life. In terms of coal properties, coke quality is largely influenced by coal rank, composition (reactive and inert macerals and minerals), and its inherent ability, when heated, to soften, become like plastic, and resolidify into a coherent mass. Bituminous-class coals of high, medium and low volatile rank possess these properties, but not all produce a coke of desirable quality and some may even be detrimental to coke ovens. Additional coal quality factors include petrographic, chemical and rheologic characteristics of coal, particle size, moisture content and bulk density.

To compensate for the lack of individual coals with all the necessary properties, blends of up to eight or more different metallurgical coals are used in modern cokemaking operations. These coal blends must be managed to optimize coke quality and reduce the cost of raw materials. Individual coals and coal blends need to be sufficiently thermoplastic to bind all of the components together and have proper proportions of reactive and inert components, relatively low concentration of alkalis-containing minerals, and low ash and sulfur yields.

Coal blends for by-product coke ovens must also provide a level of contraction that will not exert pressure on the oven walls and will allow the coke mass to be easily removed from such ovens. Operating variables of the ovens also influence coke quality. Coke quality variability is low if the following operating factors are controlled: weathering of coal, coking temperature and coking rate, soaking time, quenching practice and coke handling.

Coke Properties

High quality coke is characterized by a definite set of physical and chemical properties that can vary within narrow limits. Coke properties can be categorized into the following two groups: physical properties and chemical properties.

Physical Properties. Measurement of physical properties aids in determining coke behavior both inside and outside the blast furnace. In terms of coke strength, the cold strength and coke strength after reaction with

CO/CO2, or CSR, are the two most important parameters. The cold strength measures the ability of coke to withstand breakage at room temperature and reflects coke behavior outside the blast furnace and in the upper part of the blast furnace. CSR measures the potential of the coke to break into smaller size under a high temperature CO/CO2 environment that exists throughout the lower two-thirds of the blast furnace. A large mean size with narrow size variations helps maintain a stable void fraction in the blast furnace, permitting the upward flow of gases and downward flow of molten iron and slag thus improving blast furnace productivity.

Chemical Properties. The most important chemical properties of coke are moisture, fixed carbon, ash, sulfur, phosphorus and alkalies. Fixed carbon is the fuel portion of the coke. The more fixed carbon there is in the coke, the higher the thermal value of coke. The other components such as moisture, ash, sulfur, phosphorus and alkalies are undesirable as they have adverse effects on energy requirements, blast furnace operation, hot metal quality and/or refractory lining.

Supply and Demand for Coke in the United States and Canada

According to CRU, coke demand for all uses in the United States and Canada has increased to an estimated 19.5 million tons in 2011 from 14.0 million tons in 2009. This growth represents a significant recovery in industry operating rates from a severe downturn following the global economic crisis in 2009. CRU expects coke demand in the United States and Canada to grow by 2.5% per year from 2011 to 22.1 million tons by 2016 as blast furnace steelmaking is expected to participate ratably in expected growth in steel demand. Approximately 90% of total coke demand is related to steelmaking uses, with 99% of the coke for steelmaking going to blast furnace operations. The balance of coke demand is for use in ferroalloy plants, foundries, cement and limestone plants and other industrial applications.

Total coke supply is comprised of coke production by steelmakers, also known as captive production, coke production by independent or merchant producers and coke imports. In 2011, according to CRU, merchant and independent producers in the United States and Canada represented 35% of overall coke production. United States and Canadian steelmakers have historically imported and continue to import coke to meet supply shortfalls in the domestic market. According to CRU, the supply shortfall in the United States and Canada met by coke imports in recent years has ranged from 5 million tons in 2006 to 1 million tons in 2009. These imported supplies have been sourced from the international market which is subject to significant price volatility. CRU expects coke imports into the United States and Canada to average approximately 2 million tons per year between 2012 and 2016.

Because of the predominance of captive coke production by steelmakers for local consumption, resulting from the cost of transferring and transporting coke, coke is traded in relatively small amounts in the international market. According to CRU, on a global basis, cross-border coke exports decreased from 35 million tons in 2008 to 20 million tons in 2009, representing only 3% of global coke production in 2009. Exports grew until 2008 and then suddenly dropped in 2009 driven by a significant decline in steel production and the overall decline in the global economy. Since 2009, exports have increased modestly to 23 million tons in 2011 but remain below pre-2009 levels.

The supply of coke is also affected by the age and condition of existing cokemaking facilities. The average age of capacity at cokemaking facilities in the United States and Canada, according to CRU, is 31 years including facilities owned and operated by our sponsor, or 37 years excluding these facilities. Moreover, there is nearly 10.4 million tons of capacity that is more than 30 years old, including nearly 4.9 million tons that is more than 40 years old. As these cokemaking facilities continue to age, coke batteries will require replacement, generating ongoing demand for new battery construction.

Pricing

Pricing of coke is primarily correlated to the production and pricing of both metallurgical coal and steel. As China emerged as the leading exporter of coke, the export price for Chinese coke became the global benchmark price for the industry. Despite being the industry benchmark, there are certain instances where the China export prices have differed from the international market. For instance, in 2009, steelmakers off-loaded surplus coke inventory onto the open market, lowering the international price. At the same time, the China export price remained at elevated levels due to a 40% Chinese export duty that the Chinese government has levied on coke exports. As a result, Chinese export volumes collapsed to only 0.5 million tons in 2009 and the pricing of volumes became disconnected from other markets. However, in January 2012, the WTO ruled that China’s coke export tariff violated free trade rules. Consequently, China may consider lowering or eliminating the tariff which would likely reduce prices for Chinese coke in the international market.

Over the next five years, CRU expects that supply and demand fundamentals in the cokemaking industry to tighten as demand grows, albeit at a slower pace than previously expected. It also expects future prices will continue to be heavily influenced by the China export price as it expects increasing purchases of Chinese coke in the marketplace to meet growing demand.

Metallurgical Coal

Coal is one of the most important energy sources globally. According to the United States Energy Information Administration, or EIA, coal is primarily used in the power, steel, cement and paper industries. Coal is generally classified as either thermal or metallurgical depending on its technical attributes, which include heat, ash and sulfur content, as well as coking characteristics. Thermal coal is primarily used in electricity generation whereas metallurgical coal is primarily used in steel production. According to the World Coal Association, metallurgical coal used in the steel industry accounted for approximately 12% of global hard coal production in 2010.

Metallurgical coal is the key raw material in the production of coke that is used in blast furnaces to convert iron ore into steel. Generally, 1.4 tons of metallurgical coal is required to make one ton of coke. Due to its special characteristics, metallurgical coal is sold at significantly higher prices than thermal coal.

Blast furnaces are designed to use specific grades of coke. Grades of coke in turn are predominantly determined by the grades and characteristics of metallurgical coal used in the cokemaking process. Consequently, the demand and pricing for metallurgical coals vary based on the specific characteristics of the coal, including strength, volatility, sulfur content and ash content:

Coke Strength. Measuring the expansion and contraction of coal when heated determines the strength of coke that could be produced from the coal. There are numerous measures that quantify these strength coking properties including swelling indices, fluidity measures and others. The precise categorization of coking coal based on these measures is complex, but can be split into three distinct grades: hard coking coal, semi-hard coking coal and semi-soft coking coal. Hard coking coal forms coke with strong physical properties. Semi-hard coking coal is a coal that is either a weaker coking coal than hard coking coal or has a particular quality that results in lower quality blast furnace coke. Semi-soft coking coal generally exhibits weak coking properties and is used in limited proportions in a coal blend to lower costs.

Volatility. When coal is heated in the absence of oxygen, the loss in mass less moisture is the measure of coal volatility. Volatility of metallurgical coal is used to determine the percentage of coal that becomes coke. This measure is known as coke yield. A low volatility results in a higher coke yield. There are three distinct volatility classifications of metallurgical coal: high volatile, mid volatile and low volatile. Within the high volatile classification there is a further distinction between high volatile A and high volatile B coals. High volatile A coals have a volatility content of less than 34% and high volatile B coals have a volatility content greater than 34%. Some high volatile B coals are used for cokemaking as well as for thermal purposes by utility or industrial users.

Sulfur content. When coal is burned, it produces sulfur dioxide, or SO2, the amount of which varies depending on the chemical composition of the coal, specifically the sulfur and Btu content of the coal.

Ash content. Ash residue is what remains after the combustion of coal. Coal with lower ash content is desirable since it produces less material for disposal.

Metallurgical Coal Supply in the United States. According to the EIA, metallurgical coal consumption at cokemaking facilities in the United States has ranged from 24 million tons in 2004 to approximately 15 million tons in 2009, with consumption rebounding to 21 million tons in 2011. Metallurgical coal produced in the United States is primarily consumed by steelmakers in cokemaking operations with smaller amounts being used for the production of coke for foundries. The United States is also a major exporter of coking coal with export volumes, according to the EIA, ranging from 27 million tons in 2004 to nearly 70 million tons in 2011. Metallurgical coal is mined primarily from coal fields located in Central Appalachia with additional production from mines in Alabama.

BUSINESS

Overview

We have been recently formed to acquire, at the closing of this offering, an interest in each of two entities that own our sponsor’s Haverhill and Middletown cokemaking facilities and related assets, which will result in us owning a 65% interest in each of these entities. The Haverhill and Middletown facilities have a combined 300 cokemaking ovens with an aggregate capacity of approximately 1.7 million tons per year and an average age of four years. We currently operate at full capacity and expect to sell an aggregate of approximately 1.7 million tons of coke per year to two primary customers: AK Steel and ArcelorMittal. All of our coke sales are made pursuant to long-term take-or-pay agreements. These coke sales agreements have an average remaining term of approximately 13 years and contain pass-through provisions for costs we incur in the cokemaking process, including coal procurement costs, subject to meeting contractual coal-to-coke yields, operating and maintenance expenses, costs related to the transportation of coke to our customers, taxes (other than income taxes) and costs associated with changes in regulation.

Coke is a principal raw material in the blast furnace steelmaking process. Coke is generally produced by heating metallurgical coals in a refractory oven to approximately 2,000 degrees Fahrenheit, which releases certain volatile components from the coal, thus transforming the coal into coke. Our cokemaking ovens utilize efficient, modern heat recovery technology designed to combust the coal’s volatile components liberated during the cokemaking process and use the resulting heat to create steam or electricity for sale. This differs from by-product cokemaking which seeks to repurpose the coal’s liberated volatile components for other uses.

According to CRU, a leading publisher of industry market research, coke demand in the United States and Canada was an estimated 19.5 million tons in 2011. Approximately 90% of demand, or 17.5 million tons, was for blast furnace steelmaking operations and the remaining 10% was for foundry and other non-steelmaking operations. CRU expects blast furnace steelmaking coke demand in the United States and Canada to grow by 2 million tons, or 11% by 2016 driven by a recovery in steel demand over the same time period.

Our core business model is predicated on providing steelmakers an alternative to investing capital in their own captive coke production facilities. We direct our marketing efforts principally towards steelmaking customers that require coke for use in their blast furnaces. According to CRU, there is approximately 14.4 million tons of captive cokemaking capacity in the United States and Canada. The average age of capacity at these captive facilities is 36 years, with 24% of capacity coming from facilities over 40 years old. As these cokemaking facilities continue to age, they will require replacement, providing us with investment opportunities. In addition, we believe that we may have opportunities to acquire steelmakers’ captive facilities as well as merchant coke producers’ facilities.

Our sponsor has agreed to provide us preferential rights with respect to growth opportunities in the United States and Canada. Specifically, our sponsor is currently discussing with steelmakers opportunities for developing a new heat recovery cokemaking facility in Kentucky, which we refer to as the Kentucky Facility. If our sponsor proceeds with development of the Kentucky Facility, we will have the option to purchase our sponsor’s interest in this facility from our sponsor upon completion of construction, as described in “Certain Relationships and Related Party Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement.” If constructed, the steelmakers would be expected to purchase coke production under long-term contracts. The Kentucky Facility would also generate steam or electricity for sale. Our sponsor estimates that the Kentucky Facility could have up to 120 ovens and 660,000 tons of cokemaking capacity. The Kentucky Facility could serve multiple customers and may have a portion of its capacity reserved for coke sales in the spot market. Our sponsor is in the early stages of permitting for the Kentucky Facility. In light of the current economic and business outlook, our sponsor expects to defer seeking customer commitments for this potential facility until making further progress on obtaining permits, which are estimated to be received in 2013. Our sponsor’s ability to construct the Kentucky Facility and to enter into new commercial arrangements is dependent upon market conditions in the steel industry.

Our sponsor is the largest independent producer of coke in the Americas, as measured by tons of coke produced each year, and, in our opinion, is the technological leader in the cokemaking process with 50 years of coke production experience. Our sponsor designed, developed and built, and currently owns and operates five cokemaking facilities in the United States (including Haverhill and Middletown) and designed and operates one cokemaking facility in Brazil. Our sponsor has constructed the only greenfield cokemaking facility in the United States in the last 25 years and is the only North American coke producer that utilizes heat recovery technology in the cokemaking process. We believe that heat recovery technology has several advantages over the alternative by-product cokemaking process, including producing higher quality coke, using waste heat to generate steam or electricity for sale and reducing environmental impact. We will license this advanced heat recovery cokemaking process from our sponsor.

Our Haverhill 1 facility includes a process steam plant which uses hot flue gas from the cokemaking process to produce low-pressure steam. The low-pressure steam is sold to a third-party pursuant to a steam supply and purchase agreement. Our Middletown facility and our Haverhill 2 facility include cogeneration plants that use the hot flue gas created by the cokemaking process to generate electricity. The electricity is either sold into the regional power market or to AK Steel pursuant to energy sales agreements.

For the year ended December 31, 2011, our total revenues, net income and Adjusted EBITDA were approximately $449.8 million, $30.8 million and $61.9 million, respectively. For the nine months ended September 30, 2012, our total revenues, net income and Adjusted EBITDA were approximately $554.0 million, $41.5 million and $93.8 million, respectively. For the definition of Adjusted EBITDA and a presentation of net income (loss) calculated in accordance with GAAP, and a reconciliation to our Adjusted EBITDA, see “Selected Historical and Pro Forma Financial and Operating Data.”

Competitive Strengths

•

Long-term take-or-pay agreements with leading steelmakers containing cost pass-through features. We sell substantially all of our coke pursuant to long-term coke sales agreements with AK Steel and ArcelorMittal, which are two of the largest blast furnace steelmakers in North America. These coke sales agreements have an average remaining term of approximately 13 years and contain take-or-pay provisions. Our coke sales agreements effectively provide for the pass-through of coal procurement costs, subject to meeting contractual coal-to-coke yields, operating and maintenance costs, costs related to the transportation of coke to our customers, taxes (other than income taxes and, in limited circumstances, property taxes) and costs associated with changes in regulation. In addition, our sponsor has agreed, for a five year period following the closing of this offering, to purchase all of our coke production not taken by our customers in the event of a customer’s default or exercise of certain termination rights, under the same terms as those currently provided for in the coke sales agreements with our customers.

•

Modern facilities with long remaining lives. Our cokemaking facilities commenced operations in 2005 (Haverhill 1), 2008 (Haverhill 2) and 2011 (Middletown). Our facilities were designed for a minimum 30-year life and, consequently, have an average expected remaining life of at least 26 years. In addition, we expect our facilities will require only nominal ongoing capital expenditures to maintain reliable operations over time. We believe our relatively new assets and anticipated limited need for ongoing capital expenditures will allow us to operate reliably on a long-term basis and preserve a significant proportion of the cash generated from our operations for distributions to our unitholders.

•

Strong sponsor with proven technology and operational expertise. Our cokemaking technology has been developed for over 50 years through our sponsor’s operational experience and research and development efforts. Our sponsor currently operates over 1,000 cokemaking ovens (including the 300 at Haverhill and Middletown), some of which have been in service for more than 20 years, and has built a record of reliable operations with its customers. Our sponsor also has made significant advances in the design of its facilities, reflected in the construction of our facilities, and has been granted numerous patents for proprietary features. As a result of our sponsor’s improvements and extensive operational know-how, we believe that we possess the most advanced cokemaking technology in the industry.

•

Preferential rights to growth opportunities. Our sponsor has agreed to grant us certain preferential rights to growth projects and acquisition opportunities in the United States and Canada for as long as our sponsor controls us. Due to favorable coke market fundamentals in the United States and Canada, we believe there is an opportunity to continue to develop new cokemaking capacity. Specifically, we believe the combination of aging existing cokemaking capacity, tightening environmental standards and the continued reliance on imported coke in the United States and Canada represents a significant potential market opportunity for us. In addition, if our sponsor chooses to divest any of its existing cokemaking facilities or to purchase other existing cokemaking facilities, we also have a right of first offer for those facilities. Our sponsor is currently seeking permits for the Kentucky Facility and we will have the option to acquire our sponsor’s interest in the Kentucky Facility if it is constructed.

•

Highly experienced management team. Our senior management team averages 27 years of experience in global industrial manufacturing and infrastructure development, including in the coke, coal and steel-related industries. We believe that our management team’s combination of industry knowledge, experience in major manufacturing operations and experience in developing large fixed asset projects provides a strong leadership foundation for our future growth.

Business Strategies

Our primary business objective is to increase our cash distributions per unit over time. We intend to accomplish this objective by executing the following strategies:

•

Maintain our focus on operational excellence. Operating our cokemaking facilities reliably and at low cost while consistently producing high quality coke is critical to maintaining the satisfaction of our existing customers and our ability to secure new customers and projects. We have instituted standardized processes, procedures and management systems to drive the reliable, cost-efficient, safe and environmentally-compliant operation of our facilities. We believe our management’s expertise at developing, permitting, constructing and operating our facilities will enable us to increase sales to our existing customers, and to provide services to new customers as they construct new blast furnaces and replace their existing cokemaking facilities.

•

Focus on stable, long-term, take-or-pay contracts. A key component of our business model is our contracting strategy, which seeks to secure a high percentage of our cash flows under long-term, take-or-pay contracts, while also staggering the expiration of our contracts. Our contracts have pass-through provisions for certain costs we incur in the cokemaking process that are intended to provide us with a consistent margin on the tons of coke we deliver. These costs include costs incurred by us for coal procurement, operating and maintenance expenses, costs relating to the transportation of coke to our customers, taxes (other than income taxes) and costs associated with changes in regulation. As current contracts expire, we intend to seek to renew these contracts or pursue similar long-term contracts with our current customers and other leading steelmakers. As we add new cokemaking capacity, we will pursue similar long-term contracts as well as merchant coke contracts.

•

Leverage our relationship with our sponsor to grow our cokemaking business. We believe the combination of steel industry reliance on imported coke and aging cokemaking capacity presents an attractive opportunity for our growth in the United States and Canada. According to CRU, blast furnace steelmakers in the United States and Canada have imported between one and five million tons of coke per year from 2005 to 2011. These imported coke volumes are subject to significant price volatility. In addition, approximately 24% of the cokemaking capacity in the United States and Canada, representing 4.9 million tons per year of capacity, comes from facilities that are over 40 years old. We believe that a significant proportion of this capacity will require replacement in the coming decade to address aging facility conditions or meet more stringent environmental standards. In order to capitalize on these opportunities, we plan to leverage our sponsor’s advanced technology, knowledge of the market, relationships with the largest blast furnace steelmakers in North America and proven ability to develop, permit, construct, and reliably operate new facilities. Our sponsor has agreed to provide us with preferential rights with respect to growth opportunities in the United States and Canada, including preferential rights to purchase the Kentucky Facility if it is constructed.

•

Pursue selective opportunities with respect to existing cokemaking facilities in the United States and Canada. We may acquire, make investments in or enter into commercial arrangements with respect to existing cokemaking facilities in order to opportunistically capture market share in the United States and Canada. According to CRU, in 2011, there was approximately 16 million tons of cokemaking capacity in the United States and Canada unaffiliated with our sponsor, of which 89% was owned by steel producers and 11% was owned by merchant providers. We believe that our operating efficiencies, our anticipated lower cost of capital as a result of our partnership structure and our proven ability to provide a reliable supply of coke make us well suited to pursue opportunities with respect to facilities currently operated by steelmakers that would prefer to utilize the capital committed to such facilities for other purposes. In addition, we believe that we will have opportunities with respect to cokemaking facilities owned by merchant producers and may have a cost of capital advantage relative to other industry participants in pursuing such opportunities.

•

Maintain liquidity and financial flexibility to facilitate growth. Our growth strategies may require significant capital investment, which in turn would require a solid financial profile. We intend to maintain liquidity and capital resources at levels that will permit us to continue to finance additional growth projects and acquisitions that we deem attractive.

Our Cokemaking Business

Our sponsor designed, developed and built, and currently owns and operates, five cokemaking facilities in the United States (including Haverhill and Middletown) with an aggregate coke production capacity of approximately 4.2 million tons per year. In addition, our sponsor designed and operates one cokemaking facility in Vitória, Brazil with a coke production capacity of approximately 1.7 million tons per year.

We sell substantially all of our coke pursuant to long-term coke sales agreements with AK Steel and ArcelorMittal, which are two of the largest blast furnace steelmakers in North America. These coke sales agreements have an average remaining term of approximately 13 years and contain take-or-pay provisions. The take-or-pay provisions require our customers to purchase all of our coke production, in certain cases subject to a tonnage maximum in excess of our stated capacity. Our coke sales agreements also effectively provide for the pass-through of coal costs, subject to meeting contractual coal-to-coke yields, operating and maintenance costs, costs related to transportation of coke to our customers, taxes (other than income taxes) and costs associated with changes in regulation. These features of our coke sales agreements reduce our exposure to variability in coal price changes and inflammatory costs. In addition, our sponsor has agreed for a five year period following this offering to purchase all of our coke production not taken by our customers in the event of a customer’s default or exercise of certain termination rights, under the same terms as those provided for in the coke sales agreements with our customers.

Metallurgical coal is the principal raw material for our cokemaking operations. The metallurgical coal used to produce coke at our cokemaking facilities is generally purchased from third parties. We believe there is an ample supply of metallurgical coal available in the United States and worldwide, and we have been able to supply coal to our cokemaking facilities without any significant disruption in coke production. See “—Raw Materials” for a more detailed discussion of our coal purchasing requirements and practices.

Our Cokemaking Technology

We believe that our cokemaking facilities enable us to provide our steelmaking customers with high quality coke at an excellent value when compared to what is offered by by-product cokemaking facilities. Our oven design, commonly referred to as heat recovery technology, is fundamentally different than by-product coke ovens, the predominant cokemaking method in the United States and globally. Our ovens are designed to combust the coal’s volatile components that are liberated during the cokemaking process and to use the resulting heat to produce steam or electricity, while by-product ovens are designed to “recover” volatile components to make coal by-products such as coke oven gas, coal tar and light oil. Our ovens are relatively short and wide (approximately 8 feet tall, 15 feet wide and 40 feet long) with a horizontally-oriented coal charge, while by-product ovens, also called “slot” ovens, are relatively tall and narrow (from 13 to 23 feet tall, 18 to 24 inches wide and 40 to 60 feet long) with a vertically-oriented coal charge. The schematic below illustrates general design of our ovens and describes the basic cokemaking process.

The fundamental design features of our cokemaking ovens enable our technology to improve the economic, environmental and technical performance of cokemaking as compared to by-product coke ovens. As a result of 50 years of operational experience and research efforts, our sponsor has developed many design improvements to its cokemaking process. Our sponsor’s technological advances, which include numerous proprietary and patented features, have created advantages that improve iron and steelmaking economics and enhance environmental performance. Key competitive features of our Haverhill and Middletown cokemaking facilities include:

•

Reduced environmental impact. The Clean Air Act Amendments of 1990 specifically directed the EPA to evaluate our sponsor’s heat recovery coke oven technology as a basis for establishing Maximum Achievable Control Technology, or MACT, standards for new cokemaking facilities. In addition, each of the four cokemaking facilities built by our sponsor since 1990 (including Haverhill and Middletown) has either met or exceeded Best Available Control Technology, or BACT, or Lowest Achievable Emission Rate, or LAER, standards, as applicable, as determined by the EPA for cokemaking facilities. Any greenfield cokemaking facility constructed in the United States is required to satisfy these environmental standards, as applicable. Our sponsor believes that it has built the only greenfield cokemaking facilities constructed in the United States since these standards were adopted. In addition, our Haverhill 1 facility includes a process steam plant which uses hot flue gas from the cokemaking process to produce low-pressure steam. The low-pressure steam is sold to a third-party pursuant to a steam supply and purchase agreement. Our Middletown facility and our Haverhill 2 facility include cogeneration plants which use the hot flue gas generated by the cokemaking process to generate electricity. The electricity is either sold into the regional power market or to AK Steel pursuant to energy sales agreements.

•

Higher quality coke. Coke produced from our ovens exhibits a large average coke size, high coke cold strength and consistently high coke strength after reaction, or CSR, values. These measures are important means of evaluating the quality of coke. Use of coke with higher CSR values enhances iron and steel-making economics by improving blast furnace productivity.

•

Simpler design and construction. Our advanced ovens offer a simpler design using 115 brick shapes in construction, compared with over 1,750 shapes for by-product ovens, thereby reducing construction time and costs.

•

Operational flexibility. Our horizontal oven design allows our ovens to accept almost any type of metallurgical coal, including expanding coal. This coal blend flexibility yields higher quality coke at low cost. In contrast, by-product ovens must use only limited proportions of expanding coals to protect the structural integrity of their walls, thereby limiting the flexibility and increasing the potential cost of their coal blends.

•

Lower operating costs. We believe operating costs at our cokemaking facilities are lower than those of other cokemaking facilities owing to the simplicity and reliability of our oven and machinery designs. Our cokemaking facilities also require substantially fewer staff than required by other cokemaking facilities.

•

Efficient energy production. In our facilities, the cokemaking process waste heat is routed to heat recovery steam generators that cool the flue gas by extracting heat from the gas stream and generating steam. The steam from the heat recovery steam generators can be used to provide process steam for use at adjacent facilities or produce electricity when combined with a cogeneration facility. The steam and/or electricity production from our facilities creates almost no incremental environmental pollution. The schematic below illustrates the basic process flow for one of our modern heat recovery facilities.

Coke Customers

We currently operate at full capacity and expect to sell approximately 1.7 million tons of coke annually to two customers: AK Steel and ArcelorMittal. AK Steel is rated B1/ B+ by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, respectively, and ArcelorMittal is rated Baa3/BB+ by these agencies, respectively, and BBB by Fitch Ratings. Our coke sales to AK Steel and ArcelorMittal are under long-term take-or-pay agreements that contain substantial default provisions in the event the customer fails to take the required contract volume. See “Commercial Agreements” below for a more detailed discussion of our coke sales agreements.

Facilities

At the closing of this offering we will own 65% interests in two entities that own and operate two cokemaking facilities and related assets located in Ohio. The following table sets forth information about our cokemaking facilities and our coke sales agreements:

Facility	Location	Coke Customer	Year of Start Up	Coke Sales Contract Expiration	Number of Coke Ovens	Cokemaking Capacity (thousands of tons)	Use of Waste Heat
Haverhill 1	Franklin Furnace, Ohio	ArcelorMittal	2005	2020	100	550	Process steam
Haverhill 2	Franklin Furnace, Ohio	AK Steel	2008	2022	100	550	Power generation
Middletown(1)	Middletown, Ohio	AK Steel	2011	2032	100	550	Power generation

Total					300	1,650

(1)	Cokemaking capacity represents stated capacity for the production of blast furnace coke. The Middletown coke sales agreement provides for coke sales on a “run of oven” basis, which includes both blast furnace coke and small coke. Middletown capacity on a “run of oven” basis is approximately 578,000 tons per year.

The following table sets forth historical coke production by facility:

	Year Ended December 31,				Nine Months Ended September 30,
Facility	Cokemaking Capacity	2011	2010	2009	2012	2011
	(thousands of tons)
Haverhill 1	550	552	545	454	431	407
Haverhill 2	550	572	558	474	443	427

Total Haverhill(1)	1,100	1,124	1,103	928	874	834

Middletown(2)	550	68	—	—	449	—

Total	1,650	1,192	1,103	928	1,323	834

(1)	For the year ended December 2011 and for the nine months ended September 30, 2012 our Haverhill 1 and Haverhill 2 facilities operated in excess of stated capacity. Haverhill 2 also operated in excess of its stated capacity for the year ended December 31, 2010 and the nine months ended September 30, 2011.
(2)	The Middletown cokemaking facility commenced operations in October 2011. For the nine months ended September 30, 2012, the Middletown facility operated in excess of its stated capacity.

Haverhill Operations

Our Haverhill cokemaking facility is located in Franklin Furnace, Ohio on land we purchased for the development of the project. We developed the facility in two phases. The Haverhill 1 facility began coke production in 2005 and consists of 100 ovens and a heat recovery system that produces process steam. The Haverhill 2 facility began coke production in July 2008 and consists of an additional 100 ovens and a cogeneration facility for the production of electricity. In total, the Haverhill cokemaking facility has a cokemaking capacity of 1.1 million tons per year.

Haverhill 1 includes a process steam plant that generates low-pressure steam from the flue gas produced during the cokemaking process which is sold to an affiliate of Goradia Capital LLC, or Goradia, that owns and operates a chemical manufacturing complex adjacent to the Haverhill facility. Haverhill 2 includes a cogeneration plant that uses the hot flue gas produced during the cokemaking process to generate electricity. The Haverhill 2 cogeneration plant generates approximately 45 megawatts of electricity per hour on average and is interconnected to the regional transmission system in the PJM LLC, or PJM, regional transmission operator area. PJM coordinates the movement of wholesale electricity in all or part of 13 states and the District of Columbia, representing over 163,000 megawatts of generating capacity, making it the largest centrally dispatched grid in North America.

We procure substantially all of the metallurgical coal requirements for the Haverhill cokemaking facility from third-party suppliers pursuant to one- to two-year agreements. We sell substantially all of the coke we produce at our Haverhill cokemaking facility under long-term coke sales agreements to two customers, which are two of the largest blast furnace steelmakers in North America. Approximately 550,000 tons of coke per year is sold to ArcelorMittal and approximately 550,000 tons of coke per year is sold to AK Steel. Under their respective coke sales agreements, both ArcelorMittal and AK Steel (through a representative on a coal committee) participate in the selection of the coal blends for our Haverhill coke operations. Coal is blended and delivered to the facilities under long-term agreements with a major railroad. These coal transportation and blending agreements are co-terminous with Haverhill’s coke sales agreements, and require us to meet certain minimum annual volume commitments set at levels slightly below the annual capacity of the facilities. To the extent these commitments are not achieved, the agreements impose deficit charges for the shortfall volume that are based on a percentage of the applicable transportation rate.

Middletown Operations

The Middletown cokemaking facility commenced operations in October 2011. The facility has cokemaking capacity of approximately 550,000 tons of coke per year and includes a cogeneration plant that uses the hot flue gas produced during the cokemaking process to generate electricity. The cogeneration plant generates approximately 45 megawatts of electricity per hour on average. The Middletown cogeneration facility is interconnected to the regional transmission system in the PJM regional transmission operator area.

We sell all of the production from our Middletown cokemaking facility to AK Steel pursuant to a long-term coke sales agreement with AK Steel. Under the coke sales agreement, AK Steel (through a representative on a coal committee) participates in the selection of the coal blends for the coke operations. Purchased coal is delivered by multiple rail or barge operators under short-term agreements to a coal terminal and blending facility owned by a major terminal operator. The individual coals are then blended by the terminal owner and delivered to the Middletown cokemaking facility by a major rail carrier using dedicated rail cars. Both the coal handling and blending services and coal blend transportation services are provided pursuant to long-term agreements that are co-terminous with the coke sales agreement. In addition, the coal handling and blending agreement and the coal blend transportation agreement contain minimum volume commitments that are set at levels slightly below the annual capacity of the Middletown cokemaking facility and, if not met, require us to pay deficit charges.

Commercial Agreements

The following table sets forth information about our coke sales agreements:

					Pass-Through Provisions
Facility	Customer	Contract Expiration	Contract Structure	Annual Volume (thousands of tons)	Coal Procurement Costs(1)	Operating Costs	Coke Transportation Costs	Taxes other than Income	Changes in Law/ Regulation
Haverhill 1	ArcelorMittal	2020	Take or Pay	550	Pass- Through	Annual Adjustment	Pass- Through	Partial Pass- Through	Shared Pass- Through
Haverhill 2	AK Steel	2022	Take or Pay	550	Pass- Through	Pass- Through	Customer Provides	Pass- Through	Pass- Through
Middletown(2)	AK Steel	2032	Take or Pay	550	Pass- Through	Pass- Through	Customer Provides	Pass- Through	Pass- Through

Total				1,650

(1)	Subject to meeting contractual coal-to-coke yields.
(2)	Cokemaking capacity represents stated capacity for the production of blast furnace coke. The Middletown coke sales agreement provides for coke sales on a “run of oven” basis, which includes both blast furnace coke and small coke. Middletown capacity on a “run of oven” basis is approximately 578,000 tons per year.

Haverhill 1

Coke Sales Agreement

We sell all of the coke produced at Haverhill 1 to ArcelorMittal pursuant to a long-term take-or-pay coke sales agreement that expires in December 2020 (with no renewal rights or obligations). This agreement is guaranteed by ArcelorMittal USA, Inc. If we are unable to meet our supply obligations under the coke sales agreement with ArcelorMittal at Haverhill 1, we are obligated to use commercially reasonable efforts to procure coke which meets the coke quality standards or pay ArcelorMittal for damages related to their procurement of replacement supplies of coke. Under the coke sales agreement with ArcelorMittal at the Haverhill cokemaking facility, the price per ton of coke includes the following components:

•	a coal cost component representing a pass through of coal costs (including transportation and blending services), as adjusted by a coal-to-coke yield standard;

•	an operating cost component which is adjusted annually based upon an index;

•	a fixed fee component;

•	a coke transportation component representing the pass-through of coke transportation costs; and

•	a tax component representing the pass-through of all applicable taxes (excluding property and income taxes).

We make coke sales to ArcelorMittal from Haverhill on an as delivered basis. As a result, we have entered into a long-term coke transportation contract with a major rail carrier that runs concurrently with this coke sales agreement. The coke transportation contract contains a minimum volume commitment that is set at a level slightly below the supply obligation under this coke sales agreement. To the extent this commitment is not achieved, the agreement imposes deficit charges for the shortfall volume, based on a percentage of the applicable transportation rate.

In addition, under the terms of the coke sales agreement, ArcelorMittal was entitled to receive, as a credit to the price of coke, an amount representing a percentage of the realized value of certain Section 45 tax credits, including nonconventional fuel tax credits, to the extent such credits were available prior to their expiration in 2009. In addition, ArcelorMittal is obligated to reimburse us for a portion of government mandated additional expenditures under certain circumstances.

Steam Supply and Purchase Agreement

The low-pressure steam that is generated by the flue gas produced from Haverhill 1 is sold to Goradia, a third-party that owns and operates a chemical manufacturing complex adjacent to the Haverhill facility.

The steam supply and purchase agreement has an initial term of three years beginning on January 1, 2011 with automatic year-to-year renewals thereafter. Either party may terminate the agreement at the end of the initial term or any renewal term without cause by providing two years written notice. In addition, either party may terminate the agreement upon ninety days’ notice by paying a termination fee of $10 million. In the event of a Goradia default under the steam agreement, resulting in an early termination or if there is an early termination resulting from Goradia ceasing operations at the chemical plant, we have limited step-in rights to operate the equipment necessary for us to continue operating Haverhill 1 while we implement contingency arrangements for the use or disposal of steam.

Under the steam supply and purchase agreement, Goradia purchases the steam it consumes in its production process while condensing steam in excess of its production needs. Goradia pays an annual capacity reservation fee that is reduced throughout any given contract year if we are unable to meet Goradia’s nominated volume of steam production.

As part of the agreement, Goradia provides us with feed water for use in the heat recovery steam generators at Haverhill 1 as well as river water and natural gas for limited use at the Haverhill cokemaking facility. The feed water and river water are provided at no charge to us and the natural gas is provided on a pass-through basis.

Haverhill 2

Coke Sales Agreement

We sell all of the coke produced at Haverhill 2 to AK Steel. Subject to certain limited termination rights further described below, our coke sales agreement with AK Steel expires on January 1, 2022, and automatically renews for two successive five-year renewal periods unless either party provides at least one year prior notice to terminate the agreement at the end of the respective term or renewal term. We are required to produce and deliver, and AK Steel is required to purchase, on a take-or-pay basis, approximately 550,000 tons of coke per year. The coke sales agreement may be terminated by AK Steel at any time on or after January 1, 2014 upon two years prior written notice if AK Steel (i) permanently shuts down iron production operations at its steel plant works in Ashland, Kentucky, or the Ashland Plant; and (ii) has not acquired or begun construction of a new blast furnace in the United States to replace, in whole or in part, the Ashland Plant’s iron production capacity. If such termination occurs at any time prior to January 1, 2018, AK Steel will be required to pay a significant termination fee.

If we are unable to meet our supply obligations under the coke sales agreement with AK Steel at the Haverhill cokemaking facility, we are obligated to use commercially reasonable efforts to procure coke that meets the coke quality standards set forth in the coke sales agreement or pay AK Steel for damages related to their procurement of replacement coke supplies.

Under the coke sales agreement with AK Steel at the Haverhill cokemaking facility, we sold coke at a fixed price during the fourth quarter of 2009 and all of 2010. Beginning January 1, 2011, the price per ton of coke includes the following components:

•	a coal cost component representing a pass-through of coal costs (including transportation and blending services), as adjusted by a coal-to-coke yield standard;

•

an operating cost component representing the pass-through of the annually budgeted costs of operating the facility, including under certain circumstances the sharing of operating cost overages and savings; and

•	a fixed fee component.

Coke sales to AK Steel under the Haverhill coke sales agreement are delivered to AK Steel in railcars or trucks at the Haverhill cokemaking facility. AK Steel makes its own arrangements for the transportation of the purchased coke to its blast furnaces.

In addition, under the terms of the coke sales agreement, AK Steel is entitled to receive, as a credit to the price of coke, an amount representing a percentage of the utilized value of certain Section 45 tax credits, including nonconventional fuel tax credits. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for an explanation of these credits. Under certain circumstances, AK Steel is obligated to reimburse us for certain government-mandated additional expenditures.

Energy Sales Agreement

We are party to an energy sales agreement with AK Steel that expires on January 1, 2022, and automatically renews for two successive five-year renewal periods unless either party provides at least one year prior notice to terminate the agreement at the end of the respective term or renewal term. The term of the energy sales agreement runs concurrently with the term of the related Haverhill coke sales agreement, including any renewals. The energy sales agreement is subject to automatic termination upon the termination of the related Haverhill coke sales agreement.

Under the Haverhill energy sales agreement, 50% of the electricity generated by the cogeneration plant associated with Haverhill 2 is sold to AK Steel, on an output basis at a fixed price. The balance of the electricity generated by the facility is sold by us into the PJM regional transmission operator area. On June 1, 2012, we entered into a supplemental energy sales agreement pursuant to which AK Steel was granted the annual option to purchase the remaining 50% of energy generated by the Haverhill 2 cogeneration plant at a price based on published CME Group future prices. The supplemental energy agreement expires on the earlier of (i) the date on which the related coke sales agreement terminates, or (ii) December 31, 2015.

Under the energy sales agreement, Haverhill is not obligated to produce or deliver any set quantity of electrical energy and is not subject to any early termination penalty. Haverhill is responsible for delivering the energy to an interconnection point between the cogeneration plant adjacent to the cokemaking facility and the interstate transmission grid authorized by PJM. Once Haverhill delivers the energy to the interconnection point, AK Steel is then responsible for making arrangements for transmitting the energy from the point of delivery.

Middletown

Coke Sales Agreement

We sell all of the production from our Middletown cokemaking facility to AK Steel pursuant to a long-term coke sales agreement that expires in 2032, and automatically renews for two successive five-year renewal periods unless either party provides at least one year prior notice to terminate the agreement at the end of the respective term or renewal term. AK Steel is required to purchase, on a take-or-pay basis, all of the coke we produce at the Middletown facility. We are required to produce and deliver a minimum of approximately 550,000 ton of coke per year to AK Steel. If we are unable to meet our supply obligations under the Middletown coke sales agreement, we are obligated to use commercially reasonable efforts to procure coke that meets the coke quality standards or pay AK Steel for damages related to their procurement of replacement supplies.

Under the coke sales agreement with AK Steel at the Middletown cokemaking facility, the price per ton of coke includes the following components:

•	a coal cost component representing a pass-through of coal costs (including transportation and blending services), as adjusted by a coal-to-coke yield standard;

•

an operating cost component representing the pass-through of the annually budgeted costs of operating the facility, including under certain circumstances the sharing of operating cost overages and savings; and

•	a fixed fee component.

We deliver coke that we produce at our Middletown facility directly to AK Steel via conveyor. As a result, we do not have coke transportation agreements related to our Middletown facility. However, the facility is equipped to load rail cars and has access to two major railroads should coke shipments by rail be necessary.

In addition, under the terms of the coke sales agreement, AK Steel is entitled to receive, as a credit to the price of coke, an amount representing a percentage of the utilized value of certain applicable Section 45 tax credits, including nonconventional fuel tax credits. However, the Middletown facility is not currently eligible to receive such tax credits. Also, under certain circumstances, AK Steel is obligated to reimburse us for certain government-mandated additional expenditures.

Energy Sales Agreement

The Middletown cokemaking facility includes a cogeneration plant that uses the flue gas to generate electricity, all of which is sold to AK Steel under an energy sales agreement that expires in 2032, and automatically renews for two successive five-year renewal periods unless either party provides at least one year prior notice to terminate the agreement at the end of the respective term or renewal term. The energy sales agreement is subject to automatic termination upon the termination of the related Middletown coke sales agreement.

Under the Middletown energy sales agreement, all of the electricity generated by the Middletown cokemaking facility is sold to AK Steel, on an output basis, at a fixed price subject to certain adjustments. The cogeneration plant is expected to generate approximately 45 megawatts of electricity per hour on average. Under the agreement, Middletown is not obligated to produce or deliver any set quantity of electrical energy and is not subject to any early termination penalty.

Middletown is responsible for delivering the energy to an interconnection point between the cogeneration plant and the PJM interstate transmission grid. Once Middletown delivers the energy to the interconnection point, AK Steel is then responsible for making arrangements for transmitting the energy from the point of delivery.

Raw Materials

Metallurgical coal is the principal raw material for our cokemaking operations. Each ton of coke produced at our facilities requires approximately 1.4 tons of metallurgical coal. We currently purchase approximately 2.4 million tons per year of metallurgical coal from third parties for our coke production.

Coal from third parties is generally purchased on an annual basis via one- to two-year contracts with costs passed through to our customers in accordance with the applicable coke sales agreements. From time to time, shortfalls in deliveries by coal suppliers require us to procure supplemental coal volumes. As with typical annual purchases, the cost of these supplemental purchases is also passed through to our customers.

While we generally pass coal costs through to our coke customers, all of our contracts include some form of coal-to-coke yield standard. To the extent that our actual yields are less than the standard in the contract, we are at risk for the cost of the excess coal used in the cokemaking process. Conversely, to the extent actual yields are higher than contractual standards, we are able to realize higher margins.

Most coal procurement decisions are made through a coal committee structure with customer participation. The customer can generally exercise an overriding vote on most coal procurement decisions.

Transportation and Freight

For inbound transportation of coal purchases, both of our facilities have long-term transportation and, as necessary, coal-blending agreements that run concurrently with the associated coke sales agreements. At our Middletown facility, we enter into short-term transportation contracts from year to year with multiple rail or barge operators for deliveries to the blending terminal. For coke sales, the point of delivery varies by agreement and facility. The point of delivery for coke sales to ArcelorMittal from our Haverhill cokemaking facility is generally designated by the customer and shipments are made by railcar under a long-term transportation agreement held by us. All delivery costs are passed through to the customers. Sales to AK Steel from our Haverhill cokemaking facility are made with the customer arranging for transportation. At our Middletown cokemaking facility, coke is delivered directly to AK Steel via conveyor. As a result, we do not have coke transportation agreements related to our Middletown facility.

Properties

We own the following real property:

•	Approximately 400 acres in Franklin Furnace (Scioto County), Ohio, on which the Haverhill cokemaking facility is located.

•	Approximately 250 acres in Middletown (Butler County), Ohio near AK Steel’s Middletown Works facility, on which the Middletown cokemaking facility is located.

Employees

SunCoke Energy Partners, L.P. does not have any employees. Our operating personnel will be employees of our operating subsidiaries.

Safety

We are committed to maintaining a safe work environment and ensuring strict environmental compliance across all of our operations as the health and safety of our employees and the communities in which we operate are critical to our success. We believe that we employ best practices and conduct continual training programs well in excess of regulatory requirements to ensure that all of our employees are focused on safety. Furthermore, our sponsor employs a structured safety and environmental process that provides a robust framework for managing and monitoring safety and environmental performance.

We have consistently operated within the top quartile for the U.S. Occupational Safety and Health Administration’s recordable injury rates as measured and reported by the American Coke and Coal Chemicals Institute.

Research and Development and Intellectual Property and Proprietary Rights

As part of our omnibus agreement, our sponsor has agreed to grant us a royalty-free license to use the name “SunCoke” and related marks. Additionally, our sponsor has agreed to grant us a non-exclusive right to use all of our sponsor’s current and future cokemaking and related technology necessary to operate our business. Our sponsor’s research and development program seeks to develop promising new technologies for cokemaking as well as improvements to our heat recovery processes. Over the years, this program has produced numerous patents related to heat recovery coking design and operation, including patents for pollution control systems, oven pushing and charging mechanisms, oven flue gas control mechanisms and various others.

Competition

The cokemaking business is highly competitive. Most of the world’s coke production capacity is owned by blast furnace steel companies utilizing by-product coke oven technology. The international merchant coke market is supplied by Chinese, Indian, Columbian and Ukrainian producers.

Current production from our cokemaking business is committed under long-term contracts; therefore, competition mainly affects our ability to obtain new contracts supporting development of additional cokemaking capacity, both in the United States and internationally. The principal competitive factors affecting our cokemaking business include coke quality and price, technology, reliability of supply, proximity to market, access to metallurgical coals and environmental performance. Competitors include by-product coke oven engineering and construction companies, as well as merchant coke producers. Specifically, Chinese and Indian companies have designed and built heat recovery facilities in China, India and Brazil for local steelmakers. Some of these design firms operate only on a local or regional basis while others, such as certain Chinese, German and Italian design companies, operate globally.

There are also technologies being developed or in the process of commercialization that seek to produce carbonaceous substitutes for coke in the blast furnace or molten iron without a blast furnace (alternative ironmaking techniques such as direct reduced iron production, or DRI). We monitor the development of competing technologies, and it is unclear to us at this time whether these technologies will be successful in commercialization.

We believe we are well-positioned to compete with other coke producers given that our proven, industry-leading technology with many proprietary features allows us to construct cokemaking facilities that, when compared to other proven technologies, produce consistently higher quality coke and produce ratable quantities of heat that can be utilized as industrial grade steam or converted into electrical power.

Legal and Regulatory Requirements

The following discussion summarizes the principal legal and regulatory requirements that we believe may significantly affect us.

Permitting and Bonding

Permitting Process for Cokemaking Facilities. The permitting process for our cokemaking facilities is administered by the individual states. However, the main requirements for obtaining environmental construction permits are found in the federal regulations. If all requirements are satisfied, a state or local agency produces an initial draft permit. Generally, the facility is allowed to review and comment on the initial draft. After accepting or rejecting the facility’s comments, a draft permit is issued for public review. Typically a notice regarding the issuance of a draft permit is published in a local newspaper or on the internet. The permit and supporting documents are made available for public review and comment. Generally, a public hearing will be scheduled if the project is considered controversial. The EPA also has the opportunity to comment on the draft permit. The state or local agency responds to comments on the draft permit and may make revisions before a final construction permit is issued. A construction permit allows construction and commencement of operations of the facility and is generally valid for 18 months. Generally, construction must commence during this period, while some states allow this period to be extended in certain situations.

•

Air quality. Facilities that are major emitters of hazardous air pollutants must employ Maximum Available Control Technology, or MACT, standards. Specific MACT standards apply to door leaks, charging, oven pressure, pushing and quenching. Certain MACT standards for new cokemaking facilities were developed using test data from our sponsor’s Jewell cokemaking facility located in Vansant, Virginia. Under applicable federal air quality regulations, permitting requirements differ, depending upon whether the cokemaking facility will be located in an “attainment” area—i.e., one that meets the national ambient air quality standards, or NAAQS, for certain pollutants, or in a “non-attainment” area:

•

In an attainment area, the facility must install air pollution control equipment or employ Best Available Control Technology, or BACT. The facility must demonstrate, using air dispersion modeling, that the area will still meet NAAQS after the facility is constructed. An “additional impacts analysis” must be performed to evaluate the effect of the new facility on air, ground and water pollution.

•

In a non-attainment area, the facility must install air pollution control equipment or employ procedures that meet Lowest Achievable Emission Rate, or LAER, standards. LAER standards are the most stringent emission limitation achieved in practice by existing facilities. Unlike the BACT analysis, cost is generally not considered as part of a LAER analysis. Emissions of any pollutant in a non-attainment area must be offset by emission reductions obtained from existing sources located in the vicinity of the facility.

•

Two new and more stringent NAAQS for ambient nitrogen dioxide and sulfur dioxide went into effect in 2010. These new standards have two impacts on permitting: (1) demonstrating compliance using dispersion modeling from a new facility will be more difficult and (2) many areas of the country will become non-attainment areas. New facilities in those areas will have to obtain offsets and will have to install air pollution control equipment or employ procedures that meet LAER standards.

•

On September 2, 2011, the EPA withdrew reconsideration of a new, lower NAAQS for ground level ozone promulgated in March 2008. Based on this decision, under the Clean Air Act, the EPA will be required to review and potentially issue a new NAAQS for ground level ozone in 2013. Designation of new non-attainment areas for the revised ozone NAAQS may result in additional federal and state regulatory actions that could impact our operations and the operations of our customers and increase the cost of additions to property, plant and equipment.

•

The EPA finalized a new rule in 2010 requiring a new facility that is a major source of GHGs (primarily carbon dioxide from our facilities) to install equipment or employ BACT procedures. Currently, there is little information on what may be acceptable as BACT to control GHGs, but the database and additional guidance may be enhanced in the future.

•

Several states have additional requirements and standards other than those in the federal statutes and regulations. Many states have lists of “air toxics” with emission limitations determined by dispersion modeling. States also often have specific regulations that deal with visible emissions, odors and nuisance. In some cases, the state delegates some or all of these functions to local agencies.

•

Wastewater and Stormwater. Our heat recovery cokemaking technology does not produce process wastewater as is typically associated with by-product cokemaking. Our cokemaking facilities, in some cases, have wastewater discharge and stormwater permits.

•

Solid waste. The primary solid waste product from our heat recovery cokemaking technology is calcium sulfate from the flue gas desulfurization operation, which is generally taken to a landfill. The process does not generate substantial quantities of hazardous waste.

U.S. Endangered Species Act. The Endangered Species Act and certain counterpart state legislations are intended to protect species whose populations allow for categorization as either endangered or threatened. With respect to permitting additional cokemaking facilities, protection of endangered or threatened species may have the effect of prohibiting, limiting the extent or causing delays that may include permit conditions on the timing of: soil removal, road building and other activities in areas containing the associated species. Based on the species that have been identified on our properties and the current application of these laws and regulations, we do not believe that they are likely to have a material adverse effect on our operations.

Regulation of Operations

•

Clean Air Act. The Clean Air Act and similar state laws and regulations affect our cokemaking operations, primarily through permitting and/or emissions control requirements relating to particulate matter (PM) and sulfur dioxide (SO2) control. The Clean Air Act imposes stringent limits on air emissions with a federally mandated operating permit program and civil and criminal enforcement sanctions. The Clean Air Act air emissions programs that may affect our operations, directly or indirectly, include, but are not limited to: the Acid Rain Program; NAAQS implementation for SO2, PM and nitrogen oxides (NOx); GHG rules; the Clean Air Interstate Rule; MACT emissions limits for hazardous air pollutants; the Regional Haze Program; New Source Performance Standards, or NSPS; and New Source Review. Coal contains impurities, such as sulfur, mercury and other constituents, many of which are released into the air when coal is produced. The Clean Air Act and similar legislation regulate these emissions and therefore affect demand for our coke. The Clean Air Act requires, among other things, the regulation of hazardous air pollutants through the development and promulgation of various industry-specific MACT standards. Our cokemaking facilities are subject to two categories of MACT standards. The first category applies to pushing and quenching. The EPA is required to make a risk-based determination for pushing and quenching emissions and determine whether additional emissions reductions are necessary for these processes. The EPA was supposed to do so by 2011, but the EPA has yet to publish or propose any residual risk standards from these operations; therefore, the impact cannot be estimated at this time. The second category of MACT standards applicable to our cokemaking facilities applies to emissions from charging and coke oven doors.

•

Clean Water Act. The Clean Water Act, or CWA, affects our operations by requiring water quality standards generally and through the National Pollutant Discharge Elimination System, or NPDES. Regular monitoring, reporting requirements and performance standards are requirements of NPDES permits that govern the discharge of pollutants into water. States are empowered to develop and enforce “in stream” water quality standards. These standards are subject to change and must be approved by the EPA. Discharges must either meet state water quality standards or be authorized through available regulatory processes such as alternate standards or variances. “In stream” standards vary from state to state. Additionally, through the CWA Section 401 certification program, states have approval authority over federal permits or licenses that might result in a discharge to their waters. Total Maximum Daily Load, or TMDL, regulations established a process by which states designate stream segments as impaired (not meeting present water quality standards). Industrial dischargers may be required to meet new TMDL effluent standards for these stream segments. States are also adopting anti-degradation regulations in which a state designates certain water bodies or streams as “high quality/exceptional use.” These regulations would restrict the diminution of water quality in these streams.

•

Resource Conservation and Recovery Act. We may generate wastes, including “solid” wastes and “hazardous” wastes that are subject to the Resource Conservation and Recovery Act, or RCRA, and comparable state statutes, although certain mining and mineral beneficiation wastes and certain wastes derived from the combustion of coal currently are exempt from regulation as hazardous wastes under RCRA. The EPA has limited the disposal options for certain wastes that are designated as hazardous wastes under RCRA. Furthermore, it is possible that certain wastes generated by our operations that currently are exempt from regulation as hazardous wastes may in the future be designated as hazardous wastes, and therefore be subject to more rigorous and costly management, disposal and clean-up requirements.

•

Comprehensive Environmental Response, Compensation, and Liability Act. Under the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, also known as Superfund, and similar state laws, responsibility for the entire cost of clean-up of a contaminated site, as well as natural resource damages, can be imposed upon current or former site owners or operators, or upon any party who released one or more designated “hazardous substances” at the site, regardless of the lawfulness of the original activities that led to the contamination. In the course of our operations we may have generated and may generate wastes that fall within CERCLA’s definition of hazardous substances. We also may be an owner or operator of facilities at which hazardous substances have been released by previous owners or operators. Under CERCLA, we may be responsible for all or part of the costs of cleaning up facilities at which such substances have been released and for natural resource damages. We also must comply with reporting requirements under the Emergency Planning and Community Right-to-Know Act and the Toxic Substances Control Act.

•	Climate Change Legislation and Regulations. Our facilities are presently subject to the federal GHG reporting rule, which obligates us to report our annual emissions of GHGs. We may also be subject to

EPA’s “Tailoring Rule,” where certain modifications to our facilities could subject us to the additional permitting and other obligations under the New Source Review/Prevention of Significant Deterioration (NSR/PSD) and Title V programs of the Clean Air Act based on a facility’s GHG emissions. Numerous other proposals for federal and state legislation have been made relating to GHG emissions (including carbon dioxide) and such legislation could result in the creation of substantial additional costs in the form of taxes or required acquisition or trading of emission allowances. Several of the federal and state climate change legislative proposals use a “cap and trade” policy structure, in which GHG emissions from a broad cross-section of the economy would be subject to an overall cap. Under the proposals, the cap would become more stringent with the passage of time. The proposals establish mechanisms for GHG sources, such as our cokemaking facilities, to obtain “allowances” or permits to emit GHGs during the course of a year. The sources may use the allowances to cover their own emissions or sell them to other sources that do not hold enough emissions for their own operations. In addition, the EPA has issued a notice of finding and determination that emissions of carbon dioxide and other GHGs present an endangerment to human health and the environment, which allows the EPA to begin regulating emissions of GHGs under existing provisions of the Clean Air Act. The EPA has begun to implement GHG-related reporting and permitting rules. The impact of GHG-related legislation and regulations on us will depend on a number of factors, including whether GHG sources in multiple sectors of the economy are regulated, the overall GHG emissions cap level, the degree to which GHG offsets are allowed, the allocation of emission allowances to specific sources and the indirect impact of carbon regulation on coal prices. We may not recover the costs related to compliance with regulatory requirements imposed on us from our customer due to limitations in our agreements. The imposition of a carbon tax or similar regulation could materially and adversely affect our revenues.

Environmental Matters and Compliance

Our failure to comply with the aforementioned requirements may result in the assessment of administrative, civil and criminal penalties, the imposition of clean-up and site restoration costs and liens, the issuance of injunctions to limit or cease operations, the suspension or revocation of permits and other enforcement measures that could have the effect of limiting production from our operations. The EPA and state regulators have issued NOVs for our Haverhill cokemaking facility, which stem from alleged violations of our air emission operating permits for this facility. We are currently working in a cooperative manner with the EPA to address the allegations. Settlement may require payment of a penalty for alleged past violations as well as undertaking capital projects to improve reliability of the energy recovery systems and enhance environmental performance at our Haverhill facility. As a result of our recent discussions with the EPA, we expect these projects to cost approximately $67 million and to be carried out over the 2012 through 2016 time period. The majority of the spending is expected to take place from 2013 to 2016, although some spending may occur in 2012 depending on the timing of the settlement. The final cost of the projects will be dependent upon the ultimate outcome of discussions with regulators. We estimate a reasonably possible loss related to potential penalties for alleged past violations to be approximately $1.1 million.

Many other legal and administrative proceedings are pending or may be brought against us arising out of our current and past operations, including matters related to commercial and tax disputes, product liability, antitrust, employment claims, natural resource damage claims, premises-liability claims, allegations of exposures of third parties to toxic substances and general environmental claims. Although the ultimate outcome of these proceedings cannot be ascertained at this time, it is reasonably possible that some of them could be resolved unfavorably to us. Our management believes that any liabilities that may arise from such matters would not be material in relation to our business or our combined and consolidated financial position, results of operations or cash flows at September 30, 2012.

Under the terms of the omnibus agreement, our sponsor will indemnify us for certain environmental remediation costs. Please read “Certain Relationships and Related Party Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement.”

MANAGEMENT

Management of SunCoke Energy Partners, L.P.

We are managed and operated by the board of directors and executive officers of our general partner. Following this offering,     % of our outstanding common units (    % if the underwriters exercise their option to purchase additional common units in full) and all of our outstanding subordinated units and incentive distribution rights will be directly or indirectly owned by our sponsor. As a result of its ownership of our general partner, our sponsor will have the right to appoint all members of the board of directors of our general partner, including the independent directors. Our unitholders will not be entitled to appoint the directors of our general partner or otherwise directly participate in our management or operation. Our general partner owes certain duties to our unitholders as well as a fiduciary duty to its owners.

Upon the closing of this offering, we expect that our general partner will have                 directors, at least one of whom will be independent as defined under the independence standards established by the NYSE and the Exchange Act. The NYSE does not require a listed publicly-traded partnership, such as ours, to have a majority of independent directors on the board of directors of its general partner or to establish a compensation committee or a nominating committee. However, our general partner is required to have an audit committee of at least three members, and all its members are required to meet the independence and experience standards established by the NYSE and the Exchange Act, subject to certain transitional relief during the one-year period following consummation of this offering. Our sponsor will appoint at least one independent member of the audit committee to the board of directors of our general partner by the date our common units first trade on the NYSE.

All of the executive officers of our general partner will allocate their time between managing our business and affairs and the business and affairs of our sponsor. Such executive officers intend to devote as much time to the management of our business and affairs as is necessary for the proper conduct of our business and affairs.

Following the consummation of this offering, neither our general partner nor our sponsor will receive any management fee or other compensation in connection with our general partner’s management of our business, but we will reimburse our general partner and its affiliates, including our sponsor, for all expenses they incur and payments they make on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. Please read “Certain Relationships and Related Party Transactions—Agreements with Affiliates in Connection with the Transactions.”

Executive Officers and Directors of Our General Partner

The following table shows information for the current executive officers and directors of our general partner. Directors are appointed for a one-year term and hold office until their successors have been elected or qualified or until the earlier of their death, resignation, removal or disqualification. Executive officers serve at the discretion of the board. There are no family relationships among any of our directors or executive officers.

Our Directors, Executive Officers and Other Key Executives

Name	Age	Position with Our General Partner
Frederick A. Henderson	53	Chairman, Chief Executive Officer and Director
Michael J. Thomson	53	President, Chief Operating Officer and Director
Denise R. Cade	50	Senior Vice President, General Counsel, Corporate Secretary and Director
Mark E. Newman	49	Senior Vice President, Chief Financial Officer and Director
Fay West	43	Vice President and Controller
Peggy Rebstock	40	Vice President

Frederick A. Henderson. Mr. Henderson was named Chief Executive Officer and appointed as the Chairman to the board of directors of our general partner in July 2012. In December 2010, Mr. Henderson was elected as Chairman and Chief Executive Officer of our sponsor. He also served as a Senior Vice President of Sunoco (a petroleum refiner and chemicals manufacturer with interests in logistics) from September 2010 until the initial public offering of our sponsor in July 2011. From February 2010 until September 2010, he was a consultant for General Motors LLC, and from March 2010 until August 2010, he was a consultant for AlixPartners LLC (a business consulting firm). He was President and Chief Executive Officer of General Motors (a global automotive company) from April 2009 until December 2009. He was President and Chief Operating Officer of General Motors from March 2008 until March 2009. He was Vice Chairman and Chief Financial Officer of General Motors from January 2006 until February 2008. He was Chairman of General Motors Europe from June 2004 until December 2005. Mr. Henderson is a director of Compuware Corp. (a technology performance company), where he serves on its audit committee. Mr. Henderson is also trustee of the Alfred P. Sloan Foundation. We believe that Mr. Henderson, having worked for over 26 years at General Motors and over a year at our sponsor, is a highly experienced senior-level executive, with general operations, manufacturing and marketing experience, as well as senior-level strategic planning, business development, managerial and management development and compensation experience. Mr. Henderson also possesses financial expertise by virtue of his education (an MBA from Harvard Business School) and experience (including as Vice Chairman and Chief Financial Officer of General Motors).

Michael J. Thomson. Mr. Thomson was named as President and Chief Operating Officer and appointed to the board of directors of our general partner in July 2012. In December 2010 Mr. Thomson was appointed as President and Chief Operating Officer of our sponsor. Since May 2008, he had been President, SunCoke Technology and Development LLC. He was Vice President, Sunoco and Executive Vice President, SunCoke Technology and Development LLC from March 2007 to May 2008 and held the additional position of Chief Operating Officer of SunCoke Technology and Development LLC from January 2008 to May 2008. He also served as a Senior Vice President of Sunoco from May 2008 until the initial public offering of our sponsor in July 2011. He was President of PSEG Fossil LLC, or PSEG, a subsidiary of Public Service Enterprise Group Incorporated (a diversified energy group), from August 2003 to February 2007. We believe that Mr. Thomson’s energy industry experience, as well as his experience with our sponsor, provides the board of directors with valuable experience in general operations, and managerial development. Mr. Thomson also possesses health, environment and safety oversight experience by virtue of his oversight experience as a senior-level executive at PSEG.

Denise R. Cade. Ms. Cade was named Senior Vice President, General Counsel and Corporate Secretary and appointed to the board of directors of our general partner in July 2012. In March 2011, Ms. Cade was appointed Senior Vice President and General Counsel of our sponsor and she was elected Corporate Secretary of our sponsor in June 2011. In addition, in July 2011 Ms. Cade was appointed Chief Compliance Officer of our sponsor. Prior to joining our sponsor, Ms. Cade was with PPG Industries, Inc., or PPG (a coatings and specialty products company), from March 2005 to March 2011. At PPG, she served as Assistant General Counsel and Corporate Secretary from July 2009 until March 2011, as Corporate Counsel, Securities and Finance, from September 2007 until July 2009, and as Chief Mergers and Acquisitions Counsel and General Counsel of the glass and fiber glass division from March 2005 until September 2007. Ms. Cade began her legal career in private practice in 1990, specializing in corporate and securities law matters and corporate transactions. She was a partner at Shaw Pittman LLP in Washington, D.C. before her move to PPG. We believe that Ms. Cade’s over 20 years of legal expertise, as well as her experience with our sponsor, provides the board of directors with valuable expertise with respect to senior level strategic planning and relevant legal matters, including those related to securities law, corporate governance, mergers and acquisitions and compliance.

Mark E. Newman. Mr. Newman was named Senior Vice President and Chief Financial Officer and appointed to the board of directors of our general partner in July 2012. In March 2011, Mr. Newman was appointed Senior Vice President and Chief Financial Officer of our sponsor. From May 2008 until February 2011, Mr. Newman was Vice President, Remarketing, Ally Financial, Inc. (an automotive financial services company) and managing director of SmartAuction (Ally Financial, Inc.’s online used vehicle auction).

Mr. Newman was GM North America Vice President and Chief Financial Officer and Vice Chairman, GMAC Bank, of GMAC Financial Services LLC (an automotive financial services company) from January 2007 until April 2008. He was GM North America Vice President and CFO of General Motors Corporation (a global automotive company) from February 2006 until December 2006 and was Assistant Treasurer and General Director of General Motors Corporation from August 2002 until January 2006. Mr. Newman was Vice President and CFO of Shanghai General Motors Ltd. from November 1999 until July 2002 and was Director, Investor Relations of General Motors Corporation from September 1998 until October 1999. We believe that Mr. Newman’s broad financial and management experience, as well as his experience with our sponsor, provides the board with valuable expertise in senior level strategic planning and financial and investor relations matters.

Fay West. Ms. West was named Vice President and Controller of our general partner in July 2012. In February 2011, Ms. West was appointed Vice President and Controller of our sponsor. Prior to joining our sponsor, she was Assistant Controller at United Continental Holdings, Inc. (an airline holding company) from April 2010 to January 2011. She was Vice President, Accounting and Financial Reporting for PepsiAmericas, Inc. (a manufacturer and distributor of beverage products) from December 2005 through March 2010. Ms. West worked at GATX Corporation from 1998 to 2005 in various accounting roles, including Vice President and Controller of GATX Rail Company from 2001 to 2005 and Assistant Controller of GATX Corporation from 2000 to 2001.

Peggy Rebstock. Ms. Rebstock was named Vice President of our general partner in September 2012. In March 2011, Ms. Rebstock was appointed Director—Tax of our sponsor. Prior to joining our sponsor, Ms. Rebstock was with CF Industries, Inc. (formerly Terra Industries Inc.), or CF Industries (a nitrogen fertilizer producer), from July 2007 to March 2011. At CF Industries, she served as Accounting Manager from July 2007 until November 2007, as Director—Tax from November 2007 until February 2009 and as Director—Tax & Internal Audit from February 2009 until March 2011. During her tenure at CF Industries, she was responsible for compliance processes for Terra Nitrogen Company, L.P., or Terra Nitrogen, a master limited partnership owned through indirect, wholly-owned subsidiaries of CF Industries and reported to the Terra Nitrogen Audit Committee Chair in her role as Director—Internal Audit. Ms. Rebstock also held a number of finance and operational process roles at Gateway Companies, Inc. (a manufacturer of personal computers) from May 1994 until February 2004 and with Wells’ Dairy, Inc. (a privately held manufacturer of ice cream and other dairy products) from February 2004 until May 2007.

Director Independence

In accordance with the rules of the NYSE, our sponsor must appoint at least one independent director to the board of directors of our general partner prior to the listing of our common units on the NYSE, one additional member within three months of that listing, and one additional independent member within 12 months of that listing. In evaluating director candidates, our sponsor will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skill and expertise that are likely to enhance the board’s ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of committees of the board to fulfill their duties.

Committees of the Board of Directors

The board of directors of our general partner will have an audit committee and a conflicts committee. We do not expect that we will have a compensation committee, but rather that the board of directors of our general partner will approve equity grants.

Audit Committee

We are required to have an audit committee of at least three members, and all its members are required to meet the independence and experience standards established by the NYSE and the Exchange Act, subject to certain transitional relief during the one-year period following consummation of this offering as described above. The audit committee will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and partnership policies and controls. The audit committee will have the sole authority to (1) retain and terminate our independent registered public accounting firm, (2) approve all auditing services and related fees and the terms thereof performed by our independent registered public accounting firm, and

(3) pre-approve any non-audit services and tax services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee and our management, as necessary.

Conflicts Committee

At least two independent members of the board of directors of our general partner will serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest and determines to submit to the conflicts committee for review. The conflicts committee will determine if the resolution of the conflict of interest is in our best interest. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates, including our sponsor, and must meet the independence standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors, along with other requirements in our partnership agreement. Any matters approved by the conflicts committee will be conclusively deemed to be in our best interest, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

We and our general partner were formed in July 2012. Accordingly, our general partner has not accrued any obligations with respect to compensation of its directors and executive officers for the year ended December 31, 2011 or prior periods. Because the executive officers of our general partner are employed by our sponsor, compensation of the executive officers, other than the long-term incentive plan described below, will be set by our sponsor. The executive officers of our general partner will continue to participate in our sponsor’s employee benefit plans and arrangements, including plans that may be established in the future. Our general partner has not entered into any employment agreements with any of its executive officers.

Our general partner will not receive a management fee or other compensation for its management of our partnership under the omnibus agreement with our sponsor or otherwise. Under the terms of the omnibus and partnership agreements, we will reimburse our general partner and its affiliates for all direct and indirect expenses they incur and payments they make on our behalf and all other expenses allocable to us or otherwise incurred by our general partner or its affiliates in connection with operating our business. The omnibus and partnership agreements do not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses may include salary, bonus, incentive compensation and other amounts paid, if any, to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The partnership agreement provides that our general partner will determine the expenses that are allocable to us. Please read “Certain Relationships and Related Party Transactions—Distributions and Payments to Our General Partner and Its Affiliates” and “The Partnership Agreement—Reimbursement of Expenses.”

Compensation Discussion and Analysis

We do not directly employ any of the persons responsible for managing our business, and we do not have a compensation committee. We are managed by our general partner and our executive officers are employees of our sponsor. References to “our directors” refer to the directors of our general partner. Each of our executive officers is also an executive officer of our sponsor, and we expect that our executive officers will devote less than a majority of their total business time to the management of our assets. We reimburse our sponsor for the services provided to us by our sponsor’s employees, including our executive officers. Our reimbursement is governed by the omnibus and partnership agreements and will be based on our sponsor’s methodology used for allocating compensation expenses to us. We will be solely responsible for paying the expense associated with any awards granted under the long-term incentive plan that will be adopted by our general partner described below.

The compensation of our executive officers (other than long-term incentive plan benefits described below) is and will be determined and approved by our sponsor. We expect that our executive officers will not receive additional compensation for their service as such.

Long-Term Incentive Plan

In connection with the completion of this offering, our general partner plans to adopt the SunCoke Energy Partners, L.P. Long-Term Incentive Plan, or LTIP, as described below. Our general partner intends to implement the LTIP to provide our general partner with maximum flexibility with respect to the design of compensatory arrangements for employees, officers, consultants, and directors of our general partner and any of its affiliates providing services to us; however, neither we nor our general partner currently have plans to make any grants under the LTIP in conjunction with this offering.

Historical Compensation

As previously discussed, we are a newly formed subsidiary of our sponsor consisting of portions of several different parts of our sponsor’s business. Further, neither we nor our general partner incurred any cost or liability with respect to compensation of our executive officers prior to our formation. Accordingly, we have no historical compensation information to present.

Long-Term Incentive Plan

The description of the LTIP set forth below is a summary of the material features of the plan our general partner intends to adopt. This summary, however, does not purport to be a complete description of all the provisions of the LTIP that will be adopted. This summary is qualified in its entirety by reference to the LTIP, a form of which will be filed as an exhibit to this registration statement. The purpose of the LTIP is to provide a means to attract and retain individuals who will provide services to us by affording such individuals a means to acquire and maintain ownership of awards, the value of which is tied to the performance of our common units. It is intended that the LTIP will provide grants of (1) Restricted Units, (2) unit appreciation rights, referred to as UARs, (3) unit options, referred to as Options, (4) Phantom Units, (5) Unit Awards, (6) substitute awards, (7) other Unit-Based Awards, (8) cash awards, (9) performance awards and (10) distribution equivalent rights, referred to as DERs, collectively referred to as Awards.

Administration

The LTIP will be administered by the board of directors of our general partner or an alternative committee appointed by the board of directors of our general partner, which we refer to together as the “committee” for purposes of this summary. The committee will administer the LTIP pursuant to its terms and all applicable state, federal, or other rules or laws. The committee will have the power to determine to whom and when Awards will be granted, determine the amount of Awards (measured in cash or in shares of our common units), proscribe and interpret the terms and provisions of each Award agreement (the terms of which may vary), accelerate the vesting provisions associated with an Award, delegate duties under the LTIP and execute all other responsibilities permitted or required under the LTIP. In the event that the committee is not comprised of “nonemployee directors” within the meaning of Rule 16b-3 under the Exchange Act, a subcommittee of two or more nonemployee directors will administer all Awards granted to individuals that are subject to Section 16 of the Exchange Act.

Securities to be Offered

The maximum aggregate number of common units that may be issued pursuant to any and all Awards under the LTIP shall not exceed                 common units, subject to adjustment due to recapitalization or reorganization, or related to forfeitures or the expiration of Awards, as provided under the LTIP.

If a common unit subject to any Award is not issued or transferred, or ceases to be issuable or transferable for any reason, including (but not exclusively) because units are withheld or surrendered in payment of taxes or any exercise or purchase price relating to an Award or because an Award is forfeited, terminated, expires unexercised, is settled in cash in lieu of common units, or is otherwise terminated without a delivery of units, those common units will again be available for issue, transfer, or exercise pursuant to Awards under the LTIP, to the extent allowable by law. Common units to be delivered pursuant to awards under our LTIP may be common units acquired by our general partner in the open market, from any other person, directly from us, or any combination of the foregoing.

Awards

Restricted Units. A Restricted Unit is a grant of a common unit subject to a risk of forfeiture, performance conditions, restrictions on transferability and any other restrictions imposed by the committee in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the committee. The committee shall provide, in the Restricted Unit agreement, whether the Restricted Unit will be forfeited upon certain terminations of employment. Unless otherwise determined by the committee, a common unit distributed in connection with a unit split or unit dividend, and other property distributed as a dividend, will generally be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Unit with respect to which such common unit or other property has been distributed.

Options. We may grant Options to eligible persons. Option Awards are options to acquire common units at a specified price. The exercise price of each Option granted under the LTIP will be stated in the Option agreement and may vary; provided, however, that, the exercise price for an Option must not be less than 100% of the fair market value per common unit as of the date of grant of the Option unless that Option is intended to otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, or the Code. Options may be exercised in the manner and at such times as the committee determines for each Option, unless that Option is determined to be subject to Section 409A of the Code, where the Option will be subject to any necessary timing restrictions imposed by the Code or federal regulations. The committee will determine the methods and form of payment for the exercise price of an Option and the methods and forms in which common units will be delivered to a participant.

UARs. A UAR is the right to receive, in cash or in common units, as determined by the committee, an amount equal to the excess of the fair market value of one common unit on the date of exercise over the grant price of the UAR. The committee will be able to make grants of UARs and will determine the time or times at which a UAR may be exercised in whole or in part. The exercise price of each UAR granted under the LTIP will be stated in the UAR agreement and may vary; provided, however, that, the exercise price must not be less than 100% of the fair market value per common unit as of the date of grant of the UAR unless that UAR Award is intended to otherwise comply with the requirements of Section 409A of the Code.

Phantom Units. Phantom Units are rights to receive common units, cash or a combination of both at the end of a specified period. The committee may subject Phantom Units to restrictions (which may include a risk of forfeiture) to be specified in the Phantom Unit agreement that may lapse at such times determined by the committee. Phantom Units may be satisfied by delivery of common units, cash equal to the fair market value of the specified number of common units covered by the Phantom Unit, or any combination thereof determined by the committee. Except as otherwise provided by the committee in the Phantom Unit agreement or otherwise, Phantom Units subject to forfeiture restrictions may be forfeited upon termination of a Participant’s employment prior to the end of the specified period. Cash distribution equivalents may be paid during or after the vesting period with respect to a Phantom Unit, as determined by the committee.

Unit Awards. The committee will be authorized to grant common units that are not subject to restrictions. The committee may grant Unit Awards to any eligible person in such amounts as the committee, in its sole discretion, may select.

Substitute Awards. The LTIP will permit the grant of Awards in substitution for similar awards held by individuals who become employees or directors as a result of a merger, consolidation, or acquisition by or involving us, an affiliate of another entity, or the assets of another entity. Such substitute Awards that are Options or UARs may have exercise prices less than 100% of the fair market value per common unit on the date of the substitution if such substitution complies with Section 409A of the Code and its regulations and other applicable laws and exchange rules.

Unit-Based Awards. The LTIP will permit the grant of other Unit-Based Awards, which are Awards that may be based, in whole or in part, on the value or performance of a common unit or are denominated or payable in common units. Upon settlement, the Unit-Based Award may be paid in common units, cash or a combination thereof, as provided in the Award agreement.

Cash Awards. The LTIP will permit the grant of Awards denominated in and settled in cash. Cash Awards may be based, in whole or in part, on the value or performance of a common unit.

Performance Awards. The committee may condition the right to exercise or receive an Award under the LTIP, or may increase or decrease the amount payable with respect to an Award, based on the attainment of one or more performance conditions deemed appropriate by the committee.

DERs. The committee will be able to grant DERs in tandem with Awards under the LTIP (other than an award of Restricted Units or Unit Awards), or DERs may be granted alone. DERs entitle the participant to receive cash equal to the amount of any cash distributions made by us during the period the DER is outstanding. Payment of a DER issued in connection with another Award may be subject to the same vesting terms as the Award to which it relates or different vesting terms, in the discretion of the committee.

Miscellaneous

Tax Withholding. At our discretion, and subject to conditions that the committee may impose, a participant’s minimum statutory tax withholding with respect to an Award may be satisfied by withholding from any payment related to an Award or by the withholding of common units issuable pursuant to the Award based on the fair market value of the common units.

Anti-Dilution Adjustments. If any “equity restructuring” event occurs that could result in an additional compensation expense under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) if adjustments to Awards with respect to such event were discretionary, the committee will equitably adjust the number and type of units covered by each outstanding Award and the terms and conditions of such Award to equitably reflect the restructuring event, and the committee will adjust the number and type of units with respect to which future Awards may be granted. With respect to a similar event that would not result in a FASB ASC Topic 718 accounting charge if adjustment to Awards were discretionary, the committee shall have complete discretion to adjust Awards in the manner it deems appropriate. In the event the committee makes any adjustment in accordance with the foregoing provisions, a corresponding and proportionate adjustment shall be made with respect to the maximum number of units available under the LTIP and the kind of units or other securities available for grant under the LTIP. Furthermore, in the case of (i) a subdivision or consolidation of the common units (by reclassification, split or reverse split or otherwise), (ii) a recapitalization, reclassification, or other change in our capital structure or (iii) any other reorganization, merger, combination, exchange, or other relevant change in capitalization of our equity, then a corresponding and proportionate adjustment shall be made in accordance with the terms of the LTIP, as appropriate, with respect to the maximum number of units available under the LTIP, the number of units that may be acquired with respect to an Award, and, if applicable, the exercise price of an Award, in order to prevent dilution or enlargement of Awards as a result of such events.

Change in Control. Upon a “change of control” (as defined in the LTIP), the committee may, in its discretion, (i) remove any forfeiture restrictions applicable to an Award, (ii) accelerate the time of exercisability or vesting of an Award, (iii) require Awards to be surrendered in exchange for a cash payment, (iv) cancel unvested Awards without payment or (v) make adjustments to Awards as the committee deems appropriate to reflect the change of control.

Termination of Employment or Service. The consequences of the termination of a grantee’s employment, consulting arrangement, or membership on the board of directors will be determined by the committee in the terms of the relevant award agreement.

Compensation of Directors

Officers or employees of our sponsor or its affiliates who also serve as directors of our general partner will not receive additional compensation for such service. Our general partner anticipates that its directors who are not also officers or employees of our sponsor or its affiliates will receive compensation for services on our general partner’s board of directors and committees thereof. Following the consummation of this offering, we expect our general partner to implement an annual retainer compensation package for the non-employee directors valued at approximately $132,000, of which approximately $52,000 would be paid in the form of an annual cash retainer and the remaining $80,000 would be paid in a grant of Unit Awards under the LTIP.

In addition, our general partner expects to pay the audit committee chairman and each audit committee member an annual amount of $20,000 and $10,000, respectively. We currently expect our general partner to pay meeting fees to the conflicts committee chairman and each conflicts committee member in the amount of $5,000 and $2,500, respectively, for each committee meeting.

Retainer Program

We expect our general partner to adopt the SunCoke Energy Partners, L.P. Retainer Plan for Outside Directors, or the Retainer Program, providing each independent director with the right to (a) receive the Unit Awards described above that are part of his or her annual retainer and (b) elect to receive any of the remaining part of his or her annual retainer in the form of our common units rather than cash. All such common unit payments payable under the Retainer Program are expected to be made on a quarterly basis as LTIP Unit Awards, and the number of common units subject to such payment are expected to be determined by dividing one-fourth of the aggregate portion of the annual retainer payable in common units by the average closing price for our common units for the ten trading days on the NYSE immediately prior to the payment date.

Deferred Compensation Plan

We expect our general partner to also adopt the SunCoke Energy Partners, L.P. Directors’ Deferred Compensation Plan, or the Deferred Compensation Plan, which we expect will include the following key provisions. The Deferred Compensation Plan will permit our independent directors to elect, on an annual basis before each calendar year, to defer all or a portion of their compensation earned for that year. Payment of amounts deferred under the Deferred Compensation Plan will be made on, or will commence on, January 15th of the calendar year following the year in which the independent director separates from service with us or our affiliates. Any independent director electing a deferral under the Deferred Compensation Plan will also be permitted the right to designate whether the deferred amounts will (a) be paid in a single lump sum payment or in annual installments for a specified term of years following the director’s separation from service and (b) during the time that the deferred amount is in the plan, be credited as cash units, restricted units, or a combination of both. To the extent a director elects for his deferred compensation to be credited as restricted units, the compensation is treated as if it were invested in our common units, with crediting of distribution equivalent rights in the form of additional common units, but without voting rights, and will be settled in cash based upon the average closing price for our common units for the ten trading days on the NYSE immediately prior to the payment date. To the extent a director elects for his deferred compensation to be credited as cash, such amounts will accrue interest at a rate set annually by the board of directors of our general partner.

In addition, each non-employee director will be reimbursed for out-of-pocket expenses in connection with attending board and committee meetings. Each director will be fully indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law pursuant to our partnership agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common units and subordinated units of SunCoke Energy Partners, L.P. that will be issued and outstanding upon the consummation of this offering and the related transactions and held by:

•	our general partner;

•	beneficial owners of 5% or more of our common units;

•	each director, director nominee and named executive officer; and

•	all of our directors, director nominees and executive officers as a group.

Name of Beneficial Owner(1)	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned		Subordinated Units Beneficially Owned	Percentage of Subordinated Units Beneficially Owned		Percentage of Common and Subordinated Units Beneficially Owned
SunCoke Energy, Inc.			%		100%			%
Frederick A. Henderson			%			%		%
Mark E. Newman			%			%		%
Michael J. Thomson			%			%		%
Denise R. Cade			%			%		%
Fay West			%			%		%
All directors and executive officers as a group (5 people)			%			%		%

(1)	The address for SunCoke Energy, Inc. and each individual is 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

After this offering, assuming that the underwriters do not exercise their option to purchase additional common units, our sponsor will own                  common units (                 common units if the underwriters exercise their option to purchase additional common units in full) and                  subordinated units representing an aggregate approximately     % limited partner interest in us, and will own and control our general partner. Our sponsor will also appoint all of the directors of our general partner. In addition, our general partner will own a 2.0% general partner interest in us and all of our incentive distribution rights.

The terms of the transactions and agreements disclosed in this section were determined by and among affiliated entities and, consequently, are not the result of arm’s length negotiations. These terms and agreements are not necessarily at least as favorable to us as the terms that could have been obtained from unaffiliated third parties.

Distributions and Payments to Our General Partner and Its Affiliates

The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation and any liquidation of SunCoke Energy Partners, L.P.

Formation Stage

The aggregate consideration received by our general partner and its affiliates for the contribution of their interests	•	common units;

•	subordinated units;

•	all of our incentive distribution rights; and

•	2.0% general partner interest.

We expect to receive estimated net proceeds of approximately $272.5 million from this offering (based on an assumed initial offering price of $         per common unit, the mid-point of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discount and offering expenses. We expect to receive estimated net proceeds of approximately $147.0 million from our offering of $150.0 million aggregate principal amount of senior notes concurrently with the closing of this offering. We intend to use approximately $63.8 million to make a distribution to our sponsor which will in effect reimburse our sponsor for expenditures made by our sponsor during the two-year period prior to this offering for the expansion and improvement of the Haverhill and Middletown facilities; for federal income tax purposes, our sponsor is treated as having been the party that made such expenditures. We also intend to use approximately $225.0 million to repay term loan debt bearing a floating rate of interest based on LIBOR plus 3.00% per annum and maturing in June 2018 assumed from our sponsor and approximately $2.0 million to pay expenses related to our new revolving credit facility. As partial consideration for the interest in our operating subsidiaries conveyed to us by our sponsor, we will pay, with the net proceeds of this offering, 100% (i.e., not merely our 65% proportionate share) of the following requirements of our operating subsidiaries: (a) $67.0 million for identified environmental capital expenditures, (b) approximately $12.4 million to pay sales discounts related to tax credits owed to our customers and (c) $49.3 million to replenish our working capital.

If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds to us would be approximately $ million (and the total net proceeds to us would be approximately $ million), in each case assuming an initial public offering price per common unit of $ (based upon the mid-point of the price range set forth on the cover page of this prospectus). The net proceeds from any exercise of such option will be paid as a special distribution to our sponsor. If the underwriters do not exercise their option to purchase additional common units, we will issue common units to our sponsor upon the expiration of the option for no additional consideration.

Operational Stage

Distributions of cash available for distribution to our general partner and its affiliates	We will generally make cash distributions 98.0% to our unitholders, pro rata, including our general partner and its affiliates, as the holders of an aggregate of common units and subordinated units, and 2.0% to our general partner assuming it makes any capital contributions necessary to maintain its 2.0% general partner interest. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, our general partner will be entitled to increasing percentages of the distributions, up to 48.0% of the distributions we make above the highest target distribution level.

Assuming we have sufficient cash available for distribution to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, our general partner would receive annual distributions of approximately $ million on its general partner interest and our sponsor would receive annual distributions of $ million on its common and subordinated units.

If our general partner elects to reset the target distribution levels, it will be entitled to receive common units and to maintain its percentage general partner interest. Please read “How We Make Distributions to Our Partners—General Partner’s Right to Reset Incentive Distribution Levels.”

Payments to our general partner and its affiliates

Our general partner will not receive a management fee or other compensation for its management of our partnership, but we will reimburse our general partner and its affiliates for all direct and indirect expenses they incur and payments they make on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses may include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us.

Withdrawal or removal of our general partner	If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read “The Partnership Agreement—Withdrawal or Removal of Our General Partner.”

Liquidation Stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

Agreements with Affiliates in Connection with the Transactions

In connection with this offering, we will enter into certain agreements with our sponsor, as described in more detail below.

Contribution Agreement

In connection with the closing of this offering, we will enter into a contribution agreement that will effect the transactions, including the transfer of an ownership interest in each of the entities that own the Haverhill and Middletown cokemaking facilities and related assets. While we believe this agreement is on terms no less favorable to us than those that could have been negotiated with an unaffiliated third-party, it will not be the result of arm’s-length negotiations. All of the transaction expenses incurred in connection with these transactions will be paid from the proceeds of this offering.

Omnibus Agreement

In connection with the closing of this offering, we will enter into an omnibus agreement with our sponsor and our general partner that will address certain aspects of our relationship with them, including:

•

Business Opportunities. We will have a preferential right to invest in, acquire and construct cokemaking facilities in the United States and Canada. Our sponsor will have a preferential right to all other business opportunities. If we decide not to pursue an opportunity to construct a new cokemaking facility and our sponsor or any of its controlled affiliates undertake such construction, then upon completion of such construction, we will have the option to acquire such facility at a price sufficient to give our sponsor an internal rate of return on its invested capital equal to the sum of our sponsor’s weighted average cost of capital (as determined in good faith by our sponsor) and     %. If we decide not to pursue an opportunity to invest in or acquire a cokemaking facility, our sponsor or any of its controlled affiliates may undertake such an investment or acquisition and if such acquisition is completed by our sponsor, the cokemaking facility so acquired will be subject to the right of first offer described below. If a business opportunity includes cokemaking facilities but such facilities represent a minority of the value of such business opportunity as determined by our sponsor in good faith, our sponsor will have a preferential right as to such business opportunity. These agreements as to business opportunities shall apply only so long as our sponsor controls us, and shall not apply with respect to any business opportunity our sponsor or any of its controlled affiliates is actively pursuing at the time of the closing of this offering, provided, however, that we shall have certain preferential rights with respect to the Kentucky Facility.

If our sponsor constructs the Kentucky Facility, upon commencement of commercial operations we will have the option to acquire the Kentucky Facility under the same terms as would apply to other new construction under the omnibus agreement. If we do not exercise our option to acquire the Kentucky Facility upon commencement of commercial operations, the Kentucky Facility will be subject to the right of first offer described below.

•

Right of First Offer. If our sponsor or any of its controlled affiliates decides to sell, convey or otherwise transfer to a third-party a cokemaking facility located in the United States or Canada or an interest therein, we shall have a right of first offer as to such facility. Our sponsor shall have the same right of first offer if we decide to sell, convey or otherwise transfer to a third-party any cokemaking facility or an interest therein. In the event a party decides to sell, convey or otherwise transfer a cokemaking facility, it will offer the other party the (“ROFO Party”) such facility with a proposed price for such assets. If the ROFO Party does not exercise its right, the seller shall have the right to complete the proposed transaction, on terms not materially more favorable to the seller than the last written offer proposed during negotiations with the ROFO Party, with a third-party within 270 days. If the seller fails to complete such a transaction within 270 days, then the right of first offer is reinstated. This right of first offer shall apply only so long as our sponsor controls us.

•

Remarketing Arrangement Relating to Potential Defaults by Coke Agreement Counterparties. For a period of five years from the date of closing of this offering, our sponsor has agreed that: (i) if AK Steel exercises the early termination right provided in its Haverhill coke sales agreement, then our sponsor will, promptly upon the effective date of such termination, make us whole to the extent of AK Steel’s obligations under the Haverhill coke sales agreement (including the obligation to pay for coke) as the terms of that agreement exist on the date of this offering (without taking into effect the termination right), or (ii) if (a) other than as a result of a force majeure event or a default by us, any customer fails to purchase coke or defaults in payment under its coke sales agreement, or (b) we amend a coke sales agreement’s terms to reduce a customer’s purchase obligation as a result of the customer’s financial distress, as part of a bankruptcy or otherwise, then our sponsor will be obligated to make us whole to the extent of the customer’s failure to satisfy its obligations or to the extent the customer’s obligations are reduced, as applicable, under such coke sales agreement’s terms as exist on the date of this offering. We and our sponsor will share in any damages and other amounts recovered from third parties in connection with any of the events described in this paragraph in proportion to the relative loss and/or prospective loss suffered by us and our sponsor.

•	Indemnity. Our sponsor will indemnify us with respect to remediation at the Haverhill and Middletown cokemaking facilities:

Known Remediation. Our sponsor will indemnify us to the full extent of any remediation arising from any environmental matter discovered and identified as requiring remediation before the closing of this offering, except for any liability or increase in liability as a result of changes in environmental regulations, provided however that our sponsor will be deemed to have contributed in satisfaction of this obligation, as of the closing date of this offering, the amount identified as proceeds of this offering reserved for existing environmental remediation. Please read “Use of Proceeds.”

Unknown Remediation. If, prior to the fifth anniversary of the closing of this offering, an environmental matter that was discovered either before or after the closing of this offering is identified as requiring remediation, our sponsor shall indemnify us to the full extent of any such remediation costs, except for any liability or increase in liability resulting from changes in environmental regulations, provided however that we must bear the first $5 million of such remediation costs, and our sponsor’s liability for such remediation costs will not exceed $50 million.

Post-closing. We will indemnify our sponsor for events relating to our operations except to the extent that we are entitled to indemnification by our sponsor.

Tax Matters. Our sponsor will fully indemnify us with respect to any tax liability arising prior to or in connection with the closing of this offering.

Real Property. Our sponsor will either cure or fully indemnify us for losses resulting from any material title defects at the properties owned by the entities in which we acquire an interest in connection with the closing of this offering, to the extent that such defects interfere with or could reasonably be expected to interfere with the operations of the related cokemaking facilities.

•

License. Our sponsor will grant us a royalty-free license to use the name “SunCoke” and related marks. Additionally, our sponsor will grant us a non-exclusive right to use all of our sponsor’s current and future cokemaking and related technology. We have not paid and will not pay a separate license fee for the rights we receive under the license.

The omnibus agreement can be amended by written agreement of all parties to the agreement. However, the partnership may not agree to any amendment or modification that would, in the reasonable discretion of our general partner, be adverse in any material respect to the holders of our common units without prior approval of the conflicts committee. So long as our sponsor controls our general partner, the omnibus agreement will remain in full force and effect unless mutually terminated by the parties. If our sponsor ceases to control our general partner, the omnibus agreement will terminate, provided (i) the indemnification obligations described above and (ii) our non-exclusive right to use all of our sponsor’s existing cokemaking and related technology will remain in full force and effect in accordance with their terms.

Procedures for Review, Approval and Ratification of Transactions with Related Persons

We expect that the board of directors of our general partner will adopt policies for the review, approval and ratification of transactions with related persons. We anticipate the board will adopt a written code of business conduct and ethics, under which a director would be expected to bring to the attention of the chief executive officer or the board any conflict or potential conflict of interest that may arise between the director or any affiliate of the director, on the one hand, and us or our general partner on the other. The resolution of any such conflict or potential conflict should, at the discretion of the board in light of the circumstances, be determined by a majority of the disinterested directors.

If a conflict or potential conflict of interest arises between our general partner or its affiliates, on the one hand, and us or our unitholders, on the other hand, the resolution of any such conflict or potential conflict should be addressed by the board of directors of our general partner in accordance with the provisions of our partnership agreement. At the discretion of the board in light of the circumstances, the resolution may be determined by the board in its entirety or by a conflicts committee meeting the definitional requirements for such a committee under our partnership agreement.

Upon our adoption of our code of business conduct, we would expect that any executive officer will be required to avoid conflicts of interest unless approved by the board of directors of our general partner.

In the case of any sale of equity by us in which an owner or affiliate of an owner of our general partner participates, we anticipate that our practice will be to obtain approval of the board for the transaction. We anticipate that the board will typically delegate authority to set the specific terms to a pricing committee, consisting of the chief executive officer and one independent director. Actions by the pricing committee will require unanimous approval. Please read “Conflicts of Interest and Fiduciary Duties—Conflicts of Interest” for additional information regarding the relevant provisions of our partnership agreement.

The code of business conduct and ethics described above will be adopted in connection with the closing of this offering, and as a result, the transactions described above were not reviewed according to such procedures.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including our sponsor, on the one hand, and our partnership and our limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to our sponsor. At the same time, our general partner has a duty to manage our partnership in a manner it believes is in our best interests. Our partnership agreement specifically defines the remedies available to unitholders for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law. The Delaware Revised Uniform Limited Partnership Act, which we refer to as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to the limited partners and the partnership.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or our limited partners, on the other hand, the resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all our limited partners and shall not constitute a breach of our partnership agreement, of any agreement contemplated thereby or of any duty, if the resolution or course of action in respect of such conflict of interest is:

•	approved by the conflicts committee of our general partner, although our general partner is not obligated to seek such approval; or

•	approved by the holders of a majority of the outstanding common units, excluding any such units owned by our general partner or any of its affiliates.

Our general partner may, but is not required to, seek the approval of such resolutions or courses of action from the conflicts committee of its board of directors or from the holders of a majority of the outstanding common units as described above. If our general partner does not seek approval from the conflicts committee or from holders of common units as described above and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner may consider any factors they determine in good faith to consider when resolving a conflict. An independent third-party is not required to evaluate the resolution. Under our partnership agreement, a determination, other action or failure to act by our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) will be deemed to be “in good faith” unless our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) believed such determination, other action or failure to act was adverse to the interests of the partnership. Please read “Management—Management of SunCoke Energy Partners, L.P.—Committees of the Board of Directors—Conflicts Committee” for information about the conflicts committee of our general partner’s board of directors.

Conflicts of interest could arise in the situations described below, among others:

Actions taken by our general partner may affect the amount of cash available to pay distributions to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	entry into and repayment of current and future indebtedness;

•	issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

•	hastening the expiration of the subordination period.

In addition, our general partner may use an amount, initially equal to $         million, which would not otherwise constitute operating surplus, in order to permit the payment of distributions on subordinated units and the incentive distribution rights. All of these actions may affect the amount of cash or equity distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read “How We Make Distributions To Our Partners.”

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make such distribution on all outstanding units. Please read “How We Make Distributions To Our Partners—Operating Surplus and Capital Surplus—Operating Surplus.”

The directors and officers of our sponsor have a fiduciary duty to make decisions in the best interests of the owners of our sponsor, which may be contrary to our interests.

Because certain officers and certain directors of our general partner are also directors and/or officers of affiliates of our general partner, including our sponsor, they have fiduciary duties to our sponsor that may cause them to pursue business strategies that disproportionately benefit our sponsor or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us, such as our sponsor, in exercising certain rights under our partnership agreement.

Our partnership agreement contains provisions that permissibly reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its call right, its voting rights with respect to any units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation.

Our partnership agreement limits the liability of, and replaces the duties owed by, our general partner and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement provides that:

•

our general partner shall not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed that the decision was not adverse to the interests of our partnership;

•

our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or, in the case of a criminal matter, acted with knowledge that its conduct was criminal; and

•

in resolving conflicts of interest, it will be presumed that in making its decision the general partner, the board of directors of the general partner or the conflicts committee of the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

By purchasing a common unit, a common unitholder will agree to become bound by the provisions in our partnership agreement, including the provisions discussed above. Please read “—Fiduciary Duties.”

Common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and will not be the result of arm’s-length negotiations.

Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations. Our general partner will determine, in good faith, the terms of any of such future transactions.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval, necessary or appropriate to conduct our business including, but not limited to, the following actions:

•

expending, lending, or borrowing money, assuming, guaranteeing, or otherwise contracting for, indebtedness and other liabilities, issuing evidences of indebtedness, including indebtedness that is convertible into our securities, and incurring any other obligations;

•	preparing and transmitting tax, regulatory and other filings, periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

•	acquiring, disposing, mortgaging, pledging, encumbering, hypothecating, or exchanging our assets or merging or otherwise combining us with or into another person;

•	negotiating, executing and performing contracts, conveyance or other instruments;

•	distributing cash;

•	selecting or dismissing employees and agents, outside attorneys, accountants, consultants and contractors and determining their compensation and other terms of employment or hiring;

•	maintaining insurance for our benefit;

•	forming, acquiring an interest in, and contributing property and loaning money to, any further limited partnerships, joint ventures, corporations, limited liability companies or other relationships;

•

controlling all matters affecting our rights and obligations, including bringing and defending actions at law or in equity or otherwise litigating, arbitrating or mediating, and incurring legal expense and settling claims and litigation;

•	indemnifying any person against liabilities and contingencies to the extent permitted by law;

•

purchasing, selling or otherwise acquiring or disposing of our partnership interests, or issuing additional options, rights, warrants, appreciation rights, phantom or tracking interests relating to our partnership interests; and

•	entering into agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Please read “The Partnership Agreement” for information regarding the voting rights of unitholders.

Common units are subject to our general partner’s call right.

If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at the market price calculated in accordance with the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read “The Partnership Agreement—Limited Call Right.”

We may not choose to retain separate counsel for ourselves or for the holders of common units.

The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee of the board of directors of our general partner and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the conflict committee in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict, although we may choose not to do so.

Our general partner’s affiliates may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

Our partnership agreement provides that our general partner is restricted from engaging in any business other than those incidental to its ownership of interests in us. However affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us, our sponsor or its affiliates, may acquire, construct or dispose of assets in the future without any obligation to offer us the opportunity to acquire those assets. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner and its affiliates. As a result, neither our general partner nor any of its affiliates have any obligation to present business opportunities to us.

The holder or holders of our incentive distribution rights may elect to cause us to issue common units to it in connection with a resetting of incentive distribution levels without the approval of our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

The holder or holders of a majority of our incentive distribution rights (initially our general partner) have the right, at any time when there are no subordinated units outstanding and they have received incentive distributions at the highest level to which they are entitled (48.0%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution levels at the time of the exercise of the reset election. Following a reset election, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per unit without such conversion. However, our general partner may transfer the incentive distribution rights at any time. It is possible that our general partner or a transferee could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when the holders of the incentive distribution rights expect that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, the holders of the incentive distribution rights may be experiencing, or may expect to experience, declines in the cash distributions it receives related to the incentive distribution rights and may therefore desire to be issued our common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for them to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new common units to the holders of the incentive distribution rights in connection with resetting the target distribution levels. Please read “How We Make Distributions To Our Partners—General Partner Interest and Incentive Distribution Rights.”

Fiduciary Duties

Duties owed to unitholders by our general partner are prescribed by law and in our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership.

Our partnership agreement contains various provisions that eliminate and replace the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise might be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has a duty to manage our partnership in good faith and a duty to manage our general partner in a manner beneficial to its owner. Without these modifications, our general partner’s ability to make decisions involving conflicts of interest would be restricted. Replacing the fiduciary duty standards in this manner benefits our general partner by enabling it to take into consideration all parties involved in the proposed action. Replacing the fiduciary duty standards also strengthens the ability of our general partner to attract and retain experienced and capable directors. Replacing the fiduciary duty standards represents a detriment to our public unitholders because it restricts the remedies available to our public unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permits our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interests.

The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the Partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to the partnership.

Partnership agreement modified standards

Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards replace the obligations to which our general partner would otherwise be held.

If our general partner does not obtain approval from the conflicts committee of the board of directors of our general partner or our common unitholders, excluding any such units owned by our general partner or its affiliates, and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, its board, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards replace the obligations to which our general partner would otherwise be held.

Rights and remedies of unitholders

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third-party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

The Delaware Act provides that, unless otherwise provided in a partnership agreement, a partner or other person shall not be liable to a limited partnership or to another partner or to another person that is a party to or is otherwise bound by a partnership agreement for breach of fiduciary duty for the partner’s or other person’s good faith reliance on the provisions of the partnership agreement. Under our partnership agreement, to the extent that, at law or in equity an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to us or to our partners, our general partner and any other indemnitee acting in connection with our business or affairs shall not be liable to us or to any partner for its good faith reliance on the provisions of our partnership agreement.

By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was criminal. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “The Partnership Agreement—Indemnification.”

DESCRIPTION OF THE COMMON UNITS

The Units

The common units and the subordinated units are separate classes of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and “How We Make Distributions To Our Partners.” For a description of other rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Transfer Agent and Registrar

Duties

Computershare Trust Company, N.A. will serve as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed or has not accepted its appointment within 30 days of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

Upon the transfer of a common unit in accordance with our partnership agreement, the transferee of the common unit shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•

gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix C. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of cash available for distribution, please read “How We Make Distributions To Our Partners”;

•	with regard to the duties of, and standard of care applicable to, our general partner, please read “Conflicts of Interest and Fiduciary Duties”;

•	with regard to the transfer of common units, please read “Description of the Common Units—Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences.”

Organization and Duration

SunCoke Energy Partners, L.P. was organized in July 2012 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to take any action that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of owning and operating cokemaking facilities, our general partner may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest and its incentive distribution rights. For a description of these cash distribution provisions, please read “How We Make Distributions To Our Partners.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a “unit majority” require:

•

during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the common units, voting as a single class.

In voting their common and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

The incentive distribution rights may be entitled to vote in certain circumstances.

Issuance of additional units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “—Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “—Dissolution.”

Withdrawal of our general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to September 30, 2022 in a manner that would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest	No approval right. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights	No approval right. Please read “—Transfer of Subordinated Units and Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval right. Please read “—Transfer of Ownership Interests in the General Partner.”

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•

arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

Following the completion of this offering, we expect that our subsidiaries will conduct business in one state and we may have subsidiaries that conduct business in other states or countries in the future. Maintenance of our limited liability as owner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing common unitholders in our distributions of cash available for distribution. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity interests, which may effectively rank senior to the common units.

Our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests or to make additional capital contributions to the whenever, and on the same terms that, we issue partnership interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of our general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The common unitholders will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without his consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). Upon completion of the offering, an affiliate of our general partner will own approximately     % of our outstanding common and subordinated units.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed);

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•

an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•

any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•

conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

•	do not adversely affect the limited partners, considered as a whole, or any particular class of limited partners, in any material respect;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement;

•	are necessary or appropriate in connection with the creation, authorization or issuance of any class or series of partnership securities; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that would reduce the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction and the partnership securities to be issued do not exceed 20% of our outstanding partnership interests (other than incentive distribution rights) immediately prior to the transaction. If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•

neither we nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “How We Make Distributions To Our Partners—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to September 30, 2022 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after September 30, 2022, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner, in some instances, to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may appoint a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a class, and the outstanding subordinated units, voting as a class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner’s removal. At the closing of this offering, an affiliate of our general partner will own     % of our outstanding limited partner units, including all of our subordinated units.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist:

•

all subordinated units held by any person who did not, and whose affiliates did not, vote any units in favor of the removal of the general partner, will immediately and automatically convert into common units on a one-for-one basis, if such person is not an affiliate of the successor general partner; and

•	if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and all its and its affiliates’ incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of our common unitholders. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in the General Partner

At any time, the owners of our general partner may sell or transfer all or part of its ownership interests in our general partner to an affiliate or third-party without the approval of our unitholders.

Transfer of Subordinated Units and Incentive Distribution Rights

By transfer of subordinated units or incentive distribution rights in accordance with our partnership agreement, each transferee of subordinated units or incentive distribution rights will be admitted as a limited partner with respect to the subordinated units or incentive distribution rights transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•

gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of subordinated units or incentive distribution rights as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Subordinated units and incentive distribution rights are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred subordinated units or incentive distribution rights.

Until a subordinated unit or incentive distribution right has been transferred on our books, we and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove SunCoke Energy Partners GP LLC as our general partner or from otherwise changing our management. Please read “—Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read “—Meetings; Voting.”

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or beneficial owners or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:

•

the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices of the partnership securities of such class over the 20 consecutive trading days preceding the date that is three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Interests.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates and purchasers specifically approved by our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units, as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record common unitholders under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

If a majority of the incentive distribution rights are held by our general partner and its affiliates, the holders of the incentive distribution rights will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights shall be deemed to have approved any matter approved by our general partner.

If less than a majority of the incentive distribution rights are held by our general partner and its affiliates, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the subordinated units, prior to the end of the subordination period, or together with the common units, thereafter, in either case as a single class, and such incentive distribution rights shall be treated in all respects as subordinated units or common units, as applicable, when sending notices of a meeting of our limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The relative voting power of the holders of the incentive distribution rights and the subordinated units or common units, depending on which class the holders of incentive distribution rights are voting with, will be set in the same proportion as cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of units for such four quarters.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If our general partner, with the advice of counsel, determines we are subject to U.S. federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	Obtain proof of the nationality, citizenship or other related status of our limited partners (and their owners, to the extent relevant); and

•

Permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by our general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Taxpaying Assignees; Redemption

To avoid any adverse effect on the maximum applicable rates chargeable to customers by our subsidiaries, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by our current or future subsidiaries, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	Obtain proof of the U.S. federal income tax status of our limited partners (and their owners, to the extent relevant); and

•

Permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by the general partner to obtain proof of the U.S. federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20  consecutive trading days immediately prior to the date set for redemption.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•

any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

•

any person who is or was serving as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

•	any person who controls our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner and its affiliates for all direct and indirect expenses they incur or payments they make on our behalf and all other expenses allocable to us or otherwise incurred by our general partner and its affiliates in connection with operating our business. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses may include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

We will furnish each record holder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and in filing his federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;

•

information as to the amount of cash, and a description and statement of the agreed value of any other capital contribution, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

•

information regarding the status of our business and financial condition (provided that obligation shall be satisfied to the extent the limited partner is furnished our most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13(a) of the Exchange Act); and

•	any other information regarding our affairs that our general partner determines is just and reasonable.

Under our partnership agreement, however, each of our limited partners and other persons who acquire interests in our partnership interests, do not have rights to receive information from us or any of the persons we indemnify as described above under “—Indemnification” for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other limited partner interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts.

In addition, in connection with this offering, we expect to enter into a registration rights agreement with our sponsor. Pursuant to the registration rights agreement, we will be required to file a registration statement to register the common units and subordinated units issued to our sponsor and the common units issuable upon the conversion of the subordinated units upon request of our sponsor. In addition, the registration rights agreement gives our sponsor piggyback registration rights under certain circumstances. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution and allocation of expenses. These registration rights are transferable to affiliates of our sponsor and, in certain circumstances, to third parties. Please read “Units Eligible for Future Sale.”

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered by this prospectus, SunCoke Energy, Inc. will own an aggregate of                  common units and                  subordinated units. All of the subordinated units will convert into common units at the end of the subordination period. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.

Our common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of the securities outstanding; or

•	the average weekly reported trading volume of our common units for the four weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned our common units for at least six months (provided we are in compliance with the current public information requirement), or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell those common units under Rule 144, subject only to the current public information requirement. After beneficially owning Rule 144 restricted units for at least one year, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale would be entitled to freely sell those common units without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read “The Partnership Agreement—Issuance of Additional Interests.”

Under our partnership agreement and the registration rights agreement that we expect to enter into, our general partner and its affiliates will have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of the partnership agreement and the registration rights agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner and its affiliates will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discount. Except as described below, our general partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

The executive officers and directors of our general partner and our sponsor have agreed not to sell any common units they beneficially own for a period of 180 days from the date of this prospectus. Please read “Underwriting” for a description of these lock-up provisions.

Prior to the completion of this offering, we expect our general partner to adopt the LTIP. If adopted, we intend to file a registration statement on Form S-8 under the Securities Act to register common units issuable under the LTIP. This registration statement on Form S-8 is expected to be filed following the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Accordingly, common units issued under the LTIP will be eligible for resale in the public market without restriction after the effective date of the Form S-8 registration statement, subject to applicable vesting requirements, Rule 144 limitations applicable to affiliates and the lock-up restrictions described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations thereunder, or the Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective unitholder to vary substantially from those described below. Unless the context otherwise requires, references in this section to “we” or “us” are references to SunCoke Energy Partners, L.P. and its subsidiaries.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency, who purchase units in this offering and who hold such units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships (including entities treated as partnerships for federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts, or IRAs, employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each unitholder to consult the unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units and potential changes in applicable tax laws.

We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for units and the prices at which units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of the Partnership

Partnership Status

A partnership is not a taxable entity for federal income tax purposes and incurs no U.S. federal income tax liability. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder.

Section 7704 of the Code generally provides that publicly-traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly-traded consists of “qualifying income,” or the Qualifying Income Exception, the partnership may continue to be treated as a partnership for federal income tax purposes. Qualifying income includes (i) income and gains derived from the exploration, development, mining or production, processing, refining, transportation, and marketing of any mineral or natural resource (such as the refining and processing of coal), (ii) interest (other than from a financial business), (iii) dividends, (iv) gains from the sale of real property and (v) gains from the sale or other disposition of capital assets held for the production of qualifying income. We estimate that approximately         % of our current gross income is not qualifying income; however, this estimate could change from time to time.

Based upon factual representations made by us and our general partner regarding the composition of our income and the other representations set forth below, Vinson & Elkins L.L.P. is of the opinion that we and each of our operating subsidiaries will be treated as a partnership for federal income tax purposes. In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied include, without limitation:

(a) Neither we nor any of our operating subsidiaries has elected to be treated as a corporation for federal income tax purposes; and

(b) For each taxable year since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

The present federal income tax treatment of publicly-traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly-traded partnerships. Currently, one such legislative proposal would eliminate the qualifying income exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in its units, and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

Entity-Level Taxation

Even though we (as a partnership for U.S. federal income tax purposes) are not subject to U.S. federal income tax, we may elect to conduct some portion of our operations through corporate subsidiaries. Such subsidiaries would be subject to corporate-level tax, which reduces the cash available for distribution to us and, in turn, to our unitholders. Moreover, some of our subsidiaries and operations may be subject to income and other taxes in the jurisdictions in which they are organized or from which they receive income. Such taxation will reduce the amount of cash we have available for distribution to unitholders.

Tax Consequences of Unit Ownership

Limited Partner Status

Unitholders who are admitted as limited partners of the partnership, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of the partnership for federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans.” Unitholders who are not treated as partners of the partnership as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our unitholders, and aside from any taxes paid by our corporate subsidiaries (please read “—Taxation of the Partnership—Entity-Level Taxation” above), we will not pay any federal income tax. Rather, each unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Units

A unitholder’s tax basis in its units initially will be the amount paid for those units plus the unitholder’s share of our liabilities. That basis generally will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions, the unitholder’s share of our losses, and any decreases in its share of our liabilities.

Ratio of Taxable Income to Distributions

We estimate that a purchaser of units in this offering who owns those units from the date of closing through the record date for distributions for the period ending December 31, 2015, will be allocated, on a cumulative basis, an amount of federal taxable income that will be       % or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of taxable income to cash distributions to the common unitholders will increase. These estimates are based upon the assumption that earnings from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure that these estimates will prove to be correct, and our counsel has not opined on the accuracy of such estimates. The actual ratio of taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could affect the value of units. For example, the ratio of taxable income to cash distributions to a purchaser of units in this offering would be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

•	the earnings from operations exceeds the amount required to make minimum quarterly distributions on all common units, yet we only distribute the minimum quarterly distribution on all units; or

•

we make a future offering of common units and use the proceeds of the offering in a manner that does not produce additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Treatment of Distributions

Distributions made by us to a unitholder will not be taxable to the unitholder, unless such distributions exceed the unitholder’s tax basis in its units, in which case the unitholder generally will recognize gain taxable in the manner described below under “—Disposition of Units.”

Any reduction in a unitholder’s share of our liabilities will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units may decrease the unitholder’s share of our liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits. Please read “Disposition of Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reduction in a unitholder’s share of our liabilities as described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code, or Section 751 Assets. To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used.

In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us, and will not be available to offset a unitholder’s salary or active business income. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive loss rules are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	interest expense allocated against portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income generally does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly-traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, we are authorized to treat the payment as a distribution of cash to the relevant unitholder or general partner. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated amongst our unitholders in accordance with their percentage interests in us. If we have a net loss, our items of income, gain, loss and deduction will be allocated first among our unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and thereafter to our general partner. At any time that distributions are made with respect to common units and not with respect to subordinated units, or that incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of such distributions.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units, or a Book-Tax Disparity. As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate a Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of the partner’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) his relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins LLP is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Securities Loans

A unitholder whose units are loaned (for example, a loan to “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 35% and 15%, respectively. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

A 3.8% Medicare tax on certain net investment income earned by individuals, estates, and trusts will apply for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We will make the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us.

The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder’s tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We will use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Units—Recognition of Gain or Loss.”

The costs we incur in offering and selling our units, called syndication expenses, must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the initial tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder’s amount realized and tax basis in the units sold. A unitholder’s amount realized generally will equal the sum of the cash or the fair market value of other property it receives plus its share of our liabilities with respect to such units. Because the amount realized includes a unitholder’s share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, or the Allocation Date. However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly-traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly-traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells or purchases any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have “constructively” terminated as a partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. However, pursuant to an IRS relief procedure the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of Units

Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to validity of such filing positions.

A unitholder’s basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss” above and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or non-U.S. persons should consult their tax advisors before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of their ownership of our units. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly-traded partnerships, distributions to non-U.S. unitholders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain to the extent reflected in its earnings and profits, and as adjusted for changes in the foreign corporation’s “U.S. net equity.” That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A non U.S. unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non U.S. unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” part or all of a non U.S. unitholder’s gain may be treated as effectively connected with that unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a non U.S. unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, non U.S. unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.

Publicly-traded partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our partnership agreement designates our general partner.

The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement on IRS form 8082 identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2) a statement regarding whether the beneficial owner is:

(a) a non-U.S. person;

(b) a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

(c) a tax-exempt entity;

(3) the amount and description of units held, acquired or transferred for the beneficial owner; and

(4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

State, Local and Other Tax Considerations

In addition to federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We currently conduct business or own property only in Ohio. Moreover, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all tax returns that may be required of it.

INVESTMENT IN SUNCOKE ENERGY PARTNERS, L.P. BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

•

whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors.”

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(1) the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

(2) the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above.

Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC are acting as representatives of the underwriters named below and as joint book-running managers of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the number of common units shown opposite the underwriter’s name below:

Underwriters	Number of Common Units
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
Evercore Group L.L.C.
Goldman, Sachs & Co.
RBC Capital Markets, LLC
UBS Securities LLC

Total

The underwriting agreement provides that the underwriters’ obligation to purchase the common units included in this offering depends on the satisfaction of the conditions contained in the underwriting agreement including:

•

the obligation to purchase all of the common units offered hereby (other than those common units covered by their option to purchase additional common units as described below), if any of the common units are purchased;

•	the representations and warranties made by us and SunCoke Energy, Inc. to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we and SunCoke Energy, Inc. deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the common units.

	No Exercise	Full Exercise
Per common unit	$	$
Total	$	$

We will pay a structuring fee equal to     % of the gross proceeds from this offering (including any proceeds from the exercise of the option to purchase additional common units) to Barclays Capital Inc. and Evercore Group L.L.C. for the evaluation, analysis and structuring of our partnership.

The representatives of the underwriters have advised us that the underwriters propose to offer the common units directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $         per common unit. After the offering, the representatives may change the offering price and other selling terms. Sales of common units made outside of the United States may be made by affiliates of the underwriters.

We estimate that the expenses of this offering incurred by us will be approximately $         (excluding underwriting discounts and commissions and structuring fees).

Option to Purchase Additional Common Units

We have granted the underwriters an option, exercisable for 30 days after the date of the underwriting agreement, to purchase, from time to time, in whole or in part, up to an aggregate of                  additional common units at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than                  common units in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common units based on the underwriter’s underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements

We, our subsidiaries, our general partner and its affiliates, including SunCoke Energy, Inc., and the directors and executive officers of our general partner have agreed that, without the prior written consent of Barclays Capital Inc., we and they will not, directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any of our common units (including, without limitation, common units that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and common units that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common units, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common units or securities convertible, exercisable or exchangeable into common units or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 180 days after the date of this prospectus.

These restrictions do not apply to, among other things:

•	the sale of common units pursuant to the underwriting agreement;

•	issuances of common units by us pursuant to any employee benefit plan in effect as of the date of the underwriting agreement; and

•	the filing of one or more registration statements on Form S-8 relating to any employee benefit plan in effect as of the date of the underwriting agreement.

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of material event unless such extension is waived in writing by Barclays Capital Inc.

Barclays Capital Inc., in its sole discretion, may release the common units and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common units and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of common units and other securities for which the release is being requested and market conditions at the time. Barclays Capital Inc. has no present intent or arrangement to release any of the securities that would be subject to these lock-up agreements.

Offering Price Determination

Prior to this offering, there has been no public market for our common units. The initial public offering price will be negotiated among the representatives and us. In determining the initial public offering price of our common units, the representatives expect to consider:

•	the history and prospects for the industry in which we operate;

•	our financial information;

•	the ability of our management and our business potential and earning prospects;

•	the prevailing securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly-traded common units of generally comparable companies.

Indemnification

We and certain of our affiliates have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of common units in excess of the number of common units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units. The underwriters may close out any short position by either exercising their option to purchase additional common units and/or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

New York Stock Exchange

We have applied to list our common units on the New York Stock Exchange under the symbol “SXCP.” The underwriters have undertaken to sell the minimum number of common units to the minimum number of beneficial owners necessary to meet the New York Stock Exchange distribution requirements for trading.

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of common units offered by them.

Stamp Taxes

If you purchase common units offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us, our general partner and SunCoke Energy, Inc., for which they received or will receive customary fees and expenses. For example, J.P. Morgan Securities LLC and Barclays Capital Inc. will act as bookrunning managers, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities

(USA) LLC and RBC Capital Markets, LLC will act as co-managers, of our planned offering of the senior notes. In addition, an affiliate of J.P. Morgan Securities LLC will act as administrative agent, and J.P. Morgan Securities LLC and an affiliate of Barclays Capital Inc. will act as joint lead arrangers and joint book runners under our new revolving credit facility. Furthermore, affiliates of J.P. Morgan Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and RBC Capital Markets, LLC will act as lenders under our new revolving credit facility.

Furthermore, certain of the underwriters and their respective affiliates may, from time to time, enter into arms-length transactions with us in the ordinary course of their business. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities or instruments or the securities or instruments of our general partner or our sponsor. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

FINRA

Because the Financial Industry Regulatory Authority, Inc., or FINRA, is expected to view the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state, an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in each relevant member state. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

United Kingdom

We may constitute a “collective investment scheme” as defined by Section 235 of the Financial Services and Markets Act 2000, or FSMA, that is not a “recognized collective investment scheme” for the purposes of FSMA, or CIS, and that has not been authorized or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at:

(i)	if we are a CIS and are marketed by a person who is an authorized person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) (Exemptions) Order 2001, as amended, or the CIS Promotion Order, or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

(ii)	otherwise, if marketed by a person who is not an authorized person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or Financial Promotion Order, or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

(iii)	in both cases (i) and (ii) to any other person to whom it may otherwise lawfully be made (all such persons together being referred to as “relevant persons”).

The common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

VALIDITY OF OUR COMMON UNITS

The validity of our common units will be passed upon for us by Vinson & Elkins L.L.P., New York, New York. Certain legal matters in connection with our common units offered hereby will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The Combined Financial Statements of SunCoke Energy Partners Predecessor at December 31, 2010 and 2011, and for each of the years ended December 31, 2009, 2010 and 2011 included in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on authority of such firm as experts in accounting and auditing.

The Consolidated Balance Sheet of SunCoke Energy Partners, L.P. as of July 30, 2012 included in this prospectus and registration statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 regarding our common units. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information regarding us and our common units offered in this prospectus, we refer you to the registration statement and the exhibits and schedule filed as part of the registration statement. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates or from the SEC’s web site on the Internet at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

As a result of the offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website address on the Internet will be www.                    , and we intend to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. After this offering, documents filed by us can also be inspected at the offices of the New York Stock Exchange Inc., 20 Broad Street, New York, New York 10002.

We intend to furnish or make available to our unitholders annual reports containing our audited financial statements prepared in accordance with GAAP. We also intend to furnish or make available to our unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

SUNCOKE ENERGY PARTNERS, L.P.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The unaudited pro forma Combined Financial Statements of SunCoke Energy Partners, L.P. (the “Partnership”) consist of a Combined Balance Sheet as of September 30, 2012, a Combined Statement of Operations for the fiscal year ended December 31, 2011, and a Combined Statement of Operations for the nine months ended September 30, 2012. The unaudited pro forma Combined Financial Statements included in this prospectus have been derived from the audited historical Combined Financial Statements of SunCoke Energy Partners Predecessor, our predecessor for accounting purposes (“the Predecessor”) set forth elsewhere in this prospectus. The unaudited pro forma Combined Financial Statements do not necessarily reflect what our financial position and results of operations would have been if we had operated as an independent, publicly-traded partnership during the periods shown. In addition, they are not necessarily indicative of our future results of operations or financial condition. The assumptions and adjustments give pro forma effect to events, described below, that are (i) directly attributable to the offering, (ii) factually supportable and (iii) with respect to the pro forma combined statements of operations, expected to have a continuing impact on the Partnership. The actual adjustments may differ from the pro forma adjustments.

The contribution by SunCoke Energy, Inc. (“SunCoke”) to the Partnership of Haverhill and Middletown interests will be recorded at SunCoke’s historical cost as it is considered to be a reorganization of entities under common control. The pro forma adjustments have been prepared as if the transactions to be effected at the closing of this offering had taken place on September 30, 2012 in the case of the unaudited pro forma Combined Balance Sheet and as of January 1, 2011 in the case of the pro forma Combined Statement of Operations for the year ended December 31, 2011 and for the nine months ended September 30, 2012. The unaudited pro forma Combined Financial Statements should be read in conjunction with the notes accompanying such unaudited pro forma Combined Financial Statements and with the audited historical Combined Financial Statements and related notes included elsewhere in this Prospectus.

The unaudited pro forma Combined Financial Statements give effect to the following transactions:

•

the issuance (i) to our general partner of a 2.0% general partner interest in us and all of our incentive distribution rights and (ii) to our sponsor of          million common units and          million subordinated units, representing an aggregate         % limited partner interest in us;

•

the issuance of          million common units to the public in this offering, representing a         % interest in us at an initial public offering price of $         per unit (the mid-point of the price range set forth on the cover page of this prospectus);

•	the creation of a noncontrolling interest representing SunCoke’s retained 35% interest in the entities that own the Haverhill and Middletown facilities;

•

the entry into our new $100.0 million revolving credit facility and the issuance of $150.0 million aggregate principal amount of senior notes, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”;

•	the payment of offering expenses of $27.5 million and debt financing fees of $5.0 million;

•	the application of the net proceeds of this offering, together with the net proceeds from the senior notes offering, as described in “Use of Proceeds”;

•	a reduction in parent net equity for tax credits and net operating loss carryforwards generated by the Predecessor which were used by Sunoco; and

•	the change in tax status of the Predecessor to a non-taxable entity.

Upon completion of this offering, the Partnership anticipates incurring incremental selling, general and administrative expense of approximately $2.5 million per year as a result of being a publicly-traded partnership, such as expenses associated with annual and quarterly reporting, tax return preparation, Schedule K-1 preparation and distribution expenses, Sarbanes-Oxley compliance expenses, expenses associated with listing on the NYSE, independent auditor fees, legal fees, investor relations expenses, registrar and transfer agent fees, director and officer insurance expenses and director compensation expenses.

In connection with the closing of this offering, the omnibus agreement between our sponsor and our general partner will govern the allocation methodology. Pursuant to the omnibus agreement, our financial results will reflect (i) charges that are incurred by our sponsor that are directly attributable to the Partnership and (ii) with respect to all of our sponsor’s remaining corporate overhead costs, a portion of such costs allocated to the Partnership based on the proportional level of effort attributable to our operations. A larger percentage of such corporate overhead costs will be allocated to the Partnership to reflect the incremental efforts associated with being a publicly-traded partnership. However, the allocation methodology in the omnibus agreement will also provide for a decrease in the corporate overhead costs that will be subject to allocation because such costs are not incremental to the Partnership. By comparison, the allocation methodology used in the historical Combined Financial Statements was applied to all corporate overhead costs. Overall, while both methodologies utilize a proportional cost allocation, the allocation methodology in the omnibus agreement will result in a reduction of corporate overhead costs that will be allocated to the Partnership.

We estimate that corporate overhead costs allocated to the Partnership would have been lower by approximately $6.4 million and $5.1 million for the year ended December 31, 2011 and the nine months ended September 30, 2012, respectively.

No pro forma adjustments have been made to our historical Combined Financial Statements to reflect the costs and expenses described above because they are projected amounts based on judgmental estimates and would not be factually supportable. Future allocations will be governed by the omnibus agreement, which will not be effective until the closing of this offering.

SunCoke Energy Partners, L.P.

Pro Forma Combined Balance Sheet (Unaudited) As of September 30, 2012

	Predecessor Historical	Pro Forma Adjustments			SunCoke Energy Partners, L.P. Pro Forma
	(Dollars in millions)
Assets
Cash and cash equivalents	$—	$300.0	(a	)	$128.7
		150.0	(b	)
		(27.5)	(c	)
		(5.0)	(d	)
		(288.8)	(e	)

Accounts receivable	49.3	(49.3)	(f	)	—
Inventories	71.4				71.4

Total current assets	120.7	79.4			200.1

Properties, plants and equipment, net	768.0				768.0
Deferred income taxes	28.4	(189.8)	(g	)	—
		161.4	(h	)

Deferred charges and other assets	5.0	5.0	(d	)	5.1
		(4.9)	(l	)

Total assets	$922.1	$51.1			$973.2

Liabilities and Equity
Accounts payable	$37.8				$37.8
Accrued liabilities	16.8				16.8

Total current liabilities	54.6				54.6

Long-term debt	225.0	150.0	(b	)	150.0
		(225.0)	(e	)
Other deferred credits and liabilities	0.4				0.4

Total liabilities	280.0	(75.0)			205.0

Equity
Parent net equity	642.1	(63.8)	(e	)	—
		(49.3)	(f	)
		(189.8)	(g	)
		161.4	(h	)
		(4.9)	(l	)
		(195.8)	(i	)
		(299.9)	(i	)(j)
Held by public: Common units		300.0	(a	)	272.5
		(27.5)	(c	)
Held by parent: Common units / Subordinated units / General partner interest		299.9	(i	)(j)	299.9

Parent net equity / partners’ capital attributable to SunCoke Energy Partners, L.P.	642.1	(69.7)			572.4

Noncontrolling interests.		195.8	(i	)	195.8
Total parent net equity / partners’ capital	642.1	126.1			768.2

Total liabilities and equity	$922.1	$51.1			$973.2

(See Accompanying Notes)

SunCoke Energy Partners, L.P.

Pro Forma Combined Statement of Operations (Unaudited)

For the Year Ended December 31, 2011

	Predecessor Historical	Pro Forma Adjustments			SunCoke Energy Partners, L.P. Pro Forma
	(Dollars in millions, except per unit data)
Revenues
Sales and other operating revenue	$449.8	$				$449.8

Costs and operating expenses
Cost of products sold and operating expenses	367.2					367.2
Selling, general and administrative expenses	25.7					25.7
Depreciation expense	18.6					18.6

Total costs and operating expenses	411.5					411.5

Operating income	38.3					38.3

Interest expense	4.7		(4.7)	(k)		14.1
			1.3	(m)
			12.8	(n)

Income before income tax expense	33.6		(9.4)			24.2
Income tax expense	2.8		(2.8)	(h)		—

Net income	30.8		(6.6)			24.2
Less: net income attributable to noncontrolling interests			13.4	(o)		13.4

Net income attributable to SunCoke Energy Partners, L.P.	$30.8		$(20.0)			$10.8

General partner’s interest in net income					$
Common unitholders’ interest in net income					$
Subordinated unitholders’ interest in net income					$
Weighted average common units outstanding (basic and diluted)
Weighted average subordinated units outstanding (basic and diluted)

Net income per common unit (basic and diluted)					$

Net income per subordinated unit (basic and diluted)					$

(See Accompanying Notes)

SunCoke Energy Partners, L.P.

Pro Forma Combined Statement of Operations (Unaudited)

For the Nine Months Ended September 30, 2012

	Predecessor Historical	Pro Forma Adjustments				SunCoke Energy Partners, L.P. Pro Forma
	(Dollars in millions, except per unit data)
Revenues
Sales and other operating revenue	$554.0	$					$554.0

Costs and operating expenses
Cost of products sold and operating expenses	446.4						446.4
Selling, general and administrative expenses	16.5						16.5
Depreciation expense	24.4						24.4

Total costs and operating expenses	487.3						487.3

Operating income	66.7						66.7

Interest expense	7.8		(7.8)	(k	)		10.6
			1.0	(m	)
			9.6	(n	)

Income before income tax expense	58.9		(2.8)				56.1

Income tax expense	17.4		(17.4)	(h	)		—

Net income	41.5		14.6				56.1
Less: net income attributable to noncontrolling interests			23.3	(o	)		23.3

Net income attributable to SunCoke Energy Partners, L.P.	$41.5		$(8.7)				$32.8

General partner’s interest in net income						$
Common unitholders’ interest in net income						$
Subordinated unitholders’ interest in net income						$
Weighted average common units outstanding (basic and diluted)
Weighted average subordinated units outstanding (basic and diluted)

Net income per common unit (basic and diluted)						$

Net income per subordinated unit (basic and diluted)						$

(See Accompanying Notes)

SunCoke Energy Partners, L.P.

Notes to Unaudited Pro Forma Financial Statements

1. Basis of Presentation

The unaudited pro forma Combined Financial Statements of SunCoke Energy Partners, L.P. (the “Partnership”) have been derived from the historical financial statements of SunCoke Energy Partners Predecessor (“Predecessor”). The Predecessor financial statements are comprised of the cokemaking operations and related assets of the Haverhill Coke Company LLC facility of SunCoke Energy, Inc. (“SunCoke”), located in Franklin Furnace, Ohio (“Haverhill”) and SunCoke’s Middletown Coke Company, LLC facility located in Middletown, Ohio (“Middletown). The pro forma adjustments have been prepared as if the transactions to be effected at the closing of this offering had taken place on September 30, 2012 in the case of the pro forma Combined Balance Sheet and as of January 1, 2011 in the case of the pro forma Combined Statement of Operations for the year ended December 31, 2011 and for the nine months ended September 30, 2012. The adjustments are based on currently available information and certain estimates and assumptions, and therefore the actual effects of these transactions will differ from the pro forma adjustments.

The unaudited pro forma Combined Financial Statements give effect to the following transactions:

•

the issuance (i) to our general partner of a 2.0% general partner interest in us and all of our incentive distribution rights and (ii) to our sponsor of          million common units and          million subordinated units, representing an aggregate         % limited partner interest in us;

•

the issuance of          million common units to the public in this offering, representing a         % interest in us at an initial public offering price of $         per unit (the mid-point of the price range set forth on the cover page of this prospectus);

•	the creation of a noncontrolling interest representing SunCoke’s retained 35% interest in the entities that own the Haverhill and Middletown facilities;

•

the entry into our new $100.0 million revolving credit facility and the issuance of $150.0 million aggregate principal amount of senior notes, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”;

•	the payment of offering expenses of $27.5 million and debt financing fees of $5.0 million;

•	the application of the net proceeds of this offering, together with the net proceeds from the senior notes offering, as described in “Use of Proceeds”;

•	a reduction in parent net equity for tax credits and net operating loss carryforwards generated by the Predecessor which were used by Sunoco; and

•	the change in tax status of the Predecessor to a non-taxable entity.

The pro forma adjustments included herein assume no exercise of underwriters’ option to purchase additional common units. The proceeds from any exercise of the underwriters’ option to purchase additional common units will be paid as a special distribution to SunCoke.

Upon completion of this offering, the Partnership anticipates incurring incremental selling, general and administrative expense of approximately $2.5 million per year as a result of being a publicly-traded partnership, such as expenses associated with annual and quarterly reporting, tax return preparation, Schedule K-1 preparation and distribution expenses, Sarbanes-Oxley compliance expenses, expenses associated with listing on the NYSE, independent auditor fees, legal fees, investor relations expenses, registrar and transfer agent fees, director and officer insurance expenses and director compensation expenses.

In connection with the closing of this offering, the omnibus agreement between our sponsor and our general partner will govern the allocation methodology. Pursuant to the omnibus agreement, our financial results will reflect (i) charges that are incurred by our sponsor that are directly attributable to the Partnership and (ii) with respect to all of our sponsor’s remaining corporate overhead costs, a portion of such costs allocated to the Partnership based on the proportional level of effort attributable to our operations. A larger percentage of such corporate overhead costs will be allocated to the Partnership to reflect the incremental efforts associated with being a publicly-traded partnership. However, the allocation methodology in the omnibus agreement will also provide for a decrease in the corporate overhead costs that will be subject to allocation because such costs are not incremental to the Partnership. By comparison, the allocation methodology used in the historical Combined Financial Statements was applied to all corporate overhead costs. Overall, while both methodologies utilize a proportional cost allocation, the allocation methodology in the omnibus agreement will result in a reduction of corporate overhead costs that will be allocated to the Partnership.

We estimate that corporate overhead costs allocated to the Partnership would have been lower by approximately $6.4 million and $5.1 million for the year ended December 31, 2011 and the nine months ended September 30, 2012, respectively.

No pro forma adjustments have been made to our historical Combined Financial Statements to reflect the costs and expenses described above because they are projected amounts based on judgmental estimates and would not be factually supportable. Future allocations will be governed by the omnibus agreement, which will not be effective until the closing of this offering.

2. Pro Forma Adjustments and Assumptions

A general description of these transactions and adjustments is provided as follows:

(a) reflects gross proceeds of $300.0 million from the issuance and sale of          million common units to the public at an initial public offering price of $         per unit.

(b) reflects the issuance of $150.0 million aggregate principal amount of senior notes.

(c) reflects payment of underwriting discounts and offering expenses of $27.5 million, which will be allocated to the public common units.

(d) reflects payment of $5.0 million in debt financing fees.

(e) represents $417.5 million in net proceeds from this offering and the senior notes offering, $288.8 million of which the Partnership will use as follows:

(i) $225.0 million to pay off debt assumed by the Partnership;

(ii) $63.8 million to reimburse SunCoke for certain capital expenditures; and

The remaining $128.7 million will be retained by the Partnership.

(f) reflects the amount of the accounts receivable balance of the Predecessor that will be retained by Sun Coal & Coke LLC at the closing of the offering.

(g) reflects a reduction in parent net equity for the following tax credits and net operating loss carryforwards generated by the Predecessor which were used by Sunoco:

(i) $61.8 million reduction of the non-current portion of the deferred income tax asset as of September 30, 2012 related to the nonconventional fuel tax credit carryforward; and

(ii) $128.0 million reduction of the non-current portion of the deferred income tax asset as of September 30, 2012 related to the net operating loss carryforwards.

(h) reflects the change in tax status of the Partnership to a non-taxable entity for federal and state income taxes, which had the following effects:

(i) the elimination of $161.4 million in deferred income tax liability; and

(ii) income tax expense of $2.8 million and $17.4 million have been eliminated for the year ended December 31, 2011 and the nine months ended September 30, 2012, respectively.

(i) represents $195.8 million of parent net equity attributable to noncontrolling interest and $299.9 million of remaining parent net equity. As described in the “Formation Transaction and Partnership Structure” section, the Partnership will own a 65% interest in each of the Haverhill Coke Company LLC and Middletown Coke Company, LLC, the entities that own the Haverhill and Middletown facilities and related assets, with SunCoke owning the remaining 35%. The Partnership will consolidate the financial results of the entities that own the Haverhill and Middletown facilities and has recorded a noncontrolling interest in the pro forma Combined Balance Sheet and Statements of Operations with respect to the 35% interest held by SunCoke.

The net equity attributable to the controlling and noncontrolling interests was calculated based on the predecessor historical parent net equity of $642.1 million as adjusted for the transactions to be effected at the closing of this offering as if they had occurred on September 30, 2012 as detailed in footnotes (f)-(h) above and in footnote (l) below. In addition controlling interest is adjusted for the direct contribution by the Partnership to SunCoke as detailed in footnote (e) and thus results in a direct reduction to parent net equity.

The controlling and noncontrolling interests are calculated as follows:

	Predecessor Historical	Pro Forma Adjustments Related to Predecessor		Subtotal	Pro Forma Adjustments Related to Partnership		Total
	($ in millions)
Parent net equity	$642.1
		(49.3	)(f)
		(189.8	)(g)
		161.4	(h)
		(4.9	)(l)

Parent net equity to allocate to the controlling and noncontrolling interests	$642.1	$(82.6)		$559.5

Controlling interest				363.7	(63.8	)(e)	299.9
Noncontrolling interest				195.8			195.8

(j) represents the conversion of the $299.9 million of parent net equity related to the 65% controlling interest to the:

(i)          common units;

(ii)          subordinated units; and

(iii) 2.0% general partner interest.

(k) reflects the elimination of interest expense relating to the indebtedness repaid as described in (e)(i) above.

(l) reflects the elimination of debt issuance costs relating to the indebtedness repaid as described in (e)(i) above.

(m) reflects:

(i) fees of $0.5 million and $0.4 million for the year ended December 31, 2011 and the nine months ended September 30, 2012, respectively, related to the new $100.0 million revolving credit facility;

(ii) amortization of $0.4 million and $0.3 million for the year ended December 31, 2011 and the nine months ended September 30, 2012, respectively, associated with the arrangement fee recognized over the term of the new revolving credit facility; and

(iii) the amortization of $0.4 million and $0.3 million for the year ended December 31, 2011 and the nine months ended September 30, 2012, respectively, associated with the debt financing fee amortized over the life of the senior notes.

(n) reflects the interest expense related to the new borrowings described above as if the debt was issued on January 1, 2011. The interest expense for the senior notes was $12.8 million and $9.6 million for the year ended December 31, 2011 and the nine months ended September 30, 2012, respectively, and was computed using an assumed interest rate of         %. A 0.125% variance in the assumed interest rate on the borrowings would change annual interest expense by $0.2 million.

(o) reflects net income attributable to the 35% ownership held by noncontrolling interest. Net income attributable to noncontrolling interest excludes costs discussed in footnotes (m) and (n) above.

3. Pro Forma Net Income per Unit

Pro forma net income per unit is determined by dividing the pro forma net income that would have been allocated, in accordance with net income allocation provisions in the partnership agreement, to the common and subordinated unitholders under the two-class method, after deducting the general partner’s interest of 2.0% in the pro forma net income, by the number of common and subordinated units expected to be outstanding at the closing of the Offering. For purposes of this calculation, we assumed (i) the number of units outstanding was          million common units and          million subordinated units, (ii) all units were assumed to be outstanding since the beginning of the periods presented, and (iii) the calculations are performed without regards to arrearages. Basic and diluted pro forma net income per unit are equivalent as there are no dilutive units at the date of closing of the offering.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

SunCoke Energy, Inc.

We have audited the accompanying combined balance sheets of SunCoke Energy Partners Predecessor (the “Predecessor”) as of December 31, 2011 and 2010, and the related combined statements of operations, cash flows and parent net equity for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Predecessor’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Predecessor’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Predecessor at December 31, 2011 and 2010, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

As described in Note 1 to the combined financial statements, the accompanying combined financial statements have been derived from the accounting records of SunCoke Energy, Inc. The combined financial statements include expense allocations for certain corporate functions historically provided by SunCoke Energy, Inc. These allocations may not be reflective of the actual expense which would have been incurred had the Predecessor operated as a separate entity apart from SunCoke Energy, Inc.

/s/ Ernst & Young LLP

Chicago, Illinois

August 7, 2012

SunCoke Energy Partners Predecessor

Combined Statements of Operations

	Years Ended December 31,
	2011		2010	2009
	(Dollars in millions)
Revenues
Sales and other operating revenue		$449.8	$360.7	$308.7

Costs and operating expenses
Cost of products sold and operating expenses		367.2	308.9	317.5
Selling, general and administrative expenses		25.7	11.7	8.4
Depreciation expense		18.6	17.2	13.7

Total costs and operating expenses		411.5	337.8	339.6

Operating income (loss)		38.3	22.9	(30.9)

Interest expense		4.7	—	—

Income (loss) before income tax expense (benefit)		33.6	22.9	(30.9)
Income tax expense (benefit)		2.8	(1.1)	(24.4)

Net income (loss)		$30.8	$24.0	$(6.5)

Supplemental pro forma net income per limited partner unit	$
Units used to calculate supplemental pro forma per limited partner unit

(See Accompanying Notes)

SunCoke Energy Partners Predecessor

Combined Balance Sheets

	December 31,
	2011	2010
	(Dollars in millions)
Assets
Accounts receivable	$26.7	$18.7
Inventories	67.0	34.8

Total current assets	93.7	53.5

Properties, plants and equipment, net	783.8	626.2
Deferred income taxes	45.8	48.6
Deferred charges and other assets	5.4	0.1

Total assets	$928.7	$728.4

Liabilities and Parent Net Equity
Accounts payable	$65.6	$54.9
Accrued liabilities	14.6	7.9

Total current liabilities	80.2	62.8

Long-term debt	225.0	—
Other deferred credits and liabilities	0.3	0.4
Commitments and contingent liabilities

Total liabilities	305.5	63.2

Parent Net Equity
Total parent net equity	623.2	665.2

Total liabilities and parent net equity	$928.7	$728.4

(See Accompanying Notes)

SunCoke Energy Partners Predecessor

Combined Statements of Cash Flows

	Years Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Cash Flows from Operating Activities
Net income (loss)	$30.8	$24.0	$(6.5)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation expense	18.6	17.2	13.7
Deferred income tax expense (benefit)	2.8	(1.1)	(24.4)
Changes in working capital pertaining to operating activities:
Accounts receivable	(8.0)	2.0	(2.2)
Inventories	(32.2)	3.2	(7.1)
Accounts payable and accrued liabilities	17.4	33.7	(8.4)
Other	(5.9)	(1.3)	—

Net cash provided by (used in) operating activities	23.5	77.7	(34.9)

Cash Flows from Investing Activities
Capital expenditures	(175.7)	(182.6)	(46.9)
Proceeds from sale of assets	—	1.7	—

Net cash used in investing activities	(175.7)	(180.9)	(46.9)

Cash Flows from Financing Activities
Net transfers from parent	152.2	103.2	81.8

Net cash provided by financing activities	152.2	103.2	81.8

Net change in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of year	—	—	—

Cash and cash equivalents at end of year	$—	$—	$—

(See Accompanying Notes)

SunCoke Energy Partners Predecessor

Combined Statements of Parent Net Equity

Parent Net Equity
(Dollars in millions)
At January 1, 2009	$462.7
Net loss from January 1, 2009 to December 31, 2009	(6.5)
Net increase in parent net equity	81.8

At December 31, 2009	$538.0
Net income from January 1, 2010 to December 31, 2010	24.0
Net increase in parent net equity	103.2

At December 31, 2010	$665.2
Net income from January 1, 2011 to December 31, 2011	30.8
Long-term debt allocated from parent	(225.0)
Net decrease in parent net equity	152.2

At December 31, 2011	$623.2

(See Accompanying Notes)

SunCoke Energy Partners Predecessor

Notes to Combined Financial Statements

1. General

Description of Business and Basis of Presentation

The accompanying Combined Financial Statements of SunCoke Energy Partners Predecessor (the “Predecessor”) have been prepared in connection with the proposed initial public offering (the “Offering”) of limited partner units in SunCoke Energy Partners, L.P. (the “Partnership”), which was formed in Delaware on July 30, 2012. We view the accompanying Combined Financial Statements as the predecessor of the Partnership. The Partnership will acquire ownership in certain operations that comprised a portion of the domestic cokemaking operations of SunCoke Energy, Inc. (“SunCoke”). In January 2012, SunCoke became an independent, publicly-traded company following its separation from Sunoco, Inc. (“Sunoco”).

At the closing of this Offering, SunCoke will contribute to the Partnership an interest in two of its independently owned and operated cokemaking operations in Ohio. The contributed cokemaking operations are comprised of the cokemaking operations and related assets of SunCoke’s Haverhill Coke Company LLC, located in Franklin Furnace, Ohio (“Haverhill”), and Middletown Coke Company, LLC, located in Middletown, Ohio (“Middletown”), collectively referred to as the Predecessor. The first phase of the Haverhill facility, or Haverhill 1, commenced operations in 2005, while the second phase of the Haverhill facility, or Haverhill 2, commenced operations in 2008. Middletown commenced operations in October 2011. The Predecessor is principally engaged in the business of manufacturing and selling coke which is the primary raw material in the blast furnace steelmaking process.

The Combined Financial Statements were prepared using SunCoke’s historical basis in the assets and liabilities of the Predecessor, and include all revenues, costs, assets, and liabilities attributed to the Predecessor, after the elimination of all signification intercompany accounts and transactions. The historical Combined Financial Statements also include allocations of certain SunCoke corporate expenses. Management believes the assumptions and methodology underlying the allocation of general corporate overhead expenses are reasonable. However, such expenses may not be indicative of the actual level of expense that would have been incurred by the Predecessor if it had operated as an independent, publicly-traded partnership during the periods prior to the Offering or of the costs expected to be incurred in the future. In the opinion of management, the adjustments necessary for a fair presentation of the Combined Financial Statements, in accordance with accounting principles generally accepted in the United States (“GAAP”), have been made. See Note 3 for further information regarding allocated expenses.

The Predecessor participates in centralized financing and cash management programs not maintained at the Predecessor level. Accordingly, none of SunCoke’s cash or interest income has been assigned to the Predecessor in the Combined Financial Statements. Advances between the Predecessor and SunCoke that are specifically related to the Predecessor have been reflected in the Combined Financial Statements. However, advances between SunCoke and Sunoco not specifically attributable to the Predecessor have not been reflected in the Combined Financial Statements. Transfers of cash to and from SunCoke’s financing and cash management program are reflected as a component of parent net equity on the Combined Balance Sheets.

Effective July 26, 2011, SunCoke allocated $225.0 million of debt and related debt issuance costs to the Predecessor. In connection with this allocation, interest expense has also been allocated to the Predecessor. Prior to July 26, 2011, SunCoke did not have any external debt, and no debt or interest expense was allocated to the Predecessor. See Note 11 for additional information.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Combined Financial Statements and accompanying notes. Actual amounts could differ from these estimates.

Revenue Recognition

The Predecessor sells coke as well as steam and electricity to third-party customers. Revenues related to the sale of products are recognized when title passes, which generally occurs when products are shipped or delivered in accordance with the terms of the respective sales agreements. Revenues are not recognized until sales prices are fixed or determinable and collectability is reasonably assured. Substantially all of the coke produced by the Predecessor is sold pursuant to long-term contracts with its customers.

Cash Equivalents

During each of the periods presented, the Predecessor participated in SunCoke’s cash management system. Cash receipts attributed to our operations were collected by SunCoke, and cash disbursements were funded by SunCoke. The Predecessor did not record interest income or expense related to these transactions. The net effect of these transactions were included in parent net equity in our Combined Financial Statements.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method, except for materials and supplies inventory, which are determined using the average-cost method.

The Predecessor utilizes the selling prices under its long-term coke supply contracts to record lower of cost or market inventory adjustments.

Properties, Plants and Equipment, Net

Plants and equipment are depreciated on a straight-line basis over their estimated useful lives. Coke and energy plant, machinery and equipment are depreciated over 25 to 30 years. Depreciation is excluded from cost of products sold and operating expenses and is presented separately in the Combined Statements of Operations. Gains and losses on the disposal or retirement of fixed assets are reflected in earnings when the assets are sold or retired. Amounts incurred that extend an asset’s useful life, increase its productivity or add production capacity are capitalized. Direct costs, such as outside labor, materials, internal payroll and benefits costs, incurred during the construction of a new facility are capitalized; indirect costs are not capitalized. Normal repairs and maintenance costs are expensed as incurred.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An asset, or group of assets, is considered to be impaired when the undiscounted estimated net cash flows expected to be generated by the asset, or group of assets, are less than its carrying amount. The impairment recognized is the amount by which the carrying amount exceeds the fair market value of the impaired asset, or group of assets.

Income Taxes

The Predecessor, as a component of SunCoke, was included in the consolidated federal and certain consolidated, combined or unitary state income tax returns filed by Sunoco. However, the Predecessor’s provision for income taxes and the deferred income tax amounts reflected in the Combined Financial Statements have been determined on a theoretical separate-return basis.

The Predecessor recognizes the financial statement effects of tax positions when it is more likely than not, based on the technical merits, that the tax positions will be sustained upon examination by the tax authorities. Benefits from tax positions that meet the more-likely-than-not recognition threshold are measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. Interest accrued related to unrecognized tax benefits are included in interest cost and penalties accrued related to unrecognized tax benefits are included in income taxes in the Combined Statement of Operations.

Deferred tax asset and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those differences are projected to be recovered or settled.

Shipping and Handling Costs

Shipping and handling costs are included in cost of products sold and operating expenses.

Fair Value Measurements

The Predecessor determines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As required, the Predecessor utilizes valuation techniques that maximize the use of observable inputs (levels 1 and 2) and minimize the use of unobservable inputs (level 3) within the fair value hierarchy included in current accounting guidance. The Predecessor generally applies the “market approach” to determine fair value. This method uses pricing and other information generated by market transactions for identical or comparable assets and liabilities. Assets and liabilities are classified within the fair value hierarchy based on the lowest level (least observable) input that is significant to the measurement in its entirety.

Recently Issued Pronouncements

There are no recently issued accounting standards which are not yet effective that the Predecessor believes would materially impact its Combined Financial Statements.

Labor Concentrations

As of December 31, 2011, the Predecessor had approximately 255 employees. Approximately 126, or 49%, of the Predecessor’s employees are currently represented by the United Steelworkers. The collective bargaining agreement with respect to the Predecessor’s Haverhill cokemaking facility expires on November 1, 2012.

3. Related Party Transactions

The related party transactions with SunCoke and its affiliates are described below.

Sales to Affiliate

The flue gas produced during the Haverhill cokemaking process is being utilized to generate low-pressure steam, which is sold to the adjacent chemical manufacturing facility formerly owned and operated by Sunoco chemicals business. In the fourth quarter of 2011, Sunoco sold this facility to Goradia Capital LLC, an unrelated party. Steam sales to Sunoco’s chemicals business totaled $7.7 million, $9.6 million, and $7.8 million in 2011, 2010, and 2009, respectively.

Allocated Expenses

Amounts were allocated from SunCoke for general corporate overhead costs attributable to the operations of the Predecessor. The general corporate overhead expenses incurred by SunCoke include costs from certain corporate and shared services functions provided by SunCoke. The amounts reflected include (i) charges that were incurred by SunCoke that were specifically identified as being attributable to the Predecessor and (ii) an allocation of all of SunCoke’s remaining general corporate overhead costs based on the proportional level of effort attributable to the operation of our facilities. These costs include legal, accounting, tax, treasury, engineering, information technology, insurance, employee benefit costs, communications, human resources, and procurement. All corporate costs that were specifically identifiable to a particular SunCoke operating facility have been allocated to that facility, including the Predecessor. Where specific identification of charges to a particular SunCoke operating facility was not practicable, a reasonable method of allocation was applied to all remaining general corporate overhead costs. The allocation methodology for all remaining corporate overhead costs is based on management’s estimate of the proportional level of effort devoted by corporate resources that is attributable to each of SunCoke’s operating facilities, including the Predecessor. In the opinion of management, general corporate overhead costs are consumed by the operating facilities principally in equal proportions. The allocation to each facility is further adjusted for certain specific factors identified by management that impact the services provided to or benefits received by each operating facility such as the type of operations and products produced as well as contract and business complexity at each facility. In the opinion of management, the cost allocations have been determined on a basis considered to be a reasonable reflection of all costs of doing business by the Predecessor. The amounts that would have been or will be incurred on a stand-alone basis could differ from the amounts allocated due to economies of scale, management judgment, or other factors. Management does not believe, however, that it is practicable to estimate what these expenses would have been had the business operated as an independent, publicly-traded partnership.

Parent Net Equity

Net transfers from (to) parent are included within parent net equity within the Combined Financial Statements. The components include intercompany dividends, cash pooling and general financing activities, cash transfers for capital expenditures and corporate allocations, including income taxes.

4. Customer Concentrations

In 2011, the Predecessor sold approximately 1.2 million tons of coke to its two primary customers: AK Steel Corporation, or AK Steel, and ArcelorMittal USA, Inc., or ArcelorMittal. The first phase of its Haverhill facility, or Haverhill 1, sells approximately one-half of the production from the Haverhill facility pursuant to long-term contracts with ArcelorMittal. The second phase of its Haverhill facility, or Haverhill 2, sells the remaining balance of coke produced at the Haverhill facility. Haverhill 2 commenced operations in 2008, became fully operational in 2009, and initially sold to affiliates of OAO Severstal and then to AK Steel under long-term contracts. All coke sales from the Middletown cokemaking facility, which commenced operations in the fourth quarter of 2011, are made pursuant to a long-term contract with AK Steel.

The Predecessor generally does not require any collateral with respect to its accounts receivable. At December 31, 2011, the Predecessor’s accounts receivable balances were primarily due from ArcelorMittal and AK Steel. As a result, the Predecessor experiences concentrations of credit risk in its accounts receivable with these two customers; these concentrations of credit risk may be affected by changes in economic or other conditions affecting the steel industry.

Coke sales to ArcelorMittal accounted for $206.8 million, $158.2 million and $145.3 million, or 46%, 44% and 47%, respectively, of the Predecessor’s total revenues for the years ended December 31, 2011, 2010 and 2009.

Coke sales to AK Steel, in total, accounted for $215.2 million, $168.3 million and $9.3 million or 48%, 47%, and 3% respectively, of the Predecessor’s total revenues for the years ended December 31, 2011, 2010 and 2009.

Coke sales to OAO Severstal, in total, accounted for $135.7 million, or 44%, of the Predecessor’s total revenues for the year ended December 31, 2009.

5. Income Taxes

Prior to June 2012, the Predecessor received federal income tax credits for coke production from the Haverhill 1 and Haverhill 2 cokemaking facilities. These tax credits were earned for each ton of coke produced and sold during the four years after the initial coke production at each facility. The eligibility to generate tax credits for coke production expired in March 2009 and June 2012, respectively, for the Haverhill 1 and Haverhill 2 facilities.

The provision for income taxes in the Combined Financial Statements has been determined on a theoretical separate-return basis. The tax losses and tax credits generated by the Predecessor have been used by Sunoco and will remain with Sunoco after the Offering. The Predecessor’s theoretical separate-return basis operating loss and tax credit carry backs may not reflect the tax positions taken or to be taken by Sunoco.

The components of income tax expense are as follows:

	Years Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Deferred tax (benefit):
U.S. federal	$2.8	$(1.1)	$(24.4)

	$2.8	$(1.1)	$(24.4)

The reconciliation of the income tax expense (benefit) at the U.S. statutory rate to the income tax expense (benefit) is as follows:

	Years Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Income tax expense (benefit) at 35 percent U.S. statutory rate	$11.8	$8.0	$(10.8)
Increase (reduction) in income taxes resulting from:
Nonconventional fuel credit	(9.1)	(9.1)	(13.6)
Nondeductible/nontaxable items	0.1	—	—

	$2.8	$(1.1)	$(24.4)

The tax effects of temporary differences that comprise the net deferred income tax asset are as follows:

	December 31,
	2011	2010
	(Dollars in millions)
Deferred tax assets:
Nonconventional fuel credit carryforward	$58.5	$49.4
Federal net operating loss carryforward	129.1	75.5
Other liabilities not yet deductible	3.1	1.7

Deferred tax assets	190.7	126.6

Deferred tax liabilities:
Properties, plants and equipment	(144.9)	(78.0)

Deferred tax liability	(144.9)	(78.0)

Net deferred tax asset	$45.8	$48.6

The net deferred income tax asset is classified in the Combined Balance Sheets as follows:

	December 31,
	2011	2010
	(Dollars in millions)
Noncurrent asset	$190.7	$126.6
Noncurrent liability	(144.9)	(78.0)

	$45.8	$48.6

Sunoco’s consolidated federal income tax returns, which include the Predecessor and SunCoke’s federal income tax return, have been examined by the Internal Revenue Service (“IRS”) for all years through 2006. Sunoco has entered into an agreement with the IRS to resolve the federal tax examination for the 2007 and 2008 tax year. There are no outstanding tax controversies applicable to SunCoke or the Predecessor which would require recognition of a liability for unrecognized tax benefits at December 31, 2011 and neither SunCoke nor the Predecessor has recorded liabilities for unrecognized tax benefits, interest or penalties during the years ended December 31, 2011, 2010 and 2009.

6. Inventories

The Predecessor’s inventory consists of metallurgical coal, which is the principal raw material for the Predecessor’s cokemaking operations; coke, which is the finished good sold by the Predecessor to its customers; and materials, supplies and other.

These components of inventories were as follows:

	December 31,
	2011	2010
	(Dollars in millions)
Coal	$49.9	$18.4
Coke	5.1	5.9
Materials, supplies and other	12.0	10.5

	$67.0	$34.8

The increase in coal inventory at December 31, 2011 was due in part to a $20.9 million increase related to the start-up of Middletown operations.

7. Properties, Plants and Equipment, Net

The components of net properties, plants and equipment were as follows:

	December 31,
	2011	2010
	(Dollars in millions)
Coke and energy plant, machinery and equipment	$835.3	$410.0
Land and land improvements	14.7	12.7
Construction-in-progress	3.8	255.1
Other	0.2	0.2

Gross investment, at cost	854.0	678.0
Less: accumulated depreciation	(70.2)	(51.8)

Total properties, plants and equipment, net	$783.8	$626.2

8. Retirement and Other Post Employment Benefits Plans

Certain employees of the Predecessor participate in defined contribution and postretirement health care and life insurance plans sponsored by SunCoke. These plans have been accounted for in the Combined Financial Statements as multi-employer plans.

Defined Contribution Plans

Certain employees of the Predecessor participate in defined contribution plans sponsored by SunCoke which provide retirement benefits. The Predecessor’s contributions, which are principally based on its allocable portion of our sponsor’s pretax income and the aggregate compensation levels of participating employees and are charged against income as incurred, amounted to $1.0 million, $0.9 million and $0.7 million in 2011, 2010 and 2009, respectively.

Postretirement Health Care and Life Insurance Plans

Certain of the Predecessor’s employees participate in other postemployment benefit plans sponsored by SunCoke. The amount of other postretirement benefit plans (benefit) expense allocated to the Predecessor related to these plans is reflected in operating expenses in the Combined Statements of Operations and was immaterial for all periods presented.

The postretirement benefit plans are unfunded and the costs are borne by the Predecessor.

9. Accrued Liabilities

Accrued liabilities consisted of following:

	December 31,
	2011	2010
	(Dollars in millions)
Accrued sales discounts	$9.7	$4.7
Accrued benefits	1.9	1.1
Other	3.0	2.1

Total	$14.6	$7.9

10. Commitments and Contingent Liabilities

The EPA has issued Notices of Violations (“NOVs”) for the Haverhill cokemaking facility which stems from alleged violations of the Predecessor’s air emission operating permits for this facility. The Predecessor is currently working in a cooperative manner with the EPA to address the allegations. Settlement may require payment of a penalty for alleged past violations as well as undertaking capital projects to improve reliability of the energy recovery systems and enhance environmental performance at the Haverhill facility. As a result of recent discussions with the EPA, the Predecessor expects these projects to cost approximately $53 million to $67 million and to be carried out over the 2012 through 2016 time period. The majority of the spending is expected to take place from 2013 to 2016, although some spending may occur in 2012 depending on the timing of the settlement. The final cost of the projects will be dependent upon the ultimate outcome of discussions with regulators. As of December 31, 2011, negotiations were ongoing and the Predecessor was unable to estimate a range of reasonably possible loss related to potential penalties for alleged past violations. The Predecessor does not believe any probable loss would be material to its financial position, results of operations or cash flows.

On February 9, 2010, the Ohio Department of Environmental Protection, or ODEP, issued a New Source Review permit-to-install (“NSR PTI”) for the Middletown cokemaking facility. During the 30-day statutory appeal period ending March 11, 2010, four parties, including the City of Monroe, Ohio, Robert D. Snook, a pro se litigant, the National Resources Defense Council, and individuals affiliated with the SunCoke Watch opposition group, filed appeals at the Ohio Environmental Review Appeals Commission, or ERAC, challenging the ODEP’s issuance of the NSR PTI. In May 2012, the Predecessor entered into a settlement agreement with the parties. The settlement agreement was approved by the ERAC in July 2012. The terms of the settlement were not material to the financial position, results of operations or cash flows of the Predecessor at December 31, 2011. The Middletown cokemaking facility commenced operations in October 2011. The terms of the agreement are not material to the Predecessor’s financial position, results of operations or cash flows of the Predecessor at December 31, 2011.

The Predecessor is a party to certain other pending and threatened claims. Although the ultimate outcome of these claims cannot be ascertained at this time, it is reasonably possible that some portion of these claims could be resolved unfavorably to the Predecessor. Management of the Predecessor believes that any liability which may arise from claims would not be material in relation to the financial position, results of operations or cash flows of the Predecessor at December 31, 2011.

11. Debt

On July 26, 2011, SunCoke entered into a credit agreement (the “Credit Agreement”) which provides for a seven-year term loan (the “Term Loan”). Borrowings under the Term Loan bear interest, at SunCoke’s option, at either (i) base rate plus an applicable margin or (ii) the greater of 1.00% or LIBOR plus an applicable margin. The applicable margin on the Term Loan is (i) in the case of base rate loans, 2.00% per annum and (ii) in the case of LIBOR loans, 3.00% per annum. The weighted-average interest rate for borrowings outstanding under the Term Loan during 2011 was 4.16%.

Though SunCoke is the legal entity obligated to repay the Term Loan, effective July 26, 2011, SunCoke allocated $225.0 million of the Term Loan and related debt issuance costs of $5.7 million to the Predecessor. Interest expense and amortization of debt issuance costs has been allocated to the Predecessor beginning on July 26, 2011. Prior to entering into the Credit Agreement, SunCoke did not have any external debt, and no debt or interest expense was allocated to the Predecessor.

Interest expense has been allocated as a proportion of SunCoke’s total Term Loan and includes the effect of interest rate swap agreements. For the year ended December 31, 2011, the Combined Statement of Operations includes allocation of interest expense of $4.7 million. There was no interest expense allocated for the years ended December 31, 2010 and 2009. The amount of consolidated debt attributed to the Combined Financial Statements may not be indicative of the actual amounts that the Predecessor would have incurred had the Predecessor been operating as an independent, publicly-traded partnership for the periods presented.

The Predecessor, along with other certain SunCoke subsidiaries, guarantees certain obligations, including $400.0 million of senior notes (the “Notes”) issued on July 26, 2011 by SunCoke, and is subject to certain covenants and restrictions under the Term Loan and Notes entered into by SunCoke, as discussed below.

Term Loan

The Term Loan contains certain covenants, restrictions and events of default including, but not limited to, maintaining a maximum consolidated leverage ratio and a minimum consolidated interest coverage ratio and limitations on the ability of SunCoke and certain of SunCoke’s subsidiaries, including the Predecessor, to (i) incur indebtedness, (ii) pay dividends or make other distributions, (iii) prepay, redeem or repurchase certain debt, (iv) make loans and investments, (v) sell assets, (vi) incur liens, (vii) enter into transactions with affiliates and (viii) consolidate or merge. In addition, under certain circumstances, the Term Loan is subject to mandatory principal prepayments.

The obligations under the Term Loan are guaranteed by certain of SunCoke’s subsidiaries, including the Predecessor, and secured by liens on substantially all of SunCoke’s and the guarantors’ assets pursuant to a Guarantee and Collateral Agreement, dated as of July 26, 2011, among SunCoke, the subsidiaries of SunCoke party thereto and JPMorgan Chase Bank, N.A, as administrative agent.

Notes

The Notes contain covenants that, among other things, limit the Predecessor’s ability and the ability of certain of SunCoke’s subsidiaries, including the Predecessor, to (i) incur indebtedness, (ii) pay dividends or make other distributions, (iii) prepay, redeem or repurchase certain debt, (iv) make loans and investments, (v) sell assets, (vi) incur liens, (vii) enter into transactions with affiliates and (viii) consolidate or merge. These covenants are subject to a number of exceptions and qualifications set forth in the Indenture.

Management of the Predecessor believes the likelihood is remote that any such arrangements could have a materially adverse effect on the Combined Financial Statements.

12. Fair Value Measurements

The Predecessor measures certain financial and non-financial assets and liabilities at fair value on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. Fair value disclosures are reflected in a three-level hierarchy, maximizing the use of observable inputs and minimizing the use of unobservable inputs.

The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date. The three levels are defined as follows:

•	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for an identical asset or liability in an active market.

•

Level 2 – inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability.

•	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability.

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

Certain assets and liabilities are measured at fair value on a recurring basis. The Predecessor’s cash equivalents were measured at fair value based on quoted prices in active markets for identical assets. These inputs are classified as Level 1 within the valuation hierarchy. There were no cash equivalents at December 31, 2011 and 2010, respectively.

As discussed in Note 11, beginning on July 26, 2011, SunCoke allocated interest expense to the Predecessor. On August 15, 2011, SunCoke entered into interest rate swap agreements with an aggregate notional amount of $125.0 million. The interest rate swaps are used to manage the risk associated with changing interest rates and accounted for under ASC 815-Derivatives and Hedging, which requires all derivatives to be marked to market (fair value). SunCoke does not purchase or hold any derivatives for trading purposes. SunCoke did not elect hedge accounting treatment for these interest rate swaps and, therefore, the changes in the fair value of the interest rate swap agreements are recorded in interest expense. A proportionate amount of the mark to market impact of the swap arrangement recorded by SunCoke was allocated to the Predecessor. For the year ended December 31, 2011, the Combined Statement of Operation includes an allocation of interest expense related to the swap arrangement of $0.4 million. Given that the interest rate swap agreements were between SunCoke and a separate non-related counterparty, the portion of the interest rate swaps attributable to the Predecessor is not discreetly identifiable. Therefore, the carrying value of the interest swaps has been excluded from the Predecessor’s Combined Balance Sheets. Additionally, the Predecessor’s obligation related to SunCoke’s term loan is fixed at $225.0 million.

In estimating the fair market value of interest rate swaps, SunCoke utilized a present value technique which discounts future cash flows against the underlying floating rate benchmark. Derivative valuations incorporate credit risk adjustments that are necessary to reflect the probability of default by the counterparty. These inputs are not observable in the market and are classified as Level 3 within the valuation hierarchy.

Non-Financial Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the assets and liabilities are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (e.g., when there is evidence of impairment). At December 31, 2011, no material fair value adjustments or fair value measurements were required for these non-financial assets or liabilities.

Certain Financial Assets and Liabilities not Measured at Fair Value

At December 31, 2011, the estimated fair value of the Predecessor’s long-term debt was estimated to be $221.1 million, compared to a carrying amount of $225.0 million. The fair value was estimated by management based upon estimates of debt pricing provided by financial institutions and are considered Level 3 inputs.

13. Business Segment Disclosures

The Predecessor derives its revenues from two cokemaking facilities, Haverhill and Middletown, located in Ohio. Both facilities use similar production processes to produce coke and to recover waste heat that is converted to steam or electricity. The coke production for these facilities is sold directly to integrated steel producers under contracts which provide for the pass-through of coal costs subject to contractual coal-to-coke yields plus an operating cost component and fixed fee component received for each ton of coke sold. Accordingly, the Predecessor’s management believes that these facilities have similar long-term economic characteristics and thus have aggregated the facilities into one reportable segment.

Revenues by product are as follows:

	Year Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Cokemaking revenues	$422.0	$333.4	$290.3
Energy revenues	27.8	27.3	18.4

	$449.8	$360.7	$308.7

14. Subsequent Events

The Predecessor performed an evaluation of subsequent events through August 7, 2012, the date the Combined Financial Statements were available to be issued, and determined there were no recognized or unrecognized subsequent events that would require adjustment or additional disclosure in the Combined Financial Statements as of December 31, 2011.

SunCoke Energy Partners Predecessor

Combined Statements of Operations (Unaudited)

	Nine Months Ended September 30,
	2012		2011
	(Dollars in millions)
Revenues
Sales and other operating revenue		$554.0	$309.7

Costs and operating expenses
Cost of products sold and operating expenses		446.4	249.7
Selling, general and administrative expenses		16.5	17.6
Depreciation expense		24.4	12.7

Total costs and operating expenses		487.3	280.0

Operating income		66.7	29.7

Interest expense		7.8	2.1

Income before income tax expense		58.9	27.6
Income tax expense		17.4	4.1

Net income		$41.5	$23.5

Supplemental pro forma net income per limited partner unit	$
Units used to calculate supplemental pro forma net income per limited partner unit

(See Accompanying Notes)

SunCoke Energy Partners Predecessor

Combined Balance Sheets

	September 30, 2012	Pro Forma September 30, 2012	December 31, 2011
	(Unaudited)	(Unaudited)
	(Dollars in millions)
Assets
Accounts receivable	$49.3	$49.3	$26.7
Inventories	71.4	71.4	67.0

Total current assets	120.7	120.7	93.7

Properties, plants and equipment, net	768.0	768.0	783.8
Deferred income taxes	28.4	28.4	45.8
Deferred charges and other assets	5.0	5.0	5.4

Total assets	$922.1	$922.1	$928.7

Liabilities and Parent Net Equity
Accounts payable	$37.8	$37.8	$65.6
Accrued liabilities	16.8	16.8	14.6
Distribution payable	—	63.8	—

Total current liabilities	54.6	118.4	80.2

Long-term debt	225.0	225.0	225.0
Other deferred credits and liabilities	0.4	0.4	0.3
Commitments and contingent liabilities

Total liabilities	280.0	343.8	305.5

Parent Net Equity
Total parent net equity	642.1	578.3	623.2

Total liabilities and parent net equity	$922.1	$922.1	$928.7

(See Accompanying Notes)

SunCoke Energy Partners Predecessor

Combined Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$41.5	$23.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	24.4	12.7
Deferred income tax expense	17.4	4.1
Changes in working capital pertaining to operating activities:
Accounts receivable	(22.6)	(5.1)
Inventories	(4.4)	(20.4)
Accounts payable and accrued liabilities	(25.6)	(6.0)
Other	—	(5.8)

Net cash provided by operating activities	30.7	3.0

Cash Flows from Investing Activities:
Capital expenditures	(8.1)	(149.0)

Net cash used in investing activities	(8.1)	(149.0)

Cash Flows from Financing Activities:
Net transfers (to) / from parent	(22.6)	146.0

Net cash (used in) provided by financing activities	(22.6)	146.0

Net change in cash and cash equivalents	—	—

Cash and cash equivalents at beginning of the period	—	—

Cash and cash equivalents at end of the period	$—	$—

(See Accompanying Notes)

SunCoke Energy Partners Predecessor

Combined Statements of Parent Net Equity

(Unaudited)

Parent Net Equity
(Dollars in millions)
At January 1, 2011	$665.2
Net income from January 1, 2011 to September 30, 2011	23.5
Long term debt allocated from parent	(225.0)
Net increase in parent net equity	146.0

At September 30, 2011	$609.7

At December 31, 2011	$623.2
Net income from January 1, 2012 to September 30, 2012	41.5
Net decrease in parent net equity	(22.6)

At September 30, 2012	$642.1

(See Accompanying Notes)

SunCoke Energy Partners Predecessor

Notes to Combined Financial Statements

(Unaudited)

1. General

Description of Business and Basis of Presentation

The accompanying Combined Financial Statements of SunCoke Energy Partners Predecessor (the “Predecessor”) have been prepared in connection with the proposed initial public offering (the “Offering”) of limited partner units in SunCoke Energy Partners, L.P. (the “Partnership”), which was formed in Delaware on July 30, 2012. We view the accompanying Combined Financial Statements as the predecessor of the Partnership. The Partnership will acquire ownership in certain operations that comprised a portion of the domestic cokemaking operations of SunCoke Energy, Inc. (“SunCoke”). In January 2012, SunCoke became an independent, publicly-traded company following its separation from Sunoco, Inc. (“Sunoco”).

At the closing of this Offering, SunCoke will contribute to the Partnership an interest in two of its independently owned and operated cokemaking operations in Ohio. The contributed cokemaking operations are comprised of the cokemaking operations and related assets of SunCoke’s Haverhill Coke Company LLC, located in Franklin Furnace, Ohio (“Haverhill”), and Middletown Coke Company, LLC, located in Middletown, Ohio (“Middletown”), collectively referred to as the Predecessor. Middletown commenced operations in October 2011. The Predecessor is principally engaged in the business of manufacturing and selling coke which is the primary raw material in the blast furnace steelmaking process.

The Combined Financial Statements were prepared using SunCoke’s historical basis in the assets and liabilities of the Predecessor, and include all revenues, costs, assets, and liabilities attributed to the Predecessor, after the elimination of all signification intercompany accounts and transactions. The historical Combined Financial Statements also include allocations of certain SunCoke corporate expenses. Management believes the assumptions and methodology underlying the allocation of general corporate overhead expenses are reasonable. However, such expenses may not be indicative of the actual level of expense that would have been incurred by the Predecessor if it had operated as an independent, publicly-traded partnership during the periods prior to the Offering or of the costs expected to be incurred in the future. In the opinion of management, the adjustments necessary for a fair presentation of the Combined Financial Statements, in accordance with accounting principles generally accepted in the United States (“GAAP”), have been made. See Note 3 for further information regarding allocated expenses.

The Predecessor participates in centralized financing and cash management programs not maintained at the Predecessor level. Accordingly, none of SunCoke’s cash or interest income has been assigned to the Predecessor in the Combined Financial Statements. Advances between the Predecessor and SunCoke that are specifically related to the Predecessor have been reflected in the Combined Financial Statements. However, advances between SunCoke and Sunoco not specifically attributable to the Predecessor have not been reflected in the Combined Financial Statements. Transfers of cash to and from SunCoke’s financing and cash management program are reflected as a component of parent net equity on the Combined Balance Sheets.

Effective July 26, 2011, SunCoke allocated $225.0 million of debt and related debt issuance costs to the Predecessor. In connection with this allocation, interest expense has also been allocated to the Predecessor. Prior to July 26, 2011, SunCoke did not have any external debt, and no debt or interest expense was allocated to the Predecessor. See Note 8 for additional information.

2. Related Party Transactions

The related party transactions with SunCoke and its affiliates are described below.

Sales to Affiliate

The flue gas produced during the Haverhill cokemaking process is being utilized to generate low-pressure steam, which is sold to the adjacent chemical manufacturing facility formerly owned and operated by Sunoco chemicals business. In the fourth quarter of 2011, Sunoco sold this facility to Goradia Capital LLC, an unrelated party and as such there were no sales to affiliates in the nine months ended September 30, 2012. Steam sales to Sunoco’s chemicals business totaled $7.0 million for the nine months ended September 30, 2011.

Allocated Expenses

Amounts were allocated from SunCoke for general corporate overhead costs attributable to the operations of the Predecessor. The general corporate overhead expenses incurred by SunCoke include costs from certain corporate and shared services functions provided by SunCoke. The amounts reflected include (i) charges that were incurred by SunCoke that were specifically identified as being attributable to the Predecessor and (ii) an allocation of all of SunCoke’s remaining general corporate overhead costs based on the proportional level of effort attributable to the operation of our facilities. These costs include legal, accounting, tax, treasury, engineering, information technology, insurance, employee benefit costs, communications, human resources, and procurement. All corporate costs that were specifically identifiable to a particular SunCoke operating facility have been allocated to that facility, including the Predecessor. Where specific identification of charges to a particular SunCoke operating facility was not practicable, a reasonable method of allocation was applied to all remaining general corporate overhead costs. The allocation methodology for all remaining corporate overhead costs is based on management’s estimate of the proportional level of effort devoted by corporate resources that is attributable to each of SunCoke’s operating facilities, including the Predecessor. In the opinion of management, general corporate overhead costs are consumed by the operating facilities principally in equal proportions. The allocation to each facility is further adjusted for certain specific factors identified by management that impact the services provided to or benefits received by each operating facility such as the type of operations and products produced as well as contract and business complexity at each facility. In the opinion of management, the cost allocations have been determined on a basis considered to be a reasonable reflection of all costs of doing business by the Predecessor. The amounts that would have been or will be incurred on a stand-alone basis could differ from the amounts allocated due to economies of scale, management judgment, or other factors. Management does not believe, however, that it is practicable to estimate what these expenses would have been had the business operated as an independent, publicly-traded partnership.

Parent Net Equity

Net transfers from (to) parent are included within parent net equity within the Combined Financial Statements. The components include intercompany dividends, cash pooling and general financing activities, cash transfers for capital expenditures and corporate allocations, including income taxes.

3. Income Taxes

Prior to June 2012, the Predecessor received federal income tax credits for coke production from its Haverhill 1 and Haverhill 2 cokemaking facilities. These tax credits were earned for each ton of coke produced and sold during the four years after the initial coke production at each facility. The eligibility to generate tax credits for coke production expired in March 2009 and June 2012, respectively, for the Predecessor’s Haverhill 1 and Haverhill 2 facilities.

The provision for income taxes in the Combined Financial Statements has been determined on a theoretical separate-return basis. The tax losses and tax credits generated by the Predecessor prior to SunCoke’s separation from Sunoco have been used by Sunoco and will remain with Sunoco after the Offering. The tax losses and tax credits generated by the Predecessor subsequent to SunCoke’s separation from Sunoco will remain with SunCoke after the Offering. The Predecessor’s theoretical separate-return basis operating loss and tax credit carry backs may not reflect the tax positions taken or to be taken by Sunoco or SunCoke.

The components of income tax expense are as follows:

	Nine Months Ended September 30,
	2012	2011
	(Dollars in millions)
Deferred tax:
U.S. federal	$17.4	$4.1

	$17.4	$4.1

The reconciliation of income tax expense at the U.S. statutory rate to income tax expense is as follows:

	Nine Months Ended September 30,
	2012	2011
	(Dollars in millions)
Income tax expense at 35 percent U.S. statutory rate	$20.6	$9.7
Increase (reduction) in income taxes resulting from:
Nonconventional fuel tax credit	(3.3)	(5.6)
Nondeductible/nontaxable items and other	0.1	—

	$17.4	$4.1

4. Inventories

The Predecessor’s inventory consists of metallurgical coal, which is the principal raw material for the Predecessor’s cokemaking operations; coke, which is the finished good sold by the Predecessor to its customers; and materials, supplies and other.

These components of inventories were as follows:

	September 30, 2012	December 31, 2011
	(Dollars in millions)
Coal	$51.4	$49.9
Coke	5.3	5.1
Materials, supplies and other	14.7	12.0

	$71.4	$67.0

5. Retirement and Other Post Employment Benefits Plans

Certain employees of the Predecessor participate in defined contribution and postretirement health care and life insurance plans sponsored by SunCoke. These plans have been accounted for in the Combined Financial Statements as multi-employer plans.

Defined Contribution Plans

Certain employees of the Predecessor participate in defined contribution plans sponsored by SunCoke which provide retirement benefits. The Predecessor’s contributions, which are principally based on its allocable portion of our sponsor’s pretax income and the aggregate compensation levels of participating employees and are charged against income as incurred, amounted to $0.8 million for both the nine months ended September 30, 2012 and 2011.

Postretirement Health Care and Life Insurance Plans

Certain of the Predecessor’s employees participate in other postemployment benefit plans sponsored by SunCoke. The amount of other postretirement benefit expense allocated to the Predecessor related to these plans is reflected in operating expenses in the Combined Statements of Operations and was immaterial for all periods presented.

The postretirement benefit plans are unfunded and the costs are borne by the Predecessor.

6. Accrued Liabilities

Accrued liabilities consisted of following:

	September 30, 2012	December 31, 2011
	(Dollars in millions)
Accrued sales discounts	$12.4	$9.7
Accrued benefits	1.3	1.9
Other	3.1	3.0

Total	$16.8	$14.6

7. Commitments and Contingent Liabilities

The EPA has issued a Notice of Violation (“NOV”) for the Predecessor’s Haverhill cokemaking facility which stems from alleged violations of its air emission operating permits for this facility. The Predecessor is currently working in a cooperative manner with the EPA to address the allegations. Settlement may require payment of a penalty for alleged past violations as well as undertaking capital projects to improve reliability of the energy recovery systems and enhance environmental performance at the Haverhill facility. As a result of recent discussions with the EPA, the Predecessor expects these projects to cost approximately $67 million and to be carried out over the 2012 through 2016 time period. The majority of the spending is expected to take place from 2013 to 2016, although some spending may occur in 2012 depending on the timing of the settlement. The final cost of the projects will be dependent upon the ultimate outcome of discussions with regulators. We are currently engaged in penalty negotiations with regulators and estimate a reasonably possible loss for alleged past violations to be approximately $1.1 million.

On February 9, 2010, the Ohio Department of Environmental Protection, or ODEP, issued a New Source Review permit-to-install (“NSR PTI”) for the Middletown cokemaking facility. During the 30-day statutory appeal period ending March 11, 2010, four parties, including the City of Monroe, Ohio, Robert D. Snook, a pro se litigant, the National Resources Defense Council, and individuals affiliated with the SunCoke Watch opposition group, filed appeals at the Ohio Environmental Review Appeals Commission, or ERAC, challenging ODEP’s issuance of the NSR PTI. In May 2012, the Predecessor entered into a settlement agreement with the parties. The settlement agreement was approved by the ERAC in July 2012. The terms of the agreement were not material to the Predecessor’s financial position, results of operations or cash flows of the Predecessor at September 30, 2012.

The Predecessor is a party to certain other pending and threatened claims. Although the ultimate outcome of these claims cannot be ascertained at this time, it is reasonably possible that some portion of these claims could be resolved unfavorably to the Predecessor. Management of the Predecessor believes that any liability which may arise from claims would not be material in relation to the financial position, results of operations or cash flows of the Predecessor at September 30, 2012.

8. Debt

On July 26, 2011, SunCoke entered into a credit agreement (the “Credit Agreement”) which provides for a seven-year term loan (the “Term Loan”). Borrowings under the Term Loan bear interest, at SunCoke’s option, at either (i) base rate plus an applicable margin or (ii) the greater of 1.00% or LIBOR plus an applicable margin. The applicable margin on the Term Loan is (i) in the case of base rate loans, 2.00% per annum and (ii) in the case of LIBOR loans, 3.00% per annum. The weighted-average interest rate for borrowings outstanding under the Term Loan for the nine months ended September 30, 2012 was 4.07%.

Though SunCoke is the legal entity obligated to repay the Term Loan, effective July 26, 2011, SunCoke allocated $225.0 million of the Term Loan and related debt issuance costs of $5.7 million to the Predecessor. Interest expense and amortization of debt issuance costs has been allocated to the Predecessor beginning on July 26, 2011. Prior to entering into the Credit Agreement, SunCoke did not have any external debt, and no debt or interest expense was allocated to the Predecessor.

Interest expense has been allocated as a proportion of SunCoke’s total Term Loan and includes the effect of interest rate swap agreements. For the nine months ended September 30, 2012 and September 30, 2011, the Combined Statement of Operations includes allocation of interest expense of $7.8 million and $2.1 million, respectively. The amount of consolidated debt attributed to the Combined Financial Statements may not be indicative of the actual amounts that the Predecessor would have incurred had the Predecessor been operating as an independent, publicly-traded partnership for the periods presented.

9. Fair Value Measurements

The Predecessor measures certain financial and non-financial assets and liabilities at fair value on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. Fair value disclosures are reflected in a three-level hierarchy, maximizing the use of observable inputs and minimizing the use of unobservable inputs.

The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date. The three levels are defined as follows:

•	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for an identical asset or liability in an active market.

•

Level 2 – inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability.

•	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability.

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

Certain assets and liabilities are measured at fair value on a recurring basis. The Predecessor’s cash equivalents were measured at fair value based on quoted prices in active markets for identical assets. These inputs are classified as Level 1 within the valuation hierarchy. There were no cash equivalents at December 31, 2011 and 2010, respectively.

As discussed in Note 8, beginning on July 26, 2011, SunCoke allocated interest expense to the Predecessor. On August 15, 2011, SunCoke entered into interest rate swap agreements with an aggregate notional amount of $125.0 million. The interest rate swaps are used to manage the risk associated with changing interest rates and accounted for under ASC 815-Derivatives and Hedging, which requires all derivatives to be marked to market

(fair value). SunCoke does not purchase or hold any derivatives for trading purposes. SunCoke did not elect hedge accounting treatment for these interest rate swaps and, therefore, the changes in the fair value of the interest rate swap agreements are recorded in interest expense. A proportionate amount of the mark to market impact of the swap arrangement recorded by SunCoke was allocated to the Predecessor. For the nine months ended September 30, 2012 and 2011, the Combined Statement of Operations includes an allocation of interest expense related to the swap arrangement of $0.5 million and $0.2 million, respectively. Given that the interest rate swap agreements were between SunCoke and a separate non-related counterparty, the portion of the interest rate swaps attributable to the Predecessor is not discreetly identifiable. Therefore, the carrying value of the interest swaps has been excluded from the Predecessor’s Combined Balance Sheets. Additionally, the Predecessor’s obligation related to SunCoke’s term loan is fixed at $225.0 million.

In estimating the fair market value of interest rate swaps, SunCoke utilized a present value technique which discounts future cash flows against the underlying floating rate benchmark. Derivative valuations incorporate credit risk adjustments that are necessary to reflect the probability of default by the counterparty. These inputs are not observable in the market and are classified as Level 3 within the valuation hierarchy.

Non-Financial Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the assets and liabilities are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (e.g., when there is evidence of impairment). At September 30, 2012, no material fair value adjustments or fair value measurements were required for these non-financial assets or liabilities.

Certain Financial Assets and Liabilities not Measured at Fair Value

At September 30, 2012, the estimated fair value of the Predecessor’s long-term debt was estimated to be $226.4 million, compared to a carrying amount of $225.0 million. The fair value was estimated by management based upon estimates of debt pricing provided by financial institutions and are considered Level 3 inputs.

10. Supplemental Pro Forma Information

The unaudited supplemental pro forma balance sheet has been presented in accordance with SEC Staff Accounting Bulletin Topic 1.B.3. The unaudited supplemental pro forma balance sheet gives effect to the distribution of approximately $63.8 million to SunCoke upon completion of the Offering.

11. Subsequent Events

The Predecessor performed an evaluation of subsequent events through November 2, 2012, the date the Combined Financial Statements were available to be issued and determined there were no recognized or unrecognized subsequent events that would require adjustment or additional disclosure in the Combined Financial Statements as of September 30, 2012.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

SunCoke Energy, Inc.

We have audited the accompanying consolidated balance sheet of SunCoke Energy Partners, L.P. as of July 30, 2012. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of SunCoke Energy Partners, L.P. at July 30, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Chicago, Illinois

August 7, 2012

SunCoke Energy Partners, L.P.

Consolidated Balance Sheet as of July 30, 2012

Assets
Total assets	$—

Partners’ Equity
General partner’s equity	$20
Limited partner’s equity	980
Receivables from partners	$(1,000)

Total liabilities and partners’ equity	$—

(See Accompanying Notes)

SunCoke Energy Partners, L.P.

Notes to the Consolidated Balance Sheet

1. Nature of Operations

SunCoke Energy Partners, L.P. (the “Partnership”) is a Delaware limited partnership formed on July 30, 2012 to acquire an interest in two cokemaking operations of SunCoke Energy, Inc. (“SunCoke”) in Ohio. The acquired cokemaking operations include SunCoke’s blast furnace coke manufacturing at its Haverhill Coke Company LLC facility in Franklin Furnace, Ohio and Middletown Coke Company, LLC facility in Middletown, Ohio, which commenced operations in October 2011. The acquired cokemaking operations will be accounted for as a transaction under common control and accordingly, SunCoke’s basis in the cokemaking operations will become the Partnership basis in these assets and will not be adjusted to fair market value under purchase accounting.

The Partnership intends to offer common units, representing limited partner interests, pursuant to a public offering and to concurrently issue common units and subordinated units, representing additional limited partner interests in the Partnership and a 2.0% general partner interest in the Partnership to SunCoke Energy Partners GP LLC (the “GP”), a wholly-owned subsidiary of SunCoke.

The GP, as general partner, contributed $20 and Sun Coal & Coke LLC, as the organizational limited partner, contributed $980, all in the form of cash to the Partnership on July 30, 2012. The notes receivable from GP and SunCoke have been reflected as a deduction from partners’ equity on the accompanying balance sheet.

2. Subsequent Events

Management of the Partnership evaluated subsequent events through August 7, 2012, the date the Balance Sheet was available to be issued and determined there were no recognized or unrecognized subsequent events that would require adjustment or additional disclosure in the Balance Sheet as of July 30, 2012.

SunCoke Energy Partners, L.P.

Consolidated Balance Sheets

	September 30, 2012	July 30, 2012
	(Unaudited)
Assets
Total Assets	$—	$—

Partners’ Equity
General partner’s equity	$20	$20
Limited partner’s equity	980	980
Receivables from partners	$(1,000)	$(1,000)

Total liabilities and partners’ equity	$—	$—

(See Accompanying Notes)

SunCoke Energy Partners, L.P.

Notes to the Consolidated Balance Sheets

(Unaudited)

1. Nature of Operations

SunCoke Energy Partners, L.P. (the “Partnership”) is a Delaware limited partnership formed on July 30, 2012 to acquire an interest in two cokemaking operations of SunCoke Energy, Inc. (“SunCoke”) in Ohio. The acquired cokemaking operations include SunCoke’s blast furnace coke manufacturing at its Haverhill Coke Company LLC facility in Franklin Furnace, Ohio and Middletown Coke Company, LLC facility in Middletown, Ohio, which commenced operations in October 2011. The acquired cokemaking operations will be accounted for as a transaction under common control and accordingly, SunCoke’s basis in the cokemaking operations will become the Partnership basis in these assets and will not be adjusted to fair market value under purchase accounting. There have been no operations in the Partnership from the date of formation through September 30, 2012.

The Partnership intends to offer common units, representing limited partner interests, pursuant to a public offering and to concurrently issue common units and subordinated units, representing additional limited partner interests in the Partnership and a 2.0% general partner interest in the Partnership to SunCoke Energy Partners GP LLC (the “GP”), a wholly-owned subsidiary of SunCoke.

The GP, as general partner, has committed to contribute $20 and Sun Coal & Coke LLC, as the organizational limited partner, has committed to contribute $980, all in the form of cash to the Partnership. The notes receivable from GP and SunCoke have been reflected as a deduction from partners’ equity on the accompanying balance sheet.

2. Subsequent Events

Management of the Partnership evaluated subsequent events through November 2, 2012, the date the Balance Sheet was available to be issued and determined there were no recognized or unrecognized subsequent events that would require adjustment or additional disclosure in the Balance Sheet as of September 30, 2012.

APPENDIX A

GLOSSARY OF INDUSTRY TERMS

Ash: Inorganic material consisting of iron, alumina, sodium and other incombustible matter that are contained in coal. Ash increases the weight of coal, adds to the cost of handling, and its composition may affect the coal’s burning characteristics.

Basic Oxygen Furnace, or BOF: A steelmaking furnace in which molten pig iron and steel scrap are converted into steel.

Battery: A connected bank of cokemaking ovens. A cokemaking facility may consist of one or more coke oven batteries.

Best Available Control Technology, or BACT: An air permitting requirement mandated by the United States Clean Air Act that is generally determined on a case-by-case basis by state or local permitting agencies and is based on a review of all available pollution control systems and considers economic feasibility. To receive a permit for construction in areas meeting national ambient air quality standards, or attainment areas (as designated by the U.S. Environmental Protection Agency), all major new or modified facilities must meet this requirement.

Blast Furnace: A cylindrical smelting furnace used in the extraction of iron from iron ore. The iron ore along with coke and typically a limestone flux are charged in the top of the furnace. A blast of hot, compressed air is piped in at the bottom of the furnace to increase temperatures so that the iron ore is reduced to nearly-pure liquid iron. The molten iron, also known as “hot metal,” sinks to the bottom and is tapped off for further use in steelmaking.

British thermal unit, or “Btu”: A measure of the thermal energy required to raise the temperature of one pound of pure liquid water one degree Fahrenheit at the temperature at which water has its greatest density (39 degrees Fahrenheit).

By-product cokemaking: A cokemaking process in which coal is heated in a positive pressure environment in the absence of oxygen and the resulting usable by-product coal chemicals are repurposed into fuel and other products for integrated steel furnaces and for other uses. Also known as recovery cokemaking.

By-product coke oven: A coke oven which employs by-product cokemaking.

Capacity Utilization: For our cokemaking operations, a measure of production efficiency calculated by dividing coke production for the period by the cokemaking capacity applicable to the period.

Clean Air Act: The United States Clean Air Act, as amended.

Coal-to-coke yield: The amount of coke produced from a given quantity of metallurgical coal, typically expressed as a percentage. The yield can vary according to the particular coal blend properties and the cokemaking process; however, 1.4 tons of metallurgical coal typically yields approximately one ton of coke, representing a 70% coal-to-coke yield.

Cogeneration facility: A power station that simultaneously generates both electricity and useful heat.

Coke: A hard, dry carbon substance produced by heating coal to a very high temperature in the absence of air. Coke is a principal raw material used in the manufacture of iron and steel.

Cokemaking capacity: The number of tons of blast furnace size coke that a cokemaking facility can produce annually based on the stated design capacity of the facility. Facilities may be able to run above their stated capacity on a sustained basis depending on facility condition and operating and maintenance practices. Small size coke production that is not blast furnace size is commonly referred to as “nut coke”, “breeze” or “fines” and is separated from the blast furnace coke in screening facilities.

A-1

Cold strength: The ability of coke to withstand breakage at room temperature; reflects coke behavior outside the blast furnace and in the upper part of the blast furnace.

EIA: U.S. Energy Information Administration.

Electric arc furnace, or EAF: A furnace that heats steel scrap, pig iron and direct reduced iron by means of an electric arc to produce liquid steel.

EPA: U.S. Environmental Protection Agency.

Flue gas: Gas produced from the combustion of coal volatile matter that exits the coke oven through a system of flues, which are enclosed passageways for directing products of combustion to subsequent processing/cleaning and ultimately to the atmosphere.

Flue gas desulfurization: A process used to remove sulfur oxides from the combusted flue gases of a cokemaking facility before discharge to the atmosphere. Chemicals such as lime are used as the scrubbing media.

Heat recovery cokemaking facility: Non-recovery cokemaking facilities that heat coal in a negative pressure environment and are designed to use the excess heat from combustion to produce steam and/or electricity are referred to as heat recovery facilities.

Heat recovery steam generator: A heat exchanger that recovers heat from a hot gas stream and uses the heat to produce steam for process uses or electric power generation.

Lowest Achievable Emission Rate, or LAER: An air permitting requirement mandated by the United States Clean Air Act that is generally determined on a case-by-case basis by state or local permitting agencies and is based on review of all emission limitation achieved in practice or included in state implementation plans. To receive a permit for construction in areas not meeting national ambient air quality standards, or non-attainment areas (as designated by the U.S. Environmental Protection Agency), all major new or modified facilities must meet this requirement.

Maximum Achievable Control Technology, or MACT: A national emission standard for hazardous air pollutants set by the EPA as required by the Clean Air Act Amendments of 1990.

Megawatt: 1 million watts.

Metallurgical coal: The various grades of coal suitable for carbonization to make coke for steel manufacture. Also known as “met” or “coking” coal.

Non-recovery cokemaking: A cokemaking process in which coal is heated in a negative pressure environment in which the resulting volatile matter is combusted.

NOV: Notice of violation. A formal, written letter to the regulated entity that the enforcement agency believes that the entity is in violation of the law and that it should come into compliance or be prepared to defend its actions in subsequent enforcement. These alleged violations do not represent a final, legal determination that a violation has occurred until adjudication is complete.

NOx: Nitrogen oxides. NOx represents both NO2 and NO3 which are gases formed in high temperature environments such as coal combustion.

Pig iron: Formed and cooled hot metal from a blast furnace.

Sulfur: One of the elements present in varying quantities in coal that is emitted when coal is burned. Sulfur dioxide (SO2) is produced as a gaseous by-product of coal combustion.

Waste heat: Heat produced by industrial processes with no useful application.

A-2

APPENDIX B

GLOSSARY OF LIMITED PARTNERSHIP AGREEMENT TERMS

adjusted operating surplus: Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus consists of:

•

operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under “—Operating Surplus and Capital Surplus—Operating Surplus”); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

•

any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

capital surplus: Any distribution of cash in excess of our operating surplus. Accordingly, capital surplus would generally be generated only by the following (which we refer to as “interim capital transactions”):

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities; and

•

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

estimated replacement capital expenditures: means the annual accrual necessary to fund our share of the estimated cost to replace or rebuild our facilities at the end of their working lives.

expansion capital expenditures: Capital expenditures that we expect will increase our operating capacity over the long term.

investment capital expenditures: Capital expenditures that are not ongoing capital expenditures, replacement capital expenditures or expansion capital expenditures.

ongoing capital expenditures: means capital expenditures made to maintain the existing operating capacity of our assets and/or to extend their useful lives. Ongoing capital expenditures also include new equipment that improves the efficiency, reliability or effectiveness of existing assets. Ongoing capital expenditures do not include normal repairs and maintenance, which are expensed as incurred, or significant replacement capital expenditures.

operating expenditures: Generally means all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner or its affiliates, payments made under interest rate hedge agreements or commodity hedge agreements (provided that (1) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (2) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer compensation, repayment of working capital borrowings, debt service payments and estimated ongoing capital expenditures, provided that operating expenditures will not include:

•	repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus when such repayment actually occurs;

•

payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures;

•	actual replacement capital expenditures;

•	investment capital expenditures;

•	payment of transaction expenses relating to interim capital transactions;

•	distributions to our partners (including distributions in respect of our incentive distribution rights); or

•	repurchases of equity interests except to fund obligations under employee benefit plans.

operating surplus: We define operating surplus as:

•	$ million; plus

•

all of our cash receipts after the closing of this offering, including amounts received by us from our sponsor under the omnibus agreement to the extent such amounts offset operating expenditures or lost revenues, and excluding cash from interim capital transactions; plus

•	working capital borrowings made after the end of a period but on or before the date of determination of operating surplus for the period; plus

•

cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights), other than equity issued on the closing date of this offering, to finance all or a portion of expansion capital expenditures in respect of the period from such financing until the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•

cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case, in respect of the period from such financing until the earlier to occur of the date the capital asset is placed in service and the date that it is abandoned or disposed of; less

•	all of our operating expenditures after the closing of this offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve-month period with the proceeds of additional working capital borrowings; less

•	any loss realized on disposition of an investment capital expenditure.

subordination period: Except as described below, the subordination period will begin on the closing date of this offering and expire on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending December 31, 2015, if each of the following has occurred:

•	distributions from operating surplus on each of the outstanding common and subordinated units and the related distribution on the general partner interest equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•

the “adjusted operating surplus” generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common and subordinated units during those periods on a fully diluted weighted average basis and the related distribution on the general partner interest; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Notwithstanding the foregoing, the subordination period will automatically terminate, and all of the subordinated units will convert into common units on a one-for-one basis, on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending December 31, 2013, if each of the following has occurred:

•

distributions from operating surplus on all outstanding common units and subordinated units and the related distribution equaled or exceeded $         (150.0% of the annualized minimum quarterly distribution) for the four-quarter period immediately preceding that date;

•

the “adjusted operating surplus” generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of $         (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units on a fully diluted weighted average basis and the related distribution on the general partner interest and incentive distribution rights; and

•	there are no arrearages in payment of the minimum quarterly distributions on the common units.

In addition, if the unitholders remove our general partner other than for cause:

•

the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (1) neither such person nor any of its affiliates voted any of its units in favor of the removal and (2) such person is not an affiliate of the successor general partner; and

•	if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

APPENDIX C

FORM OF AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

SUNCOKE ENERGY PARTNERS, L.P.

C-1

SunCoke Energy Partners, L.P.

                         Common Units

Representing Limited Partner Interests

Prospectus

                , 2012

Barclays

BofA Merrill Lynch

Citigroup

Credit Suisse

J.P. Morgan

Evercore Partners

Goldman, Sachs & Co.

RBC Capital Markets

UBS Investment Bank

Through and including                    , 2012 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below are the expenses (other than underwriting discounts) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the FINRA filing fee and the New York Stock Exchange listing fee the amounts set forth below are estimates.

SEC registration fee		$40,110
FINRA filing fee		53,000
Printing and engraving expenses		*
Fees and expenses of legal counsel		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
New York Stock Exchange listing fee		*
Miscellaneous	$	*

Total	$	*

*	To be completed by amendment

ITEM 14. INDEMNIFICATION OF OFFICERS AND MEMBERS OF OUR BOARD OF DIRECTORS.

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. The section of the prospectus entitled “The Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference.

Our general partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.

Our general partner will enter into indemnification agreements (each, an “Indemnification Agreement”) with each of its officers and directors (each, an “Indemnitee”). Each Indemnification Agreement provides that our general partner will indemnify and hold harmless each Indemnitee against all expense, liability and loss (including attorney’s fees, judgments, fines or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by the Indemnitee in connection with serving in their capacity as officers and directors of our general partner (or of any subsidiary of our general partner) or in any capacity at the request of our general partner or its board of directors to the fullest extent permitted by applicable law, including Section 18-108 of the Delaware Limited Liability Company Act in effect on the date of the agreement or as such laws may be amended to provide more advantageous rights to the Indemnitee. The Indemnification Agreement also provides that the general partner must advance payment of certain expenses to the Indemnitee, including fees of counsel, in advance of final disposition of any proceeding subject to receipt of an undertaking from the Indemnitee to return such advance if it is ultimately determined that the Indemnitee is not entitled to indemnification.

The underwriting agreement to be entered into in connection with the sale of the securities offered pursuant to this registration statement, the form of which will be filed as an exhibit to this registration statement, provides for indemnification of SunCoke Energy Partners, L.P. and our general partner, its officers and directors, and any person who controls SunCoke Energy Partners, L.P. and our general partner, including indemnification for liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On July 30, 2012, in connection with the formation of SunCoke Energy Partners, L.P., we issued (i) the 2.0% general partner interest in us to SunCoke Energy Partners GP LLC for $20 and (ii) the 98.0% limited partner interest in us to Sun Coal & Coke LLC for $980. The issuance was exempt from registration under Section 4(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

ITEM 16. EXHIBITS.

See the Index to Exhibits on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Index to Exhibits is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions with our general partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to registrant or its subsidiaries for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lisle, State of Illinois, on November 5, 2012.

SunCoke Energy Partners, L.P.

By:	SunCoke Energy Partners GP LLC, its general partner

By:	/s/ Frederick A. Henderson
Frederick A. Henderson Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date
/s/ Frederick A. Henderson Frederick A. Henderson	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	November 5, 2012

/s/ Mark E. Newman * Mark E. Newman	Senior Vice President, Chief Financial Officer and Director (Principal Financial Officer)	November 5, 2012

/s/ Michael J. Thomson * Michael J. Thomson	President, Chief Operating Officer and Director	November 5, 2012

/s/ Denise R. Cade * Denise R. Cade	Senior Vice President, General Counsel, Corporate Secretary and Director	November 5, 2012

/s/ Fay West * Fay West	Vice President and Controller (Principal Accounting Officer)	November 5, 2012

* By	/s/ Frederick A. Henderson
Frederick A. Henderson
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number			Description

1.1	**	—	Form of Underwriting Agreement

3.1	***	—	Certificate of Limited Partnership of SunCoke Energy Partners, L.P.

3.2	**	—	Form of Amended and Restated Limited Partnership Agreement of SunCoke Energy Partners, L.P. (included as Appendix C in the prospectus included in this Registration Statement)

4.1	**	—	Form of Senior Notes Indenture

4.2	**	—	Form of Registration Rights Agreement

5.1	**	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

8.1	**	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters

10.1	**	—	Form of Contribution Agreement

10.2	***	—	Form of Omnibus Agreement

10.3		—	[Reserved]

10.4	**	—	Form of SunCoke Energy Partners, L.P. Long-Term Incentive Plan

10.5	**	—	Form of Credit Agreement

10.6	***†	—	Coke Purchase Agreement, dated as of October 28, 2003, by and between Haverhill Coke Company LLC, ArcelorMittal Cleveland Inc. (f/k/a ISG Cleveland Inc.) and ArcelorMittal Indiana Harbor Inc. (f/k/a ISG Indiana Harbor Inc.)

10.7	***	—	Amendment No. 1 to Coke Purchase Agreement, dated as of December 5, 2003, by and between Haverhill Coke Company LLC, ArcelorMittal Cleveland Inc. (f/k/a ISG Cleveland Inc.) and ArcelorMittal Indiana Harbor Inc. (f/k/a ISG Indiana Harbor Inc.)

10.8	***†	—	Letter Agreement, dated as of May 7, 2008, between ArcelorMittal USA Inc., Haverhill Coke Company LLC, Jewell Coke Company, L.P. and ISG Sparrows Point LLC, serving as Amendment No. 2 to the Coke Purchase Agreement, by and between Haverhill Coke Company LLC, ArcelorMittal Cleveland Inc. (f/k/a ISG Cleveland Inc.) and ArcelorMittal Indiana Harbor Inc. (f/k/a ISG Indiana Harbor Inc.)

10.9	***†	—	Amendment No. 3 to Coke Purchase Agreement, dated as of May 8, 2008, by and between Haverhill Coke Company LLC, ArcelorMittal Cleveland Inc. (f/k/a ISG Cleveland Inc.) and ArcelorMittal Indiana Harbor Inc. (f/k/a ISG Indiana Harbor Inc.)

10.10	***†	—	Amendment No. 4 to Coke Purchase Agreement, dated as of January 26, 2011, by and between Haverhill Coke Company LLC, ArcelorMittal Cleveland Inc. (f/k/a ISG Cleveland Inc.) and ArcelorMittal Indiana Harbor Inc. (f/k/a ISG Indiana Harbor Inc.)

10.11	***†	—	Amendment No. 5 to Coke Purchase Agreement, dated as of January 26, 2012, by and between Haverhill Coke Company LLC, ArcelorMittal Cleveland Inc. (f/k/a ISG Cleveland Inc.) and ArcelorMittal Indiana Harbor Inc. (f/k/a ISG Indiana Harbor Inc.)

10.12	***†	—	Amendment No. 6 to Coke Purchase Agreement, dated as of March 12, 2012, by and between Haverhill Coke Company LLC, ArcelorMittal Cleveland Inc. (f/k/a ISG Cleveland Inc.) and ArcelorMittal Indiana Harbor Inc. (f/k/a ISG Indiana Harbor Inc.)

10.13	***†	—	Coke Purchase Agreement, dated as of August 31, 2009, by and between Haverhill Coke Company LLC and AK Steel Corporation

Exhibit Number			Description

10.14	***†	—	Amendment No. 1 to Coke Purchase Agreement, dated as of May 8, 2012, by and between Haverhill Coke Company LLC and AK Steel Corporation

10.15	***†	—	Energy Sales Agreement, dated as of August 31, 2009, by and between Haverhill Coke Company LLC and AK Steel Corporation

10.16	***†	—	Supplemental Energy Sales Agreement, dated as of June 1, 2012, by and between Haverhill Coke Company LLC and AK Steel Corporation

10.17	***†	—	Amended and Restated Coke Purchase Agreement, dated as of September 1, 2009, by and between Middletown Coke Company, LLC and AK Steel Corporation

10.18	***†	—	Second Amended and Restated Energy Sales Agreement, dated as of May 8, 2012, by and between Middletown Coke Company, LLC and AK Steel Corporation

10.19	**	—	Form of SunCoke Energy Partners, L.P. Directors’ Deferred Compensation Plan

21.1	**	—	List of Subsidiaries of SunCoke Energy Partners, L.P.

23.1	*	—	Consent of Ernst & Young LLP

23.2	**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)

23.3	**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)

24.1	***	—	Powers of Attorney (contained on page II-4)

*	Provided herewith.
**	To be provided by amendment.
***	Previously filed.
†	Certain portions have been omitted pursuant to a pending confidential treatment request. Omitted information has been separately filed with the Securities and Exchange Commission.